As filed with the Securities and Exchange Commission on January 18, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IXI MOBILE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-51259	20-2374143
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1301 Shoreway Road, Suite 380
Belmont, California 94002
(650) 551-0600

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Each Registrant’s Principal Executive Offices)

Amit Haller
Chief Executive Officer
1301 Shoreway Road, Suite 380
Belmont, California 94002
(650) 551-0600

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

James R. Tanenbaum, Esq.
Anna T. Pinedo, Esq.
Morrison & Foerster LLP
1290 Avenue of the Americas
New York, New York 10104
Telephone: (212) 468-8000
Fax: (212) 468-7900

________________________
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amounts to Be Registered (1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Shares of common stock, par value $.0001 per share	28,719,250	$3.50	$100,517,375	$3,950.33

(1)
Pursuant to Rule 415 of the Securities Act of 1933, as amended, or the Securities Act, this registration statement also registers such additional shares of common stock of the Registrant as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or other capital adjustments.

(2)	Based upon the last sale price of the common stock as reported on the OTC Bulletin Board on January 15, 2008, in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended.
(3)
Pursuant to Rule 457(p), the Registration Fee is being offset in its entirety by the $3,990.04 Registration Fee previously paid by IXI Mobile, Inc. with respect to its registration statement on Form S-1, File No. 333-144776, initially filed with the Commission on July 23, 2007 and subsequently withdrawn on January 16, 2008.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 18, 2008

28,719,250 Shares of Common Stock

IXI MOBILE, INC.
Common Stock
par value $0.0001 per share

This prospectus relates to the resale of 28,719,250 shares of our common stock, par value $0.0001 per share, by certain individuals and entities who beneficially own shares of our common stock.

We are not selling any shares of common stock in this offering and therefore will not receive any of the proceeds from this offering. We will however, receive proceeds from the sale of common stock under the Equity Line of Credit, or ELOC, arrangement entered into with Tailor-Made Capital Ltd., on November 11, 2007. We will bear all costs associated with this registration.

The common stock offered under this prospectus may be sold or distributed from time to time by the selling security holders directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents, at fixed or negotiated prices determined prior to the time of sale. Our common stock, warrants and units trade on the Over-the-Counter Bulletin Board under the symbols “IXMO,” “IXMOW” and “IXMOU,” respectively. The last reported sale price of our common stock on January 15, 2008 was $3.50 per share.

Each of Southpoint Master Fund LP, Landa Ventures, Ltd., Gemini Israel Funds, EarlyBirdCapital, Inc., Maxim Group, LLC, Clal Finance Underwriting Ltd., Tailor-Made Capital, Ltd. and Meitav Underwriting Ltd. and entities associated with or controlled by these entities are underwriters within the meaning of the Securities Act of 1933 in connection with the sale of securities under this prospectus. In addition, each of the other selling security holders named under the section of this prospectus entitled “Selling Security Holders” beginning on page 85 may be deemed to be underwriters within the meaning of the Securities Act.

Tailor-Made will pay us (a) 90% of, or a 10% discount to, the lowest daily volume weighed average price, or VWAP, of our common stock during the ten consecutive trading day period immediately prior to the date we notify Tailor-Made that we want to access the ELOC, if that trading price, defined as the Market Price, is less than or equal to $6.00 per share, or (b) 92.5% of, or a 7.5% discount to, the Market Price (as defined), if the Market Price is greater than $6.00 and less than $8.00 or (c) 95% of, or a 5% discount to, the Market Price, if the Market Price is greater than $8.00. In addition, Tailor-Made has received a one time commitment fee in the form of 75,000 shares of common stock, a warrant to purchase 312,500 shares of our common stock at an exercise price of $4.10 per share (subject to adjustment in case of stock dividends and splits) which warrant vests proportionally to shares sold under the ELOC, as well as the reimbursement of up to $20,000 of legal fees incurred by Tailor-Made in connection with the ELOC.

Brokers, dealers, underwriters, or agents participating in the distribution of the common stock as agents may receive compensation in the form of commissions, discounts, or concessions from the selling security holders and/or purchasers of the common stock for whom the broker-dealers may act as agents. The compensation paid to a particular broker-dealer may be less than or in excess of customary concessions. Neither we nor the selling security holders can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between the selling security holders, any other security holders, broker, dealer, underwriter or agent relating to the sale or distribution of the common stock. At the time a particular offer of shares of common stock is made, a prospectus supplement will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling security holders any other required information. Brokers or dealers effecting transactions in these securities should confirm that the shares are registered under the applicable state securities laws or that an exemption from registration is available.

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 8 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated _____________________, 2008

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

TABLE OF CONTENTS

Prospectus Summary	2

The Offering	6

Summary Financial and Other Data	7

Risk Factors	8

Information Regarding Forward-Looking Statements	21

Use of Proceeds	21

Dividend Policy	22

Capitalization	23

Selected Financial and Other Data	24

Management’s Discussion and Analysis of Financial Condition and Results of Operations	26

Business	57

Management	71

Certain Relationships and Related Party Transactions	80

Principal Security Holders	83

Selling Security Holders	85

Plan of Distribution	92

Description of Our Common Stock and Other Securities	94

Legal Matters	95

Experts	95

Index to Consolidated Financial Statements	F-1

“OgoTM” and the IXI logo are our trademarks. Other service marks, trademarks, and trade names referred to in this prospectus are the property of their respective owners. As indicated in this prospectus, we have included market data and industry forecasts that were obtained from industry publications.

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PROSPECTUS SUMMARY

This summary highlights key information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus, including “Risk Factors,” our consolidated financial statements and the related notes thereto and condensed consolidated financial statements and the related notes thereto, and the other documents to which this prospectus refers, before making an investment decision. In this prospectus, the terms the “Company,” “we,” “our” and “us” refer to IXI Mobile, Inc. and its subsidiaries and the term “IXI” refers to our wholly owned subsidiary, IXI Mobile (USA), Inc.

Our Company

We are a holding company operating through our wholly owned subsidiary, IXI. IXI provides solutions that bring innovative, data-centric mobile devices and hosted services to the mass market. We offer an end-to-end mobile solution, including devices and hosted services, to mobile operators, mobile virtual network operators, or MVNOs, and Internet service providers, or ISPs, in a number of international markets. Our OgoTM devices are designed to improve the mobile user experience and increase mobile data usage by offering access to popular applications and services, including e-mail, instant messaging, or IM, short messaging service, or SMS, headlines and other web information through Really Simple Syndication technology, or RSS, mobile voice, Web browsing and games at relatively low end-user prices. Our hosted services (such as email and IM gateways) allow our customers to efficiently deliver applications that require intermediation between the server and the device. These hosted services in combination with the Ogo devices present potential customers with a complete end-to-end solution which limits the amount of infrastructure investment and other roll-out costs.

Recent Events

Merger

We were originally formed as a blank check company to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business that has manufacturing operations or research and development facilities located in Israel. On July 19, 2005, we closed our initial public offering of 6,000,000 units, with each unit consisting of one share of our common stock and two warrants, each to purchase one share of our common stock at an exercise price of $5.00 per share. On August 5, 2005, we completed the sale of an additional 318,000 units which were issued pursuant to an over-allotment option granted to the underwriters of our initial public offering. Prior to our initial public offering, we had issued 1,500,000 shares of common stock to four of our then officers and directors.

On June 6, 2007, pursuant to an Agreement and Plan of Merger, dated February 28, 2006, as amended, we completed our merger with IXI, which we refer to in this prospectus as the Merger. Pursuant to the Merger, the former security holders of IXI were issued an aggregate of 6,553,732 shares of our common stock. The former holders of IXI equity interests will also receive, or have the right to acquire, a pro rata portion of up to an additional 9,000,000 shares of our common stock, contingent upon our meeting certain specified performance targets.

Recent Funding Activities

Bridge Loans; Conversion of Debt

In order to satisfy IXI’s working capital requirements prior to the completion of the Merger, on June 20, 2006 IXI Mobile (R&D) Ltd., IXI’s wholly-owned subsidiary, entered into a bridge loan agreement, referred to in this prospectus as the 2006 Bridge Loan, with Southpoint Masterfund L.P., or Southpoint. Under the terms of the 2006 Bridge Loan, IXI R&D received gross proceeds of $20.0 million (from which we paid $1.7 million in cash compensation to certain private placement agents and $700,000 in cash compensation, upon consummation of the merger, to certain financial institutions providing advisory services to us) and IXI acted as guarantor of the loan. The 2006 Bridge Loan bears interest at 10% per year. In addition, Landa Ventures, Ltd., or Landa, and Gemini Israel Funds, or Gemini, each existing investors in IXI, guaranteed IXI R&D’s existing $8.0 million bank credit facility, consisting of a bank credit line and loan, with Bank Leumi Le’Israel Ltd. Pursuant to the terms of the guarantee of the Bank Leumi credit facility, which we refer to in this prospectus as the 2006 Credit Facility Guarantee, Landa and Gemini are entitled to assume all or a portion of the amounts outstanding under the Bank Leumi credit facility.

In consideration of these entities providing the 2006 Bridge Loan and 2006 Credit Facility Guarantee, we issued, in connection with the closing of the Merger, an aggregate of 1,000,000 shares of common stock to Southpoint and an aggregate of 400,000 shares of common stock to Gemini and Landa. Southpoint also received $150,000 as reimbursement of certain legal fees incurred in connection with the 2006 Bridge Loan. We also issued an additional 30,000 shares of common stock to certain private placement agents who participated in identifying potential bridge lenders, together with cash compensation in the amount of $1.7 million. The principal of the debt is convertible, at the option of Southpoint with respect to principal owed under the 2006 Bridge Loan, and with respect to amounts assumed by Landa and Gemini under the 2006 Credit Facility Guarantee, into shares of our common stock at a price of $5.50 per share at any time until June 6, 2008. If Southpoint were to convert the entire 2006 Bridge Loan and Gemini and Landa were to assume and convert the entire $8.0 million Bank Leumi credit facility, Southpoint, Gemini and Landa would have received an aggregate of up to 5,818,182 shares of common stock. At January 11, 2008, such shares had an aggregate market value of approximately $20,770,910 (based on the closing price of our stock on that date). Additionally, under the terms of the 2006 Bridge Loan and 2006 Credit Facility Guarantee, if these holders of our bridge financing were to have converted at least 50% of the debt, we have agreed to issue to them warrants to purchase an aggregate of 500,000 shares of common stock and may issue to them warrants to purchase up to an additional 500,000 shares of common stock if they convert 100% of the debt. These warrants were to have an exercise price of $5.00 per share and were to be identical to our public warrants. At January 11, 2008, these warrants, assuming conversion of 100% of the outstanding bridge financing, would have had an aggregate market value of approximately $700,000 (based on the closing price of our warrants on that date). As described below, each of Southpoint, Gemini and Landa has agreed that they will no longer be eligible to receive these warrants as a result of certain transactions entered into in October and November 2007 with each of Southpoint, Gemini and Landa.

Due to the fact that the completion of the Merger took longer than expected and in order to satisfy our working capital requirements prior to receipt of the Merger consideration, in March 2007, we entered into new bridge loan agreements with Gemini, Landa and Southpoint under which IXI received gross proceeds of $6,000,000, with each party loaning the Company a total of $2 million. These loans, referred to in this prospectus as the March 2007 loans, bear interest at the rate of 10% per year. One-half of the March 2007 Loans is due and payable on June 6, 2008 and the balance of the March 2007 Loans are due and payable on June 6, 2009.

On October 25, 2007, we entered into agreements with Gemini, Landa and Southpoint regarding the conversion of a portion of the principal owed to Southpoint under the 2006 Bridge Loan and the assumption and conversion of a portion of the debt guaranteed by Gemini and Landa under the Bank Leumi credit facility, resulting in the conversion of an aggregate of approximately $20.7 million principal amount of debt held or guaranteed by these entities into shares of our common stock at a conversion price of $3.60 per share (instead of the $5.50 per share conversion price applicable under the terms of the 2006 Bridge Loan and 2006 Credit Facility Guarantee) and the issuance of warrants to purchase shares of common stock at an exercise price of $4.10 per share, expiring 5 years from the date of grant (subject to adjustment in case of stock dividends and stock splits). The conversion price and the exercise price of the warrants were the same as the price per share and exercise price associated with the private placement we closed in November 2007. This conversion resulted in the issuance to Southpoint, Gemini and Landa of an aggregate of 5,752,222 shares of common stock and warrants to purchase an aggregate of up to 3,451,333 shares of common stock. As a result of the conversion of this debt at a per share conversion price of $3.60, as opposed to the $5.50 per share conversion price specified under the terms of the 2006 Bridge Loan and 2006 Credit Facility Guarantee, as amended, Gemini Funds, Landa and Southpoint received an aggregate of 1,987,131 additional shares of our common stock, which also reflected an immediate gain of $0.58 per share, or $3,336,289 in total, when compared to the market price on the date of conversion of $4.18 per share. The warrants issued as a result of this conversion have an estimated aggregate value, based on the Black-Scholes option pricing model, of $9,629,220. As part of these conversion transactions, Gemini Funds, Landa and Southpoint agreed that they would no longer be eligible to receive the up to 1,000,000 warrants that they would otherwise have been eligible to receive upon conversion in the case of Southpoint, and upon assumption and conversion, in the case of Gemini Funds and Landa, of the total debt outstanding under the 2006 Bridge Loan and guaranteed under the 2006 Credit Facility Guarantee. All other terms associated with the agreements with Gemini, Landa and Southpoint regarding the 2006 Bridge Loan and the 2006 Credit Facility Guarantee by Landa and Gemini under the terms of the Bank Leumi credit facility remained unchanged.

On November 14, 2007, we entered into an agreement with Landa regarding the conversion of $2.592 million principal amount of debt consisting of the $2 million loan made by Landa to IXI as part of the March 2007 Loans and the assumption and conversion of $592,000 guaranteed by Landa under the Bank Leumi credit facility, at the conversion price of $3.60 per share (instead of the $5.50 per share conversion price applicable under the terms of the 2006 Bridge Loan and 2006 Credit Facility Guarantee) and the issuance of warrants to purchase shares of our common stock at an exercise price of $4.10 per share (subject to adjustment in case of stock dividends and stock splits), expiring 5 years from the date of grant. The conversion price and the exercise price of the warrants were the same as the price per share and exercise price associated with the October 25, 2007 agreements with Gemini, Southpoint and Landa and with the private placement we closed in November 2007. This conversion resulted in the issuance to Landa of an aggregate of 720,000 shares of common stock and warrants to purchase an aggregate of up to 432,000 shares of common stock. As a result of the conversion of this debt at a per share conversion price of $3.60, as opposed to the $5.50 per share conversion price specified under the terms of the March 2007 Loan and 2006 Credit Facility Guarantee, as amended, Landa received an aggregate of 248,727 additional shares as a result of the conversion, which also reflected an immediate gain of $0.52 per share, or $374,400 in total, when compared to the market price on the date of conversion of $4.12 per share. The warrants issued as a result of this conversion have an estimated aggregate value, based on the Black-Sholes option pricing model, of $1,183,680.

Equity Line of Credit

On November 11, 2007, we entered into an equity line of credit, or ELOC, arrangement with Tailor-Made Capital, Ltd., an Israeli company affiliated with Meitav Investment House, a privately owned asset management and investment banking firm based in Israel. Pursuant to the terms of the ELOC arrangement, we have the right to sell and Tailor-Made is obligated to purchase up to an aggregate of $5,000,000 of shares of our common stock at a discount to their market price ranging between 5% and 10% depending on the market price of the common stock at the time of sale. The ELOC arrangement will remain in effect until the earlier of 24 months following the date that the registration statement associated with this prospectus is declared effective and November 10, 2010, unless otherwise terminated by us or Tailor-Made pursuant to the terms of the ELOC Arrangement. In connection with the ELOC arrangement, we issued Tailor-Made, as a commitment fee, 75,000 shares of common stock and a five year warrant to purchase up to 312,500 shares of our common stock at an exercise price of $4.10 per share (subject to adjustment in case of stock dividends and splits). The warrant issued to Tailor-Made will vest proportionally to the value of the shares purchased by Tailor-Made under the ELOC Arrangement at the time of purchase.

Private Placement

In late November 2007 we closed a two tranche private placement of our securities to certain accredited investors, raising an aggregate of $9.7 million and resulting in the issuance of an aggregate of 2,703,000 shares of common stock at a purchase price of $3.60 per share and the issuance of warrants to purchase an aggregate of up to 1,621,800 shares of common stock at an exercise price of $4.10 (subject to adjustment in case of stock dividends and stock splits), which warrants expire five years from the date of grant.

In October 2007, we entered into an agreement with Meitav Underwriting, Ltd., or Meitav, to assist us in our capital raising efforts. Under the agreement, the Company agreed to pay Meitav a one time annual fee of $45,000. We also entered into an agreement with Global Crown Capital, LLC to assist in our capital raising efforts. In late November we closed a two tranche private placement of our securities to certain accredited investors, raising an aggregate of $9.7 million and resulting in the issuance of an aggregate of 2,703,000 shares of common stock at a purchase price of $3.60 per share and the issuance of warrants to purchase an aggregate of up to 1,621,800 shares of common stock at an exercise price of $4.10 (subject to adjustment in case of stock dividends and stock splits), which warrants expire five years from the date of grant.

As a result of the completion of the private placement in November 2007, Meitav received a success fee consisting of a $557,502 in cash and warrants to purchase 135,150 shares of common stock at an exercise price of $3.60 (subject to adjustment in case of stock dividends and stock splits), which warrants will expire in 2012. In addition, Global Crown Capital LLC received a success fee in the amount of $14,940.

Issuance of Shares to Certain Advisors

Merger

We have issued an aggregate of 166,000 shares of our common stock and warrants to purchase an aggregate of up to 100,000 shares of our common stock (which warrants are identical to our public warrants) to EarlyBirdCapital, Inc., Maxim Group, LLC, Clal Finance Underwriting Ltd. and Meitav Underwriting in accordance with prior contractual commitments for providing financial and advisory services to us and IXI.

Pursuant to various contractual obligations associated with the transactions described above, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the foregoing shares of our common stock.

Corporate Information

We were incorporated in Delaware on February 22, 2005 under the name Israel Technology Acquisition Corp. We changed our name to IXI Mobile, Inc. in connection with our merger with IXI. IXI was originally incorporated in Delaware on July 5, 2000 under the name Ovdat, Inc. IXI subsequently changed its name to IXI Mobile, Inc. and thereafter changed its name to IXI Mobile (USA), Inc. in connection with its merger with us. Our executive offices are located at 1301 Shoreway Road, Suite 380, Belmont, California 94002 and our telephone number at that location is (650) 551-0600. We also maintain research and development facilities and administrative offices in Israel and research and development facilities in Romania and have regional sales offices in various other countries. Our website can be accessed at www.ixi.com. Information contained in our website does not constitute part of this prospectus.

Risks Affecting Us

In evaluating the resale of the shares of our common stock, you should carefully read this prospectus and especially consider the factors discussed in the section titled “Risk Factors.”

Historical stock information

As a result of the merger with IXI, all then outstanding IXI stock was canceled and exchange into the Company’s shares at the ratio of 1:0.15. All IXI historical share information included in this prospectus has been retroactively adjusted to reflect this exchange.

THE OFFERING

Common stock offered
28,719,250 shares (including 4,400,000 shares of common stock that we are contractually obligated to issue, 6,052,738 shares issuable upon exercise of outstanding warrants and 1,763,636 shares issuable upon conversion of outstanding debt)

Common stock outstanding (as of January 11, 2008)	25,187,932 shares (including 4,400,000 shares of common stock that we are contractually obligated to issue)

Use of proceeds
We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus and will bear all of the costs associated with preparation of this prospectus. However, we will receive proceeds (1) from the sale of shares of our common stock to Tailor-Made under the equity line of credit arrangement, which shares may be resold under this prospectus and (2) from the exercise of outstanding warrants which are exercised for cash, if and when they are exercised, which we will use for working capital and general corporate purposes.

OTCBB symbols
Units	IXMOU

Common Stock	IXMO

Warrants	IXMOW

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our common stock.

SUMMARY FINANCIAL AND OTHER DATA

Statement of Operations Data:

(U.S. Dollars in Thousands, Except per Share Data)

	Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
	Unaudited
Revenues	$11,058	$9,043	$12,929	$7,967	$872
Total operating expenses	35,081	23,800	34,099	18,672	13,991
Gain from terminating agreement with Cingular Wireless Services Inc.	—	—	—	11,695	—
Operating income (loss)	(24,023)	(14,757)	(21,170)	990	(13,119)
Financial expenses, net	(12,578)	(1,767)	(2,530)	(1,334)	(1,014)
Loss from continuing operations	(36,601)	(16,511)	(23,687)	(344)	(14,133)
Income (loss) from discontinued operations	(83)	461	1,035	(11,630)	(10,788)
Net loss	(36,684)	(16,050)	(22,652)	(11,974)	(24,921)
Basic and diluted net earnings (loss) per share:
From continuing operations	(5.26)	(27.46)	(38.55)	(6.65)	(115.40)
From discontinued operations	(0.01)	0.67	1.51	(39.47)	(86.70)
Basic net earnings (loss) per share	$(5.27)	$(26.79)	$(37.04)	$(46.12)	$(202.10)
Balance Sheet Data:

	As of September 30,	As of December 31,
	2007	2006	2005
	Unaudited
Total current assets	$44,167	$24,386	$11,387
Total long-term assets	$3,229	3,467	4,318
Total assets	$47,396	27,853	15,705
Total current liabilities	$39,993	29,854	15,424
Total long-term liabilities and convertible loan	$3,206	4,881	789
Convertible loan	$19,680	15,840	6,312
Total security holders’ (deficiency) equity	$(15,483)	(22,722)	(6,820)
Total liabilities and security holders’ deficiency	$47,396	$27,853	$15,705

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors described below as well as the other information contained in this prospectus before buying shares of our common stock. If any of the following risks or uncertainties occurs, our business, financial condition and operating results could be materially and adversely affected. As a result, the trading price of our common stock could decline and you may lose all or a part of your investment in our common stock.

Risks Related to Our Business

We have a history of losses and may continue to incur losses in future periods, which could reduce investor confidence, cause share prices to decline and raise substantial doubt about our ability to continue as a going concern.

We have incurred operating losses since inception, had net losses of approximately $22.7 million and $12 million in 2006 and 2005, respectively, and had an accumulated deficit of approximately $91.3 million as of December 31, 2006. We also have had negative cash flows from operating activities. As of September 30, 2007, we had a security holders’ deficiency of approximately $15.5 million. These conditions raise substantial doubt about our ability to continue as a going concern if we are unsuccessful in obtaining an adequate level of financing needed for current operations and long-term development.

We expect to continue to increase our sales and marketing expenses, research and development expenses, cost of revenues expenses and general and administrative expenses as our business expands, and we cannot be certain that our revenues will grow at the same pace, if at all. Our losses could increase in future periods, which could cause share prices to decline, and there can be no assurance that we will ever reach profitability or will have positive cash flows from operating activities.

We face intense competition and our results of operations will be adversely affected if we fail to compete successfully.

We are engaged in a dynamic and evolving industry that is highly competitive. In addition to products such as the Sidekick product, which competes directly with our Ogo products, other products provide alternative solutions for wireless messaging through e-mail, IM, SMS, multimedia messaging services, or MMS, and other formats, through a wide variety of devices manufactured and marketed by some of the largest companies in the consumer electronics and telecommunications industries, including Research in Motion Limited’s BlackBerry products, Palm, Inc.’s Treo products, and smart phones manufactured by most of the main manufacturers of cellular phones. Most of our competitors have greater name recognition, larger customer bases and significantly greater financial, technical, marketing, public relations, sales, distribution and other resources. There can be no assurance that our products will achieve market acceptance or that we will be able to compete effectively with these companies. We expect that additional competition will develop, both from existing players in the wireless data communications industry and from new entrants as demand for wireless access products and services expands and as the market for these products and services becomes more established. Competition could result in price reductions, fewer customer orders and reduced gross margin. We may be unsuccessful in our attempts to compete, and competitive pressures may harm our business. In addition, increased competition could cause our sales cycle to lengthen as potential new customers take more time to evaluate competing technologies or delay their purchasing decisions in order to determine which technologies are able to develop mass appeal.

We have limited financial resources which may be inadequate to meet our future financing needs.

Our business is a capital intensive business and our financial resources are substantially smaller than the financial resources of our principal competitors. To continue our operations according to our business plan we will require additional equity or debt financing. Further, if lenders under our existing bridge financing and credit arrangements do not fully exercise their rights to convert outstanding indebtedness into shares of our common stock, and instead demand repayment in cash, or if our other existing creditors demand payment of their debt, our available working capital may be significantly reduced, which would increase the amount of financing we will need to raise in order to continue our operations. There can be no assurance that we will be able to obtain the additional financial resources required to successfully compete on favorable commercial terms or at all. Failure to obtain such financing could result in the delay or abandonment of some or all of our plans for development and expansion, which could have a material adverse effect on our operating results and financial condition.

We may not be successful in managing rapid growth of our business.

Our business plan and our anticipated increased product sales will require us to improve our financial and management controls, reporting systems and procedures. In addition, we will be required to hire, train and manage additional employees and increase production capacity. If we are unable to hire the skilled employees needed or increase our production capacity in a timely manner, we might be unable to fulfill the orders for our products or meet our business plans. There can be no assurance that we will be able to effectively manage such growth.

We are dependent on a small number of customers. The loss of a significant customer could harm our financial performance.

We currently sell our Ogo products to a limited number of mobile operators and service providers, upon whom we are dependent for nearly all of our sales, both in terms of numbers of units sold and the aggregate dollar values of our sales. For the fiscal year ended December 31, 2006, Swisscom Mobile, the leading mobile operator in Switzerland, accounted for approximately 45% of our revenues from product sales, 1&1, one of the largest European ISPs, accounted for approximately 46% of our revenues from product sales, and e-kolay.net, a leading ISP in Turkey, accounted for 7% of our revenues from product sales. In 2005, our only significant customer, AT&T Wireless (now Cingular Wireless), in connection with its merger with Cingular, terminated its relationship with us. Prior to such termination, Cingular Wireless accounted for 85% and 60% of our sales for 2005 and 2004, respectively. We continued to be rely on a small number of customers during 2007 and anticipate that we will continue to be reliant on a small number of customers during 2008. If any significant customer discontinues its relationship with us for any reason, or reduces or postpones current or expected purchase commitments for our products, our business prospects, operating results and financial condition could be materially adversely affected.

We may not be successful in keeping pace with the rapid technological changes that characterize our industry.

The wireless data communications industry is an emerging industry that is characterized by rapid technological change and frequent new product introductions. Accordingly, our future success depends upon our ability to enhance current products and develop and introduce new products offering enhanced performance and functionality at competitive prices. Our inability, for technological or other reasons, to forecast market trends, or to enhance, develop and introduce products in a timely manner in response to changing market conditions and trends or customer requirements, could have a material adverse effect on our results of operations or could result in our products becoming obsolete. Our ability to compete successfully will depend in large measure on our ability to maintain a technically competent research and development staff and to adapt to technological changes and advances in the industry, including providing for the continued compatibility of our products with evolving industry standards and protocols and competitive network operating environments.

Our competitors, including many new market entrants, may implement new technologies before we do. In addition, our competitors may deliver new products and solutions earlier, or provide more attractively priced, enhanced or better quality products and solutions than we do.

We are dependent on certain suppliers and service providers and a single third-party manufacturer. Any interruption in our relationships with these parties could adversely affect our business.

Our Ogo devices are currently manufactured for us by a single manufacturer, Chi Mei Communication Systems, Inc. of Taiwan, or Chi Mei, which produces the Ogo devices in its facilities in China. We do not have a supply contract with Chi Mei and Chi Mei is not committed to produce a specified minimum quantity of Ogo devices. Moreover, the Ogo incorporates a modem that is proprietary to Chi Mei. It is possible that Chi Mei would be unable or unwilling to fulfill our orders for Ogo devices or unwilling or unable to fill our orders for their proprietary modem. If this were to happen, we would incur delays of several months while preparing to work with another manufacturer, including redesign that would be necessitated by the incorporation of a different modem in the Ogo devices, and there can be no assurance that an alternative manufacturer would be able to produce the Ogo devices at the rate and with the quality that we require. In this event, we might be unable to meet the demand for the Ogo devices and could suffer a material adverse impact on our reputation, business and financial results.

We currently license from third parties certain software used in the manufacture and operation of our products. A supplier could discontinue or restrict licensing software to us with or without penalty. If a supplier discontinued or restricted supplying a component or licensing software, our business may be harmed by the resulting product manufacturing and delivery delays.

We provide hosted Internet services that include gateways and servers hosted in various datacenters. These services are critical for the efficient delivery of certain Ogo applications, including email and instant messaging, as well as value added functions such as over-the-air provisioning and updates. These hosted Internet services are outsourced to a small number of third party service providers. Should any of these service providers encounter financial difficulties, technical problems or other adversities, we could be required to establish hosting relationships with additional service providers, negotiate with other service providers with whom we have an existing relationship or begin providing such services on our own. Any of these alternatives could require a lengthy period of transition, which would cause us to incur considerable expense and could result in our service being unavailable or unreliable for a period of time, which would have a significant adverse effect on our business.

We are dependent on certain key personnel.

We are highly dependent on the key members of our executive management team and technical staff, including, in particular, Gideon Barak, our co-chairman of the board, and Amit Haller, our chief executive officer. Mr. Barak and Mr. Haller have unique experience and expertise in the fields required to develop our products. We do not currently carry “key man” insurance with respect to any of our employees. We depend on our management’s and technical staff’s experience and deep familiarity with our technology to execute our business strategy. Accordingly, the retention of key members of our executive management team and technical staff is particularly important to our future success. The departure or other loss of any such member of our executive management team or technical staff could harm our ability to effectively market our products.

Our success also will depend in large part on our ability to continue to attract, retain and motivate qualified highly skilled scientific and technical personnel. Competition for certain employees, particularly development engineers, is intense. We may be unable to continue to attract and retain sufficient numbers of highly skilled employees. If we are unable to attract and retain additional qualified and highly skilled employees, our business, financial condition and results of operations may be adversely affected.

Network disruptions could affect the performance of our services and harm our reputation.

Our service is provided through a combination of the wireless networks of our carrier partners and our network operations center. Our operations rely to a significant degree on the efficient and uninterrupted operation of complex technology systems and networks, which are in some cases integrated with those of third parties. Our hosted technology systems are potentially vulnerable to damage or interruption from a variety of sources including fire, earthquake, power loss, telecommunications or computer systems failure, human error, terrorist acts, war or other events. Although we pursue various measures to manage the risks related to network disruptions, there can be no assurances that these measures will be adequate or that the redundancies built into our systems and network operations will work as planned in the event of a disaster. In addition, as our subscriber base continues to grow, additional strain will be placed on the technology systems and networks, which may increase the risk of a network disruption. Any outage in a network or system, or other unanticipated problem that leads to an interruption or disruption of our service could have a material adverse effect on our operations, sales and operating results. In addition, poor performance in or disruptions of the services that we deliver to our customers could harm our reputation, delay market acceptance of our services and subject us to liabilities.

We may be subject to claims arising from product defects.

Our products are highly complex and sophisticated and, from time to time, may contain design defects that are difficult to detect and correct. There can be no assurance that errors will not be found in new products after commencement of commercial shipments or, if discovered, that we will be able to correct such errors in a timely manner or at all. The occurrence of errors and failures in our products could result in loss of or delay in market acceptance of our products, and correcting such errors and failures in our products could require us to expend significant amounts of capital. Our products are integrated into our customers’ networks and equipment. The sale and support of these products may entail the risk of product liability or warranty claims based on damage to such networks and equipment. In addition, the failure of our products to perform to customer expectations could give rise to warranty claims. The consequences of such errors, failures and claims could have a material adverse effect on our business, results of operations and financial condition.

Our business relies on third-party network infrastructure developers and software platform vendors. Consequently, we are exposed to the risk that these developers will be unable to develop or maintain their network infrastructure or market position.

We rely on wireless network infrastructure developers for access to emerging wireless data protocols. In addition, our business is dependent on the development, deployment and maintenance by third parties of their wireless infrastructure and on their sales of products and services that use our products. Market acceptance of our products may also depend on support from third-party software developers and the marketing efforts of value added resellers, Internet service providers and computer manufacturers and distributors. The loss of, or inability to maintain, any of these relationships, or the failure of such third parties to execute or effectively manage their own business plans, could result in delays or reductions in product shipments, which could have a material adverse effect on our business, operating results and financial condition.

Government regulation of wireless spectrum and radio frequencies may provide opportunities for competitors or limit industry growth.

The allocation of radio frequencies around the world is regulated by government bodies and there is limited spectrum available for use in the delivery of wireless services. If there is insufficient spectrum allocated to the delivery of wireless communications services, our growth and financial performance could be adversely impacted. In addition, deregulation of spectrum may allow new wireless technologies to become viable, which could offer competition to our products and services.

The sale of our products is dependent upon the continued use and expansion of the Internet.

Since browser-based email and web browsing are key features of our products, increased sales of our products and services will depend upon the expansion of the Internet as a leading platform for communication and commerce. Usage of the Internet may be inhibited for a number of reasons. The Internet infrastructure may not be able to support the demands placed on it by continued growth and may lose its viability due to delays in the development or adoption of new equipment, standards and protocols to handle increased levels of Internet activity, security, reliability, cost, ease-of-use, accessibility and quality of service. In addition, concern about the transmission of confidential information over the Internet has been a significant barrier to electronic communications and commerce. Any well-publicized compromise of security could deter more people from using the Internet to transmit confidential information or conduct commercial transactions. The possibility that federal, state, provincial, local or foreign governments may adopt laws or regulations limiting the use of the Internet, or the use of information collected from communications or transactions over the Internet, or may seek to tax Internet commerce, could significantly reduce the use of the Internet. If the Internet does not continue to become a widespread communications medium and commercial marketplace, the demand for our products and services may be materially adversely affected.

To the extent that Ogo devices have wireless technology, we are subject to regulation, certification and perceived health risks that could affect our business.

Our products must be approved by the Federal Communications Commission, or the FCC, before they can be used in commercial quantities in the United States. The FCC requires that access devices meet various standards, including safety standards with respect to human exposure to electromagnetic radiation and basic signal leakage. Regulatory requirements in Europe, Israel and other jurisdictions must also be met. Although our products and solutions are designed to meet relevant safety standards and recommendations globally, any perceived risk of adverse health effects of wireless communication devices could materially adversely affect our business through a reduction in sales.

In addition to regulatory approvals, product manufacturers must obtain certification from the networks upon which their products operate. Failure to obtain required regulatory approvals or network certifications for any new products on a timely basis could have a material adverse effect on our business, operating results and financial condition.

The occurrence or perception of a breach to our security measures or an inappropriate disclosure of confidential or personal information could harm our business.

Our service involves the transmission of proprietary and confidential information for customers and provides us with access to confidential or personal information and data. If the security measures that we have implemented are breached or if there is an inappropriate disclosure of confidential or personal information or data, we could be exposed to litigation, possible liability and statutory sanctions. Even if we are not held liable, a security breach or inappropriate disclosure of confidential or personal information and/or data could harm our reputation, and even the perception of security vulnerabilities in our products could lead some customers to purchase competitive products or services. In addition, we may be required to invest additional resources to protect it against damages caused by these actual or perceived disruptions or security breaches in the future.

We depend on our network carrier partners to increase our subscriber base.

We are dependent on our ability to establish and develop new relationships and to build on existing relationships with our network carrier and Internet service provider partners, which we rely on to deliver current and future products and services. There can be no assurance that we will be successful in maintaining or advancing our relationships with network carriers and Internet service providers. If any significant customer discontinues its relationship with us for any reason, or reduces or postpones current or expected purchase commitments for products and services, our business prospects, operating results and financial condition could be materially adversely affected.

There can be no assurance that the network carriers and Internet service providers will act in a manner that will promote the success of our products. Factors that are largely within the control of network carriers and Internet service providers and are important to the success of our products and the growth of our subscriber base include:

•	the quality and coverage area of voice and data services offered by the carriers and Internet service providers;

•	the degree to which carriers and Internet service providers actively promote our products;

•	the extent to which carriers and Internet service providers offer and promote competitive products;

•	the pricing and terms of voice and data plans that carriers will offer for use with our products;

•	sales growth of wireless handhelds, along with the related service, software and other revenues with respect to our wireless email solution;

•	number of new activations of subscribers, as well as retention of existing ones;

•	the carriers’ interest in testing our products on their networks;

•	network performance and required investments in upgrades;

•	future investments in evolving network technologies, such as 3G network capability, support for new software technologies and support for third party devices; and

•
continued support and distribution of our products and services despite the possibility that claims of patent infringement involving our products may be filed against our carriers, Internet service providers and licensees as well as against us.

We have limited experience in distributing our products on a commercial scale.

We introduced the Ogo product in September 2004. Prior to that time, our main focus was on the development of a proprietary software technology platform, and we did not focus on commercializing consumer products. Due to the limited time that we have been marketing the Ogo product and the limited success it has had to date, we do not have significant experience in selling or marketing our products in the scope that will be necessary for them to become a commercial success, nor due to the new and unproven nature of the Ogo brand do we have any significant brand recognition. In addition to our lack of marketing, selling experience and brand recognition, we also lack experience in providing customer support on the consumer level, in responding rapidly and effectively to changes in the market place or new consumer demands, and in managing the logistics involved in mass marketing of a consumer product. Should we fail to manage these activities effectively, we may lose, or fail to gain, market share, which would adversely affect our business prospects, operating results and financial condition.

Our contracts with our IM suppliers require us to pay certain minimum amounts irrespective of the level of our sales.

We are party to contracts with major IM providers which allow us to furnish access to the messaging service to users of Ogo. The contracts with the IM providers require us to pay certain amounts per subscriber, in return for which we are able to furnish the software and have access to the infrastructure that makes it possible for Ogo users to use the instant messaging services. The contracts require us to pay certain minimum amounts per month, or year. It is possible that we will not manage to acquire new subscribers at a rate that matches the minimum subscriber payment, in which case we would be required to pay the IM provider the minimum payment, resulting in a payment per subscriber that is significantly greater than the amount per subscriber that we have projected. This could have a material adverse effect on our financial condition.

We are exposed to currency risk from our operations in various countries.

A substantial portion of our revenues are now, and may continue to be, realized in Euros. A significant portion of our operating and manufacturing expenses are paid in New Israeli Shekels, U.S. Dollars and New Romanian Lei. Fluctuations in the exchange rate between the Euro, the U.S. Dollar, the New Israeli Shekel and the New Romanian Lei may have a material effect on our results of operations. In particular, we may be adversely affected by a significant weakening of the Euro against the U.S. Dollar, the New Israeli Shekel or the New Romanian Lei. To date, we have not engaged in any hedging transactions but may engage in such transactions in the future to reduce our exposure to currency fluctuations.

Risks Related to Intellectual Property

We may be unable to protect our intellectual property from unauthorized use or infringement by others.

Our success and ability to compete depend in large part upon our ability to protect our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret laws, and on confidentiality and invention assignment agreements, in order to protect our intellectual property rights.

We have also developed technical knowledge which, although not patented, is considered to be significant in enabling us to compete. However, the proprietary nature of such knowledge may be difficult to protect. We typically enter into agreements with our employees and consultants who are involved in our research and development activities or who have access to any of our confidential information prohibiting these individuals from disclosing any confidential information or trade secrets. There can be no assurance that these agreements will provide meaningful protection of our proprietary information in the event of unauthorized use or disclosure of this information, nor in the event of a competing claim to this technology by a previous employer of any of our employees or consultants. Furthermore, in the absence of patent protection, we may be exposed to competitors who independently develop equivalent technology or gain access to our knowledge.

The application for registration of the “Ogo” trademark in Europe and in the United States for our products has been met with opposition in both jurisdictions. There is no assurance that we will be successful in obtaining a U.S. or EU trademark registration for this name. If we are unable to obtain trademark registrations in the relevant jurisdictions, we may be unable to prevent others from using the mark or similar marks to market similar or competitive products, which could have an adverse effect on our ability to attain consumer recognition of our brand, could expose us to claims from our customers and could harm our business results.

The use of our technology may give rise to claims by third parties of infringement of their intellectual property rights.

Our commercial success depends upon us not infringing intellectual property rights owned by others. The industry in which we compete has many participants that own, or claim to own, intellectual property, including participants who have been issued patents and may have filed patent applications or may obtain additional patents and proprietary rights for technologies similar to those used by us in our products. Some of these patents may grant very broad protection to the owners of the patents. We cannot determine with certainty whether any existing third-party patents or the issuance of any new third-party patents would require us to alter our technologies, obtain licenses or cease certain activities.

We have received, and may receive in the future, assertions and claims from third parties that our products infringe on their patents or other intellectual property rights. We may be subject to these claims either directly or through indemnities against these claims that we provide to certain carrier partners. Litigation will likely be necessary to determine the scope, enforceability and validity of third-party proprietary rights or to establish our proprietary rights. Some of our competitors have, or are affiliated with companies having, substantially greater resources than us, and these competitors may be able to sustain the costs of complex intellectual property infringement litigation to a greater degree and for longer periods of time than we can. Those claims, regardless of whether claims that we are infringing patents or other intellectual property rights have any merit, could:

•	adversely affect our relationships with our customers;

•	be time-consuming to evaluate and defend;

•	result in costly litigation;

•	divert management’s attention and resources;

•	cause product shipment delays or stoppages;

•	subject us to significant liabilities;

•	require us to enter into royalty or licensing agreements; and

•	require us to cease certain activities or to cease selling our products and services in certain markets.

In addition to being liable for potentially substantial damages relating to a patent or other intellectual property infringement action against us or, in certain circumstances, our customers with respect to our products and services, that is not resolved in our favor, we may be prohibited from developing or commercializing certain technologies and products unless we obtain a license from the holder of the patent or other intellectual property rights. There can be no assurance that we will be able to obtain any such license on commercially reasonable terms, or at all. If we do not obtain such a license, our business, operating results and financial condition could be materially adversely affected and we could be required to cease related business operations in some markets and restructure our business to focus on continuing operations in other markets.

We may not be able to obtain patents or other intellectual property protections necessary to secure our proprietary technology.

Our commercial success depends upon our ability to develop new or improved technologies and products, and to successfully obtain patent or other proprietary or statutory protection for these technologies and products in the United States and other countries. We seek to patent concepts, components, protocols and other inventions that are considered to have commercial value or that will likely yield a technological advantage. We own rights to a variety of patented and patent pending technologies relating to wireless communication in the United States and overseas. We continue to devote significant resources to protecting our proprietary technology. However, we may not be able to develop technology that is patentable, patents may not be issued in connection with our pending applications and allowed claims may not be sufficient to protect our technology. Furthermore, any patents issued could be challenged, invalidated or circumvented and may not provide proprietary protection or a competitive advantage.

A number of our competitors and other third parties have been issued patents, and may have filed patent applications or may obtain additional patents and proprietary rights for technologies similar to those that we have made or may make in the future. In addition, the disclosure in our patent applications, particularly in respect of the utility of our claimed inventions, may not be sufficient to meet the statutory requirements for patentability in all cases. As a result, there can be no assurances that our patent applications will result in enforceable patents.

The process of seeking patent protection can be long and expensive, and there can be no assurance that our existing or future patent applications will result in patents being issued, or that our existing patents, or any patents which may be issued as a result of existing or future applications, will provide meaningful protection or commercial advantage to us. Any issued patents may be challenged, invalidated or legally circumvented by third parties. We cannot be certain that our patents will be upheld as valid, proven enforceable, or prevent the development of competitive products. Consequently, competitors could develop, manufacture and sell products that directly compete with our products, which could decrease our sales and diminish our ability to compete. In addition, competitors could purchase one of our systems and attempt to replicate some or all of the competitive advantages we derive from our development efforts, design around our protected technology, or develop their own competitive technologies that fall outside of our intellectual property rights. Further, some countries in which we intend to market Ogo products do not effectively protect our intellectual property rights against theft or infringement by local companies. If our intellectual property is not adequately protected against competitors’ products and methods, our competitive position could be adversely affected, as could our business.

In addition to patents, we rely on, among other things, copyrights, trademarks, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. While we enter into confidentiality and non-disclosure agreements with our employees, consultants, contract manufacturers, customers, potential customers and others to attempt to limit access to and distribution of proprietary and confidential information, it is possible that:

•	some or all of our confidentiality agreements will not be honored;

•	third parties will independently develop equivalent technology or misappropriate our technology and/or designs;

•	disputes will arise with our strategic partners, customers or others concerning the ownership of intellectual property;

•	unauthorized disclosure of source code or our know-how or trade secrets will occur; or

•	contractual provisions may not be enforced in foreign jurisdictions.

There can be no assurance that we will be successful in protecting our proprietary rights.

Risks Relating to Operations in Israel

Security, political and economic instability in Israel may impede our ability to operate and harm our financial results.

Our research and development facilities and a significant operational and administrative office are located in Israel. Accordingly, security, political and economic conditions in Israel may directly affect our business. Over the past several decades, a number of armed conflicts have occurred between Israel and its Arab neighbors. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could affect adversely our operations. Since September 2000, there has been a marked increase in violence, civil unrest and hostility, including armed clashes between the State of Israel and the Palestinian Authority and other groups in the West Bank and Gaza Strip, and acts of terror have been committed inside Israel and against Israeli targets in the West Bank and Gaza. The execution of Israel’s plan of unilateral disengagement from the Gaza Strip and some parts of the West Bank and Hamas gaining majority of the Palestinian Parliament in the elections held in the Palestinian Authority and the recent Hamas armed overtaking of the Gaza Strip may affect Israel’s security, foreign relations and the stability of the region. During July 2006, major hostilities broke out between Israel and both Palestinian factions in Gaza and extremist groups in Lebanon, leading to an escalation of the conflict in the area. Increased hostilities, future armed conflicts, political developments in other states in the region, or continued or increased terrorism could make it more difficult for us to conduct our operations in Israel, which could increase our costs and adversely affect our financial results. For example, as many of our male employees in Israel are obligated to perform annual military reserve duty typically until between 44 and 46 years of age and in some cases up to 54 years of age, any major escalation in hostilities in the region could result in a portion of our employees being required to perform military duty for an extended period of time.

There may be difficulties enforcing a U.S. judgment against us, our executive officers and our directors or in asserting U.S. securities laws claims in Israel or to serve process on our executive officers and directors.

The majority of our executive officers and directors are located outside the United States, and a majority of our assets and the assets of these persons are located outside the United States. Therefore, a judgment obtained against us or any of them in the United States, including one based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not be enforced by an Israeli court. Further, if a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency. It also may be difficult for you to assert U.S. securities law claims in original actions instituted in Israel.

The Israeli “Approved Enterprise” tax benefits for which we qualify requires us to meet specific conditions. If we fail to meet these conditions or if the programs are modified or terminated, these tax benefits could be terminated or reduced, which would increase our taxes and lower our net income.

To maintain our qualification as an “Approved Enterprise” under Israeli tax law, we must continue to meet conditions set forth in Israeli law and regulations, including making specified investments in property and equipment and financing a percentage of our investments with share capital. If we fail to comply with these conditions in the future, the benefits we receive could be cancelled or reduced and we could be required to pay increased taxes or refund the amounts of the tax benefits received linked to the Israeli consumer price index plus interest. The Israeli government may terminate these programs or modify the conditions for qualifications at any time. On April 1, 2005, the Israeli Parliament passed an amendment in which it revised the criteria for investments qualified to receive tax benefits. As a result of the amendment, tax-exempt income generated under the provisions of the new law will subject us to taxes upon distribution or liquidation and we may be required to record a deferred tax liability with respect to such tax-exempt income. As of September 30, 2007, we did not generate income under the provision of the Amendment. The new tax regime will apply to new investment programs only and our qualification as an Approved Enterprise will generally not be subject to the provisions of the Amendment.

We received an approval from the Investment Center of the Israeli Ministry of Industry, Trade and Labor to change the business program of our Approved Enterprise and expand the product definition initially approved by the Investment Center. In addition, from time to time, we may submit requests for expansion of our Approved Enterprise programs or for new programs to be designated as Approved Enterprises. These requests might not be approved. The termination or reduction of these tax benefits, or our inability to get approvals for expanded or new programs, could increase our taxes, thereby reducing our profits or increasing our losses. Additionally, as we increase our activities outside of Israel, our increased activities will not be eligible for inclusion in Israeli tax benefit programs. To date, we have suffered losses and have not recorded any taxable income in Israel. Accordingly, we have received no tax benefits to date under the Approved Enterprise tax program, although these benefits will become meaningful if and when we realize taxable income.

The government grants we have received for research and development expenditures restrict our ability to manufacture products and transfer technologies outside of Israel and require us to satisfy specified conditions. In 2005, we transferred a certain technology outside of Israel and as a result, might be required to refund grants previously received together with interest and penalties, and may be subject to criminal charges.

Our research and development efforts have been financed, in part, through grants from the Israeli Office of the Chief Scientist, or OCS. As of September 30, 2007, we had received approximately $2,758,000 (including $1,863,000 relating to discontinued activities) of these grants. We are required to repay these grants to the OCS plus applicable interest at the LIBOR rate through payments of royalties amounting to 3% of revenues for the first three years from the date of the first repayment and between 4% and 5% of revenues beginning the fourth year from the date of the first repayment until the entire amount is repaid, including interest. In recent years, the government of Israel has accelerated the rate of repayment of OCS grants and may further accelerate them in the future. In addition, if we fail to repay the royalties to the OCS, we may be required to refund any grants previously received together with interest and penalties.

Technology developed with OCS funding is subject to transfer restrictions and any transfer of technology or manufacturing rights generally requires the approval of an OCS committee. Such approvals, if granted, could be subject to the following conditions:

•	the transfer of technology that was developed, in whole or in part, using OCS funding, would be subject to the payment to the OCS of a portion of the consideration we receive for such technology; or

•
the transfer of manufacturing rights outside of Israel could be conditioned upon either (1) payment of increased aggregate royalties, ranging from 120% to 300% of the amount of the grant plus interest, depending on the percentage of foreign manufacture and an increase of the rate of the royalties or (2) a transfer of manufacturing rights into Israel of another product of similar or more advanced technology.

These restrictions may impair our ability to sell our technology assets or to outsource manufacturing outside of Israel and the restrictions continue to apply even after we have repaid the full amount of royalties payable for the grants.

In October 2005, as part of the discontinuation of operations of our operating system, or OS, business, and due to our requirement to increase our cash resources, we granted Sasken Communication Technologies Ltd., or Sasken, a company based in India, a non-exclusive license for the use, development and sale of the OS that was developed by us. The license enables Sasken to continue the development of the OS and to market it to our customers and provides that Sasken will own any intellectual property rights with respect to our development of the software. In consideration for the license, Sasken paid to us a net license fee in the amount of $1.8 million. In addition, Sasken will pay us royalties for each product that is sold by Sasken that contains the OS or any development of it, in whole or in part, up to an aggregate amount of $5.0 million. This transaction was effected without the required approval of the OCS, in breach of the terms of the OCS funding. We have applied to the OCS for retroactive approval of this license. Under a recent amendment to the Law for the Encouragement of Research and Development in the Industry, 1984, the OCS has the discretion to grant this approval, but the regulations governing calculation of the amount to be paid to the OCS in this case have not yet been promulgated. We cannot be sure that the OCS will grant us retroactive approval for the license, or the exact amount which may be required to pay to the OCS if the approval is granted. We believe that we may be required to repay the entire amount of grant and have provided an allowance in our financial statements in the amount of approximately $3.2 million to reflect our estimate of our obligation to the OCS. We may also be subject to certain criminal penalties for violation of the applicable statues which govern OCS grants and their repayment obligations.

Risks Related to Our Securities

We are not listed on a national securities exchange. Thus, it may be more difficult for our security holders to sell their securities.

Our units, common stock and warrants are currently traded in the over-the-counter market and quoted on the OTCBB. Since our securities are not listed or traded on a national securities exchange, it may be more difficult for our security holders to sell their securities.

The liquidity of our common stock is limited, not only in terms of the number of shares that can be bought and sold at a given price, but may also be adversely affected by delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of us, if at all.

In addition, without a large float, our common stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. When fewer shares of a security are being traded on the OTCBB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Due to lower trading volumes in shares of our common stock, there may be a lower likelihood of one's orders for shares of our common stock being executed, and current prices may differ significantly from the price one was quoted by the OTCBB at the time of one's order entry.

In the absence of an active public trading market, an investor may be unable to liquidate his investment in our common stock. Trading of a relatively small volume of our common stock may have a greater impact on the trading price of our stock than would be the case if our public float were larger. These factors may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and ask prices for our common stock. We cannot predict the prices at which our common stock will trade in the future.

We may issue shares of our capital stock or debt securities in the future, which would reduce the equity interest of our security holders and may cause a change in control of our ownership.

Our amended and restated certificate of incorporation authorizes the issuance of up to 60,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. The issuance of additional shares of our common stock or any number of shares of our preferred stock:

•	may significantly reduce the equity interest of investors in this offering;

•	may subordinate the rights of holders of common stock if we issue preferred stock with rights senior to those afforded to our common stock;

•
may cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination are insufficient to repay our debt obligations;

•
acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding.

Our securities have a limited trading history, and we expect that the price of our securities will fluctuate substantially.

Our units commenced public trading on July 14, 2005 and our common stock and warrants commenced separate public trading on September 12, 2005. Prior to this time, there was no public market for shares of our common stock. An active public trading market may not develop or, if developed, may not be sustained. The market prices for securities of mobile communication providers and technology companies historically have been highly volatile, and the market has, from time to time, experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. A number of factors may affect the market price of our securities including, but not limited to:

•	product liability claims or other litigation;

•	the announcement of new products or product enhancements by us or our competitors;

•	quarterly variations in our or our competitors’ results of operations;

•	changes in earnings estimates or comments by securities analysts;
•	developments in our industry;

•	developments in patent or other proprietary rights;

•	general market conditions; and

•	future sales of common stock by existing security holders.

We have a substantial number of shares of common stock subject to issuance associated with outstanding warrants which may be exercised, outstanding principal and interest on convertible debt that may be converted and our Equity Line of Credit arrangement. The issuance of shares as a result of the exercise of warrants, conversion of debt or sales of shares under our ELOC arrangement would, in aggregate, substantially increase the number of shares outstanding and result in dilution to our security holders. This might substantially decrease the market price of the common stock.

Outstanding redeemable warrants to purchase an aggregate of 12,636,000 shares of common stock issued in our initial public offering are currently exercisable. There are also outstanding those options and warrants which we assumed in connection with the Merger. We also assumed options and warrants to purchase an aggregate of up to 8,117,074 shares of our common stock. Although we cannot determine at this time which of these options and warrants will ultimately be exercised, it is reasonable to assume that such options and warrants will be exercised only if the exercise price is below the market price of our common stock.

We have recently issued a substantial number of shares and warrants to purchase shares of our common stock.

•
In connection with the provision of advisory services to us, certain financial institutions received warrants to purchase up to 100,000 shares of our common stock at an exercise price of $5.00 per share (subject to adjustment in case of stock dividends and stock splits), expiring in 2009.

•
In connection with agreements we entered into with Southpoint, Gemini and Landa in October and November 2007 (which included amendments to certain existing agreements), we issued warrants to purchase an aggregate of 3,883,333 shares of our common stock, at an exercise price of $4.10 per share (subject to adjustment in case of stock dividends and stock splits), expiring in 2012.

•	Southpoint is entitled to convert principal and interest of debt we owe into an aggregate of up 1,301,819 shares of our common stock.

•	Gemini is entitled to convert principal of debt we owe into an aggregate of up to 461,819 shares of our common stock.

•
In connection with our ELOC arrangement, we issued Tailor-Made warrants to purchase an aggregate of 312,500 shares of our common stock at an exercise price of $4.10 per share(subject to adjustment in case of stock dividends and stock splits), expiring in 2012.

•	Under our ELOC arrangement, we can sell up to 2,000,000 shares to Tailor-Made at varying discounts to the market price of common stock.

•
In connection with the private placement we completed in November 2007, we issued to investors in the private placement warrants to purchase an aggregate of 1,621,800 shares of our common stock at an exercise price of $4.10 per share (subject to adjustment in case of stock dividends and stock splits), expiring in 2012 and to Meitav Underwriting Ltd. as financial advisor, warrants purchase an aggregate of 135,150 shares of our common stock at an exercise price of $3.60 per share expiring in 2012.

To the extent these warrants are exercised, principal and interest converted or shares sold under our ELOC arrangement, additional shares of our common stock will be issued that will be eligible for resale in the public market, which will result in dilution to our security holders. The issuance of additional securities could have an adverse effect on the market price of our securities.

An investor will only be able to sell shares of common stock registered for resale under this prospectus if those shares been registered or qualified or are deemed exempt under the securities laws of the state of residence of the holder of the shares.

The resale of the shares of common stock registered for resale under this prospectus are only being registered for resale under the federal securities laws. However, in order for the shares of common stock to be resold by the holder, the shares must either be registered for resale under applicable state securities laws or an exemption from registration is available. We plan to seek to have our securities registered for resale on a national securities exchange as soon as we meet and satisfy the applicable listing requirements. If and when our securities are listed on a national securities exchange, that listing would provide an exemption from registration in every state in the United States. However, until and unless our securities are listed for trading on a national securities exchange, absent an available exemption, you will not be able to sell the shares of common stock registered for resale under this prospectus. We do not plan to register the shares of resale under the securities laws of the individual states.

If we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, or our internal control over financial reporting is not effective, the reliability of our financial statements may be questions and our share price may suffer.

Section 404 of the Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm addressing these assessments. We will be required to comply for the first time with Section 404, with respect to our management’s assessment in connection with our annual report on Form 10-K for the year ending December 31, 2007, while our independent registered public accounting firm will first be required to provide its report in connection with our annual report on Form 10-K for the year ending December 31, 2008. We are currently in the process of further documenting our system of internal control over financial reporting and we will add additional controls and procedures as needed in order to satisfy the requirements of Section 404. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to comply with Section 404.

If we fail to maintain the adequacy of our internal controls, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Failure to achieve and maintain an effective internal control system could give rise to misstatements in our financial statements and cause us to fail to meet our reporting obligations, which may cause investors to lose confidence in our reported financial information and cause an adverse impact on the value of our stock.

Because our common stock may be a “penny stock,” it may be more difficult for investors to sell shares of our common stock, and the market price of our common stock may be adversely affected.

Our common stock may be a “penny stock” if, among other things, the stock price is below $5.00 per share, it is not listed on a national securities exchange or approved for quotation on the American Stock Exchange, the NASDAQ Stock Market or any other national stock exchange or it has not met certain net tangible asset or average revenue requirements. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the Securities and Exchange Commission. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser’s written agreement to the purchase. Broker-dealers must also provide customers that hold penny stock in their accounts with such broker-dealer a monthly statement containing price and market information relating to the penny stock. If a penny stock is sold to an investor in violation of the penny stock rules, the investor may be able to cancel its purchase and get its money back.

If applicable, the penny stock rules may make it difficult for investors to sell their shares of our common stock. Because of the rules and restrictions applicable to a penny stock, there is less trading in penny stocks and the market price of our common stock may be adversely affected. Also, many brokers choose not to participate in penny stock transactions. Accordingly, investors may not always be able to resell their shares of our common stock publicly at times and prices that they feel are appropriate.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” may contain forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These risks and other factors include those listed under “Risk Factors” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including those factors described in the “Risk Factors” section of this prospectus.

Potential investors should not place undue reliance on our forward-looking statements. Before you invest in our securities, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this prospectus could harm our business, prospects, operating results and financial condition.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

This prospectus relates to the disposition by the selling security holders of up to 28,719,250 shares of common stock (including 1,763,636 shares issuable upon conversion of principal and interest associated with convertible debt, 4,400,000 shares of common stock that we are contractually obligated to issue and 6,052,738 shares of common stock issuable upon exercise of warrants). We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus and will bear all of the costs associated with preparation of this prospectus. However, we will receive proceeds (1) from the sale of shares of our common stock to Tailor-Made under the equity line of credit arrangement, which shares may be resold under this prospectus and (2) from the exercise of warrants associated with shares offered under this prospectus which are exercised for cash, if and when they are exercised, which we will use for working capital and general corporate purposes.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock to date. The payment of any dividends is within the discretion of the board of directors, subject to limitations imposed by requirements of the Investment Center of the Israeli Ministry of Industry, Trade and Labor. It is the present intention of the board of directors to retain all earnings, if any, for use in the business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future. The payment of dividends in the future, if any, will be contingent upon revenues and earnings, if any, capital requirements and general financial condition.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2007.

You should read this table in conjunction with the sections of this prospectus entitled “Selected Historical Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our condensed consolidated financial statements and the notes thereto included elsewhere in this prospectus.

As of September 30, 2007
Unaudited
(in thousands of US Dollars)

Cash and cash equivalents	$18,575

Current maturities of long term loans and long-term convertible loan	6,879
Short-term bank credit	7,992
Long-term loans, net of current maturities	2,000
Long-term convertible loan	19,680
SECURITY HOLDERS’ DEFICIENCY:
Stock capital -
Common stock of $0.0001 par value: Authorized: 60,000,000 Issued and outstanding: 15,937,732	2
Additional paid-in capital	112,526
Accumulated deficit	(128,011)
Total security holders’ (deficiency) equity	(15,483)
Total capitalization	$21,068

SELECTED FINANCIAL AND OTHER DATA

We are providing the following selected financial information to assist you in your analysis of our company.

Our selected consolidated balance sheet data as of December 31, 2006, 2005 and 2004, and the consolidated statements of operations data for each of the three years in the period ended December 31, 2006 are derived from our audited consolidated financial statements and our consolidated balance sheet data as of September 30, 2007 and for the nine months then ended derived from our unaudited consolidated reports attached elsewhere within. The results of operations for the nine months ended September 30, 2006 and September 30, 2007 are not necessarily indicative of the operating results to be expected for the full fiscal years encompassing those periods.

The selected financial information is only a summary and should be read in conjunction with each company’s historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this prospectus may not be indicative of our future performance. Because the merger of the Company and IXI is deemed to be a capital transaction and for accounting purposes the Merger has been treated as the equivalent of IXI issuing stock for the net monetary assets of the Company, IXI’s selected financial information is provided.

	Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
	Unaudited
	(U.S. Dollars in Thousands, Except per Share Data)
Revenues	$11,058	$9,043	$12,929	$7,967	$872
Total operating expenses	35,081	23,800	34,099	18,672	13,991
Gain from terminating agreement with Cingular Wireless Services Inc.	—	—	—	11,695	—
Operating income (loss)	(24,023)	(14,757)	(21,170)	990	(13,119)
Financial expenses, net	(12,578)	(1,767)	(2,530)	(1,334)	(1,014)
Income (loss) from continuing operations	(36,601)	(16,511)	(23,687)	(344)	(14,133)
Income (loss) from discontinued operations	(83)	461	1,035	(11,630)	(10,788)
Net loss	(36,684)	(16,050)	$(22,652)	$(11,974)	$(24,921)
Basic and diluted net earnings (loss) per share:
From continuing operations	$(5.26)	$(27.46)	$(38.55)	$(6.65)	$(115.40)
From discontinued operations	$(0.01)	$0.67	$1.51	$(39.47)	$(86.70)
Basic net earnings (loss) per share	$(5.27)	$(26.79)	$(37.04)	$(46.12)	$(202.10)

Balance Sheet Data:

	As of September 30,	As of December 31,
	2007	2006	2005
	Unaudited

Total current assets	$44,167	$24,386	$11,387
Total long-term assets	$3,229	3,467	4,318
Total assets	$47,396	27,853	15,705
Total current liabilities	$39,993	29,854	15,424
Total long-term liabilities and convertible loan	$3,206	4,881	789
Convertible loan	$19,680	15,840	6,312
Total security holders’ (deficiency) equity	$(15,483)	(22,722)	(6,820)
Total liabilities and security holders’ deficiency	$47,396	$27,853	$15,705

Market Price and Dividend Data for Our Securities

We consummated our initial public offering on July 19, 2005. We sold 6,318,000 units, which included 318,000 units subject to the over-allotment option. Each unit consisted of one share of our common stock and two redeemable common stock purchase warrants, each to purchase one share of our common stock. Our common stock, warrants and units are quoted on the OTCBB under the symbols “IXMO,” “IXMOW” and “IXMOU,” respectively. Our units commenced public trading on July 14, 2005 and our common stock and warrants commenced separate public trading on September 12, 2005. The following table sets forth the range of high and low closing bid prices for the units, common stock and warrants for the periods indicated. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

	Units		Common Stock		Warrants
	High	Low	High	Low	High	Low
2007:
Fourth Quarter	$6.05	$4.40	$4.50	$1.13	$0.78	$0.58
Third Quarter	7.51	4.00	5.55	2.90	1.02	0.43
Second Quarter	8.60	6.43	6.10	5.25	1.95	0.44
First Quarter	6.93	6.07	5.54	5.28	0.68	0.35
2006:
Fourth Quarter	6.5	5.70	5.54	5.20	0.56	0.24
Third Quarter	6.31	5.77	5.28	5.09	0.56	0.32
Second Quarter	6.93	6.17	5.45	5.21	0.82	0.48
First Quarter	7.33	5.86	5.53	5.03	0.94	0.43

Holders

As of January 8, 2008, there was one holder of record of our units, 74 holders of record of our common stock and 3 holders of record of our warrants.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Financial and Other Data” and our consolidated financial statements and the related notes to those statements included elsewhere in this Prospectus. In addition to historical consolidated financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The combined company’s actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this Prospectus.

Overview

We provide solutions that bring innovative, data-centric mobile devices and hosted services to the mass market. We offer an end-to-end mobile solution, including devices and hosted services, to mobile operators, mobile virtual network operators, or MVNOs, and Internet service providers, or ISPs, in a number of international markets. IXI’s Ogo devices are designed to improve the mobile user experience and increase mobile data usage by offering access to popular applications and services, including e-mail, IM, SMS, headlines and other web information through Really Simple Syndication technology, or RSS, mobile voice, Web browsing and games at relatively low end-user prices. Our hosted services (such as email and IM gateways) allow our customers to efficiently deliver applications that require intermediation between the server and the device. These hosted services in combination with the Ogo devices present potential customers with a complete end-to-end solution which limits the amount of infrastructure investment and other roll-out costs.

Discontinuation of Operating System Business Unit

In 2003, we began development of a proprietary operating system, or OS, which targeted manufacturers of affordable mobile phones as well as other mobile devices. This OS was differentiated by a low memory footprint and low processing power requirements, while also providing a platform to allow a mobile device manufacturer to rapidly customize and introduce new models to the market. The OS was developed through a separate business unit, which focused on licensing of the OS to mobile device manufacturers. In July 2005, our management determined that the high cost of adapting the OS to a variety of mobile platforms and offering the extensive support required by each customer would require the continued investment of a significant amount of capital and other resources. Consequently, we decided to discontinue the OS business unit, which resulted in significantly reduced operating costs in the short-term by allowing our management to focus solely on Ogo related activity and transfer resources and funds to our Ogo business. During the period covered by the financial statements contained in this prospectus, the operating system related activities were classified as discontinued operations. Certain components of the OS are currently included in the Ogo device. These components and the related activities and costs have not been classified and are included in the consolidated financial statements contained in this prospectus as continuing operations. We will continue to develop additional software applications to meet the specific needs of the Ogo devices as they evolve.

In October 2005, as part of the discontinuation of operations of our OS business, and due to our requirement to increase our cash resources, we granted Sasken Communication Technologies Ltd., or Sasken, a company based in India, a non-exclusive license for the use, development and sale of the OS that was developed by us. The license enables Sasken to continue the development of the OS and to market it to its customers and provides that Sasken will own any intellectual property rights resulting from the continuation of the development of the software, and we will retain ownership in any intellectual property licensed to Sasken. In consideration for the license, Sasken paid to us a net license fee in the amount of $1.8 million. In addition, Sasken will pay us royalties for each product that is sold by Sasken that contains the OS or any development of it, in whole or in part, up to an aggregate amount of $5 million. This transaction was effected without the required approval of the OCS, in breach of the terms of the OCS funding. We have applied to the OCS for retroactive approval of this license. Under a recent amendment to the Law for the Encouragement of Research and Development in the Industry, 1984, the OCS has the discretion to grant this approval, but the regulations governing calculation of the amount to be paid to the OCS in this case have not yet been promulgated. We cannot be sure that the OCS will grant us retroactive approval for the license, or the exact amount which may be required to pay to the OCS if the approval is granted. We believe that we may be required to repay the entire amount of grant and we have provided an allowance in our financial statements in the amount of approximately $3.2 million to reflect our estimate of our obligation to the OCS.

Termination of AT&T Wireless/Cingular Relationship

We commenced marketing the Ogo in the United States in 2004 under a development and supply agreement with AT&T Wireless Services, Inc. The agreement required AT&T Wireless to purchase $32.4 million of devices, $16.5 million of which were delivered by the end of 2004. Unlike our current arrangements with our existing customers, the agreement did not require IXI to provide any hosting or related services. In April 2005, following the acquisition of AT&T Wireless by Cingular Wireless, Inc., or Cingular, IXI and Cingular agreed to cancel this agreement. The cancellation followed several weeks of discussions focused on the impact of the Cingular acquisition of AT&T and the nature of the relationship between the companies thereafter. Pursuant to the termination agreement with Cingular, we received a one-time cash payment of approximately $3.85 million, the return of all Ogo device inventory held by Cingular for no cost (valued by us at approximately $5.7 million after allowance for rework and adaptation costs), the transfer of all intellectual property rights directly relating to Ogo, including the URLs www.ogo.com, www.ogosphere.com, www.ogosphere.net and the associated intellectual property valued by us at approximately $150,000. In determining the fair values, management has considered a number of factors, including valuations and appraisals. We also recorded one-time income of $2.0 million which was previously recorded as deferred revenues upon termination of the agreement with AT&T Wireless. As a result of this termination agreement, we recorded a one-time gain of $11.7 million in 2005. However, Cingular represented 85% of our revenues in 2005, and its loss as a customer had a material adverse impact on our sales and results of operations. During the year ended December 31, 2006, and through September 30, 2007, no revenues were generated from Cingular. As a consequence of Cingular’s termination of Ogo related services, we are no longer required to provide helpdesk support to Ogo customers in the United States.

Since we do not provide any services to the Cingular subscribers who used the Ogo and receive no revenue from their use of Cingular’s services, we do not believe that Cingular’s discontinuation of service or support for the Ogo, if any, will have a material impact on our business, financial condition or results of operation.

Re-Commencement of Marketing Efforts.

During 2005, we began to focus our marketing efforts to target new customers and entered into agreements with three major customers: Swisscom Mobile, the leading mobile operator in Switzerland, e-kolay.net, a leading ISP in Turkey owned by Doğan Yayin Holding, or DYH, Turkey’s leading media-entertainment conglomerate and 1&1 Internet AG, a leading German Internet service provider. Swisscom and e-kolay.net commenced selling the Ogo devices and we commenced providing the related hosted services prior to the end of 2005. 1&1 commenced sales of the Ogo devices and we commenced providing the related hosted services in the end of April 2006. In June 2006, we also signed an agreement with our first customer in Latin America, Antel, the parent company of Ancel, a leading mobile operator in Uruguay. Ancel commenced selling the Ogo devices and we commenced providing the related hosted services in Uruguay at the end of June 2006. In December 2006, Onetouch, one of the leading mobile operators in Ghana issued a purchase order for purchase of Ogo devices.

In February 2007, Vimpelcom, a Russian mobile operator serving more than 47 million subscribers, announced that it intends to offer Ogo devices and service to small to medium business customers. Vimpelcom, through Betalink, a third party purchasing arm, issued a purchase order for purchase of Ogo devices, subject to our standard terms and conditions. The Ogo devices have been delivered to Betalink and we are awaiting receipt of the balance of payment for these devices. We expect to meet with Vimpelcom during the first quarter of 2008 to determine if, and on what terms, Vimpelcom will launch the Ogo service and sale of Ogo devices in Russia. We are not currently able to determine if we will be successful in our efforts to enter into an agreement with Vimpelcom under which Vimpelcom will launch the Ogo service and associated Ogo device sales.

On March 27, 2007, we and Cleveland Unlimited, Inc. d/b/a “Revol” signed a letter of intent which provides that Revol Wireless, based in Independence, Ohio will distribute Ogo 2.0 products and services as part of Revol’s offering. Revol will be the first to launch Ogo 2.0c, IXI’s first CDMA 3G product, with EV-DO technology in the United States. On June 20, 2007, Mobilkom Austria AG, a Vodafone partner company, the largest cellular operator in Austria and one of the largest operators in Central Europe, announced the launch of Ogo device in Austria. In August 2007, we announced the appointment of In Sdn Bhd (IMS) as our distributor to Malaysia.

In November 2007, IXI received a purchase order for Ogo 2.0 by Vodafone, the largest operator in Germany, to be shipped in time for the holidays. Ogo devices are currently sold through Debitel, the largest mobile retail chain in Germany.

Agreements with IM Providers

In October 2005, we entered into an agreement with a major IM provider, enabling us for a period of two years, which was later extended through September 2009, to provide end-users of the Ogo device with access to IM and email services for mobile devices. Under this agreement, as amended, we are required to pay a minimum aggregate fee of approximately $2.81 million through September 2009 (when the agreement expires).

In November 2006, we entered into an agreement with a second major IM provider, ICQ, Inc., enabling us for a period of two years to provide end-users of the Ogo device with access to IM services for mobile devices. The agreement requires us to make certain minimum payments varying according to geographical deployment. The minimum payment to be made throughout the duration of the agreement is $360,000. However this amount may increase depending on the number of deployments with customers as well as the geographical regions in which deployment occurs.

In December 2007, the Company entered into an agreement with another major IM provider enabling us for a period of two years to provide end-users of the Ogo device with access to IM and email services for mobile devices. Under this agreement, we are required to pay per user fees for each user of the IM and/or email services, subject to an aggregate minimum payment of $1 million during the term of the agreement.

History of continuing losses.

We have generated recurring losses from operations and negative cash flows from operating activities since our founding. As of September 30, 2007, we had a security holders’ deficiency of approximately $15.5 million. We currently pay our suppliers in advance of the date shipment is made to us, while the standard payment terms which we usually extend to our customers require payment within 30 days of delivery of the devices. Consequently, we are often forced to finance outstanding sales orders for several months.

We plan to continue to finance our operations through raising additional capital, and in the longer term, by generating sufficient revenues to finance our operations. Further, if lenders under our existing bridge financing and credit arrangements do not fully exercise their rights to convert outstanding indebtedness into shares of our common stock, and instead demand repayment in cash, or if our other existing creditors demand payment of their debt, our available working capital may be significantly reduced, which would increase the amount of financing we will need to raise in order to continue our operations. There can be no assurance that we will be able to obtain the additional financial resources required to successfully compete on favorable commercial terms or at all. Failure to obtain such financing could result in the delay or abandonment of some or all of our plans for development and expansion, which could have a material adverse effect on our operating results and financial condition. There can be no assurances, however, that we will be successful in obtaining an adequate level of financing needed for current operations and long-term development. These conditions raise substantial doubt about our ability to continue as a going concern if we are unsuccessful in obtaining such adequate level of financing. The financial statements contained in this prospectus do not include any adjustments to reflect the possible future effects on recoverability and reclassification of assets or the amounts and classification of liabilities that may result from the outcome of this material uncertainty.

Recent Funding Activities

Bridge Loans; Conversion of Debt

In order to satisfy IXI’s working capital requirements prior to the completion of the Merger, on June 20, 2006 IXI and IXI R&D, entered into a bridge loan agreement, referred to in this prospectus as the 2006 Bridge Loan, with Southpoint Masterfund L.P., or Southpoint. Under the terms of the 2006 Bridge Loan, IXI R&D received gross proceeds of $20.0 million (from which we paid $1.7 million in cash compensation to certain private placement agents and $700,000 in cash compensation, upon consummation of the Merger, to certain financial institutions providing advisory services to us) and the Company acted as guarantor of the loan. The 2006 Bridge Loan bears interest at 10% per year. In addition, Landa Ventures, Ltd., or Landa, and Gemini Israel Funds, or Gemini, each existing investors in IXI, guaranteed IXI’s existing $8.0 million bank credit facility, consisting of a bank credit line and loan, with Bank Leumi Le’Israel Ltd. Pursuant to the terms of the guarantee of the Bank Leumi credit facility, which we refer to in this prospectus as the 2006 Credit Facility Guarantee, Landa and Gemini were entitled to assume all or a portion of the amounts outstanding under the Bank Leumi credit facility.

In consideration of these entities providing the 2006 Bridge Loan and 2006 Credit Facility Guarantee, we issued, in connection with the closing of the Merger, an aggregate of 1,000,000 shares of common stock to Southpoint and an aggregate of 400,000 shares of common stock to Gemini and Landa. Southpoint also received $150,000 as reimbursement of certain legal fees incurred in connection with the 2006 Bridge Loan. We also issued an additional 30,000 shares of common stock to certain private placement agents who participated in identifying potential bridge lenders, together with cash compensation in the amount of $1.7 million. The principal and accrued interest of the debt is convertible, at the option of Southpoint with respect to principal and accrued interest owed under the 2006 Bridge Loan, and with respect to amounts assumed by Landa and Gemini under the 2006 Credit Facility Guarantee, into shares of our common stock at a price of $5.50 per share at any time until June 6, 2008. If Southpoint were to convert the entire 2006 Bridge Loan and Gemini and Landa were to assume and convert the entire $8.0 million Bank Leumi credit facility, Southpoint, Gemini and Landa would receive an aggregate of up to 5,818,182 shares of common stock. At January 13, 2008, such shares had an aggregate market value of $20,363,637.00 (based on the closing price of our stock on such date). Additionally, under the terms of the 2006 Bridge Loan and 2006 Credit Facility Guarantee, if these holders of our bridge financing were to convert at least 50% of the debt, we have agreed to issue to them warrants to purchase an aggregate of 500,000 shares of common stock and may issue to them warrants to purchase up to an additional 500,000 shares of common stock if they convert 100% of the debt. These warrants were to have an exercise price of $5.00 per share (subject to adjustment in case of stock dividends and stock splits) and were to be identical to our public warrants. At January 11, 2008, these warrants, assuming conversion of 100% of the outstanding bridge financing, had an aggregate market value of approximately $700,000 (based on the closing price of our warrants on that date).

Due to the prolonged Merger process and in order to satisfy our working capital requirements prior to receipt of the Merger consideration, in March 2007, we entered into new bridge loan agreements with Gemini, Landa and Southpoint under which IXI received gross proceeds of $6,000,000, with each party loaning the Company a total of $2 million. These loans, referred to in this prospectus as the March 2007 loans, bear interest at the rate of 10% per annum. One-half of the March 2007 Loans is due and payable on June 6, 2008 and the balance of the March 2007 Loans are due and payable on June 6, 2009.

On October 25, 2007, we entered into agreements with Gemini, Landa and Southpoint regarding the conversion of amounts owed to Southpoint under the 2006 Bridge Loan and the assumption and conversion of debt guaranteed by Gemini and Landa under the Bank Leumi credit facility, resulting in the conversion of approximately $20.7 million principal amount of debt held or guaranteed by these entities into shares of our common stock at a conversion price of $3.60 per share (instead of the $5.50 per share conversion price applicable under the terms of the 2006 Bridge Loan and 2006 Credit Facility Guarantee) and the issuance of warrants to purchase shares of common stock at an exercise price of $4.10 (subject to adjustment in case of stock dividends and stock splits), expiring 5 years from the date of grant. The conversion price and the exercise price of the warrants were the same as the price per share and exercise price associated with the private placement we closed in November 2007. This conversion resulted in the issuance to Southpoint, Gemini and Landa of an aggregate of 5,752,222 shares of common stock and warrants to purchase an aggregate of up to 3,451,333 shares of common stock. As a result of the conversion of this debt at a per share conversion price of $3.60, as opposed to the $5.50 per share conversion price specified under the terms of the 2006 Bridge Loan and 2006 Credit Facility Guarantee, as amended, Gemini Funds, Landa and Southpoint received an aggregate of 1,987,131 additional shares of our common stock, which also reflected an immediate gain of $0.58 per share, or $3,336,289 in total, when compared to the market price on the date of conversion of $4.18 per share. The warrants issued as a result of this conversion have an estimated aggregate value, based on the Black-Scholes option pricing model, of $9,629,220. As part of these conversion transactions, Gemini Funds, Landa and Southpoint agreed that they would no longer be eligible to receive the up to 1,000,000 warrants that they would otherwise have been eligible to receive upon conversion in the case of Southpoint, and upon assumption and conversion, in the case of Gemini Funds and Landa, of the total debt outstanding under the 2006 Bridge Loan and guaranteed under the 2006 Credit Facility Guarantee. All other terms associated with the agreements with Gemini, Landa and Southpoint regarding the bridge loan agreement and the debt guaranteed by Landa and Gemini under the terms of the Bank Leumi credit facility remained unchanged.

On November 14, 2007, we entered into an agreement with Landa regarding the conversion of $2.592 million principal amount of debt consisting of the $2 million loan made by Landa to IXI as part of the March 2007 Loans and the assumption and conversion of $592,000 guaranteed by Landa under the Bank Leumi credit facility, at the conversion price of $3.60 per share (instead of the $5.50 per share conversion price applicable under the terms of the 2006 Bridge Loan and 2006 Credit Facility Guarantee) and the issuance of warrants to purchase shares of our common stock at an exercise price of $4.10 per share (subject to adjustment in case of stock dividends and stock splits), expiring 5 years from the date of grant. The conversion price and the exercise price of the warrants were the same as the price per share and exercise price associated with the October 25, 2007 agreements with Gemini, Southpoint and Landa and with the private placement we closed in November 2007. This conversion resulted in the issuance to Landa of an aggregate of 720,000 shares of common stock and warrants to purchase an aggregate of up to 432,000 shares of common stock. As a result of the conversion of this debt at a per share conversion price of $3.60, as opposed to the $5.50 per share conversion price specified under the terms of the March 2007 Loan and 2006 Credit Facility Guarantee, as amended, Landa received an aggregate of 248,727 additional shares as a result of the conversion, which also reflected an immediate gain of $0.52 per share, or $374,400 in total, when compared to the market price on the date of conversion of $4.12 per share. The warrants issued as a result of this conversion have an estimated aggregate value, based on the Black-Sholes option pricing model, of $1,183,680. See “- Bridge Loans, Debt Conversion.”

Equity Line of Credit

On November 11, 2007, we entered into an equity line of credit, or ELOC, arrangement with Tailor-Made Capital, Ltd., or Tailor-Made, an Israeli company affiliated with Meitav Investment House, a privately owned asset management and investment banking firm based in Israel. Pursuant to the terms of the ELOC arrangement, we have the right to sell to Tailor-Made and Tailor-Made is obligated to purchase from us, up to an aggregate of $5,000,000 of shares of our common stock at a discount to their market price determined as follows:

• (a) a 10% discount to the lowest daily volume weighed average price, or VWAP, of our common stock during ten consecutive trading day period immediately prior to the date we notify Tailor-Made that we want to access the ELOC, if that trading price, defined as the Market Price, is less than or equal to $6.00 per share; or

•  (b) a 7.5% discount to the Market Price (as defined), if the Market Price is greater than $6.00 and less than $8.00; or

• (c) a 5% discount to the Market Price (as defined), if the Market Price is greater than $8.00.

The ELOC arrangement will remain in effect until the earlier of 24 months following the date that registration statement associated with this prospectus is declared effective and November 10, 2010, unless otherwise terminated by us or Tailor-Made pursuant to the terms of the ELOC Arrangement. In connection with the ELOC arrangement, we issued Tailor-Made 75,000 shares of common stock as a commitment fee and a five year warrant to purchase up to 312,500 shares of our common stock at an exercise price of $4.10 per share (subject to adjustment in case of stock dividends and splits). The warrant issued to Tailor-Made will vest proportionally to the value of the shares purchased by Tailor-Made under the ELOC Arrangement at the time of purchase.

Private Placement

In late November 2007 we closed a two tranche private placement of our securities to certain accredited investors, raising an aggregate of $9.7 million and resulting in the issuance of an aggregate of 2,703,000 shares of common stock at a purchase price of $3.60 per share and the issuance of warrants to purchase an aggregate of up to 1,621,800 shares of common stock at an exercise price of $4.10, which warrants expire five years from the date of grant.

In October 2007, we entered into an agreement with Meitav Underwriting, Ltd., or Meitav, to assist us with our capital raising efforts. Under the agreement, we agreed to pay Meitav a one time annual fee of $45,000. We also entered into an agreement with Global Crown Capital, LLC to assist in our capital raising efforts. In late November 2007, we closed a two tranche private placement of our securities to certain accredited investors, raising an aggregate of $9.7 million and resulting in the issuance to investors in the private placement of an aggregate of 2,703,000 shares of common stock at a purchase price of $3.60 per share and the issuance of warrants to purchase an aggregate of up to 1,621,800 shares of common stock at an exercise price of $4.10 (subject to adjustment in case of stock dividends and stock splits), which warrants expire five years from the date of grant.

As a result of the completion of the private placement in November 2007, Meitav received a success fee consisting of a $557,502 in cash and warrants to purchase 135,150 shares of common stock at an exercise price of $3.60 (subject to adjustment in case of stock dividends and stock splits), which warrants will expire in 2012. In addition, Global Crown Capital LLC received a success fee in the amount of $14,940.

Sources of Revenues

We currently generate revenues from two main sources: sales of the Ogo devices and providing of the hosted services related to the Ogo devices.

Currently, sales of the Ogo devices are recognized as revenue upon activation of the service for the Ogo device by the end user. The services include a variety of hosted services provided by us to our customers (such as email and push email gateway, IM gateways and attachments transcoding) and generate monthly recurring revenues per active device. To date, we have derived the substantial majority of our revenues from sales of the Ogo devices. We expect that, as the installed base of devices grows, the recurring monthly revenues related to the hosted services will account for a larger portion of IXI’s revenues.

Our initial revenues from device sales were generated by those units shipped by AT&T Wireless Inc. to their end users. Since AT&T Wireless had internal capabilities to provide the email and IM gateways to its end users, we did not provide any hosting services for AT&T Wireless customers. Since commencing sales in 2004, we shipped a total of $16.5 million of devices to AT&T Wireless, of which $6.7 million were recognized as revenue in the 2005 year end financial statements. The remaining shipments to AT&T Wireless were recognized as part of the one-time gain of $11.7 million in 2005 resulting from the termination of the agreement by Cingular.

At the end of the third quarter of 2005, we commenced commercial sales in Europe. Both e-kolay.net and Swisscom Mobile began commercial sales to end users in November 2005. On December 15, 2005, we entered into a cooperation agreement with 1&1 Internet AG, pursuant to which 1&1 Internet AG committed to purchase $18 million Ogo devices through the first quarter of 2007. 1&1 commenced sales to end users at the end of April 2006 and as of September 30, 2007, 1&1 had purchased approximately $14.7 million of devices from us, in accordance with the agreement. Due to the late deliveries of Ogo devices by us to 1&1 as a result of delays associated with our June 2006 bridge financing, 1&1 did not complete its purchasing obligation by the end of the first quarter of 2007. 1&1 and we are currently discussing the updated purchase date and product blend to be supplied to 1&1 in view of the commercial availability of the Ogo 2.0.

In May 2006, we entered into an agreement with Antel, the parent company of Ancel, the leading mobile operator in Uruguay for the sale to Antel of Ogo devices for resale by Ancel to end users in Uruguay. Ancel commenced selling Ogo devices and we commenced providing the related hosted services in Uruguay at the end of June 2006.

In December 2006, Onetouch, one of the leading mobile operators in Ghana, issued a purchase order for the purchase of Ogo devices. We did not enter into a specific agreement with Onetouch, and the purchase order is governed by our standard terms and conditions. Consequently, Ogo devices and related services are now available in Ghana.

In February 2007, Vimpelcom, a Russian mobile operator serving more than 47 million subscribers, announced that it intends to offer Ogo devices and service to small to medium business customers. Vimpelcom, through Betalink, a third party purchasing arm, issued a purchase order for purchase of Ogo devices, subject to our standard terms and conditions. The Ogo devices have been delivered to Betalink and we are awaiting receipt of the balance of payment for these devices. We expect to meet with Vimpelcom during the first quarter of 2008 to determine if, and on what terms, Vimpelcom will launch the Ogo service and sale of Ogo devices in Russia. We are not currently able to determine if we will be successful in our efforts to enter into an agreement with Vimpelcom under which Vimpelcom will launch the Ogo service and associated Ogo device sales.

On March 27, 2007, we and Cleveland Unlimited, Inc. d/b/a “Revol” signed a letter of intent which provides that Revol Wireless, based in Independence, Ohio will distribute Ogo 2.0 products and services as part of Revol’s offering. Revol will be the first to launch the Ogo 2.0c, IXI’s first CDMA 3G product, with EV-DO technology in the United States. This launch was expected to occur this fall, but will now most likely occur during the upcoming winter season. While the letter of intent between the parties outlines the general commercial understandings and sets the timeframe for the signing of a definitive agreement to be not later than May 31, 2007, a definitive agreement has not yet been finalized.

On June 20, 2007, Mobilkom Austria AG, a Vodafone partner company, the largest cellular operator in Austria and one of the largest operators in Central Europe, announced the launch of sales of Ogo devices in Austria. Mobilkom has over 3.5 million subscribers in Austria and over 10 million subscribers in Europe.

In August 2007, we announced the appointment of In Mobile Solutions Sdn Bhd, or IMS, as our distributor to Malaysia. The distribution arrangements will be subject to FCC type approval of the device and other terms to be agreed by the parties.

In November 2007, IXI received a purchase order for Ogo 2.0 by Vodafone, the largest operator in Germany, to be shipped in time for the holidays. Ogo devices are being sold through Debitel, the largest mobile retail chain in Germany.

Because we do not yet have sufficient experience with sales of Ogo devices in Europe in order to predict the appropriate rate of products which will be actually sold by our customers to end users, we currently recognize revenues arising from the sale of the devices only upon activation of service to the end user.

In previous years, we derived revenues from licensing our PMG software pursuant to several licensing agreements for the development and manufacture of PMG-based devices with companies such as Samsung Electronics Co. Ltd., Seiko Instruments Inc., SK Telecom Co. Ltd. and Sanyo North America Corporation. Our software business model consisted of upfront license fees, maintenance fees and royalty payments upon the sale of devices which incorporated the PMG software. Future revenues from PMG software are expected to be de minimis because no manufacturers are currently incorporating the PMG software into their devices, and IXI is not currently actively engaged in the selling and marketing of the PMG software. Our management does not classify PMG activity as a separate segment as it shares all its resources with the Ogo activity.

From 2005 through September 30, 2007, we shipped and recognized revenues from the following sales of Ogo devices (excluding AT&T Wireless sales):

	Q2 2005	Q3 2005	Q4 2005	Q1 2006	Q2 2006	Q3 2006	Q4 2006	Q1 2007	Q2 2007	Q3 2007
	Unaudited
Revenue from sale of the Ogo devices	0	150,000	589,920	1,641,820	3,436,883	3,308,681	3,354,609	2,632,323	2,511,441	4,037,000
Deferred Revenue (Ogo only)*	150,000	673,232	4,174,903	3,510,484	6,843,129	10,954,060	12,414,634	11,685,980	11,691,426	11,236,507
Ogo device Average Selling Price (“ASP”)	—	150	168	164	182	166	168	169	170	185
Monthly Service ASP, per subscriber	—	0	2.7	2.8	2.2	1.6	2.0	1.9	1.8	2.1
Units shipped per Quarter**	1,000	4,000	24,250	5,750	39,692	44,806	28,196	10,700	13,791	18,209
Units shipped (cumulative)**	1,000	5,000	29,250	35,000	74,692	119,498	147,694	158,394	172,185	190,394
Subscribers (cumulative) **, ***	0	0	4,505	14,540	33,377	53,263	73,196	88,754	103,562	120,128
Customers – launched (cumulative)	0	1	2	3	4	4	5	5	6	6

*Deferred Revenues of devices as of the last date of the applicable quarter.

** Numbers are rounded

*** The number of subscribers may be reduced from time to time due to deactivation of some of our customers’ subscribers and replacement of devices. The number of subscribers as of third quarter 2007 includes a write down of approximately 3,400 subscribers, primarily due to billing systems adjustments between us and our customers.

To date, IXI has derived its revenues from a small number of customers. The revenues from major customers are outlined in the table below:

	Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
	Unaudited	Unaudited
Ogo:
AT&T Wireless [terminated in 2005]	—	—	—	85%	60 60%
Swisscom Mobile	52%	41%	45%	8%	—
e-Kolay	8%	9%	7%	2%	—
1&1	34%	48%	46%	—	—
Sanyo North America Corporation	—	—	—	—	6%
Others	6%	2%	2%	5%	34%

The following presents revenues by geographic breakdown:

	Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
	Unaudited	Unaudited
United States	$—	$—	$—	$6,794	$572
Europe and Middle East	10,647	8,845	12,645	825	—
South America	411	100	184	—	—
Asia Pacific	—	98	100	348	300
Total	$11,058	$9,043	$12,929	$7,967	$872

The following presents revenues by geographic breakdown for the years ended December 31, 2006, 2005 and 2004:

	Year Ended December 31,
	2006	2005	2004
United States	$—	$6,794	$572
Europe and Middle East	12,645	825	—
South America	184	—	—
Asia Pacific	100	348	300
Total	$12,929	$7,967	$872

Operating Expenses

Cost of Revenues

Cost of revenues relating to the Ogo devices consists primarily of the cost of (i) the device components that we procure directly from third party suppliers, (ii) the cost to us of having the device manufactured by Chi Mei, (iii) royalties for third party licenses for software included in the Ogo devices, shipping and packaging costs, salaries and related personnel expenses for employees engaged in the delivery and support of our products, (iv) allocation of fixed overhead and facility costs (v) free devices provided to customers and (vi) an allowance for the warranty of our products.

During the nine months ended September 30, 2007, our management determined that, due to a technology obsolescence and due to the commercial launch of Ogo 2.0 during the quarter ended June 30, 2007, we will be able to sell smaller quantities of our older products that we have previously anticipated. We have therefore recorded an inventory write-down provision of $269,000 and we believe that will not realize $680,000 for advance payments to suppliers and have recorded cost of revenues of $680,000 associated with advance payments to suppliers.

We provide a warranty for our products for various periods ranging from 12 to 30 months. We also receive a warranty from Chi Mei on the devices for a period of 12 months from delivery to us or our customer, as applicable. We provide an accrual to cover the costs of such commitments when we have received an indication from our customers that such warranty costs are probable to be incurred. Chi Mei’s warranty to us is recorded as income when reimbursement is received or Chi Mei assumes responsibility. The warranty costs are included in the cost of revenues.

Cost of revenues relating to our hosted services consists primarily of (i) royalty expenses for third party services included in the Ogo devices, (ii) salaries and related personnel expenses for employees engaged in the support of the hosted services and (iii) an allocation of fixed overhead and facility costs, based on the number of employees engaged in the support of the hosted services.

We have entered into agreements with various third party contractors who provide us with hosted services. These agreements typically include a monthly fee per use, with certain minimums per month. Until we are able to significantly expand the Ogo device subscriber base, our cost of revenues from these services on a per unit basis is expected to be relatively high.

Research and Development Expenses

Research and development expenses consist primarily of salaries and related personnel expenses, subcontractor costs related to the design, development and testing of new products and technologies, product enhancements and an allocation of fixed overhead and facilities costs related to research and development activity. We conduct research and development primarily in our facilities in Israel and Romania. All research and development costs are expensed as incurred. As of September 30, 2007, our research and development team was comprised of 92 employees and consultants in Israel and Romania. We expect our research and development expenses to increase in the future as we continue to expand our product offering, features and applications. We received royalty-bearing grants from the OCS for funding the development of PMG software and the OS. The grants were deducted from research and development expenses. Research and development grants are recognized when we satisfy all the conditions under the law for being entitled to such grants. We do not have any current plans to apply for additional research and development grants from the Government of Israel.

Selling and Marketing Expenses

Selling and marketing expenses consist primarily of salaries, commissions, participation in our customers’ marketing efforts and related personnel expenses for those engaged in the sale and marketing of our products, travel, as well as related trade shows and promotional and public relations expenses and an allocation of fixed overhead and facilities costs related to marketing and sales activity. We maintain a direct sales force, as well as utilizing independent distributors and sales representatives, under various agreements and methods of compensation (such as salaries, consultancy fees, bonuses based on sales and commissions set as a percentage of selling price). As of September 30, 2007, our sales and marketing team was comprised of 21 professionals worldwide and is expected to grow in the future as we expand our sales and marketing activities worldwide. We expect our selling and marketing expenses to increase in the future due to an increase in direct expenses related to sales and marketing, including salaries to personnel increases in our direct sales force, as well as increased bonus payments and sales commissions on our revenues. In addition, as our customer base grows, we will be required to participate in additional marketing efforts.

In November 2005, Gemini Funds, Landa and Concord Venture Funds, each then-existing security holders, entered into a Keep Well Agreement with one of our customers, under which they undertook to compensate the customer, up to a maximum liability of $4 million, for damages caused by our failure to meet our service or supply commitments, provided such failure was caused by a lack of capital. As a consideration for such undertaking, in February 2006, IXI issued to such security holders 1,773,494 shares of convertible preferred stock at an issue price equal to the par value of $0.01 per share. Under US generally accepted accounting principles, or GAAP, we were required to record the cost associated with this guarantee in the amount of $3.76 million as a deferred charge against additional paid in capital, and the deferred charge was amortized to sales and marketing expenses over the expected guarantee period of 20 months ($188,000 per month). Because the Keep Well Agreement was terminated in connection with the $20 million bridge financing, the full amount of the cost associated with this guarantee was recognized as of December 31, 2006.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related personnel expenses for executive, accounting, finance, legal, human resources, administrative and network and information systems personnel, facilities maintenance, professional fees and other general corporate expenses. We will need to expand our general and administrative expenses as we expand our operations and sales to additional countries as well as additional regulatory compliance expenses relating to publicly traded company reporting obligations.

In the nine months ended September 30, 2007, we recognized non recurring charges following the consummation of the Merger. See “- Nine month ended September 30, 2007 (unaudited) compared to nine months ended September 30, 2006 (unaudited)”.

Financial Expenses, Net

Financial expenses, net of interest received on bank deposits and exchange rate differences resulting in a gain, when applicable, consist primarily of interest paid on short term and long term loans and on convertible bridge loans and of amortization of discount attributed to detachable warrant costs in connection with short-term loans, long-term loans and convertible loans. In the nine months ended September 30, 2007, we recognized non recurring charges following the consummation of the Merger. See “- Nine month ended September 30, 2007 (unaudited) compared to nine months ended September 30, 2006 (unaudited)”.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements require management to make estimates and assumptions that affect the reported amounts of revenue and expenses, assets and liabilities and disclosure of contingent assets and liabilities, based upon information available at the time that they are made, historical experience and various other factors that are believed to be reasonable under the circumstances. These estimates are evaluated by us on an on-going basis. Actual results may differ from these estimates under different conditions. Our significant accounting policies are more fully described in note 2 to our consolidated financial statements included elsewhere in this prospectus.

We believe that the application of the following critical accounting policies entails the most significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

Our current sales arrangements with customers for sale of Ogo devices include a number of elements or multiple deliverables that may represent individual units of accounting. These deliverables typically consist of the device (including software embedded in the device) and a variety of hosted services.

For these arrangements, we implement the guidance in EITF No. 00-21 “Revenue Arrangements with Multiple Deliverables”. The principles and guidance outlined in EITF No. 00-21 provide a framework to (a) determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, and (b) determine how the arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. Each of these deliverables in the arrangement represents individual units of accounting if (i) the product has value to the customer on a stand-alone basis; (ii) vendor-specific objective and reliable evidence of fair value exists for the undelivered elements and (iii) the arrangement does not include a general right of return.

Typically, our products and service are considered separate units of accounting when we (i) enter into a contract with a customer for the supply of Ogo devices and (ii) provide hosted services. Currently, we have yet to establish a substantial vendor specific objective evidence of fair value for devices sold and therefore, we use the residual method to allocate the arrangement consideration. Under the residual method, we first estimate the fair value of the undelivered elements (the hosted services) based on the price that it charges for those services when sold separately. After the fair value of the hosted services is established, the residual value is allocated to the delivered element (the Ogo device).

We recognize revenue from sales of Ogo devices when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectability is reasonably assured. We do not grant a right of return to our customers. The software embedded in Ogo devices was developed by us and incorporated into the hardware manufactured by Chi Mei. Almost all of our engineers are software engineers and the intellectual property developed by us is mostly software related. As the software embedded in Ogo devices is not deemed to be incidental, we recognize revenues in accordance with the American Institute of Certified Public Accountants Statement of Position No. 97-2, “Software Revenue Recognition” (“SOP No. 97-2”).

Assuming all the abovementioned criteria for revenue recognition have been met, we recognize revenue for our device sales when the end user has activated the service for the Ogo device and recognize revenue for hosted services on a monthly basis when the services are rendered. Recognition of revenues from Ogo devices upon the activation of the device and related service by the end user, as opposed to recognizing revenues upon delivery to our customers, is due to the fact that we do not have sufficient experience with sales of Ogo devices in order to predict the appropriate volume of Ogo devices actually sold by our customer to end users. In the future, if there is sufficient experience, we may be able to recognize revenues based on delivery to our customers, assuming all other revenue recognition criteria are met.

We are contractually committed to participate, in varying capacities and levels, in marketing and advertising efforts of a number of our customers through reimbursement of direct expenses actually paid by these customers, up to limited, pre-defined amounts. These participation costs are recorded as selling and marketing expenses or as a deduction of revenues, as appropriate. Marketing participation is characterized as a reduction of revenue unless both of the following conditions are met:

•	we receive, or will receive, an identifiable marketing activity in exchange for the consideration; and

•	we can reasonably estimate the fair value of the marketing activity.

Warranty Costs

We provision for warranty costs at the time such costs are deemed to be incurred. We incur an accrual to cover the costs of our warranty commitments when we have received indication from our customers that these warranty costs are probable to be incurred. Chi Mei’s warranty to us is recorded as income when reimbursement is received or when Chi Mei assumes responsibility. The warranty costs are included in the cost of revenues.

Inventories

Inventories are stated at the lower of cost or market value. Cost of raw materials and finished products is determined by the “first-in, first-out” method. We periodically evaluate our quantities on hand relative to historical costs and current market value and projected sales volume. Based on these evaluations, inventory write-offs and write-down provisions are provided to cover risks arising from slow moving items, technological obsolescence, excess inventories, discontinued products and market prices lower than cost. If future market conditions are less favorable than our projections, additional inventory write-downs may be required and would be reflected in cost of sales in the period the revision is made.

Accounting for Stock-based Compensation

Until December 31, 2005, we accounted for all employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” or APB 25, and in accordance with FASB Interpretation No. 44, we applied the provisions of FAS 123 under the minimum value for disclosure purposes. Pursuant to these accounting pronouncements, we recorded compensation for stock options granted to employees over the vesting period of the options based on the difference, if any, between the exercise price of the options and the fair value of the underlying shares at that date of grant. Deferred compensation was amortized to compensation expense over the vesting period of the options and was included as salary as part of the cost of revenues, research and development costs, sales and marketing expenses and general and administrative expenses. This method requires that we make an estimate regarding the fair market value of our underlying shares. In making this estimate, we have used historical data, available third party valuations and management judgment. In November 2005, we issued to employees options to purchase common stock under our Employee Stock Option Plans, at an exercise price determined by our Board of Directors as the fair market value of the underlying common stock. For our audited year end reports, we retained an independent third party valuation firm to determine the fair market value of common stock on various dates including November 2005, and their determination was that the fair market value of the common stock was higher than that determined by the board of directors. As a result, we recorded compensation expenses in the amount of approximately $800,000 out of which approximately $16,000 was recognized as an amortization of deferred stock compensation during 2005, approximately $242,000 was recognized in the year ended December 31, 2006 and approximately $149,000 was recognized in the nine months ended September 30, 2007. In addition, under US tax law, a person taxed under US law who is granted an option at an exercise price which is less than the fair market value at the date of grant, may be subject to a tax liability upon the vesting of such options for the potential gain between the exercise price and the fair market value as well as to a 20% penalty tax. In July 2006, IXI’s Board of Directors resolved to offer US employees the opportunity to request a change of the exercise price of the options granted to those employees in November 2005 to equal the fair market value as of that date, in order to avoid these adverse tax consequences. These changes in the exercise price were accounted as a modification under the provisions of SFAS 123(R). Because the new exercise price equals the fair market value of the shares upon the modification, and given the fact that all other option terms will remain as in the original award, no incremental compensation costs under the provisions of SFAS 123(R) were recognized.

We apply SFAS No. 123(R) and EITF No. 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF No. 96- 18”), with respect to options granted to non-employees. SFAS No. 123(R) requires the use of an option valuation model to measure the fair value of the warrants at the grant date. This method requires that we make an estimate regarding the fair market value of the underlying shares. Compensation expense in respect of options granted to non-employees amounted to $57,000, $40,000, $20,000 and $16,000 for the nine months ended September 30, 2007 and for the years ended December 31, 2006, 2005 and 2004, respectively.

In December 2004, the FASB issued Statement 123R, or SFAS 123(R). SFAS 123R is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation”, which supersedes APB 25 and its authoritative interpretations.

SFAS 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, focuses primarily on accounting for transactions in which an entity obtains employee and directors services in share-based payment transactions, and does not change the accounting guidance for share-based payment transactions with parties other than employees.

SFAS 123(R) eliminates the option of using APB 25’s intrinsic value method of accounting that was provided in SFAS 123 as originally issued and requires issuers to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The fair-value-based method in SFAS 123(R) is similar to the fair-value-based method in SFAS 123 in most respects. The costs associated with the awards will be recognized over the period during which an employee is required to provide service in exchange for the award which is usually the vesting period. We adopted SFAS No. 123(R) using the prospective-transition method as required for nonpublic entities that use the Minimum-Value method to account for their pro forma share-based payment disclosure under SFAS No. 123(R). As such, IXI will continue to apply APB 25 in future periods to equity awards outstanding at the date SFAS No. 123(R) adoption. All awards granted, modified, or settled after the date of adoption should be accounted for using the measurement, recognition, and attribution provisions of SFAS 123(R).

SFAS 123(R) is effective for us beginning on January 1, 2006. The adoption of SFAS No. 123(R) did not have a material effect on our financial position or results of operations.

Stock-based compensation expense recognized under SFAS 123(R) for employees for the nine months ended September 30, 2007 and for the year ended December 31, 2006 amounted to approximately $1.7 million and $414,000, respectively, including continuation of expense recognized pursuant to APB 25.

In March 2005, the SEC released SEC Staff Accounting Bulletin No. 107, “Stock-Based Payment” (“SAB No. 107”). SAB No. 107 provides the SEC staff’s position regarding the application of FAS 123(R) and contains interpretive guidance related to the interaction between Statement No. 123(R) and certain SEC rules and regulations, and also provides the SEC staff’s views regarding the valuation of stock-based payment arrangements for public companies. SAB No. 107 highlights the importance of disclosures made relating to the accounting for stock-based payment transactions.

Commitments and Contingent Liabilities

Litigation Claims

Liabilities related to legal proceedings, demands and claims are recorded when it is probable that a liability has been incurred and the associated amount can be reasonably estimated. We and our subsidiaries, however, are not parties to any material litigation or legal proceeding and are not aware of any material litigation or legal proceeding, pending or threatened, to which we or our subsidiaries may become parties.

OCS

Our management has assessed that due to our breach of the Law for the Encouragement of Research and Development in the Industry, 1984, we may be required to repay all funds granted by the OCS, including accrued interest at the LIBOR rate. If we are required to pay to the OCS amounts which are significantly higher than estimated by our management, our business, financial condition and results of operations may be adversely affected. For further discussion of this issue, see “Overview” above.

Nine months ended September 30, 2007 (unaudited) compared to nine months ended September 30, 2006 (unaudited)

Revenues

Our revenues for the nine months ended September 30, 2007 were approximately $11.1 million, compared to approximately $9.0 million for the nine months ended September 30, 2006. The revenues for the nine months ended September 30, 2007 included approximately $9.2 million from sale of Ogo devices, approximately $1.7 million from hosted services and approximately $180,000 from non-recurring engineering contracts. The revenues for the nine months ended September 30, 2006 included $8.4 million from sale of Ogo devices, approximately $480,000 from hosted services and approximately $80,000 from non-recurring engineering contracts.

Cost of revenues

Our total cost of revenues for the nine months ended September 30, 2007 was approximately $11.6 million, compared to approximately $10.8 million for the nine months ended September 30, 2006.

In the nine months ended September 30, 2007, our costs of revenue decreased compare to our revenues due to our agreement with a major IM supplier, that was amended in 2007 and was valid as of January 1, 2007, which requires us to pay certain minimum fees per month materially lower than in 2006. The main terms of the Amendment are as follows: (i) the minimum amount to be paid has been reduced to $2.8 million through September 2009 beginning January 2007 as compared to $3.6 million in calendar year 2006 and $7.8 million in calendar year 2007; and (ii) the term of the agreement has been extended until September 30, 2009.

On the other hand, our costs of revenue continue to be high compared to our revenues due to a number of key factors:

•
During the nine month period ended September 30, 2007 , we determined that due to the commercial launch of Ogo 2.0 during the quarter we will ship fewer Ogo1.0 devices than we had previously anticipated, therefore we will not realize inventory in the amount of $156,000 due to a write off of slow moving CT-10 devices;

•
During the nine month period ended September 30, 2007, we have written off vendor advance payments in the amount of $680,000. Vendor advance payments are installments paid to vendors prior to the date the Ogo units are shipped to us or designated customers and are required to finance the production of the Ogo devices. The advance payments, which are mainly to enable our vendors to purchase raw materials with a long supply period, are based on the progress of the production and are deducted from the total shipment payment which is accrued upon the delivery of the Ogo units;

•
Salaries and related personnel expenses for employees engaged in the delivery and support of our products and employees engaged in the support of the hosted services, as well as the allocation of fixed overhead and facility costs, are fixed costs and as such, had an adverse impact on the cost of revenues due to the small number of units sold or with respect to which revenue was recognized; and

•	In the nine months ended September 30, 2007, we recorded as cost of revenue all the devices allocated for use under our warranty commitments, which resulted in a cost of revenues of $219,000.

Research and development expenses, net

Our net research and development expenses increased by approximately 176% to approximately $11.8 million for the nine months ended September 30, 2007 from approximately $4.3 million for the nine months ended September 30, 2006. The increase was primarily attributable to an increase in the headcount and fixed overhead and facility costs in the amount of approximately $1.9 million, an increase in subcontractors and other third parties’ expenses in the amount of approximately $1.4 million, and additional expenses of approximately $4.2 million for development of new applications and new models of the Ogo device including the development of the Ogo 2.0, a new generation of Ogo devices for individual and professional users based on a new, more advanced, technology platform, the development of the Ogo Code division multiple access, or CDMA, a new generation of Ogo devices which is based on EV-DO technology and the development of additional Ogo products

Selling and Marketing expenses

Our selling and marketing expenses decreased by 16% to approximately $5.5 million for the nine months ended September 30, 2007 from approximately $6.5 million for the nine months ended September 30, 2006. The decrease was primarily attributable to a decrease of approximately $3.4 million recorded as amortization of the above mentioned Keep Well Agreement during the nine months ended September 30, 2006, offset by an increase in the headcount and fixed overhead costs and facility costs in the amount of approximately $980,000, and an increase in expenses in the amount of $1.3 million, primarily attributable an increase in trade shows in the amount of approximately $390,000, an increase in travel expense in the amount of approximately $200,000, an increase in marketing contribution expenses in the amount of approximately $170,000, an increase in cost of devices provided as samples to customers in the amount of approximately $150,000 and an increase in sales commissions in the amount of approximately $130,000.

General and administrative expenses

Our general and administrative expenses increased by approximately 180% to approximately $6.2 million for the nine months ended September 30, 2007 from approximately $2.2 million for the nine months ended September 30, 2006. The increase was primarily attributable to an increase of approximately $1.3 million on account of the issuance of 216,000 shares of our common stock to Gideon Barak, our co-Chairman, upon the consummation of the Merger, an increase of approximately $960,000 related to stock based compensation expenses following new option grants and an increase in salaries, headcount and fixed overhead of approximately $790,000 that is comprised primarily of an approximately $220,000 one time bonus that was granted to the CEO following the consummation of the Merger and increase in headcount. In addition, we recorded a non cash expense in the amount of approximately $400,000 on account of the bonus plans of our co-Chairman and Chief Executive Office as detailed below. Also, increase in expenses of approximately $630,000 that were primarily attributable to an increase in audit and legal expenses of approximately $360,000 and an increase in provision for doubtful debt in the amount of approximately $110,000.

As of September 30, 2007, the $400,000 expenses related to bonus plans of Gideon Barak, our co-Chairman, and Amit Haller, our Chief Executive Officer, that were recorded as a result of the consummation of the Merger, have the following explanation:

1) We will be required to record non recurring general and administration expenses in the aggregate amount of approximately $2 million in connection with the issuance to Gideon Barak, co-Chairman, of options to purchase 450,000 shares of our common stock, at an exercise price of $5.00, which vest upon reaching various price per share targets; these expenses will be recorded over a period of approximately 42 months from the consummation of the Merger; a total amount of approximately $179,000 was recorded as an expense during the nine months ended September 30, 2007;

2) We will be required to record non recurring, general and administration expenses in the aggregate amount of approximately $1.9 million in connection with the issuance to Amit Haller, our Chief Executive Officer, of options to purchase 450,000 shares of our common stock, at an exercise price of $6.06, which vest upon reaching various price per share targets; these expenses will be recorded over a period of approximately 42 months from the consummation of the Merger; a total amount of approximately $166,000 was recorded as expense during the nine months ended September 30, 2007; and

3) We may be required to record non recurring, general and administration expenses of up to approximately $670,000 in connection with cash bonuses in the amount of up to $1.4 million that may be paid to each of Gideon Barak, co-Chairman and Amit Haller, Chief Executive Officer, upon reaching various price per share targets. These expenses will be recorded over a period of approximately 42 months from the consummation of the Merger; a total amount of approximately $60,000 was recorded as expense during the nine months ended September 30, 2007.

Financial expenses, net

Our financial expenses, net for the nine months ended September 30, 2007 increased by 612% and amounted to approximately $12.6 million from approximately $1.8 for the nine months ended September 30, 2006. This change was primarily attributable to interest on bridge loans and credit lines, which increased by approximately $2.5 million, and additional financial expenses recorded in connection with the consummation of the Merger, as follows:

1) We accounted for the modification to the terms of the bridge loan under the provisions of EITF 06-6, “Debtor's Accounting For A Modification (or Exchange) of Convertible Debt Instruments”, as an extinguishment of the bridge loan, and the issuance of a new loan under the modified terms. As such, we recorded an immediate loss of approximately $8.8 million for the extinguishment of the original bridge loan as additional financial expenses. This included approximately $2.9 million for the extinguishment of the bridge loan (such amount includes costs for issuance of 600,000 shares of common stock to Southpoint) and approximately $6.0 million detailed below. The amended bridge loan was recorded in the balance sheet based on its fair value which amounted to approximately $26 million. As the fair value of the amended bridge loan is greater than its contractual repayment schedule, such premium in the amount of approximately $5.9 million will be amortized over the contractual term of the loan (12 months) using the effective interest method as financial income. As of September 30, 2007, the Company recorded finance income of approximately $3.4 million as an effective interest income derived from the valuation of the Convertible Bridge Loan.

2) In addition, we recorded approximately $2.4 million on account of the grant of 400,000 shares of common stock to Southpoint in accordance with the terms of the amendment to the bridge loan, and non recurring, financial expenses of approximately $1.2 million due to the full amortization of various deferred debt costs related to the bridge loan.

3) We recorded non recurring, financial expenses of approximately $125,000 in connection with the issuance to certain financial institutions which provided advisory services to us of warrants to purchase 100,000 shares of our common stock at an exercise price of $5.00 (subject to adjustment in case of stock dividends and stock splits), expiring in 2009.

4) We recorded the following deferred debt costs on our balance sheet as of June 30, 2007, which will be amortized as financial expenses over a period of 12 months from the consummation of the Merger:

a) Approximately $180,000 on account of the issuance of 30,000 shares of our common stock to certain private placement agents who participated in identifying potential bridge lenders; an amount of approximately $58,000 was amortized as of September 30, 2007; and

b) Approximately $2.4 million on account of the issuance of 400,000 shares of our common stock to the Guarantors; an amount of approximately $770,000 was amortized as of September 30, 2007.

Net loss

We had a net loss from continuing operations of approximately $36.6 million, compared with net loss of approximately $16 million for the nine months ended September 30, 2007 and 2006, respectively, due to the reasons mentioned above.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Revenues

IXI’s revenues for the year ended December 31, 2006 were approximately $12.9 million, compared to approximately $8 million for the year ended December 31, 2005. The revenues for the year ended December 31, 2006 included approximately $11.7 million from sale of Ogo devices to Swisscom, 1&1, Ancel and e-Kolay, approximately $874,000 from hosted services, approximately $213,000 from non-recurring engineering contracts and approximately $100,000 which IXI received from SK Teletech Co. Ltd. in 2005, but were recognized only in the second quarter of 2006 once maintenance fees under the agreement were received. The revenues for the year ended December 31, 2005, included approximately $7.4 million from the sale of Ogo devices; $370,000 from PMG licenses; $160,000 from AT&T Wireless for customer and product support and $15,000 from hosted services.

Cost of Revenues

IXI’s total cost of revenues for the year ended December 31, 2006 was approximately $16.2 million, compared to approximately $9.6 for the year ended December 31, 2005.

IXI’s cost of revenues exceeded revenues in the year ended December 31, 2006, due to a number of key factors:

•
Cost of revenues for the Ogo-related hosted services consists primarily of payments to IXI’s subcontractors who provide hosted services and to instant messaging service providers. IXI’s cost of revenues related to the services was high in the year ended December 31, 2006 in comparison to IXI’s revenues due to IXI’s agreement with a major IM supplier which requires IXI to pay certain minimum fees per month, which increase over time. Until such time as IXI acquires new subscribers at a rate that matches the rate of increase in the minimum subscriber payments to the major IM supplier, IXI’s costs per subscriber will continue to exceed revenues. IXI’s minimum payment to the major IM supplier in 2006 is $3.6 million, and $7.9 million in 2007 (the original agreement has been replaced by a new agreement expiring in September 2009. For additional details, see page F-56, Note 1 clause (e)); and

•
Salaries and related personnel expenses for employees engaged in the delivery and support of IXI’s products and employees engaged in the support of the hosted services, as well as the allocation of fixed overhead and facility costs, are fixed costs and as such, had an adverse impact on the cost of revenues due to the small number of units sold or with respect to which revenue was recognized.

Other Income — Gain from Termination Agreement with Cingular Wireless Services, Inc.

As mentioned above, IXI recorded a one-time gain of approximately $11.7 million in the year ended December 31, 2005 as compensation by Cingular Wireless, Inc. for the termination of IXI’s agreement with AT&T Wireless.

Research and Development Expenses, Net

IXI’s net research and development expenses increased by 61% to approximately $6.9 million for the year ended December 31, 2006 from approximately $4.3 million for the year ended December 31, 2005. The increase was primarily attributable to an increase in the headcount and fixed overhead and facility costs in the amount of approximately $852,000, and additional expenses of approximately $1.4 million for development of new applications and new models of the Ogo device including: the development of the Ogo 2.0, a new generation of Ogo devices for individual and professional users based on a new, more advanced, technology platform and a modified hardware design, the development of additional applications of the OGO CT-17, and the development of the Ogo CT 52 device, whereas during the year ended December 31, 2005 IXI concentrated mostly upon the development of the voice application. Headcount, as used in this comparison refers to the number of positions rather than the number of employees.

Selling and Marketing Expenses

IXI’s selling and marketing expenses increased by 139% to approximately $7.9 million for year ended December 31, 2006 from approximately $3.3 million for the year ended December 31, 2005. The increase was primarily attributable to approximately $3.0 million recorded as amortization of the above mentioned Keep Well Agreement during the year ended December 31, 2006. Selling and marketing expenses increased in the amount of approximately $1.4 million due to expansion of IXI’s sales and marketing activities to support the promotion of the Ogo device and due to the increase in the joint marketing efforts with IXI’s customers in the amount of approximately $230,000.

General and Administrative Expenses

IXI’s general and administrative expenses increased by 110% to approximately $3 million for the year ended December 31, 2006, from approximately $1.4 million for year ended December 31, 2005. The increase was primarily attributable to an increase in the headcount, fixed overhead and facility costs in the amount of approximately $722,000. Also, total stock-based compensation expense recognized for the year ended December 31, 2006 was approximately $302,000 compared to $32,000 in the year ended December 31, 2005 which resulted mainly from employee option grants in November 2005 of which expenses in accordance with FAS 123(R) amounted to $172,000 due to option grants to non-employees in November 2005. In addition, legal and audit fees increased in the amount of approximately $320,000.

Financial Expenses, Net

IXI’s financial expenses, net for the year ended December 31, 2006 were approximately $2.5 million compared with financial expenses, net of approximately $1.3 million during the year ended December 31, 2005. This change was primarily attributable to interest on bridge loans, which increased by approximately $1.5 million and financial expenses related to a purchase order factoring agreement amounting to approximately $150,000 compared to $0 in the year ended December 31, 2005 offset in part by reduced interest expenses of approximately $250,000 under other loans and credit lines and decrease in currency exchange rate expenses of approximately $180,000.

Net Loss

IXI had a net loss from continuing operations of approximately $23.7 million, compared with net loss of approximately $344,000 million for the year ended December 31, 2006 and 2005, respectively, due to the reasons mentioned above.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenues

IXI’s revenues for the year ended December 31, 2005 were approximately $8.0 million, compared to approximately $900,000 for the year ended December 31, 2004. The revenues for the year ended December 31, 2005 included $7.4 million from sale of Ogo devices; $370,000 from PMG licenses; $160,000 revenues from AT&T Wireless for customer and product support and $15,000 from hosted services. The revenues for the year ended December 31, 2004 consisting primarily of $420,000 from sale of demonstration Ogo devices for use in marketing and point of sales and $350,000 from PMG licenses. The 2005 revenues primarily reflected commencement of sales of the Ogo devices to AT&T Wireless in 2004, the bulk of which were first recognized in 2005.

Cost of Revenues

IXI’s total cost of revenues for the year ended December 31, 2005 was approximately $9.6 million, compared to approximately $1.0 million for the year ended December 31, 2004.

IXI’s cost of revenues related to the device exceeded revenues in 2005, due to a number of key factors:

•
Due to the importance to IXI of the AT&T Wireless agreement, IXI commenced sales of the Ogo devices to AT&T Wireless at a negative gross margin. IXI anticipated that the cost of the Ogo devices would be reduced over time. Cost reduction expectations were met during 2005, however, the initial negative gross margin sales accounted for most of IXI’s sales during 2005;

•
Under the agreement with AT&T Wireless, IXI was obligated to provide AT&T Wireless customers with customer service call centers, as well as to provide helpdesk support for the Ogo devices (regardless of whether such support was covered by IXI’s warranty with respect to the Ogo devices). IXI provided these support services through a third party under a services agreement which included a fixed monthly cost. IXI anticipated that the monthly payment would have been cost-effective on a per-device basis, however due to the early termination of the agreement with AT&T Wireless, the fixed monthly fees arising from the third party services agreement adversely impacted the results for 2005. Ogo is no longer being sold by Cingular Wireless and service provided to the Cingular subscribers has been discontinued by Cingular. As a consequence of Cingular’s termination of Ogo related services, IXI is no longer required to provide helpdesk support Ogo customers in the United States;

•	Inventory write downs in the amount of $242,000 due to a write off of various components intended for AT&T Wireless which were no longer in use after termination of the agreement;
•
Salaries and related personnel expenses for employees engaged in the delivery and support of IXI’s products, as well as the allocation of fixed overhead and facility costs, are fixed costs and as such, had an adverse impact on the cost of revenues due to the small number of units sold or with respect to which revenue was recognized; and

•
As of December 31, 2005, IXI recorded an accrual of $2.9 million of which $987,000 and $1.9 million were attributed to continuing operations and discontinued operations, respectively, reflecting amounts reserved as an estimate of IXI’s obligations to the OCS as a result of IXI’s license of IXI’s OS to Sasken in violation of OCS requirements plus applicable interest, which was included in cost of revenues for 2005.

IXI’s cost of revenues related to the Ogo-related hosted services consists primarily of payments to IXI’s subcontractors providing the hosted service, instant messaging service providers, salaries and related personnel expenses for employees engaged in the support of the hosted services and allocation of fixed overhead and facility costs. Cost of revenues was high in 2005 compared to the revenues, due to a number of key factors:

•
IXI commenced providing the hosted services during the fourth quarter of 2005 and the commencement of these services required the payment of several start up fees to the subcontractors providing the hosted service which were all recorded in cost of revenues during 2005;

•
IXI’s agreement with a major IM provider requires IXI to pay certain minimum fees per month, which increases over time. Until such time as IXI acquires new subscribers at a rate that matches the rate of increase in the minimum subscriber payments to the major IM provider, IXI’s costs per subscriber will continue to increase. IXI’s minimum payment in 2005 was $180,000; the minimum payment going forward is approximately $2.8 million through September 2009; and

•
Salaries and related personnel expenses for employees engaged in the support of the hosted services, as well as the allocation of fixed overhead and facility costs, are fixed costs and as such, may have a smaller impact on the cost of revenues in the event that IXI’s installed base of the devices grows.

Research and Development Expenses, Net

IXI’s net research and development expenses decreased by approximately 50% to approximately $4.3 million for the year ended December 31, 2005 from approximately $8.7 million for the year ended December 31, 2004. The decrease was primarily attributable to the fact that during the year 2004 IXI commenced and completed the development of the Ogo device, a very significant project which required investment of substantial resources. During the year 2005 IXI focused on enhancing and expanding the Ogo capabilities by adding languages, additional features like voice, RSS, and games as well as developing the hosted services, but these required less research and development resources than the initial development.

Selling and Marketing Expenses

IXI’s selling and marketing expenses increased by 10% to approximately $3.3 million for the year ended December 31, 2005 from approximately $3.0 million for the year ended December 31, 2004.

General and Administrative Expenses

IXI’s general and administrative expenses increased by 8% to approximately $1.4 million for the year ended December 31, 2005 from approximately $1.3 million for the year ended December 31, 2004.

Other Income — Gain from Termination Agreement with Cingular Wireless Services, Inc.
As mentioned above, IXI recorded a one-time gain of approximately $11.7 million in the year ended December 31, 2005, as compensation by Cingular Wireless, Inc. for the termination of IXI’s agreement with AT&T Wireless.

Financial Expenses, Net

IXI’s financial expenses, net for the year ended December 31, 2005 were approximately $1.3 million compared with financial expenses, net of approximately $1.0 million for the year ended December 31, 2004. This change is primarily attributable to an increase in the interest paid on long term loans and on convertible bridge loans in the amount of $155,000, as well as an increase in the amortization of discount attributed to detachable warrant costs in connection with short-term loans, long-term loans and convertible loans in the amount of $134,000

Net Income (Loss)

IXI’s net loss from continuing operations decreased by approximately $13.8 million, or 98%, from approximately $14.1 million for the year ended December 31, 2004 to $344,000 for the year ended December 31, 2005, primarily due to the one time gain recognized following the termination of the agreement with Cingular.

Liquidity and Capital Resources

As of September 30, 2007, we had cash and cash equivalents aggregating approximately $18.6 million.

IXI Funding

Since our inception, our operations have been funded through capital investments from our security holders, loans from venture lenders and banks, OCS grants and cash flow from operations.

Working Capital Needs

Since our founding, we have generated recurring losses from operations and negative cash flows from operating activities. As of September 30, 2007, we had a security holders’ deficiency of approximately $15.5 million. To continue our operations according to our business plan we will require additional equity or debt financing. Further, if lenders under our existing bridge financing and credit arrangements do not fully exercise their rights to convert outstanding indebtedness into shares of our common stock, and instead demand repayment in cash, or if our other existing creditors demand payment of their debt, our available working capital may be significantly reduced, which would increase the amount of financing we will need to raise in order to continue our operations. There can be no assurance that we will be able to obtain the additional financial resources required to successfully compete on favorable commercial terms or at all. Failure to obtain such financing could result in the delay or abandonment of some or all of our plans for development and expansion, which could have a material adverse effect on our operating results and financial condition. Our auditor has expressed substantial doubt regarding our ability to continue as a going concern due to our working capital deficiency as of December 31, 2006 and continuing losses. Failure to obtain financing could result in the delay or abandonment of some or all of our plans for development and expansion, which could have a material adverse effect on our operating results and financial condition.

The main drivers for our working capital needs are the following:

Fullfillment of expanding Ogo sales orders. Our current payment terms with most of our suppliers are such that we need pay a significant portion of the manufacturing costs relating to Ogo devices prior to their delivery. The standard payment terms which we extend to our customers require payment within 30 days of delivery of Ogo devices. Consequently, we are often forced to finance outstanding sales orders for several months. As our sales grow, significant cash will be required to finance purchases of Ogo devices from our suppliers.

In June 2006, we entered into a purchase order factoring agreement with Ampa Capital Ltd., or Ampa, according to which Ampa has funded certain payments to our suppliers in the amount of $2 million in consideration for a commission and reimbursement of expenses; as security for the transaction we have transferred to Ampa a certain letter of credit established by one of our customers.

Currently, we do not independently generate sufficient cash to meet our day to day operations needs and commitments. In addition to our regular operating needs (such as our research and development expenses, sales and marketing expenses and general and administrative expenses), as of December 31, 2006, we had the following contractual obligations and commercial commitments:

Contractual Obligations	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years
	(In Thousands)
Operating leases (1)	$1,329	$556	$773	$0	$0
Motor vehicles leases	$468	$299	$169	$0	$0
Purchase obligations (2)	$3,000	$3,000	$0	$0	$0
Other long-term commitment (3)	$9,027	$8,393	$634	$0	$0
Severance pay (4)	$721
Bridge Loan (5)	$21,067	$0	$21,067	$0	$0
Total contractual Obligations	$35,612	$12,248	$22,643	$0	$0

(1)	The operating leases are for the premises that we lease for our operations, research and development, sales and marketing and headquarters.
(2)	As of December 31, 2006, we had open purchase orders with third party suppliers mainly for the manufacturing of the Ogo devices for the total amount of approximately $3 million.
(3)
The agreement with a major IM provider provides for minimum amounts committed to be paid by us by September 2009 of $2.8 million. The other agreements with our third-party provider of hosted services and another major IM supplier provides for an aggregate minimum amounts commitment to be paid by us for the years 2007, 2008 and 2009 in the amount of $413,000, $604,000 and $30,000, respectively.

(4)
Severance pay relates to accrued severance obligations to our Israeli employees as required under the Israeli labor law. These obligations are payable only upon termination, retirement or death of the respective employee and there is no obligation if the employee voluntarily resigns. Of this amount only $125,000 is unfunded.

(5)	During October 2007, the Convertible Bridge Loan was partially converted.

Bridge Loans; Debt Conversion

In order to satisfy IXI’s working capital requirements prior to the completion of the Merger, on June 20, 2006, IXI R&D entered into a bridge loan agreement, as amended, with Southpoint. Pursuant to the terms of the bridge loan, Southpoint loaned to IXI R&D $20 million (from which we paid $1.7 million in cash compensation to certain private placement agents and $700,000 in cash compensation, upon consummation of the Merger, to certain financial institutions providing advisory services to us), with us acting as guarantor thereto. The bridge loan bears interest of 10% per annum.

The bridge loan will be repaid upon the earlier of: (1) June 6, 2008 (the “Repayment Date”); or (2) the acceleration of the bridge loan in accordance with the agreement (the event in (2) above being referred to as the “Maturity Date”). We have unconditionally guaranteed all of the obligations of IXI R&D under the financing documents, and all obligations of IXI and IXI R&D are secured by a perfected first priority security interest on our and IXI R&D’s assets (subject to limited exceptions).

In addition, Landa and the Gemini Funds, both security holders of IXI who previously guaranteed a credit line and a loan received by IXI R&D from Bank Leumi Le’Israel Ltd. in the total amount of $8 million, have undertaken in a Letter Agreement dated June 19, 2006 to extend their Guaranty and to maintain the existing bank credit line and loan at $8 million until the Repayment Date or Maturity Date (as the case may be). Pursuant to the Letter Agreement, each of the Guarantors is entitled to assume all or any part of any amounts owed by IXI R&D to the Bank under the line of credit or under the loan and in such event any such assuming Guarantor shall be entitled to the same rights and benefits conferred to the bridge lender by the Bridge Loan Agreement. In consideration of the extension of the Guaranty, the Guarantors are entitled to a fee equal to the difference between the interest paid to Bank Leumi Le’Israel Ltd. and the amount of interest that IXI would have paid to Bank Leumi Le’Israel Ltd. if IXI’s credit facility bore interest at a rate equal to the rate set forth in the Bridge Loan Agreement. As of September 30, 2007, we owed an aggregate of $14,266 to Landa and the Gemini Funds in consideration for their guarantee of this credit facility.

With the consummation of the Merger, Southpoint received 1,000,000 shares of our common stock and the Guarantors received 400,000 shares of our common stock. Southpoint also received $150,000 as reimbursement of certain legal fees incurred in connection with the 2006 Bridge Loan. We also issued an additional 30,000 shares of common stock to certain private placement agents who participated in identifying potential bridge lenders, together with cash compensation in the amount of $1.7 million. In addition, each of Southpoint and the Guarantors will be entitled to convert all or part of its respective debt facility (including accrued interest thereon), into shares of our common stock until June 6, 2008, at a price of $5.50 per share. Furthermore, if each of the above convert 50% or more of its respective debt facility (excluding accrued interest thereon), it will be entitled to receive warrants to purchase common stock at an exercise price of $5.00 (subject to adjustment in case of stock dividends and stock splits) , expiring in 2009. If 100% of the debt is converted, the maximum total number of shares under the warrants will be 1,000,000, allocated between Southpoint and the Guarantors according to the proportionate amount of their debt facility. We have assumed the foregoing obligations in conjunction with and as part of the Merger. Southpoint and the Guarantors have agreed to be subject to lock-up arrangements which have been agreed to by the principal security holders of IXI (excluding warrants to purchase shares of our common stock that may be issued to the private placement agents in connection with the conversion of Southpoint’s debt facility) and will be entitled to registration rights on the same terms as those security holders.

We accounted for the warrants that may be issued under EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments”. Since the conversion of the convertible debt is contingent upon future events, the beneficial conversion feature of the debt will be recorded to the extent that the triggering event occurs and the contingency is resolved, based on the original fair value of our shares on the date of issuance of the convertible debt. In addition, since the issuance of the warrants is dependent upon the conversion of the debt, the relative fair value of the warrants will be recorded upon conversion of the debt, based on the original fair value of our warrants on the date of issuance of the convertible debt.

In December 2006, the parties to the bridge loan agreed to amend the loan. According to the amendment, the interest rate of the loan is a flat interest of 10% per annum throughout the term of the loan (as opposed to 20% as of the second year of the loan) and the repayment date was deferred from 60 days following completion of the Merger to 365 following the completion of the Merger. Furthermore, the lender is entitled to receive 1,000,000 shares of our common stock (as opposed to 600,000 shares under the previous terms) and the guarantors are entitled to receive 400,000 shares of common stock (as opposed to 240,000 shares under the previous terms). These 1,400,000 shares were issued to the lender and the guarantors on June 6, 2006, and, based on the terms of the Merger and the per share Merger consideration of $6.06 per share, these shares had an aggregate value of $8,484,000 on the date of issuance. Southpoint also received $150,000 as reimbursement of certain legal fees incurred in connection with the 2006 Bridge Loan.

We accounted for the modification to the terms of the bridge loan under the provisions of EITF 06-6, “Debtor’s Accounting For A Modification (or Exchange) of Convertible Debt Instruments”, as an extinguishment of the bridge loan, and the issuance of a new loan under the modified terms, and as such, we recorded a significant immediate loss as additional financial expenses.

Due to the prolonged merger process and in order to satisfy IXI’s working capital requirements prior to consummation of the Merger, IXI and IXI R&D entered into the March 2007 Loans with certain IXI security holders and lenders of the Convertible Bridge Loan under which IXI received gross of $6 million in two tranches of $3 million each. The March 2007 Loans bear interest at the rate of 10% per annum. One-half of the March 2007 Loans is to be repaid on June 6, 2008 and the balance of the March 2007 Loans shall be due and payable on June 6, 2009, in each case together with any interest accrued and unpaid thereon. Thereafter, IXI borrowed an additional $5 million which has been repaid in full.

On October 25, 2007, we entered into agreements with Gemini Funds, Landa and Southpoint regarding the conversion of approximately $20.7 million principal amount of debt held by these entities, into shares of our common stock at a conversion price of $3.60 per share (instead of the $5.50 per share conversion price applicable under the terms of the 2006 Bridge Loan and 2006 Credit Facility Guarantee) and warrants to purchase shares of common stock at an exercise price of $4.10 (subject to adjustment in case of stock dividends and stock splits), expiring 5 years from the date of grant. This conversion resulted in the issuance to Gemini Funds, Landa and Southpoint of an aggregate of 5,752,222 shares of common stock and warrants to purchase an aggregate of up to 3,451,333 shares of common stock. As a result of the conversion of this debt at a per share conversion price of $3.60, as opposed to the $5.50 per share conversion price specified under the terms of the 2006 Bridge Loan and 2006 Credit Facility Guarantee, as amended, Gemini Funds, Landa and Southpoint received an aggregate of 1,987,131 additional shares of our common stock, which also reflected an immediate gain of $0.58 per share, or $3,336,289 in total, when compared to the market price on the date of conversion of $4.18 per share. The warrants issued as a result of this conversion have an estimated aggregate value, based on the Black-Scholes option pricing model, of $9,629,220. As part of these conversion transactions, Gemini Funds, Landa and Southpoint agreed that they would no longer be eligible to receive the up to 1,000,000 warrants that they would otherwise have been eligible to receive upon conversion in the case of Southpoint, and upon assumption and conversion, in the case of Gemini Funds and Landa, of the total debt outstanding under the 2006 Bridge Loan and guaranteed under the 2006 Credit Facility Guarantee.

On November 14, 2007, we entered into an agreement with Landa regarding the conversion of $2.592 million principal amount of debt consisting of the $2 million loan made by Landa to IXI as part of the March 2007 Loans and the assumption and conversion of $592,000 guaranteed by Landa under the Bank Leumi credit facility, at the conversion price of $3.60 per share (instead of the $5.50 per share conversion price applicable under the terms of the 2006 Credit Facility Guarantee) and the issuance of warrants to purchase shares of our common stock at an exercise price of $4.10 per share (subject to adjustment in case of stock dividends and stock splits), expiring 5 years from the date of grant. This conversion resulted in the issuance of an aggregate of 720,000 shares of common stock and warrants to purchase an aggregate of up to 432,000 shares of common stock. As a result of the conversion of this debt at a per share conversion price of $3.60, as opposed to the $5.50 per share conversion price specified under the terms of the March 2007 Loan and 2006 Credit Facility Guarantee, as amended, Landa received an aggregate of 248,727 additional shares as a result of the conversion, which also reflected an immediate gain of $0.52 per share, or $374,400 in total, when compared to the market price on the date of conversion of $4.12 per share. The warrants issued as a result of this conversion have an estimated aggregate value, based on the Black-Sholes option pricing model, of $1,183,680.

We have received aggregate gross proceeds of $39,731,000 and aggregate net proceeds of $33,400,000 from the completion of the 2006 Bridge Loan, 2006 Credit Facility Guarantee, March 2007 Loans and private placement. We have not yet received any proceeds under the ELOC arrangement. Total possible cash payments to the selling security holders in connection with these transactions, including Gemini Funds, Landa and Southpoint are approximately $6,345,000. The total value of stock and warrants, issued or issuable to the selling security holders under the terms of these transactions, (including shares and warrants issued upon conversion or assumption and conversion of debt) are $14,378,089 and $16,679,220, respectively. Total cash payments to Gemini Funds, Landa and Southpoint in the first year following the sale of the convertible notes were approximately $300,000, reflecting Southpoint’s election to delay receipt of $2,000,000 of interest that would otherwise be payable during the first year or converted into shares.

Equity Line of Credit

On November 11, 2007, we entered into an equity line of credit arrangement with Tailor-Made Capital, Ltd., an Israeli company affiliated with Meitav Investment House, a privately owned asset management and investment banking firm based in Israel. Pursuant to the terms of the ELOC arrangement, we have the right to sell to Tailor-Made and Tailor-Made is obligated to purchase from us, up to an aggregate of $5,000,000 of shares of our common stock at a discount to their market price determined as follows:

• (a) a 10% discount to the lowest daily volume weighed average price, or VWAP, of our common stock during ten consecutive trading day period immediately prior to the date we notify Tailor-Made that we want to access the ELOC, if that trading price, defined as the Market Price, is less than or equal to $6.00 per share; or

•  (b) a 7.5% discount to the Market Price (as defined), if the Market Price is greater than $6.00 and less than $8.00; or

• (c) a 5% discount to the Market Price (as defined), if the Market Price is greater than $8.00.

The ELOC arrangement will remain in effect until the earlier of 24 months following the date that the registration statement associated with this prospectus is declared effective and November 10, 2010, unless otherwise terminated by us or Tailor-Made pursuant to the terms of the ELOC Arrangement. In connection with the ELOC arrangement, we issued Tailor-Made 75,000 shares of common stock as a commitment fee and a five year warrant to purchase up to 312,500 shares of our common stock at an exercise price of $4.10 per share (subject to adjustment in case of stock dividends and splits). The warrant issued to Tailor-Made will vest proportionally to the value of the shares purchased by Tailor-Made under the ELOC Arrangement at the time of purchase.

14 Common stock and warrants issued for providing financial and advisory services. Value of shares based on Merger consideration of $6.06 per shares; value of warrants determined based on market price, which was $1.21 on the date of the grant.
15 Payment for financial and advisory services.
16 Common stock and warrants issued for providing financial and advisory services. Value of shares based on Merger consideration of $6.06 per shares; value of warrants determined based on market price, which was $1.21 on the date of the grant.
17 Payment of finders fee associated with 2006 Bridge Loan.
18 Common stock and warrants issued for providing financial and advisory services. Value of shares based on Merger consideration of $6.06 per shares.

Private Placement

In late November we closed a two tranche private placement of our securities to certain accredited investors, raising an aggregate of $9.7 million and resulting in the issuance of an aggregate of 2,703,000 shares of common stock at a purchase price of $3.60 per share and the issuance of warrants to purchase an aggregate of up to 1,621,800 shares of common stock at an exercise price of $4.10 (subject to adjustment in case of stock dividends and stock splits), which warrants expire five years from the date of grant. In connection with the private placement we completed in November 2007, we issued to investors in the private placement warrants to purchase an aggregate of 1,621,800 shares of our common stock at an exercise price of $4.10 per share (subject to adjustment in case of stock dividends and stock splits), expiring in 2012. In addition, Meitav Underwriting Ltd. received as an advisory fee associated with the November 2007 private placement consisting of $557,502 in cash and warrants to purchase 135,150 shares of common stock at an exercise price of $3.60 (subject to adjustment in case of stock dividends and stock splits), which warrants will expire in 2012.

Capital Investments

Prior to consummation of the Merger, IXI had raised over $60 million in investments from its security holders. Following the Merger, to date we have raised an aggregate of 67.3 million (including cash made available as a result of the consummation of the Merger) in investments from our security holders. In the last three years, the major financing rounds were the following:

In January and February 2003, IXI issued additional series C convertible preferred stock in consideration of $9 million.

In August 2004, IXI issued series D convertible preferred stock in consideration of $12 million ($3.5 million of which was represented by the conversion of convertible loans which were made in the financing round in May and July 2004).

In January and February 2005, IXI issued additional series D convertible preferred stock in consideration of $10 million.

In January and February 2006, IXI issued series D-1 convertible preferred stock in consideration of the conversion of a convertible loan made to IXI in July 2005 in the amount of $6.3 million, including interest on the converted loan.

Pursuant to the Merger agreement at the closing of the Merger, all of the Preferred shares were converted to shares of common stock.

On November 11, 2007, we entered into an equity line of credit, or ELOC, arrangement with Tailor-Made Capital, Ltd., or Tailor-Made, an Israeli company affiliated with Meitav Investment House, a privately owned asset management and investment banking firm based in Israel. Pursuant to the terms of the ELOC arrangement, we have the right to sell to Tailor-Made and Tailor-Made is obligated to purchase from us, up to an aggregate of $5,000,000 of shares of our common stock at a discount to their market price. See “- Equity Line of Credit.”

In late November 2007 we closed a two tranche private placement of our securities to certain accredited investors, raising an aggregate of $9.7 million and resulting in the issuance to investors in the private placement of an aggregate of 2,703,000 shares of common stock at a purchase price of $3.60 per share and the issuance of warrants to purchase an aggregate of up to 1,621,800 shares of common stock at an exercise price of $4.10 (subject to adjustment in case of stock dividends and stock splits), which warrants expire five years from the date of grant. See “- Private Placement.”

Short Term Loans

In December 2004, IXI received a short-term loan from an Israeli bank in the amount of $1.3 million, which bore interest at an annual interest rate of 5.4% and was repaid in one installment on January 3, 2005. This short-term loan was guaranteed by Gemini and Landa.

In October 2005, IXI R&D received a short-term bank credit from an Israeli bank in the amount of $750,000 which bears annual interest at a rate of LIBOR + 3%. In January 2006, the short-term bank credit was fully repaid by IXI R&D.

In March 2006, IXI received a short-term loan from an Israeli bank, guaranteed by the Guarantors, in the amount of $4 million, which bears annual interest at a rate of 9% and is to be repaid in full in a single installment on June 29, 2006. In April, 2006, the Guarantors guaranteed a credit line from the same Israeli bank in the amount of up to $4 million. The Guarantors have undertaken in the Letter Agreement to extend their guaranty and to maintain the existing bank credit line and loan at $8 million until the Repayment Date or Maturity Date (as the case may be). On December 31, 2006, the Company received an extension of the term of the $8 million short-term bank credit, to be repaid on May 15, 2007. For further discussion see the section “Liquidity and Capital Resources — Bridge Loans.”

On June 8, 2006, IXI R&D received a short-term loan from an Israeli bank in the amount of $2 million which bore annual interest at a rate of LIBOR + 4% and was repaid in full in a single installment on June 20, 2006.

On May 17, 2007 IXI signed a short term loan agreement with a new lender and with its existing security holders (the “Lenders”) whereby the Lenders extended a $5 million short term loan with the following terms: (i) annual interest of 15% (ii) maturity date is 60 days from the closing of the Merger (iii) 2% including VAT cash fee has been paid on the date in which the Merger was consummated.

During July and August 2007, the short term loan was repaid in full.

Long Term Loans

In August 2003, IXI and certain affiliates of Western Technology Investments, a venture lender which was also a security holder of IXI, signed a loan and security agreement in the amount of up to $4.5 million which was fully drawn by IXI in January 2004. The loan bore interest at an annual rate equal to the U.S. dollar prime rate plus 9.2% on $2.0 million of the loan and the prime rate plus 9.4% on the remaining $2.5 million and is to be repaid in 30 monthly installments (the last installment was scheduled to be paid in July 2006). During the years ended December 31, 2006, 2005 and 2004, principal amounts of $1.0 million, $1.8 million, $1.3 million respectively were repaid by IXI.

In October 2004, IXI signed a second loan and security agreement with certain affiliates of Western Technology Investments in the amount of up to $5.0 million, of which approximately $3.0 million was drawn in November 2004. The loan bore interest at the annual rate of 12.1% (which was indexed to the base prime rate of 4.75%) and is to be repaid in 30 monthly installments. During the nine months ended September 30, 2007 and the years ended December 31, 2006, 2005 and 2004, principal amounts of $0, $1.6 million, $1.1 million and $86,000 respectively were repaid by IXI.

The total outstanding amount of both loans was repaid upon consummation of the bridge loan with Southpoint and the floating charge on the assets of IXI R&D was replaced with a floating charge in favor of Southpoint.

Due to the prolonged merger process and in order to satisfy IXI’s working capital requirements prior to receipt of the Merger consideration, IXI and IXI R&D entered into new bridge loan agreements with certain IXI security holders and lenders of the Convertible Bridge Loan under which IXI received gross of $6,000,000 in two tranches of $3,000,000 each. These March 2007 Loans bear interest at the rate of 10% per annum. One-half of the March 2007 Loans is to be repaid on June 6, 2008 and the balance of the March 2007 Loans shall be due and payable on June 6, 2009, in each case together with any interest accrued and unpaid thereon.

On October 25, 2007, we entered into agreements with Gemini, Landa and Southpoint regarding the conversion of approximately $20.7 million principal amount of debt held by these entities, into shares of our common stock at a conversion price of $3.60 per share (instead of the $5.50 per share conversion price applicable under the terms of the 2006 Bridge Loan and 2006 Credit Facility Guarantee) and warrants to purchase shares of common stock at an exercise price of $4.10 (subject to adjustment in case of stock dividends and stock splits), expiring 5 years from the date of grant. This conversion resulted in the issuance of 5,752,222 shares of common stock and warrants to purchase an aggregate of up to 3,451,333 shares of common stock. As a result of the conversion of this debt at a per share conversion price of $3.60, as opposed to the $5.50 per share conversion price specified under the terms of the 2006 Bridge Loan and 2006 Credit Facility Guarantee, as amended, Gemini Funds, Landa and Southpoint received an aggregate of 1,987,131 additional shares of our common stock, which also reflected an immediate gain of $0.58 per share, or $3,336,289 in total, when compared to the market price on the date of conversion of $4.18 per share. The warrants issued as a result of this conversion have an estimated aggregate value, based on the Black-Scholes option pricing model, of $9,629,220. As part of these conversion transactions, Gemini Funds, Landa and Southpoint agreed that they would no longer be eligible to receive the up to 1,000,000 warrants that they would otherwise have been eligible to receive upon conversion in the case of Southpoint, and upon assumption and conversion, in the case of Gemini Funds and Landa, of the total debt outstanding under the 2006 Bridge Loan and guaranteed under the 2006 Credit Facility Guarantee.

On November 14, 2007, we entered into an agreement with Landa regarding the conversion of $2.592 million principal amount of debt consisting of the $2 million loan made by Landa to IXI as part of the March 2007 Loans and the assumption and conversion of $592,000 guaranteed by Landa under the Bank Leumi credit facility, at the conversion price of $3.60 per share (instead of the $5.50 per share conversion price applicable under the terms of the 2006 Credit Facility Guarantee) and the issuance of warrants to purchase shares of our common stock at an exercise price of $4.10 per share (subject to adjustment in case of stock dividends and stock splits), expiring 5 years from the date of grant.  This conversion resulted in the issuance of an aggregate of 720,000 shares of common stock and warrants to purchase an aggregate of up to 432,000 shares of common stock. As a result of the conversion of this debt at a per share conversion price of $3.60, as opposed to the $5.50 per share conversion price specified under the terms of the March 2007 Loan and 2006 Credit Facility Guarantee, as amended, Landa received an aggregate of 248,727 additional shares as a result of the conversion, which also reflected an immediate gain of $0.52 per share, or $374,400 in total, when compared to the market price on the date of conversion of $4.12 per share. The warrants issued as a result of this conversion have an estimated aggregate value, based on the Black-Sholes option pricing model, of $1,183,680.

Cash Flow Analysis

Our continuing operating activities used cash in the amount of approximately $24.6 million for the nine months ended September 30, 2007, compared with cash used in operating activities of approximately $12.0 million for the nine months ended September 30, 2006. This increase was mainly due to an increase in continuing losses of approximately $20.1, an increase in trade receivables of approximately $4.0 million, a decrease in deferred revenues of approximately $8.4 million, offset mainly by an increase in Merger expenses, a loan valuation of approximately $10.2 million and a decrease in inventories of approximately $3.5 million.

Our investing activities relating to our continuing operations used cash in the amount of $221,000 for the nine months ended September 30, 2007, compared with cash used in investing activities of approximately $115,000 for the nine months ended September 30, 2006. In each period, cash was primarily used for purchase of property and equipment.

Our financing activities provided cash in the amount of approximately $40.7 million for the nine months ended September 30, 2007. These are due to proceeds from issuance of common stock in reverse acquisition of ITAC, net of issuance costs, of $33.4 million and proceeds from convertible loan of approximately $6.0 million, and proceeds from short term loan of approximately $5 and repayment of short-term bank credit of approximately $3.8 million. IXI’s financing activities provided cash in the amount of $22.2 million the nine months ended September 30, 2006 due to proceeds from convertible loan of $20 million and proceeds from short-term bank credit in the amount of $8.0 million, which were offset by the principal payment of a long term loan in the amount of approximately $2.6 million, payment of deferred debt and Merger cost in the amount of approximately $2.5 million and by the repayment of a short term bank loan in the amount of approximately $750,000.

IXI’s continuing operating activities used cash in the amount of approximately $17.3 million for the year ended December 31, 2006, compared with cash used in operating activities of approximately $6.5 million for the year ended December 31, 2005. This increase was mainly due to continuing losses of approximately $23.7 million, and an increase in inventories totaling approximately $6.0 million, offset mainly by an increase in deferred revenues of approximately $8.8 million, and amortization of discounts attributed to detachable warrant costs and guarantee costs of approximately $3.5 million.

IXI’s continuing operating activities used cash in the amount of approximately $6.5 million for the year ended December 31, 2005, compared with cash used in operating activities of approximately $12.4 million in the year ended December 31, 2004. This decrease in cash used was primarily due to the termination of IXI’s agreement with Cingular Wireless which resulted in a cash injection to IXI of $3.9 million.

IXI’s investing activities relating to its continuing operations used cash in the amount of $343,000 in the year ended December 31, 2006, compared with $224,000 in the year ended December 31, 2005 and with $414,000 in the year ended December 31, 2004. In each period, cash was primarily used for purchase of property and equipment.

IXI’s financing activities provided cash in the amount of approximately $20.9 million in the year ended December 31, 2006. These are due to gross proceeds from the Bridge Loan in the amount of approximately $20 million, and proceeds from short-term bank loans in the amount of approximately $6.8 million, which were offset by the repayment of short term bank credit line in the amount of approximately $750,000, repayment of a long-term bank loan in the amount of approximately $2.6 million and a payment of debt issuance cost of approximately $2.5 million. IXI’s financing activities provided cash in the amount of $12.9 million in the year ended December 31, 2005 due to proceeds from the issuance of equity securities (net of issuance expenses) in the amount of approximately $10.2, proceeds from short-term bank loans in the amount of $750,000 and proceeds from convertible loans in the amount of approximately $6.1 million, which were offset by the repayment of a short-term bank loan in the amount of approximately $1.3 million and a long-term bank loan in the amount of approximately $2.9 million.

IXI’s financing activities provided cash in the amount of approximately $18.6 million in the year ended December 31, 2004 due to proceeds from issuance of equity securities (net of issuance expenses) in the amount of $8.2 million, proceeds from short-term bank loans in the amount of $1.2 million, proceeds from long-term loans in the amount of $6.9 million and proceeds from convertible bridge loan in the amount of $3.5 million, offset by the repayment of a long-term bank loan in the amount of $1.4 million.

IXI had working capital deficiency of approximately $5.5 million at December 31, 2006 and $4.0 million at December 31, 2005 and IXI’s ratio of current assets to current liabilities was 1.08 at September 30, 2007, 0.82 at December 31, 2006 and 0.74 at December 31, 2005.

Off-Balance Sheet Arrangements

There are currently no off-balance sheet arrangements, nor any during the last three years, that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to us.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the risk of losses related to changes in market prices and foreign exchange rates that may adversely impact our consolidated financial position, results of operations or cash flows.

Foreign Exchange Risk

Although we report our consolidated financial statements in U.S. dollars, in 2005 and 2006 a portion of IXI’s revenues and expenses was denominated in other currencies.

Monetary accounts maintained in currencies other than the dollar are remeasured into dollars in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52, “Foreign Currency Translation”. All transaction gains and losses of the remeasured monetary balance sheet items are reflected in the statement of income as financial income or expenses, as appropriate.

Consequently, fluctuations in the rates of exchange between the dollar and non-dollar currencies will affect our results of operations. An increase in the value of a particular currency relative to the dollar will increase the dollar reporting value for transactions, and a decrease in the value of that currency relative to the dollar will decrease the dollar reporting value for those transactions. This effect on the dollar reporting value for transactions is generally only partially offset by the impact that currency fluctuations may have on costs. We currently do not engage in currency hedging transactions to offset the risks associated with variations in currency exchange rates but are considering engaging in these types of transactions in the near term. Due to the instability of the foreign currency markets, significant foreign currency fluctuations and other foreign exchange risks may have a material adverse effect on our business, financial condition and results of operations.

Corporate Tax

Domestic

At December 31, 2006, we had U.S. federal net operating losses carryforwards of approximately $18 million that can be carried forward and offset against taxable income, subject to ordinary corporate tax in the United States, and expiring from 2021 through 2026.

Utilization of U.S. net operating losses may be subject to substantial annual limitations due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization. A full valuation allowance was provided to reduce the benefit of net operating losses, since it is more likely than not that such tax benefits will not be utilized in the foreseeable future.

Net Operating Loss Carryforwards

We have accumulated operating losses that can be carried forward and offset against taxable income, and which result in deferred tax assets. We currently believe that it is more likely than not that the deferred tax regarding the carryforward of losses will not be realized in the foreseeable future, and provides a valuation allowance to reduce the benefit of the deferred tax assets. The change in valuation allowance as of December 31, 2006 compared to December 31, 2005 was an increase in the amount of approximately $906,000.

Foreign

At December 31, 2006, IXI R&D had accumulated losses for tax purposes in the amount of approximately $52 million, which may be carried forward and offset against taxable income in the future for an indefinite period.

We expect that during the period in which these tax losses related to IXI R&D are utilized, our income would be substantially tax exempt. Accordingly, no deferred income taxes in respect of such losses have been included in our financial statements.

General Corporate Tax Structure in Israel

On July 25, 2005, the Knesset (Israeli Parliament) approved the Law of the Amendment of the Income Tax Ordinance (No. 147), 2005, which prescribes, among others, a gradual decrease in the corporate tax rate in Israel to the following tax rates: in 2006 — 31%, in 2007 — 29%, in 2008 — 27%, in 2009 — 26% and in 2010 and thereafter — 25%.

As discussed below, however, the rate is effectively reduced for income derived from an Approved Enterprise.

Law for the Encouragement of Capital Investments, 1959

IXI’s facilities in Israel have been granted Approved Enterprise status under the Law for the Encouragement of Capital Investments, 1959, commonly referred to as the Investment Law. The Investment Law provides that capital investments in a production facility (or other eligible assets) may be designated as an Approved Enterprise. Until recently, the designation required advance approval from the Investment Center of the Israel Ministry of Industry, Trade and Labor (the Investment Center). Each certificate of approval for an Approved Enterprise relates to a specific investment program, delineated both by the financial scope of the investment and by the physical characteristics of the facility or the asset.

A company that owns an Approved Enterprise is eligible for governmental grants, but may elect to receive an alternative package comprised of tax benefits (Alternative Track). Under the Alternative Track, a company’s undistributed income derived from an Approved Enterprise is exempt from corporate tax for a period of two years. The exemption begins in the first year that the company realizes taxable income from the Approved Enterprise.

After expiration of the initial tax exemption period, the company is eligible for a reduced corporate tax rate of 10% to 25% for the following five to eight years, depending on the extent of foreign investment in the company (as shown in the table below). The benefits period is limited to 12 years from the year of operation of the investment under the approved plan or 14 years from the date of the approval, whichever is earlier. A company in which more than 25% of the security holders are non-residents of Israel, defined in the Investment Law as a Foreign Investors Company, may be eligible for benefits for an extended period of up to ten years.

The tax benefits derived from any certificate of approval relate only to taxable income attributable to the specific Approved Enterprise. To the extent we have more than one approval or only a portion of our capital investments are approved, our effective tax rate will be the result of a weighted combination of the applicable rates.

Percent of Foreign Ownership	Rate of Reduced Tax	Reduced Tax Period	Tax Exemption Period
0 – 25%	25%	5 years	2 years
25 – 49%	25%	8 years	2 years
49 – 74%	20%	8 years	2 years
74 – 90%	15%	8 years	2 years
90 – 100%	10%	8 years	2 years

Our percentage of foreign ownership will be examined by the Tax Authorities only after we used all our loss carryforwards and following the two years tax exemption period.

If a company distributes dividends from tax-exempt Approved Enterprise income, the company will be taxed on the otherwise exempt income at the same reduced corporate tax rate that applies to it after the initial exemption period. Distribution of dividends derived from Approved Enterprise income that was taxed at reduced rates, but not tax exempt, does not result in additional tax consequences to the company. A security holder who receives dividends derived from Approved Enterprise income is generally taxed at a rate of 15%, which is withheld and paid by the company paying the dividend, if the dividend is distributed during the benefits period or within the following 12 years (the limitation of 12 years does not apply to a Foreign Investors Company).

Currently, IXI R&D has one Approved Enterprise programs under the alternative track of the Investment Law. We have derived, and expect to continue to derive, a substantial portion of our operating income from our Approved Enterprise facilities. We may therefore be eligible for a tax exemption for a period of two years on undistributed Approved Enterprise income, and an additional subsequent period of five to eight years of reduced corporate tax rates ranging between 10% and 25%, depending on the level of foreign ownership of our shares. We intend to continue to apply for Approved Enterprise programs, but there can be no assurance that we will do so or that we will be successful. If dividends are distributed out of tax exempt profits, we will become liable for tax at the rate applicable to our profits from the Approved Enterprise in the year in which the income was earned, had we not chosen the alternative track of benefits (currently between 10% - 25%).

The benefits available to an Approved Enterprise are conditioned upon terms stipulated in the Investment Law and the related regulations (which include making specified investments in property and equipment, and financing a percentage of these investments with share capital), and the criteria set forth in the applicable certificate of approval. If IXI does not fulfill these conditions in whole or in part, the benefits can be cancelled and it may be required to refund the amount of the benefits, linked to the Israeli consumer price index plus interest.

We got an approval from the Investment Center of the Israeli Ministry of Industry, Trade and Labor to change the business program of our Approved Enterprise and expand the product definition initially approved by the Investment Center. On April 1, 2005, an amendment to the Investment Law came into effect, which revised the criteria for investments qualified to receive tax benefits. An eligible investment program under the amendment will qualify for benefits as a Privileged Enterprise (rather than the previous terminology of Approved Enterprise). Among other things, the amendment provides tax benefits to both local and foreign investors and simplifies the approval process. The amendment does not apply to investment programs approved prior to December 31, 2004. The new tax regime will apply to new investment programs only. Therefore, IXI R&D’s existing Approved Enterprise will generally not be subject to the provisions of the Amendment.

We applied for a pre ruling application from the Tax Authorities, and are expected to be a “Privileged Enterprise” according to the amendment of the Investment Law.

As a result of the amendment, tax-exempt income generated under the provisions of the Investment Law will subject us to taxes upon dividends or liquidation, and we may be required to record deferred tax liability with respect to such tax-exempt income. As of September 30, 2007, we did not generate income under the provision of the Amendment.

Special Provisions Relating to Taxation Under Inflationary Conditions

The Income Tax (Inflationary Adjustments) Law, 1985, was designed to neutralize the erosion of capital investments in business and to prevent tax benefits resulting from deduction of inflationary expenses. This law applies a supplementary set of inflationary adjustments to the normal taxable profits computed under regular historical cost principles. Under the Inflationary Adjustments Law, results for tax purposes are measured in real terms, in accordance with changes in the Israeli consumer price index. IXI R&D is taxed under this law.

Taxation of Non-Israeli Security Holders on Receipt of Dividends

Under Israeli tax law, a distribution of dividends from income attributable to an Approved Enterprise will be subject to tax in Israel at the rate of 15%, which is withheld and paid by the company paying the dividend, if the dividend is distributed during the benefits period or within the following 12 years. Any distribution of dividends from income that is not attributable to an Approved Enterprise will be subject to tax in Israel at the rate of 25%.

Under the United States-Israel tax treaty, the maximum tax on dividends paid to a holder of the ordinary shares who is a United States resident is 25%. Dividends received by a United States company that holds at least 10% of IXI’s voting rights will be subject to withholding tax at the rate of 12.5%, provided certain other conditions in the tax treaty are met (or at the tax rate of 15% in respect of dividends paid from income attributable to IXI’s Approved Enterprises).

BUSINESS

General

We provide solutions that bring innovative, data-centric mobile devices and services to the mass market. We offer an end-to-end mobile solution, including devices and hosted services, to mobile operators, MVNOs, and ISPs in a number of international markets. Our Ogo devices are designed to improve the mobile user experience and increase mobile data usage by offering access to popular applications and services, including email, IM, SMS, headlines and other Web information through RSS, mobile voice, Web browsing and games, at relatively low end-user prices. Our hosted services (such as email and IM gateways) allow our customers to efficiently deliver applications that require intermediation between the server and the device. These hosted services, in combination with the Ogo devices, present customers with a complete end-to-end solution that limits the amount of infrastructure investment and other roll-out costs associated with launching Ogo devices and related services. Currently, our Ogo devices are capable of operating in countries where Global System for Mobile Communications, or GSM, cellular networks are used. In the future, Ogo devices may also support other cellular air interface technologies such as Code-Division Multiple Access CDMA.

Market Opportunity

Our goal is to assist mobile operators, MVNOs and ISPs in accelerating the growth of mobile data services. These data services capitalize on the development of high-speed wireless networks and represent a key wireless industry driver. We believe that there is increasing demand from mobile operators and MVNOs for differentiated data centric devices and applications designed for the mass market. In particular, we believe Mobile operators, MVNOs and ISPs are all looking to provide mobile wireless counterparts to applications that have attracted substantial user communities in the PC-based wired Internet environment.

Email and IM are highly popular PC applications, with worldwide email users estimated at over 1 billion in 2007 (according to Radicati Group), and worldwide IM users estimated at over 1 billion million in 2007, generating billions of messages daily (according to ComScore Media Metrix and IDC). Presently, these applications, although popular on the PC, have had limited mobile penetration. To date, mobile email has largely been focused on the corporate market rather than the mobile mass market. In fact, the mobile email leader, Research in Motion, Limited, which primarily targets corporate users, has only approximately 8 million subscribers. In order to further penetrate the underserved mass market, mobile operators and MVNOs are beginning to roll out mobile IM and email as part of their mobile data service offerings globally.

Mobile Operators

The worldwide mobile communications industry was estimated to have exceeded 2.6 billion subscribers at the end of 2006, nearly one-third of the world’s population (according to Portio Research). To date, mobile operators have relied on subscriber growth and a limited set of applications as key revenue drivers. As subscriber growth rates slow in many markets, and popular application growth abates and prices fall, mobile operators are increasingly looking to new sources of mobile data revenue. To facilitate data revenue growth, mobile operators have invested heavily in the rollout of high-speed data-enabled wireless networks, via technologies such as GPRS, EDGE, UMTS, HSDPA, CDMA 2000 and CDMA 1X. These high bandwidth cellular networks are capable of supporting data transfer rates of up to 2.4 megabits per second. Mobile operators are now looking to utilize these high-speed data networks for revenue growth.

MVNOs

MVNOs are mobile operators that do not own their own spectrum and generally do not have their own network infrastructure. Instead, MVNOs have business arrangements with traditional mobile operators to buy cellular bandwidth for sale to their own customers. Unlike simple resellers, MVNOs are typically well-known, well-positioned companies with high degree of marketing influence. These well-branded companies are attempting to capitalize on the popularity of mobile communications by leveraging their brand recognition and utilizing excess, available network capacity. Consequently, MVNOs compete on the basis of offering differentiated value-added services to attract customers. We believe that our end-to-end Ogo solution presents an attractive method of offering such services.

ISPs

ISPs are also looking to mobile communications as a vehicle for revenue growth as Internet access is becoming commoditized and providers are facing pricing pressure. ISPs have a history of providing Internet access, and in some cases content as well, to the mass market. Also, as trusted email providers, ISPs are a logical candidate to offer mobile email and other messaging applications such as IM, SMS and RSS. This experience with Internet access, content delivery and messaging applications for the wired, desktop environment positions ISPs as viable mobile data solutions providers.

Despite the fact that wireless carriers and ISPs have incentive to expand their reach in the mobile data mass market, the marketing of advanced data services on the cellular network is a complex process that requires attractive applications, appropriate and affordable mobile devices, and a reliable service offering. Wireless carriers and ISPs face the following challenges:

•	Increasing the usage of data services by offering applications previously available to PC-based Internet users, often free of charge, such as email and IM;
•
Introducing new mobile devices that are user friendly and ergonomically suited to extensive text input. These devices should have features such as a full keyboard, a large horizontal screen, and additional functions in order to facilitate a robust mobile messaging experience, including sending messages of larger volume and with low latency;

•
Introducing attractive mobile devices that are affordable for mass market consumption. High-end smartphone devices, which integrate the broadest array of functionalities, are typically too expensive for the consumer mass market and require significant price subsidization by wireless carriers, which they must recoup via high monthly service fees. Although we expect smartphones generally to constitute a growing but small proportion of total devices shipped globally in the medium term, we believe that wireless carriers and ISPs are also seeking affordable mobile device alternatives that can appeal to a broader market; and

•	Lowering subscriber acquisition costs and simplifying the process of incorporating advanced data services on their platforms.

The Ogo Solution

We deliver mobile messaging devices and related services targeting the mass market. Our Ogo devices are designed to deliver popular messaging applications, such as instant messaging, email, news, and text messaging on devices specifically designed to ease typing of text messages, increasing data usage and enhancing the mobile experience. These products can be tailored to meet carrier requirements, providing a platform for future revenues. We also provide hosted services including all necessary gateways and backend servers, as well as related launch and support services.

The combination of the Ogo mobile messaging devices and hosted services provides mobile operators, MVNOs and ISPs with an end-to-end solution that enables our customers to rapidly deploy Ogo devices and services with limited infrastructure investment and minimizes other roll-out costs. We believe that the ease with which potential customers can offer Ogo service to consumers will be a key driver of our future growth. Our end-to-end Ogo solution provides our customers, even those with limited mobile communications experience, a mechanism to deliver mobile messaging to their installed base as well as to attract new customers.

Our end-to-end Ogo solutions benefit both end-consumers and service providers:

•	End-consumers benefit from access to innovative, affordable mobile devices and applications, such as email, instant messaging, SMS, Web browsing, voice and news; and

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Mobile Operators, MVNO’s and Internet Service Providers benefit from increased data usage, increased customization, and improved customer satisfaction and as a result increase in Average Revenue Per User or ARPU.

While we do not directly control Ogo’s pricing to consumers, Ogo devices have been sold at retail at prices ranging from $0 (fully subsidized by the service provider) to €99, with a monthly service fee of approximately $12 – $18, offering a compelling alternative to higher-priced offerings.

The Ogo device package (device and service) sold by 1&1 was awarded the first prize in its category at the eco Gala, an award for the solution’s innovation, cost-performance level and ease of use by consumers. Professionals.eco is a registered association for the advancement of Internet use in Germany.

Since launching Ogo in September 2004 and as of September 30, 2007, we have shipped approximately $49.6 million of Ogo products. As of September 30, 2007, $28.4 million has been recognized as revenues, $10.0 million has been included, net of cost of goods sold, in other income due to the termination of the AT&T agreement and $11.2 million are deferred revenues yet to be recognized. Our customers have included AT&T Wireless (now Cingular Wireless) and currently include Swisscom Mobile, the leading mobile operator in Switzerland, e-kolay.net, a leading ISP in Turkey owned by Doğan Yayin Holding, or DYH, Turkey’s leading media-entertainment conglomerate, 1&1, one of Europe’s leading ISPs, in conjunction with Vodafone Germany, Ancel, Uruguay’s largest mobile operator, Onetouch, one of the leading mobile operators in Ghana, Vodafone Germany, one of the largest carriers in Germany and the largest in Vodafone group, Mobilkom Austria AG, the largest carrier in Austria and FarEastone in Taiwan, the second largest carrier in Taiwan.

In February 2007, Vimpelcom, a Russian mobile operator serving more than 47 million subscribers, announced that it intends to offer Ogo devices and service to small to medium business customers. Vimpelcom, through Betalink, a third party purchasing arm, issued a purchase order for purchase of Ogo devices, subject to our standard terms and conditions. The Ogo devices have been delivered to Betalink and we are awaiting receipt of the balance of payment for these devices. We expect to meet with Vimpelcom during the first quarter of 2008 to determine if, and on what terms, Vimpelcom will launch the Ogo service and sale of Ogo devices in Russia. We are not currently able to determine if we will be successful in our efforts to enter into an agreement with Vimpelcom under which Vimpelcom will launch the Ogo service and associated Ogo device sales.

On March 27, 2007, Cleveland Unlimited, Inc. d/b/a “Revol” signed a letter of intent which provides that Revol Wireless, based in Independence, Ohio, will distribute Ogo 2.0 products and services as part of Revol’s offering. Revol will be the first to launch the Ogo 2.0c, our first CDMA 3G product, with EV-DO technology in the United States. This launch was expected to occur this fall, but will now most likely occur during the upcoming winter season. While the letter of intent between the parties outlines the general commercial understandings and sets the timeframe for the signing of a definitive agreement to be not later than May 31, 2007, a definitive agreement has not yet been finalized. In August 2007, we announced the appointment of In Mobile Solutions Sdn Bhd, or IMS, as our distributor to Malaysia. The distribution arrangements will be subject to FCC type approval of the device and other terms to be finally agreed by the parties

Ogo is no longer being sold by Cingular Wireless and service provided to the Cingular subscribers has been discontinued by Cingular. Because we do not provide any services to Cingular subscribers who used the Ogo and receives no revenue from their use of Cingular’s services, we do not believe that Cingular’s discontinuation of service or support for the Ogo, if any, will have a material impact on our business, financial condition or results of operation.

Strategic Objectives

We are aiming to develop into a leading provider of end-to-end mobile solutions to mobile operators, MNVOs and ISPs. We hope to enable the growth of mobile data services developed by mobile operators for the mobile mass market, including traditional consumers, professional consumers and small to medium enterprises. Our strategic objectives include the following elements:

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Development of sales of the Ogo devices and hosted services to national and multinational mobile operators.  We are focused on supporting operators in the deployment and operation of revenue enhancing devices and services, based on applications such as email, IM, SMS, RSS, Web browsing and mobile voice. We plan to continue to introduce additional productivity enhancement and entertainment features for Ogo in future releases;

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Development of sales of the Ogo devices and support services to emerging MVNOs worldwide.   We anticipate significant growth in the number of global providers of branded consumer goods and services that will seek to create a mobile applications and services offering for their existing customers and user communities via an MVNO. We will seek to establish ourselves as an enabler of such MVNO offerings by offering end-to-end mobile data solutions that allow an MVNO to rapidly launch Ogo devices and related services while limiting infrastructure investment and other deployment costs;

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Development of sales of the Ogo devices and support services to ISPs worldwide.  We anticipate a significant number of ISPs will seek to expand their revenues by providing mobile services, leveraging their desktop email and Internet access leadership position as well as their customer base. We will seek to establish ourselves as an enabler of such ISP offerings by offering ISPs an end-to-end mobile data device solution that can be rapidly deployed with limited infrastructure investment and other roll-out costs;

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Expansion of the Ogo devices to address the demands of professional consumers and small to medium enterprises.   We believe these potential markets are currently underserved by existing mobile messaging solutions available in the market. We envision providing an affordably-priced alternative for mobile email access as well as other value-added services; and

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Development of new applications.  We intend to include new popular desktop applications for our mobile devices and to continue to enhance our currently offered applications to keep pace with wired Internet and mobile voice and data trends.

Products and Services

We develop and sell data-centric wireless devices and services aimed at accelerating mobile data usage for mass market users. We market our solutions to mobile operators, MVNOs and ISPs worldwide. These customers in turn sell to end-users.

Ogo Devices

Ogo devices can be tailored to meet customer requirements. The Ogo’s graphical user interface, or GUI, can be customized to address branding and customer experience needs. For IM and email, Ogo can fully interoperate with leading Internet portals, as well as operator communities.

The new Ogo devices offer the following key features:

•	A “clamshell” design that unfolds to display a large, color screen and keypad
•	A full QWERTY (or QWERTZ) keypad, 8-way navigation joystick pad for familiar and easy navigation and scroll wheel
•	Compactness (4.6” × 2.7” × 0.8” when closed, 5.2 oz.)
•	Special “hot keys” for simple navigation, such as dedicated email and IM buttons
•	One button displays all active messages and chats on one screen (“Ogo” button)
•	Ability to customize and assign unique sounds and visual animations to different contacts

•	IM compatible with all major providers
•	Email on most leading providers and access to email from POP3 and IMAP4 (currently the most pervasive email protocols) accounts
•	Attachment viewer of various of popular file formats
•	Push email enabling an instant notification for incoming email
•	A consolidated inbox, allowing users to view all email and text messages in one mailbox or sort by account
•	Ability to receive RSS feeds for popular news channels and communities
•	Ability to send a single message in multiple formats (e.g., email and SMS)
•	GSM voice
•	Bluetooth 2.0
•	Web browsing in both WAP and HTML formats
•	Contact and calendar applications
•	Multimedia features

Currently, Ogo supports the most common email protocols such as POP3, IMAP4, AOL Mail®, MSN Hotmail® and Yahoo! Mail®.

The Ogo devices offer specific advantages to potential IXI customers:

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Affordable price:  We have designed the Ogo devices with a focus on cost optimization by designing the product to deliver only the most popular mobile messaging applications. The resulting lower cost allows our customers to price the Ogo devices attractively to end users, in particular to younger consumers, who often require subsidized pricing;

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Customizable “look and feel”:  In many cases, we provide our high volume customers the ability to define elements of the device design and influence the user interface and set of applications to best address their market’s needs. End users are able to further customize their devices by purchasing a range of self adhesive covers in various patterns;

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Simple activation and user data synchronization:   Upon purchase, end users activate the device by turning it on and following an on-screen activation wizard that facilitates the input of usernames and passwords for existing email and IM accounts the user wishes to access from the Ogo device. Ogo device activation can be done on the device or via an in-store or post-sale activation process by the device provider. Upon log-in to a given IM account via the Ogo device, the user’s IM contact lists associated with each online account are synchronized in real-time; and

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Ongoing provisioning:  The Ogo device’s software is upgradeable over-the-air, or OTA, allowing our customers to update any device’s software in order to launch new applications, upgrade existing functionality or repair software remotely via the cellular network.

Ogo was initially launched by AT&T Wireless (now Cingular Wireless) in the United States in September 2004. Ogo is currently available in Switzerland, Turkey, Germany, Uruguay and Ghana and we expect to introduce Ogo in other countries, including the United States. Ogo was the first and only device of its kind to provide simultaneous, unlimited instant messaging and email from three leading Internet portals —  AOL, MSN, and Yahoo! — plus text messaging, all in a sleek, clamshell device. Ogo is no longer being sold by Cingular Wireless, and services to Cingular subscribers has been discontinued by Cingular. Because we do not provide any services to the Cingular subscribers who used the Ogo and receive no revenue from their continued use of Cingular’s services, we do not believe that Cingular’s discontinuation of service or support for the Ogo, if any, will have a material impact on our business, financial condition or results of operation.

Hosted Services

As part of our end-to-end solution, we also provide a complete backend solution which incorporates all of the hosting services required to support the Ogo devices. We make it easy for our customers to rapidly launch the Ogo devices and service with limited infrastructure investment and other deployment costs. Our end-to-end solution allows our customers to focus their efforts and budget on marketing and promotion of the Ogo devices and applications versus spending significant resources on costly deployment activities.

We also provide launch and support services that enable mobile operators, MVNOs and ISPs to successfully sell Ogo. This enables our customers, even those with limited mobile data application delivery experience, to bring Ogo to market quickly and easily.

We offer the following services as part of our complete solution:

•	Instant messaging gateway
•	Email gateway
•	Push email
•	Over-the-air version upgrades
•	Over-the-air provisioning
•	Attachment reformatting
•	Portal-certified instant messaging and email services
•	A software that better addresses the needs of professional consumers, including interface with Microsoft® Exchange Server (including email, calendar and contacts)

PMG® (Personal Mobile Gateway) Technology

Our products also feature our proprietary PMG® (Personal Mobile Gateway) Technology. PMG technology allows a mobile phone or other data device to enable a variety of companion devices (such as watches, cameras, and MP3 players) to connect to the Internet and each other wirelessly. The PMG is the single connection between the wireless network and a collection of affordable and optimized mobile devices.

The PMG platform enables mobile device manufacturers to expand the ability of their products by linking them to additional mobile electronic devices. PMG technology enables wireless communications by means of the Bluetooth protocol between the core mobile device (personal mobile gateway) and other peripheral electronic devices such as a wireless earpiece, a digital camera, a mobile game console or a digital wristwatch. This allows the user to expand the capability of the core mobile device on a gradual basis by adding electronic devices optimized to deliver their primary application. These peripheral devices also share resources with the core device without replicating some costly overhead functions such as memory and processing, providing a cheaper and more flexible alternative to smartphones. PMG technology enables wireless carriers and ISPs to create additional income sources from the data transmission and the sale of additional wireless electronic devices that can be used in conjunction with existing cellular devices.

We have entered into several licensing agreements for the development and manufacture of PMG-based devices.

Current Developments

Current research and development projects that we are evaluating and may undertake include:

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A new generation of Ogo devices for individual and professional users based on a new, more advanced, technology platform and a modified hardware design. On February 14, 2007, we unveiled at the 3GSM World Congress in Barcelona our newest family of products and services, named Ogo 2.0.

•	A new generation of Ogo devices based on the CDMA air interface.
•	Integration of leading mobile applications into the current and future lineup of Ogo devices, including productivity enhancement and multimedia applications.
•	Optimizing the communication with hosted servers and gateways.

Research and Development

As of September 30, 2007, our research and development team consisted of 85 full time employees (52 located in Israel and 33 located in Romania) who carry out all engineering efforts and develop new intellectual property. We believe that companies with Israel-based research and development operations benefit from access to a sizeable skilled workforce in the high technology industry, which has been supported by government initiatives since the late 1980s. We believe that employees with relevant skill sets will, as we scale our operations, be therefore available.

We believe that the core strengths of our research and development team include expertise in mobile messaging software and complex mobile network systems as well as power and processing in constrained systems such as mobile devices. This expertise encompasses hardware and software integration, hardware and industrial design as well as quality assurance and testing.

We established our research and development operations in Israel in September 2000. More recently, we have begun to utilize additional research and development resources in lower cost geographies, including, for example, our establishment of a research and development subsidiary in Romania.

Sales and Marketing

We commenced marketing the Ogo in the United States in 2004 under a development and supply agreement with AT&T Wireless Services, Inc. The agreement required AT&T Wireless to purchase $32.4 million of devices, $16.5 million of which were delivered by the end of 2004. Unlike IXI’s current arrangements with its existing customers, the agreement did not require us to provide any hosting or related services. In April 2005, following the acquisition of AT&T Wireless by Cingular Wireless, Inc., we and Cingular agreed to cancel this agreement. As part of Cingular’s acquisition of AT&T Wireless, Cingular decided to discontinue several product lines and activities which, to our knowledge, did not fit with Cingular’s predominant purpose in pursuing its acquisition of AT&T Wireless — namely to increase Cingular’s subscriber base. Many of these products, including the Ogo, were, to our knowledge, related to AT&T’s attempt to penetrate the data service market. In April 2005, Cingular stopped selling new Ogo devices. Our management believes that discontinuation of the Ogo in the U.S. market had little to do with the Ogo’s potential for success in the U.S. market and we intend to reintroduce the Ogo into the U.S. market in the future.

Pursuant to the termination agreement with Cingular, we received a one-time cash payment of approximately $3.85 million, the return of all Ogo device inventory held by Cingular for no cost (valued by us at approximately $5.7 million), the transfer of all intellectual property rights directly relating to Ogo, including the URLs www.ogo.com, www.ogosphere.com, www.ogosphere.net and the associated intellectual property, valued by IXI at approximately $150,000. In determining the fair values, management has considered a number of factors, including valuations and appraisals. We also recorded a one-time income of $2.0 million which was previously recorded as deferred revenues upon termination of the agreement with AT&T Wireless. As a result of this termination agreement, we recorded a one-time gain of $11.7 million in 2005. However, Cingular represented 85% of ours revenues in 2005 and its loss as a customer had a material adverse impact on our sales and results of operations. As a consequence of Cingular’s termination of Ogo related services, we are no longer required to provide helpdesk support Ogo customers in the United States.

In February 2005, IXI entered into an agreement with Swisscom Mobile AG, Switzerland’s largest cellular provider, for the sale to Swisscom of Ogo devices for resale by Swisscom to end users in Switzerland and Liechtenstein. Swisscom launched the sale of Ogo devices and service in November 2005.

In July 2005, IXI contracted to sell Ogo devices to e-kolay.net, a leading Turkish ISP, in collaboration with Telsim (now Vodafone) and Avea, leading Turkish wireless carriers. Sales of Ogo to e-kolay.net are made through Mobicom, a Turkish distributor. e-kolay.net commercially launched Ogo in November 2005.

In October 2005, IXI entered into an agreement with a major IM provider pursuant to which IXI is able to sell e-mail and IM services as part of the complete Ogo offering. We sell Ogo devices with the IM services chosen to be deployed, pre-installed to the IXI customer.

In December 2005, IXI entered into an agreement with 1&1, one of the largest European ISPs, pursuant to which the customer has agreed to purchase certain minimum quantities of Ogo devices. IXI shipped devices worth approximately $2 million in December 2005 and an additional $13 million of devices through the first quarter of 2007. Due to the late deliveries by us to 1&1 as a result of delays associated with our June 2006 bridge financing, 1&1 has not completed its purchasing obligation by the end of the first quarter of 2007. As a result of the recent commercial launch of the Ogo 2.0, we are currently discussing an updated purchase date and product blend with 1&1.

In May 2006, IXI entered into an agreement with Antel, the parent company of Ancel, the leading mobile operator in Uruguay for the sale to Antel of Ogo devices for resale by Ancel to end users in Uruguay. Ancel commenced selling the Ogo devices and IXI commenced providing the related hosted services in Uruguay at the end of June 2006.

In November 2006, IXI entered into an agreement with ICQ, Inc., a leading IM provider, pursuant to which IXI is able to sell additional IM services as part of the complete Ogo solution. IXI sells Ogo devices with the IM services chosen to be deployed, pre-installed to the IXI customer.

In December 2006, Onetouch, one of the leading mobile operators in Ghana issued a purchase order for purchase of Ogo devices. IXI did not enter into a specific agreement with Onetouch, and the purchase order is governed by IXI’s standard terms and conditions. Consequently, Ogo devices and related services are now available in Ghana.

In February 2007, Vimpelcom, a Russian mobile operator serving more than 47 million subscribers, announced that it intends to offer Ogo devices and service to small to medium business customers. Vimpelcom, through Betalink, a third party purchasing arm, issued a purchase order for purchase of Ogo devices, subject to our standard terms and conditions. The Ogo devices have been delivered to Betalink and we are awaiting receipt of the balance of payment for these devices. We expect to meet with Vimpelcom during the first quarter of 2008 to determine if, and on what terms, Vimpelcom will launch the Ogo service and sale of Ogo devices in Russia. We are not currently able to determine if we will be successful in our efforts to enter into an agreement with Vimpelcom under which Vimpelcom will launch the Ogo service and associated Ogo device sales. On March 27, 2007 IXI and Cleveland Unlimited, Inc. d/b/a “Revol” signed a letter of intent which provides that Revol Wireless, based in Independence, Ohio will distribute Ogo 2.0 products and services as part of Revol’s offering. Revol will be the first to launch Ogo 2.0c, IXI’s first CDMA 3G product, with EV-DO technology in the United States. This launch was expected to occur this fall, but will now most likely occur during the upcoming winter season. While the letter of intent between the parties outlines the general commercial understandings and sets the timeframe for the signing of a definitive agreement to be not later than May 31, 2007, a definitive agreement has not yet been finalized.

On June 20, 2007 Mobilkom Austria AG, a Vodafone partner company, the largest cellular operator in Austria and one of the largest operators in Central Europe, announced the launch of sale of Ogo devices in Austria. Mobilkom has over 3.5 million subscribers in Austria and over 10 million subscribers in Europe.

In August 2007, we announced the appointment of In Sdn Bhd as our distributor in Malaysia. The distribution arrangements will be subject to FCC type approval of the device and other terms to be finally agreed by the parties.

In December 2007, the Company entered into an agreement with another major IM provider enabling us for a period of two years to provide end-users of the Ogo device with access to IM and email services for mobile devices. Under this agreement, we are required to pay a set percentage of the monthly revenues derived from each user of the IM services, which percentage varies based on the geographic region in which the IM service is provided. The agreement also requires us to make minimum payments in the amount of approximately $1 million through the two year term of the agreement.

We maintain a direct sales force as well as utilizing independent distributors. As of September 30, 2007, our sales and marketing team is comprised of 21 professionals worldwide.

Competition

There are a number of companies developing and marketing mobile devices for the transfer of digital information of various sorts. Accurate measures of market share are difficult because each of the devices on the market offers a different collection of functions, but due to the recent introduction of Ogo devices and service and the termination of the relationship with Cingular, our share of this market is, at present, negligible.

The dominant products in the market are the BlackBerry, marketed by Research In Motion, Limited, the Treo line of smartphones marketed by Palm, Inc. as well as smartphones marketed by a broad array of other manufacturers, and the Sidekick/Hiptop marketed by Danger, Inc. To date, a number of mobile operators have launched email and IM applications linked to services provided by several major Internet portals. However, these services are generally accessible through traditional handsets with form factors not optimized for text input, such as a standard cell phone keypad and screen.

In contrast to products from companies including Research in Motion, Palm and Danger, all of which compete with us in the QWERTY keyboard-based wireless device category, Ogo devices are specifically designed to offer a relatively low-cost solution for the delivery of mobile messaging applications, including access to the major email and IM services. We believe that we are the only company currently addressing the affordably-priced, high volume, mass market for mobile messaging devices.

The table below provides a comparison of the principal features of the various classes of products :

Type of Device	Examples	Target Audience	Included Applications	Average Purchase Price to End User (After Rebates and Subsidies)	Average Monthly Payment for Provided Services	Scope of Solution for Consumer Market	Scope of Solution for Professional Market
Email devices	Blackberry 8700 Blackberry 7100 Blackberry 7290	Large enterprises and professional users; government users	State-of-the-art email (fully synchronized) and basic cell phone	$200 – 400	$40 – 50+	Partial solution, limited IM support	End-to-End solution including installation of service at the enterprise with highest level of security
Smartphones	Treo 650, Nokia 9300	Large enterprises and professional users	State-of-the-art email (fully synchronized), smartphone, Internet surfing, open operating system	$200 – 500	$40 – 50+	Partial solution, limited IM support	Limited solution requiring involvement of external suppliers
Email and IM devices	Sidekick III	Youth	Email, basic cell phone, Internet surfing, basic instant messaging	$200 – 300	$30	Consumer youth focused product; IM support	Partial solution
Email and IM devices	Ogo	Youth and small and medium sized businesses	Email, basic cell phone, basic instant messaging, RSS, SMS, Web Browsing	$0 – 120	$12 – 22	End-to-End solution	End-to-End solution for consumer, small to medium sized businesses and professional users

We believe that by focusing on a market segment that is distinct from our competitors’, we can create differentiation that allows us to compete successfully with our competitors’ products.

Discontinued Operations

From 2003 to July 2005, IXI developed a proprietary operating system, or OS, which targeted manufacturers of affordable mobile phones as well as other mobile devices. This OS was differentiated by the extremely low memory footprint and low processing power requirements, while also providing a platform to allow a mobile device manufacturer to rapidly customize and introduce new models to the market. The OS was developed through a separate business unit, which focused on licensing the OS to mobile device manufacturers. In July 2005, our management determined that the high cost of adapting the OS to a variety of mobile platforms and offering the extensive support required by each customer would require the continued investment of a significant amount of capital and other resources. Consequently, IXI management decided to discontinue the OS business unit, which resulted in significantly reduced operating costs in the short-term, allowing our management to focus solely on Ogo activity by transferring available resources and funds to the continuing Ogo business.

Certain components of the OS are currently included in the Ogo device. IXI will continue to develop additional software applications to meet the specific needs of the Ogo devices as they evolve. These continuing development capabilities and activities enable IXI to rapidly customize Ogo devices to meet the needs of its customers while providing a cost effective solution due to the OS’s low memory foot print and low processing power requirements.

In October 2005, as part of the discontinuing of operations of IXI’s OS business, and due to IXI’s requirement to increase its cash flows, IXI granted Sasken Communication Technologies Ltd., or Sasken, a company based in India, a non-exclusive license for the use, development and sale of the OS developed by IXI. The license enables Sasken to continue the development of the OS and to market it to its customers and provides that Sasken will own any intellectual property rights resulting from the continuation of the development of the software, while IXI will retain ownership in any intellectual property licensed to Sasken. In consideration for the license, Sasken paid IXI an amount of $1.8 million net. In addition, Sasken will pay IXI royalties for each product unit that is sold by Sasken that contains the OS or any development of it, in whole or in part, up to an aggregate amount of $5 million.

The agreement reached between IXI and Sasken was made without obtaining pre-approval from the Israeli Office of the Chief Scientist (OCS), thereby effectively breaching the OCS restrictions. IXI has applied to the OCS for retroactive approval of this license. See “ – Government Grants and Assistance Programs – Israeli Office of the Chief Scientist.”

Manufacturing

In order to be competitive in the market, we chose to focus our resources on the value-added development only, mainly software, while outsourcing all components that are readily available from third-party suppliers and working with the third party manufacturers and suppliers with strong reputations for quality and dependability.

As part of this strategy, we chose Chi Mei, part of the FoxConn group and one of the top five manufacturers in Taiwan, as the Ogo device manufacturer. Actual production of the Ogo device has been moved to Chi Mei’s facility in China. Chi Mei is known as the designer and manufacturer of the first Motorola mobile Windows-based phone (MPX-2XX series) and as a technology leader in Taiwan. We believe that Chi Mei has the requisite logistical, procurement and manufacturing abilities to enable us to quickly adjust to changes in customer demands for Ogo devices and services.

Currently, Chi Mei is our sole source supplier for Ogo GSM. We do not have a supply contract with Chi Mei and have no minimum commitment volume and Chi Mei is not committed to produce a specified minimum quantity of the Ogo device. Currently, the volume of Ogo devices demanded by our customers is insufficient to justify the development of alternative manufacturers. We may develop relationships with other manufacturers as customer demand for the Ogo increases. Because Ogo devices currently incorporate a modem that is proprietary to Chi Mei, the use of any alternative manufacturer would require a redesign of the Ogo devices to incorporate a different modem.

Currently, we also purchase a number of Ogo components, such as the display screens, Bluetooth chips and sound chips, from third party suppliers. The remaining components are sourced by Chi Mei.

We provide hosted Internet services that include gateways and servers hosted in various datacenters. These services are critical for the efficient delivery of certain Ogo applications, including email and IM, as well as value added functions such as over-the-air provisioning and updates. These hosted Internet services are outsourced to a small number of third party service providers.

Facilities

We maintain our principal offices in approximately 3,750 square feet of space in Belmont, California. In addition, we maintain research and development facilities and administrative offices comprising approximately 20,500 square feet in Ra’anana, Israel and research and development facilities comprising approximately 4,200 square feet in Romania. We believe that these facilities are adequate to satisfy our requirements.

Intellectual Property

Our success depends, in large part, on our proprietary technology, processes, trade secrets and other proprietary information, and upon our ability to protect this information from unauthorized disclosure or use. We rely on a combination of copyright, trade secret and trademark laws, confidentiality agreements, contractual provisions and other similar measure common in high technology companies to protect our proprietary information.

When approaching the strategy of protecting our intellectual property, we have taken a long-term horizontal approach which covers both conceptual broad ideas and specific implementation practices. Our patent portfolio includes conceptual patents and detailed implementation patents for both software and hardware, and also business practices oriented patents. To date, we have filed over 95 patent applications in the United States, European Union, Japan, Korea and Israel, covering 50 inventions and intend to continue filing patents to protect our unique intellectual property emerging from the development of our products. To date, we have received 12 patents, all in the United States, each of which relate to our Personal Mobile Gateway Technology, or PMG. Two additional patent applications were allowed and an additional patent is expected to issue soon. When filing patents, we go through the following filing phases: first, filings are made in the United States; second, filings are made through the Patent Cooperation Treaty, or PCT; and finally filings are made in specific countries as needed after the PCT period expires. Most of our patents are pending approval of the patent offices.

We believe that the know-how, technical expertise and innovative abilities of our personnel as well as the proprietary methods which we have developed in the design and development of our products are of significant importance. Standard terms of employment contracts and contracts with subcontractors contain clauses aimed at protecting copyrights, trade marks, patents and trade secrets and also include provisions for the assignment of any intellectual property rights developed by individuals or organizations during the course of any relationship with us.

We have registered trademarks on the names “IXI,” “IXI MOBILE” and “PMG” and on the stylized IXI and “IXI MOBILE” logos as well as trademark registrations for “Ogo.” In addition, we own various URLs relating to its product names and other goodwill. The application for registration of the “Ogo” and our trademarks in the United States and Europe have been met with opposition in both jurisdictions.

We believe that the measures taken to protect our intellectual property are appropriate and commercially reasonable within the industry in which we operate.

Employees

As of September 30, 2007, IXI engaged 138 employees and 21 consultants, of whom 52 employees and 10 consultants were engaged in research and development in our Israeli facility, and 33 employees and 7 consultants were engaged in research and development in our Romanian facility. The sales and customer support department, including product marketing, engaged 24 employees and 8 consultants, with the remainder filling general and administrative, information technology, operations and internal support functions.

Government Grants and Assistance Programs

Israeli Approved Enterprise Status

The Israel Law for the Encouragement of Capital Investments, 1959, or the Investment Law, provides that capital investment in a production facility (or other eligible assets) may, upon application to and approval by the Investment Center of the Israeli Ministry of Industry, Trade and Labor be designated as an Approved Enterprise. Each certificate of approval for an Approved Enterprise relates to a specific investment program in the Approved Enterprise, delineated both by the financial scope of the investment and by the physical characteristics of the facility or the asset.

An approved enterprise is entitled to certain benefits, including Israeli government cash grants or tax benefits. An Approved Enterprise may elect to forego any entitlement to the grants otherwise available under the Investment Law and, in lieu of the foregoing, participate in an alternative benefits program, under which the undistributed income from the Approved Enterprise is fully exempt from corporate tax for a defined period of time.

According to a Letter of Approval of May 27, 2002 (including supplements to the approval and update of the investments list of July 20, 2003), the Investment Center of the Israeli Ministry of Industry, Trade and Labor granted to our Israeli facility the status of an Approved Enterprise. We have elected to participate in the alternative program. The period of tax exemption will be two years commencing with the year in which its Israeli subsidiary first generates taxable income from the relevant Approved Enterprise, and is subject to a reduced tax rate as low as 10% – 25% for an additional period of between five to eight years from when the tax exemption began, depending on the level of foreign ownership of our shares.

The actual tax rates will depend on the percentage of the non-Israeli investment in a company’s share capital (conferring rights to profits, voting and appointment of directors) and the percentage of its combined share and loan capital owned by non-Israeli residents, would apply. The lowest level of foreign investment during the year will be used to determine the relevant tax rate for that year. These tax benefits are granted for a limited period not exceeding seven years or ten years with respect to a company whose foreign investment level exceeds 25% from the first year in which the Approved Enterprise has taxable income after utilizing its net operating losses. The period of benefits may in no event, however, exceed the lesser of (a) 12 years from the year in which the program was activated or (b) 14 years from the year of receipt of Approved Enterprise status.

We have received approval from the Investment Center of the Israeli Ministry of Industry, Trade and Labor to change the business program of our Approved Enterprise and expand the product definition initially approved by the Investment Center. On April 1, 2005, the Israeli Parliament passed an amendment to the Investment Law, in which it revised the criteria for investments qualified to receive tax benefits. An eligible investment program under the amendment will qualify for benefits as a Privileged Enterprise (rather than the previous terminology of Approved Enterprise). Among other things, the amendment provides tax benefits to both local and foreign investors and simplifies the approval process. As a result of the amendment, tax-exempt income generated under the provisions of the new law will subject us to taxes upon distribution or liquidation and we may be required to record deferred tax liability with respect to such tax-exempt income. The amendment does not apply to investment programs approved prior to December 31, 2004. The new tax regime will apply to new investment programs only. Our existing Approved Enterprise will generally not be subject to the provisions of the amendment.

Israeli Office of the Chief Scientist

Our research and development efforts have been financed, in part, through grants from the Israeli Office of the Chief Scientist, or OCS. As of September 30, 2007, we have received $2,758,000 (including $1,863,000 relating to discontinued activities) of these grants. We are required to repay these grants to the OCS plus applicable interest at the LIBOR rate through payments of royalties amounting to 3% of revenues for the first three years from the date of the first repayment and between 4% and 5% of revenues beginning the fourth year from the date of the first repayment until the entire amount is repaid, including interest. In recent years, the government of Israel has accelerated the rate of repayment of OCS grants and may further accelerate them in the future. In addition, if we fail to repay the royalties to the OCS, we may be required to refund any grants previously received together with interest and penalties.

Technology developed with OCS funding is subject to transfer restrictions and any transfer of technology or manufacturing rights generally requires the approval of an OCS committee. Such approvals, if granted, could be subject to the following conditions:

•	The transfer of technology that was developed, in whole or in part, using OCS funding, would be subject to the payment to the OCS of a portion of the consideration we receive for such technology; or
•
The transfer of manufacturing rights outside of Israel could be conditioned upon either (1) payment of increased aggregate royalties, ranging from 120% to 300% of the amount of the grant plus interest, depending on the percentage of foreign manufacture and an increase at the rate of the royalties; or (2) a transfer of manufacturing rights into Israel of another product of similar or more advanced technology.

These restrictions may impair our ability to sell our technology assets or to outsource manufacturing outside of Israel and the restrictions continue to apply even after we have repaid the full amount of royalties payable for the grants.

In October 2005, as part of the discontinuation of operations of our OS business, and due to our requirement to increase our cash resources, we granted Sasken a non-exclusive license for the use, development and sale of the OS that was developed by us. The license enables Sasken to continue the development of the OS and to market it to its customers and provides that Sasken will own any intellectual property rights resulting from the continuation of the development of the software, and we will retain ownership in any intellectual property licensed to Sasken. In consideration for the license, Sasken paid to us a net license fee in the amount of $1.8 million. In addition, Sasken will pay us royalties for each product that is sold by Sasken that contains the OS or any development of it, in whole or in part, up to an aggregate amount of $5 million. This transaction was effected without the required approval of the OCS, in breach of the terms of the OCS funding. We have applied to the OCS for retroactive approval of this license. Under a recent amendment to the Law for the Encouragement of Research and Development in the Industry, 1984, the OCS has the discretion to grant this approval, but the regulations governing calculation of the amount to be paid to the OCS in this case have not yet been promulgated. We cannot be sure that the OCS will grant retroactive approval for the license, or the exact amount which may be required to pay to the OCS if the approval is granted. We believe that we may be required to repay the entire amount of grant and have provided an allowance in our financial statements in the amount of approximately $3.2 million to reflect our estimate of our obligation to the OCS.

MANAGEMENT

Our board of directors currently consists of seven directors, all of whom will hold office for a term expiring at the next annual meeting of security holders. Each director serves from the date of his election until the end of his term and until his successor is elected and qualified. There are not now, nor have there ever been, any other arrangements, agreements or understandings regarding the selection and nomination of the Company’s directors.

Our board of directors and executive officers are as follows:

Name	Age	Position
Gideon Barak	51	Co-Chairman of the Board
Israel Frieder	56	Co-Chairman of the Board
Amit Haller	37	Chief Executive Officer and Director
Amnon Shachar	56	President
Lihi Segal	36	Vice President and Chief Financial Officer
Gadi Meroz	39	Vice President, Corporate Development and General Counsel
Yossi Sela	53	Director
Shlomo Shalev	44	Director
Shmuel M. Gitlin	55	Director
Matthew Hills	47	Director

Information about Directors and Executive Officers

Gideon Barak has served as co-chairman of our board since June 2007. Mr. Barak is a co-founder of IXI and served as its chairman of the board from its inception through the completion of the Merger. Mr. Barak has over 25 years of experience in the communications industry, with leading positions such as chief financial officer of DSP Group Inc., an American-Israeli company specializing in proprietary digital signal processing for consumer and telecommunications applications, co-founder and chief executive officer of DSP Communications, Inc., a spin-off of DSP Group, Inc., which was later acquired by Intel Corporation in 1999, and founder and chairman of Envara, Inc. and Butterfly VLSI, Ltd. acquired by Intel and Texas Instruments, in 2004 and 1999, respectively. Mr. Barak was also a board member of Modem Art and WIDCOMM, Inc., which were acquired by Agere Systems and Broadcom Corporation, in 2005 and 2004, respectively. Mr. Barak serves as a director of additional semiconductor and communications companies, including Metalink Ltd., Gamestream Ltd. and Advasense Inc. (founder and Chairman). Mr. Barak also serves as venture partner with Benchmark Capital. Mr. Barak is the spouse of Lihi Segal, IXI’s chief financial officer. Mr. Barak received a B.A. and M.B.A. from Tel Aviv University.

Israel Frieder served as our chairman of the board and chief executive officer from our inception until the completion of the Merger in June 2007 and has served as co-chairman of our board since that date. Since January 2005, Mr. Frieder has provided management consulting services to Teledata Networks NV, a Netherlands provider of wireline access products and next generation network solutions for telecom operators and service providers. From May 2001 to December 2004, Mr. Frieder served as the president and chief executive officer of Kardan Communications Ltd., an Israeli private investment company active in various fields including telecommunications and information technology. From 1999 to May 2001, Mr. Frieder served as corporate vice president of business development and strategic planning for ECI Telecom Ltd., an Israeli Nasdaq listed provider of network and access solutions for digital telecommunications networks, and from 1996 to 1998 he served as president of ECI Telecom Inc./DNI (USA), a wholly owned subsidiary of ECI Telecom Ltd. From 1987 to 1996, Mr. Frieder served as president of Tadiran Telecommunications Ltd. Network Systems, a company that provides telecommunications solutions for operators and which was acquired by ECI Telecom. Mr. Frieder has served as a member of the board of directors of RiT Technologies Ltd., an Israeli Nasdaq Capital Market listed company that provides solutions for improved control, utilization and maintenance of computer networks, since January 2002. He has also served as a member of the board of directors of a number of private companies, including RRSat Ltd., an Israeli provider of end-to-end transmission and production services to the global satellite broadcasting industry, and Cellvine Ltd., an Israeli developer and marketer of cellular coverage and capacity solutions for the wireless telecommunications industry, and served as a member of the investment committee of Aviv Venture Capital, an Israeli venture capital firm. Mr. Frieder is a former winner of the Israel Defense Prize and the Israel Kaplan Prize. Mr. Frieder received a B.Sc. (Electrical Engineering) from the Technion Israel Institute of Technology in Haifa, Israel and an M.B.A. (with distinction) from the Hebrew University of Jerusalem in Israel.

Amit Haller has served as our chief executive officer and president from the completion of the Merger in June 2007 until December 2007, and currently serves as our chief executive officer and a member of our board of directors. Mr. Haller is a co-founder of IXI and served as its president and chief executive officer and a member of its board of directors from its inception until the completion of the Merger. Mr. Haller has 17 years of experience in wireless technology and business development. Prior to founding IXI, Mr. Haller worked for one year at Texas Instruments, Inc., where he directed the Short Distance Wireless (Bluetooth) business unit. Until 1999, Mr. Haller served as chief executive officer of Butterfly VLSI Ltd., where he created the Short Distance Wireless (SDW) vision and developed the first complete SDW chipset (RF, Baseband and Software). Butterfly was acquired by Texas Instruments in 1999. Prior to joining Butterfly VLSI Ltd., Mr. Haller worked for four years in the Israel Defense Forces’ Research and Development Unit.

Yossi Sela has served as a member of our board of directors since the completion of the Merger in June 2007. Mr. Sela served as a member of IXI’s board of directors from August 2000 until the completion of the Merger. Since 1999, Mr. Sela has been the managing partner of Gemini Funds, a leading venture capital fund, which invests primarily in seed and early stage Israeli technology companies. In this capacity, Mr. Sela sits on the board of a number of Gemini Israel Funds portfolio companies, including Adimos Inc., Allot Communications, Ltd., and Saifun Semiconductors Ltd. Mr. Sela’s past board positions include Commtouch Software Ltd., Precise Software Solutions Ltd. and Envara Inc. In 1995, Mr. Sela served as the chief executive officer of Ornet Data Communication Technologies Ltd., which was a Gemini portfolio company. Mr. Sela led that company until its acquisition by Siemens AG in September 1995. From 1990 to 1992, Mr. Sela served as vice president of Marketing at DSP Group, an American-Israeli company specializing in proprietary digital signal processing for consumer and telecommunication applications. Mr. Sela later served as VP of Marketing at DSP Communications, Inc., a spin-off of DSP Group, which was acquired by Intel Corporation in 1999. From 1985 to 1989, Mr. Sela worked at Daisy Systems Inc. where he was Director for CAD Development and PCB Marketing Manager for Europe. From 1974 to 1984, Mr. Sela served in the Israel Defense Forces and was responsible for the definition and development of systems for communication applications. Mr. Sela holds a B.Sc. in Electrical Engineering from the Technion —Israel Institute of Technology and an MBA from Tel Aviv University.

Shlomo Shalev has served as a member of our board of directors since June 2007. Mr. Shalev has served as senior vice president of Ampal-American Israel Corporation (NASDAQ: AMPL), a holding company invested in various public and private companies in the technology and real estate fields, since 1997. Prior to joining Ampal, Mr. Shalev served from 1994 to 1997 as Consul-Economic Affairs, United States Northwest Region for the State of Israel. Mr. Shalev holds a B.A. in economics from Ben Gurion University and an M.B.A. from the University of San Francisco.

Shmuel M. Gitlin has served as a member of our board of directors since June 2007. Since March 2006, Mr. Gitlin has served as the Chief Financial Officer of Rampal Cellular Stockmarket Ltd., an international trader of cellular phones and digital cameras. From 1996 to February 2006, Mr. Gitlin served as Vice President of Finance of ECI Telecom Ltd., a Nasdaq Global Market listed multinational company which develops, manufactures and sells state of the art telecommunication systems. Mr. Gitlin also served as Controller of ECI Telecom from 1984 to 1996. Mr. Gitlin received a B.A. from the Bar Ilan University in Israel. Mr. Gitlin is a Certified Public Accountant in Israel.

Matthew Hills has served as a member of our board of directors since June 2007. He is a partner and co-founder of Quarry Hill Partners, a private equity firm providing growth capital to small and middle-market companies. From September 2005 to June 2006, he was a consultant to and managing director of Signature Capital, a special situations investor. From March 1996 to September 2005, he was the senior partner and co-founder of BG Affiliates, a private equity firm. From May 1993 to March 1996, he was chief planning officer of The Berkshire Group, the parent company of BG Affiliates. From March 1982 to May 1993, he was a manager with The LEK Partnership, an associate in the Corporate Finance Department of Drexel Burnham Lambert and an associate consultant at Bain & Company. He currently serves on the board of directors of K-Bro Linen Income Fund, Surebridge, and hedge funds managed by Basso Capital Management. He has previously served on the boards of directors of several other U.S. and Canadian private and public companies as well as non-profit organizations. He received a B.A. from Brandeis University and an M.B.A. from Harvard Business School.

Other Executive Officers

Amnon Shachar has served as President of the Company since December 2007. Prior to joining the Company Amnon Shachar was appointed Corporate Vice President, Global Resources on joining ECI Telecom in June 2005. He previously served as Senior Vice President and General Manager of Polycom Israel Ltd. from January 2000 to June 2005, and Vice President of a Scitex joint venture from 1998 to January 2000, which followed twenty-three years of service with the Israel Defense Forces, or IDF, where he attained the rank of Colonel. His military career included the position of Deputy Chief of the IDF’s leading technology unit. Mr. Shachar holds a bachelors degree in electrical engineering from the Technion, and an executive M.B.A. from Tel Aviv University.

Lihi Segal has served as our vice president and chief financial officer since the completion of the Merger in June 2007. She has also served as IXI’s vice president and chief financial officer from September 2005 through the completion of the Merger. Ms. Segal served as chief financial officer of RFWaves Ltd., a short-distance wireless semiconductor company, from 2002 to 2005. From 1999 to 2002, Ms. Segal served as vice president, corporate development and general counsel of several companies, including IXI, Envara and RFWaves. From 1997 to 1999, Ms. Segal was an attorney with Danziger, Klagsbald, Rosen & Co., Attorneys at Law, a law firm specializing in commercial and corporate law. Ms. Segal holds an LLB from the Buchman Faculty of Law, Tel-Aviv University, and an MBA from the Joint Executive MBA Program at Recanati, Tel Aviv University and Kellogg, Northwestern University. Ms. Segal is the spouse of Mr. Barak, the co-chairman of our board.

Gadi Meroz has served as our vice president, corporate development and general counsel since June 2007. Mr. Meroz has been with IXI in various legal and financial positions since July 2001, and has served most recently as vice president, corporate development and general counsel since October 2005. Prior to joining IXI, Mr. Meroz was an attorney at Volovelsky, Dinstein, Sneh & Co., a law firm specializing in commercial and corporate law where Mr. Meroz focused on business and venture funding, representing public and private companies as well as venture investors. Mr. Meroz holds an LLB from the University of Leicester, UK School of Law, and holds an LL.M degree magna cum laude from Tel-Aviv University in collaboration with Boalt Hall School of Law University of California, Berkeley. In addition, Mr. Meroz holds an MBA degree from the University of Leicester, UK. Mr. Meroz is admitted to the Israeli Bar and is a member of the Law Society of England & Wales.

Compensation Committee Information

No executive officer received any cash or non-cash compensation for services rendered to us prior to June 2007. In connection with our merger with IXI in June 2007, we established a compensation committee consisting of two directors who each qualify as an independent director. The members are Messrs. Sela and Shalev. The purpose of the compensation committee is to review and approve compensation paid to our officers and to administer our equity compensation plans, including authority to make and modify awards under such plans.

Compensation Arrangements for Directors

On October 2, 2007 the compensation committee of the board of directors adopted a new compensation program for non-employee directors. The new program provides that each non-employee director will receive an annual fee of $12,000 and a fee of $1,000 for each “substantive” board or committee meeting in which such director participates, as determined by the director(s) serving as chair with respect to each meeting. In addition, each non-employee director will receive a 10-year option to purchase up to 10,000 shares of common stock vesting in 24 equal monthly installments commencing on the date of grant, with an exercise price equal to the fair market value of the common stock on the date of grant.

Compensation Discussion and Analysis

Overall, we seek to provide total compensation packages that are competitive in terms of potential value to our executives, and which are tailored to our unique characteristics and needs within the mobile communications industry in order to create an executive compensation program that will adequately reward our executives for their roles in creating value for our security holders. We intend to be competitive with other similarly situated companies in our industry. The compensation decisions regarding our executives will be based on our need to attract individuals with the skills necessary for us to achieve our business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above our expectations.

It is anticipated that our executives’ compensation will have three primary components — salary, cash incentive bonus and stock-based awards. We will view the three components of executive compensation as related but distinct. Although our compensation committee will review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We anticipate determining the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, individual performance and other information deemed relevant and timely. We have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation.

In addition to the guidance provided by our compensation committee, we may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.

Our compensation committee will be charged with performing an annual review of our executive officers’ cash compensation and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies.

Benchmarking of Cash and Equity Compensation

We believe it is important when making compensation-related decisions to be informed as to current practices of similarly situated publicly held companies in the mobile communications industry. We expect that the compensation committee will stay apprised of the cash and equity compensation practices of publicly held companies in the mobile communications industry through the review of such companies’ public reports and through other resources. We expect that any companies chosen for inclusion in any benchmarking group would have business characteristics comparable to our company, including revenues, financial growth metrics, stage of development, employee headcount and market capitalization. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to our company, we generally believe that gathering this information will be an important part of our compensation-related decision-making process.

Compensation Components

Base Salary.  Generally, we anticipate setting executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at comparable companies. We will seek to maintain base salary amounts at or near the industry norms while avoiding paying amounts in excess of what we believe is necessary to motivate executives to meet corporate goals. It is anticipated base salaries will generally be reviewed annually, subject to the terms of employment agreements, and that the compensation committee and board will seek to adjust base salary amounts to realign such salaries with industry norms after taking into account individual responsibilities, performance and experience.

Annual Bonuses.  We intend to design and utilize cash incentive bonuses for executives to focus them on achieving key operational and financial objectives within a yearly time horizon. Near the beginning of each year, the board, upon the recommendation of the compensation committee and subject to any applicable employment agreements, will determine performance parameters for appropriate executives. At the end of each year, the board and compensation committee will determine the level of achievement for each corporate goal.

We will structure cash incentive bonus compensation so that it is taxable to our employees at the time it becomes available to them. At this time, it is not anticipated that any executive officer’s annual cash compensation will exceed $1 million, and we have accordingly not made any plans to qualify for any compensation deductions under Section 162(m) of the Internal Revenue Code.

Equity Awards.  We also will use stock options and other stock-based awards to reward long-term performance. We believe that providing a meaningful portion of our executives’ total compensation package in stock options and other stock-based awards will align the incentives of our executives with the interests of our security holders and with our long-term success. The compensation committee and board will develop their equity award determinations based on their judgments as to whether the complete compensation packages provided to our executives, including prior equity awards, are sufficient to retain, motivate and adequately award the executives.

Other Compensation .  We have established and maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all salaried employees and will not discriminate in favor of executive officers. We may extend other perquisites to our executives that are not available to our employees generally.

Employment Agreements

Israel Frieder

IXI R&D is party to a management services agreement with A.A. Pearl Investments Ltd. This agreement provides that A.A. Pearl will make Israel Frieder’s services as co-chairman of the board available to us commencing on June 6, 2007 and expiring on June 6, 2009. The agreement will automatically renew for additional terms of one year each, unless terminated by either party by at least 90 days’ notice prior to a scheduled expiration date.

The agreement provides for a monthly management fee of $17,500 (or $210,000 per year). A.A. Pearl will also be entitled to reimbursement for all normal, usual and necessary expenses incurred or paid by it or Mr. Frieder in the performance of Mr. Frieder’s duties. A.A. Pearl will be paid an additional amount on account of daily travel expenses to which Mr. Frieder may be entitled under Israeli law. At A.A. Pearl’s option, we will provide A.A. Pearl with an automobile for Mr. Frieder’s use and pay the expenses associated therewith subject to an agreed decrease the monthly payments due A.A. Pearl. So long as A.A. Pearl is provided with an automobile for Mr. Frieder’s use, A.A. Pearl will not be entitled to reimbursement of daily travel expenses or similar costs. Mr. Frieder will also be entitled to participate in bonus arrangements and equity compensation grants from time to time based on the determination of our board or compensation committee.

If the agreement is terminated by us for any reason other than a termination for cause or is terminated by A.A. Pearl for a justifiable reason (as such terms are defined in the agreement):

•	A.A. Pearl will be entitled to receive an amount equal to its management fee for the twelve-month period following such termination (the “Severance Period”);
•
options to purchase shares of our common stock that may be granted to A.A. Pearl or Mr. Frieder in the future, if any, will become vested; and the exercise period of such options shall be extended to the full term of such options, which shall be deemed to be 10 years if the plan governing any such option does not contain a provision in such regard or earlier upon a “change of control” event (as defined in the relevant stock option plan);

•
A.A. Pearl or Mr. Frieder, as applicable, will be entitled to receive formulaic bonuses, if any, that would have been due during the Severance Period; if the Severance Period ends prior to the completion of any calendar year or prior to the publication of our financial statements for a given calendar year, A.A. Pearl or Mr. Frieder will be entitled to a proportionate share of such bonuses.

If a termination for cause of the management services agreement is effected by us or if A.A. Pearl terminates the management services agreement other than for a justifiable reason, A.A. Pearl or Mr. Frieder shall be entitled only to the management fee, options and bonuses (subject to vesting events and conditions precedent) that would have been due to them in the three-month period following giving of the notice of termination. Options that vest prior to the expiration of such three-month period shall be exercisable no later than nine months following such date or earlier upon a “change of control” event (as defined in the relevant stock option plan).

The management services agreement also contains provisions relating to the protection of the confidentiality of proprietary information, assignment of inventions and restrictions on the ability of A.A. Pearl and Mr. Frieder to compete and solicit employees and customers for six months following expiration or termination of the agreement for whatever reason.

Gideon Barak

We are party to an agreement with Gideon Barak. Pursuant to Mr. Barak’s employment agreement, he serves as our co-chairman of the board, as well as that of IXI and IXI R&D (collectively, the “Group”) commencing as of June 6, 2007 and continuing until the agreement may be terminated by either party on 90 days’ prior notice to the other party. The agreement will also terminate upon a termination for cause by IXI or if terminated by Mr. Barak for justifiable reason (as such terms are defined in the agreement).

Mr. Barak’s agreement provides for an annual salary of $210,000 (based on the $/NIS exchange rate at September 30, 2007). Such total annual cost includes all expenses related to the Managers’ Insurance, advanced study fund, vacation days, sick leave, recreation pay, car deduction and its attributed income, payments made by IXI R&D as required by the Israeli social security system and any mandatory deductions under applicable law. He is also entitled to reimbursement for all necessary and actual business expenses incurred or paid by him in the performance of his duties in accordance with our policies, as the same shall change from time to time.

On June 6, 2007, immediately prior to our merger with IXI, Mr. Barak was granted an option to purchase shares of IXI’s common stock, which such option was immediately converted into 216,000 shares of our common stock in connection with the merger. Additionally, Mr. Barak was granted options to purchase up to 750,000 shares of our common stock, exercisable at $5.00 per share. The options will vest based on the Group attaining the following targets:

•
if the Group’s net income equals or exceeds $15,000,000 for the calendar year ending December 31, 2007, options will vest to purchase up to 150,000 shares of common stock in proportion to the amount by which the Group’s net income exceeds $15,000,000 up to a maximum of $25,000,000 (the “2007 Net Income Additional Options”), and to the extent that less than 150,000 shares of common stock will become vested, the options representing the difference between the options so vested and 150,000 shall expire;

•
if the Group’s net income equals or exceeds $20,000,000 for the calendar year ending December 31, 2008, options will vest to purchase up to 150,000 shares of common stock in proportion to the amount by which the Group’s net income exceeds $20,000,000 up to a maximum of $45,000,000 (the “2008 Net Income Additional Options”), and to the extent that less than 150,000 shares of common stock will become vested, the options representing the difference between the options so vested and 150,000 shall expire;

•
If our common stock trades, for any 20 trading days out of any 30 consecutive trading days at any time during the period commencing on June 6, 2007 and ending on June 5, 2011, at an amount equal to or exceeding:

	•	$8.50 per share (“First Share Price Trigger”), options to purchase 150,000 shares of common stock will vest (the “First Share Price Additional Options”);
	•	$9.50 per share (“Second Share Price Trigger”), options to purchase 150,000 shares of common stock will vest (the “Second Share Price Additional Options”); and
	•	$12.00 per share (“Third Share Price Trigger”), options to purchase 150,000 shares of common stock will vest (the “Third Share Price Additional Options”).

If we engage in a change of control transaction (as defined in the agreement) after June 6, 2007 and prior to June 5, 2011 in which the consideration paid to holders of our common stock exceeds $11.00 per share then the 2007 Net Income Additional Options, the 2008 Net Income Additional Options, the First Share Price Additional Options and the Second Share Price Additional Options will vest, to the extent that such options have not already vested.

In addition, if the consideration paid to holders of our common stock in a change of control transaction equals or exceeds $12.00 per share, then the Third Share Price Additional Options will vest, to the extent that such options have not already vested.

In addition, Mr. Barak is entitled to an “Annual Bonus” and “Target Bonuses.” The Annual Bonus entitles Mr. Barak, commencing with the 2006 calendar year, to a payment equal to 2% of that portion of the annual consolidated net profit of the Group that exceeds the amount of consolidated net income of the Group for the immediately preceding calendar year.

The Target Bonuses entitle Mr. Barak to the following payments:

•	a cash bonus (the “Share Price Bonus”) of $200,000 upon the achievement of the First Share Price Trigger prior to June 5, 2011;
•
if Mr. Barak becomes entitled to the Share Price Bonus, he will be eligible to receive additional cash bonuses of up to $800,000 (“Second Bonus”) in the following circumstances: (i) if we receive funds of not less than $45,000,000 upon the exercise of our warrants outstanding on February 28, 2006, he will be entitled to the full amount of $800,000; (ii) if our board of directors calls for the cashless exercise of the lower of (a) all outstanding warrants or (b) at least 69% of the number of warrants issued in our initial public offering, Mr. Barak shall be entitled to the full amount of $800,000; and (iii) if we receive proceeds from the exercise of the warrants of less than $45,000,000, then Mr. Barak shall be entitled to a bonus in the amount that bears the same proportion to $800,000 as the amount of such proceeds received by us bears to $45,000,000. In no event shall the bonuses payable to Mr. Barak that are described in this paragraph exceed $800,000.

•
Mr. Barak shall also be entitled to cash bonuses of $200,000 each for the achievement of each of the following: (i) the Second Share Price Trigger; and (ii) the Third Share Price Trigger, in each case prior June 5, 2011.

•
if the Group’s net income for calendar year 2007 exceeds $15,000,000, Mr. Barak shall be entitled to a cash bonus equal to $200,000 multiplied by the lesser of (a) one or (b) a fraction of which the numerator is the excess of the Group’s net income for such year over $15,000,000 and the denominator is $10,000,000.

•
if the Group’s net income for calendar year 2008 exceeds $20,000,000, Mr. Barak shall be entitled to a cash bonus equal to $200,000 multiplied by the lesser of (a) one or (b) a fraction of which the numerator is the excess of the Group’s net income for such year over $20,000,000 and the denominator is $25,000,000.

If Mr. Barak’s employment agreement is terminated by us for any reason other than termination for cause or is terminated by him for justifiable reason,

•	he will be entitled to receive his salary and benefits (including Target Bonuses and Annual Bonuses) for the twelve-month period following such termination (the “Severance Period”);
•	all additional options that are not vested will vest upon occurrence of the triggering events even if such triggering events occur after termination;
•
all options held by him to purchase shares of our common stock that were converted from options to purchase shares of IXI will become vested; and the exercise period of such options and all additional options shall be extended to the full term of such options, which shall be deemed to be 10 years if the plan governing any such option does not contain a provision in such regard or earlier upon a “change of control” event (as defined in the stock option plan);

•
if the Severance Period ends prior to the completion of any calendar year or prior to the publication of the financial statements of the Group for a given calendar year, he will be entitled to a proportionate share of all Target Bonuses and Annual Bonuses; and

•
if the First Share Price Trigger is achieved following the effective date of termination but before the fourth anniversary of the closing of the merger, he shall be entitled to receive the Share Price Bonus and the Second Bonus, subject to fulfillment of the pre-conditions described above.

If a Termination for Cause of Mr. Barak’s employment is effected by us or his employment is terminated by him for a reason other than Justifiable Reason, he shall be entitled only to the salary and benefits and the Annual Bonuses, Target Bonuses, Share Price Bonus, Second Bonus and Additional Options (subject to vesting events and conditions precedent) that would have been due to him in the three-month period following giving of the notice of termination. Options that vest prior to the expiration of such three-month period shall be exercisable no later than six months following such date or earlier upon a “change of control” event (as defined in the relevant stock option plan).

Mr. Barak’s employment agreement also contains provisions relating to the protection of the confidentiality of proprietary information, assignment of inventions and restrictions on his ability to compete and solicit employees and customers until six months following termination of his employment. Also, he may replace his employee/employer relationship with a management service agreement at no additional cost to the Group.

Amit Haller

We are party to an agreement with Amit Haller. Pursuant to Mr. Haller’s employment agreement, he serves as our chief executive officer and that of IXI. The agreement may be terminated by either party on 90 days’ prior notice to the other party. The agreement may also be terminated by either party for “just cause” (as defined in the agreement).

The agreement provides for an annual salary of $250,000 (based on the $/NIS exchange rate at September 30, 2007), payable in equal monthly installments. Mr. Haller is eligible to participate in all of our benefit plans. He is also entitled to reimbursement for all normal, usual and necessary expenses incurred or paid by him in the performance of his duties.

On June 6, 2007, immediately prior to our merger with IXI, Mr. Haller was granted an option to purchase shares of IXI’s common stock, which such option was immediately converted into 216,000 shares of our common stock in connection with the merger. Additionally, Mr. Haller was granted options to purchase up to 750,000 shares of our common stock, exercisable at $6.06 per share. The options will vest in the same amounts and on the same terms as the options issued to Mr. Barak as described above.

Mr. Haller will also be entitled to an Annual Bonus and Target Bonuses including the Share Price Bonus and Second Bonus on the same terms and conditions as Mr. Barak, as described above.

Upon the closing of the merger with IXI, Mr. Haller was paid a one-time lump-sum bonus in the gross amount of $220,000.

If Mr. Haller’s employment agreement is terminated by us other than for just cause or is terminated by Mr. Haller for a justifiable reason, he will be entitled to the same severance benefits as are described above with respect to a termination of Mr. Barak’s employment other than a termination for cause or a termination by Mr. Barak for justifiable reason. Similarly, if Mr. Haller’s employment is terminated for just cause or by Mr. Haller other than for just cause, Mr. Haller will be entitled to the same severance benefits as are described above with respect to a termination for cause of Mr. Barak’s employment or a termination by Mr. Barak other than for justifiable reason.

Mr. Haller’s employment agreement also contains provisions relating to the protection of the confidentiality of proprietary information, assignment of inventions and restrictions on his ability to compete with us for six months following termination of his employment and on his ability to solicit employees and customers until one year following termination of his employment.

Lihi Segal

Ms. Segal is employed by us pursuant to an employment agreement with IXI R&D entered in September 2005. The agreement may be terminated by either party on 90 days’ prior notice to the other party. The agreement may also be terminated immediately by IXI R&D for “justifiable cause” (as defined in the agreement).

The agreement provides for an annual salary of $156,000 (based on the $/NIS exchange rate at September 30, 2007), payable in equal monthly installments which includes additional compensation for overtime hours and reimbursement for travel expenses. Ms. Segal is eligible to participate in all of our benefit plans.

Gadi Meroz

Mr. Meroz is employed by us pursuant to an amended and restated employment agreement with IXI R&D entered since July 2001. The agreement may be terminated by either party on 90 days’ prior notice to the other party. The agreement may also be terminated immediately by IXI R&D for “justifiable cause” (as defined in the agreement).

Mr. Meroz’s annual salary is currently $138,000 (based on the $/NIS exchange rate at September 30, 2007), payable in equal monthly installments which includes additional compensation for overtime hours and reimbursement for travel expenses. Mr. Meroz is eligible to participate in all of our benefit plans.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Founder Shares

Prior to our initial public offering, we issued an aggregate of 750,000 shares of common stock to the individuals set forth below at a purchase price of approximately $0.033 per share. Subsequent to the issuance, our board of directors authorized a stock dividend of one share of common stock for each outstanding share of common stock, effectively lowering the purchase price to $0.0167 per share. The following share numbers have been adjusted to reflect this stock dividend:

Name	Number of Shares	Relationship to Us
Israel Frieder	450,000	Co-Chairman of the Board
Glen Shear	450,000	Former Chief Financial Officer, Secretary and Director
Dael Schnider	450,000	Former Executive Vice President and Director
Victor Halpert	150,000	Former Director

These shares are being held in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until July 2008 pursuant to an escrow agreement. These shares will not be transferable except to their spouses, children or trusts established for their benefit and will be released prior to July 2008 only if we liquidate or upon a subsequent transaction resulting in our security holders having the right to exchange their shares for cash or other securities.

The holders of these shares are entitled to make up to two demands that we register these shares pursuant to a registration rights agreement dated July 19, 2005. The holders of the majority of these shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are released from escrow. In addition, these security holders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

Guarantees Furnished by IXI Security Holders

Three former security holders of IXI, Landa, the Gemini Funds and Concord Ventures executed an unconditional guarantee in favor of Bank Leumi Le’Israel Ltd. in order to secure IXI’s credit line in the amount of $750,000. In February 2006, in consideration for making the guarantee, IXI issued the guarantors warrants to purchase an aggregate of 166,262 shares of IXI common stock in an amount proportionate to each guarantor’s share in the guarantee at an exercise price per share of $0.06 (subject to adjustment in case of stock dividends and stock splits). IXI repaid its debt to Bank Leumi Le’Israel Ltd. in January 2006 and these warrants were exercised prior to the Merger.

In January 2006, Landa and the Gemini Funds (“Guarantors”) also guaranteed another credit line from Bank Leumi Le’Israel Ltd. in the amount of $2,000,000. In March 2006, the amount of this credit line and the related guarantees were increased to $4,000,000. In April 2006, the amount of this credit line and the related guarantees were increased to $8,000,000 (the “Guaranty”). The Guarantors have undertaken in a Letter Agreement dated June 19, 2006 (the “Letter Agreement”) to extend their Guaranty and to maintain the existing bank credit line and loan at $8 million until the Repayment Date or Maturity Date (as the case may be) under the Bridge Loan Agreement (for further discussion, see the section “IXI Related Party Transactions —  Bridge Loans” below). Pursuant to the Letter Agreement, each of the Guarantors is entitled to assume all or any part of any amounts owed by IXI R&D to the Bank under the line of credit or under the loan and in such event any such assuming Guarantor shall be entitled to the same rights and benefits conferred to the bridge lender by the Bridge Loan Agreement. In consideration of the extension of the Guaranty, the Guarantors are entitled to a fee equal to the difference between the interest paid to Bank Leumi Le’Israel Ltd. and the amount of interest that IXI would have paid to Bank Leumi Le’Israel Ltd. if IXI’s credit facility bore interest at a rate equal to the rate set forth in the Bridge Loan Agreement. The Guarantors are also entitled to additional compensation as set forth in the section “IXI Related Party Transactions — Bridge Loans” below.

In connection with IXI’s contractual relationship with Swisscom, Landa and the Gemini Funds issued a conditional guarantee of IXI’s obligations to Swisscom in November 2005 of up to a maximum amount of $4,000,000. In consideration for the grant of the guarantee, on February 20, 2006, IXI issued 1,773,494 shares of Series D-1 Preferred Stock to Landa and the Gemini Funds. The guarantee expired upon the consummation of the $20 million bridge loan. In February 2006, and prior to the issuance of any Series D-1 Preferred Stock, Concord Ventures elected to participate in this guarantee and was allocated a portion of the consideration.

Security Holder Loans

IXI previously had two outstanding loans with affiliates of Western Technology Investments, one of IXI’s security holders. Western Technology made one loan to IXI on January 30, 2004 and made the second loan on November 1, 2004. The aggregate principal amount of the loans was $7,500,000. As of December 31, 2006, each of such loans had been repaid in full using funds received under the Bridge Loan. In conjunction with the issue of the loans, IXI granted warrants to Western Technology to purchase an aggregate of 9,871 shares of IXI Series C convertible preferred stock at an exercise price per share of $46.6, and 10,769 shares of IXI Series D convertible preferred stock at an exercise price per share of $33.01. According to their terms, these warrants survived the Merger; however IXI and Western Technology Investments agreed that with the consummation of the Merger, these warrants were terminated and exchanged with one warrant to purchase 10,320 common stock of IXI at an exercise price per share of $0.06, and were exercised into common stock just prior to the Merger.

Concord Ventures, Chi Mei, Gemini Funds, Landa, Tlcom and Western Technology extended bridge financing to IXI in July 2005 in the amount of $6.1 million in the form of a convertible loan. By the terms of the loan agreement, in January 2006 the debt was converted to 2,798,593 shares of Series D-1 Preferred Stock. The preferred stock was subsequently converted into 2,798,593 shares of our common stock.

Bridge Loans; Loan Conversions

In order to satisfy IXI’s working capital requirements prior to our merger, on June 20, 2006, IXI R&D entered into the bridge loan agreement with Southpoint. Pursuant to the terms of the bridge loan agreement, Southpoint loaned to IXI R&D $20 million, with IXI acting as guarantor thereto. The bridge loan bears interest of 10% per annum.

The bridge loan will be repaid upon the earlier of: (1) June 6, 2008 (the “Repayment Date”) or (2) the acceleration of the bridge loan in accordance with the bridge loan agreement (the event in (2) above being referred to as the “Maturity Date”). The first interest payment was to be made by IXI R&D on June 30, 2007 and will be paid thereafter on a quarterly basis. IXI has unconditionally guaranteed all of the obligations of IXI R&D under the financing documents, and all obligations of IXI and IXI R&D are secured by a perfected first priority security interest on IXI’s and IXI R&D’s assets (subject to limited exceptions).

As a result of the foregoing, Southpoint was issued 1,000,000 shares of common stock and the guarantors were issued 400,000 shares of our common stock. Southpoint also received $150,000 as reimbursement of certain legal fees incurred in connection with the 2006 Bridge Loan. We also issued an additional 30,000 shares of common stock to certain private placement agents who participated in identifying potential bridge lenders, together with cash compensation in the amount of $1.7 million. In addition, each of Southpoint and the guarantors will be entitled to convert all or part of its respective debt facility (including accrued interest thereon) into shares of our common stock until June 6, 2008, at a price of $5.50 per share. We assumed the foregoing obligations of IXI and of IXI R&D in conjunction with and as part of the merger. Southpoint agreed to be subject to lock-up arrangements which have been agreed to by the principal security holders of IXI (excluding warrants to purchase shares of our common stock that may be issued to the private placement agents in connection with the conversion of Southpoint’s debt facility) and will be entitled to registration rights on the same terms as those security holders.

In December 2006, the parties to the bridge loan agreed to amend the loan. According to the amendment, the interest rate of the loan is a flat interest of 10% per annum throughout the term of the loan (as opposed to 20% as of the second year of the loan) and the repayment date was deferred from 60 days following completion of the Merger to 365 following the completion of the Merger. Furthermore, the lender is entitled to receive 1,000,000 shares of our common stock (as opposed to 600,000 shares under the previous terms) and the guarantors are entitled to receive 400,000 shares of common stock (as opposed to 240,000 shares under the previous terms). These 1,400,000 shares were issued to the lender and the guarantors on June 6, 2006, and, based on the terms of the Merger and the per share Merger consideration of $6.06 per share, these shares had an aggregate value of $8,484,000 on the date of issuance. Southpoint also received $150,000 as reimbursement of certain legal fees incurred in connection with the 2006 Bridge Loan.

Due to the prolonged merger process and in order to satisfy IXI’s working capital requirements prior to its consummation, IXI and IXI R&D entered into the March 2007 Loans with certain IXI security holders and lenders of the Convertible Bridge Loan under which IXI received gross of $6 million in two tranches of $3 million each. The March 2007 Loans bear interest at the rate of 10% per annum. One-half of the March 2007 Loans is to be repaid on June 6, 2008 and the balance of the March 2007 Loans shall be due and payable on June 6, 2009, in each case together with any interest accrued and unpaid thereon.

On October 25, 2007, we entered into agreements with Gemini, Landa and Southpoint regarding the conversion of approximately $20.7 million principal amount of debt held by these entities, into shares of our common stock at a conversion price of $3.60 per share (instead of the $5.50 per share conversion price applicable under the terms of the 2006 Bridge Loan and 2006 Credit Facility Guarantee) and warrants to purchase shares of common stock at an exercise price of $4.10 (subject to adjustment in case of stock dividends and stock splits), expiring 5 years from the date of grant. This conversion resulted in the issuance of 5,752,222 shares of common stock and warrants to purchase an aggregate of up to 3,451,333 shares of common stock. As a result of the conversion of this debt at a per share conversion price of $3.60, as opposed to the $5.50 per share conversion price specified under the terms of the 2006 Bridge Loan and 2006 Credit Facility Guarantee, as amended, Gemini Funds, Landa and Southpoint received an aggregate of 1,987,131 additional shares of our common stock, which also reflected an immediate gain of $0.58 per share, or $3,336,289 in total, when compared to the market price on the date of conversion of $4.18 per share. The warrants issued as a result of this conversion have an estimated aggregate value, based on the Black-Scholes option pricing model, of $9,629,220. As part of these conversion transactions, Gemini Funds, Landa and Southpoint agreed that they would no longer be eligible to receive the up to 1,000,000 warrants that they would otherwise have been eligible to receive upon conversion in the case of Southpoint, and upon assumption and conversion, in the case of Gemini Funds and Landa, of the total debt outstanding under the 2006 Bridge Loan and guaranteed under the 2006 Credit Facility Guarantee.

On November 14, 2007, we entered into an agreement with Landa regarding the conversion of $2.592 million principal amount of debt consisting of the $2 million loan made by Landa to IXI as part of the March 2007 Loans and the assumption and conversion of $592,000 guaranteed by Landa under the Bank Leumi credit facility, at the conversion price of $3.60 per share (instead of the $5.50 per share conversion price applicable under the terms of the 2006 Credit Facility Guarantee) and the issuance of warrants to purchase shares of our common stock at an exercise price of $4.10 per share (subject to adjustment in case of stock dividends and stock splits), expiring 5 years from the date of grant. This conversion resulted in the issuance of an aggregate of 720,000 shares of common stock and warrants to purchase an aggregate of up to 432,000 shares of common stock. As a result of the conversion of this debt at a per share conversion price of $3.60, as opposed to the $5.50 per share conversion price specified under the terms of the March 2007 Loan and 2006 Credit Facility Guarantee, as amended, Landa received an aggregate of 248,727 additional shares as a result of the conversion, which also reflected an immediate gain of $0.52 per share, or $374,400 in total, when compared to the market price on the date of conversion of $4.12 per share. The warrants issued as a result of this conversion have an estimated aggregate value, based on the Black-Sholes option pricing model, of $1,183,680.

Debts of Employees to IXI

Prior to our merger with IXI, Mr. Haller had executed a note to IXI in the sum of $110,392. The note was dated July 15, 2003 and bore interest at the rate of 2.75% per annum. Mr. Haller repaid this note in June 2007.

Future Transactions

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable than are available from unaffiliated third parties and will require prior approval in each instance by a majority of the members of our board who do not have an interest in the transaction.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and persons owning more than 10% of our common stock to file reports of ownership and changes of ownership with the Securities ad Exchange Commission. Based on our review of the copies of such reports furnished to us, or representations from certain reporting persons that no other reports were required, we believe that all applicable filing requirements were complied with during the fiscal year ended December 31, 2006.

PRINCIPAL SECURITY HOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock by:

•	each person known to be the beneficial owner of more than 5% of our outstanding shares of common stock;
•	each of our current executive officers and directors; and
•	all of our executive officers and directors as a group.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying options and warrants that are exercisable within 60 days of January 14, 2008 are considered to be outstanding. To our knowledge, except as indicated in the footnotes to the following table and subject to community property laws where applicable, the persons named in this table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

This table is based on 25,187,932 shares of our common stock outstanding as of January 17, 2008 (this includes 4,400,000 shares which we are contractually obligated to issue).

Unless otherwise noted below, each security holder’s address is c/o IXI Mobile, Inc., 1301 Shoreway Road, Suite 380, Belmont, CA 94002.

Beneficial Ownership

	Beneficial Ownership of Our Common Stock
Name and Address of Beneficial Owner	Number of Shares		Percent of Class
Israel Frieder	735,000	(1)	2.9%
Glen Shear	840,000	(2)	3.3%
Dael Schnider	840,000	(2)	3.3%
Victor Halpert	172,200		*
Andrew M. Weiss, Phd	518,000		2.1%
Southpoint Master Fund LP (3)	9,374,718	(4)	32.2%
Gideon Barak (5)	376,890	(6)	1.5%
Amit Haller	383,650	(7)	1.5%
Yossi Sela (8)	4,368,463	(9)	16.8%
Shlomo Shalev (10)	2,083		*
Matthew Hills (11)	7,083		*
Lihi Segal (5)	28,653	(12)	*
Gadi Meroz (5)	25,677	(13)	*
Shmuel M. Gitlin (18)	2,083		*
Gemini Funds (8)	4,366,379	(14)	16.8%
Landa Ventures (15)	3,847,268	(16)	14.8%
Concord Ventures (17)	914,321		3.6%
Benjamin Landa	3,847,268		14.8%
All directors and executive officers as a group (nine individuals)	5,929,583	(19)	22.9%

*	Less than 1%
(1)	Includes 285,000 shares of common stock issuable upon exercise of warrants exercisable within 60 days of January 14, 2008.
(2)	Includes 390,000 shares of common stock issuable upon exercise of warrants exercisable within 60 days of January 14, 2008.
(3)
The business address of Southpoint Master Fund LP is c/o Southpoint Capital Advisors LP, 623 Fifth Avenue, Suite 2503, New York, NY 10022. Robert W. Butts and John S. Clark, II are the managers of Southpoint GP, LLC, the general partner of this entity.

(4)
Includes 2,640,000 shares of common stock issuable upon exercise of warrants exercisable within 60 days of January 14, 2008. Also includes 1,301,818 shares of our common stock that may be issued to Southpoint upon conversion of debt held by Southpoint.

(5)	The business address of this person is IXI Mobile (R&D) Ltd., P.O. Box 2543, 17 Hatidhar St., Ra’anana, 43665, Israel.
(6)
Includes 109,873 shares of common stock issuable upon exercise of options exercisable within 60 days of January 14, 2008. Does not include 80,097 shares of common stock issuable upon exercise of options not currently exercisable and that will not become exercisable within 60 days. Does not include 750,000 options subject to vesting upon achieving certain business related milestones.

(7)
Includes 325,519 shares of common stock issuable upon exercise of options exercisable within 60 days of January 14, 2008. Does not include 79,839 shares of common stock issuable upon exercise of options not currently exercisable and that will not become exercisable within 60 days.

(8)
The business address of this entity is Gemini Israel Funds, 9 Hamenofim Street Herzliya Pituach 46725 Israel. David Cohen and Yossi Sela are the chief financial officer and managing partner, respectively, of Gemini Israel Funds and accordingly control such funds.

(9)
Includes (i) 2,083 shares of common stock issuable upon exercise of options exercisable within 60 days of January 14, 2008 and (ii) 4,357,024 shares of common stock, described below in footnote 14, beneficially owned the Gemini Funds, described above in footnote 8. Does not include 7,917 shares of common stock issuable upon exercise of options not currently exercisable and that will not become exercisable within 60 days. Mr. Sela has shared voting and dispositive power over the shares held by the Gemini Funds. Mr. Sela disclaims beneficial ownership of shares beneficially owned by the Gemini Funds except to the extent of his pecuniary interest therein.

(10)	The business address of this person is 8 Mohaliver Street, Rehovot, Israel.
(11)	The business address of this person is 25 Hobart Road, Newton Centre, Massachusetts 02459.
(12)
Includes 27,533 shares of common stock issuable upon exercise of options exercisable within 60 days of January 14, 2008. Does not include 56,316 shares of common stock issuable upon exercise of options not currently exercisable and that will not become exercisable within 60 days.

(13)
Includes 25,628 shares of common stock issuable upon exercise of currently exercisable options. Does not include 30,014 shares of common stock issuable upon exercise of options not currently exercisable and that will not become exercisable within 60 days.

(14)
Includes 416,667 shares of common stock issuable upon exercise of warrants exercisable within 60 days of January 14, 2008. Also includes 454,545 shares of our common stock that may be issued to Gemini Funds upon conversion of principal of debt held by Gemini Funds.

(15)	The business address of Landa is 7 Menachem Begin Street, Ramat Gan, Israel 52521. Landa is controlled by Benjamin Landa.
(16)	Includes 826,667 shares of common stock issuable upon exercise of warrants exercisable within 60 days of January 14, 2008.
(17)
The business address of Concord Ventures is 85 Medinat Hayehudim Street, Herzliya, Israel 46140. Matty Karp, Yair Safrai, Yaron Rosenbaum, Avi Domoshevizki, Ofer Shainberg and Galit Makmal are the control persons of this entity.

(18)	The business address of Mr. Gitlin is 9 Harav Nissim Ra’anana, Israel.
(19)
Includes 781,886 shares of common stock issuable upon exercise of currently exercisable warrants and options. Does not include 277,931 shares of common stock issuable upon exercise of options not currently exercisable and that will not become exercisable within 60 days.

SELLING SECURITY HOLDERS

The selling security holders may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to “selling security holders” in this prospectus, we mean the individuals and entities listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling security holders’ interests in shares of our common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, (1) each selling security holder’s name; (2) the number of outstanding shares of common stock beneficially owned by the selling security holder prior to this offering; (3) the number of shares of common stock being registered for sale and which may be offered by each selling security holder; if one percent or more, the percentage of outstanding shares of common stock to be beneficially owned by each selling security holder after the completion of this offering assuming sale of all of the shares offered by each selling security holder. Except as noted, none of the selling security holders has had any position, office or other material relationship with the Company or any of the Company’s predecessors or affiliates within the past three years.

Of the 28,719,250 shares of common stock to be resold under this prospectus:

• an aggregate of 17,588,469 are beneficially owned by Southpoint, Gemini Funds and Landa;

• 10,355,853 are to be sold by others who are not affiliates of the Company or affiliates of any of Southpoint, Gemini Funds or Landa.

Each of Gemini Funds and Landa had made several rounds of investments in IXI prior to the Merger. As a result of these transactions, and the conversion of the securities issued to Gemini Funds and Landa in connection with the Merger, Gemini Funds and Landa received in connection with the Merger an aggregate 4,435,890 shares of common stock.

In connection with the 2006 Bridge Loan, 2006 Credit Facility Guarantee and March 2007 Loans and subsequent conversion of debt, in the case of Southpoint, and assumption and conversion of debt in the case of Gemini Funds and Landa, to date:

• Southpoint received an aggregate of 4,400,000 shares of common stock and warrants to purchase an aggregate of an additional 2,640,000 shares of our common stock;

• Gemini Funds received an aggregate of 694,444 shares of common stock and warrants to purchase an aggregate of an additional 416,666 shares of our common stock; and

• Landa received an aggregate of 1,377,778 shares of common stock and warrants to purchase an aggregate of an additional 826,667 shares of our common stock.

Each of EarlyBirdCapital, Inc., Maxim Group, LLC, Clal Finance Underwriting Ltd., Meitav Underwriting Ltd. and Tailor-Made Capital are broker dealers or broker dealer affiliates. Each of the selling security holders that is a broker-dealer or an affiliate of a broker-dealer acquired the securities in the ordinary course of their business for investment purposes and at the time of acquisition had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Each of Southpoint, Landa, Gemini Funds, EarlyBirdCapital, Inc., Maxim Group, LLC, Clal Financing Underwriting Ltd., Tailor-Made and Meitav Underwriting Ltd. are underwriters within the meaning of the Securities Act of 1933 in connection with the sale of securities under this prospectus. In addition, each of the other selling security holders may be deemed to be underwriters within the meaning of the Securities Act of 1933.  Each of the following selling security holders referenced below are part of Gemini Israel Funds: Gemini Israel III LP, Gemini Partners Investors LP, Gemini Israel III Parallel Fund LP and Gemini Israel III Overflow Fund LP.

The selling security holders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The following chart sets forth, to our knowledge, information about the selling security holders as of January 17, 2008. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares, as well as any shares to which the selling security holder has the right to acquire beneficial ownership within 60 days of January 14, 2008 through the exercise or conversion of any stock option, warrant or other right. Unless otherwise indicated below, to our knowledge, all selling security holders named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling security holders names below. Based on the information provided to us by the selling security holders and as of the date the same was provided to us, assuming that the selling security holders sell all of the shares of our common stock beneficially owned by it that have been registered by us and do not acquire any additional shares during the offering, the selling security holders will not own any shares other than those appearing in the column entitled “Number of Shares of Common Stock Owned After the Offering.” We cannot advise you as to whether the selling security holders will in fact sell any or all of such shares of common stock. In addition, the selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below.

Name of Selling Security Holder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Total Number of Shares of Common Stock Owned Being Registered	Number of Shares of Common Stock Beneficially Owned After the Offering (1)	Percentage of Common Stock Beneficially Owned After the Offering (1)

Sirah Investments LLC (3)	50,635	50,635	0	0%
Green Aunt Ltd (4)	50,627	50,627	0	0%
Gal Investments LLC	1,046	1,046	0	0%
Galshan Investments LLC	1,046	1,046	0	0%
Yam Investments LLC (5)	1,046	1,046	0	0%
Futurenet LLC	11,599	11,599	0	0%
Ron Shpilman	77	77	0	0%
Shmuel Buchinski	618	618	0	0%
Amit Haller (6)	7,107	7,107	0	0%
Merits Ltd.	26	26	0	0%
Gil Peretz	206	206	0	0%
Yuli Yardeni – Trustee For Emp. Under 102	6,532	6,532	0	0%
Eli David	386	386	0	0%
Hanse Resigd	103	103	0	0%
Orit Hayon	268	268	0	0%
Draper Fisher Jurvetson ePlanet Ventures L.P.	383,585	383,585	0	0%
Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG	6,771	6,771	0	0%
Draper Fisher Jurvetson ePlanet Partners Fund, LLC	7,966	7,966	0	0%
TI Ventures III, L.P.	85,545	85,545	0	0%
Intel Atlantic Inc	51,342	51,342	0	0%
Saints Capital Beveded L.P.	21,459	21,459	0	0%
Gemini Israel III LP	3,119,226	3,119,226	0	0%
Gemini Partners Investors LP	37,228	37,228	0	0%
Gemini Israel III Parallel Fund LP	568,597	568,597	0	0%
Gemini Israel III Overflow Fund LP	641,328	641,328	0	0%
Amram Raziel	16,166	16,166	0	0%
Benny Landa	384	384	0	0%
Michael Brunstein	314	314	0	0%
Meir Burstin	225	225	0	0%
Joav Avtalion	225	225	0	0%
CHI-MEI Communications Systems Inc.	27,416	27,416	0	0%
Venture Lending & Leasing III, LLC	19,206	19,206	0	0%
Venture Lending & Leasing IV, LLC	26,337	26,337	0	0%
Tlcom I L.P.	424,558	424,558	0	0%
Tlcom I B L.P.	121,241	121,241	0	0%
Tlcom I C L.P.	35,117	35,117	0	0%
Tlcom I D L.P.	28,318	28,318	0	0%
Concord Ventures II (Cayman) L.P	704,119	704,119	0	0%
Concord Ventures II (Israel) L.P	176,921	176,921	0	0%
Concord Ventures Advisors II (Cayman) L.P	21,943	21,943	0	0%
Concord Ventures Advisors II (Israel) L.P	11,338	11,338	0	0%

Name of Selling Security Holder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Total Number of Shares of Common Stock Owned Being Registered	Number of Shares of Common Stock Beneficially Owned After the Offering (1)	Percentage of Common Stock Beneficially Owned After the Offering (1)

Gideon Barak (7)	216,000	216,000	0	0%
Landa Ventures Ltd.	3,846,884	3,846,884	0	0%
Southpoint Master Fund LP	9,374,718	9,374,718	32,900	*
EarlyBirdCapital, Inc.	68,000	68,000	0	0%
Maxim Group, LLC	68,000	68,000	0	0%
Clal Finance Underwriting Ltd.	30,000	30,000	0	0%
Israel Frieder (8)	450,000	450,000	285,000	1.8%
Glen Shear	450,000	450,000	390,000	2.4%
Dael Schnider	450,000	450,000	390,000	2.4%
Victor Halpert	150,000	150,000	22,200	*
Hermon Provident Fund	208,000	208,000	0	0%
Hazmon Provident Fund	16,000	16,000	0	0%
Tavor Provident Fund	160,000	160,000	0	0%
Signon Hermon Provident Fund	48,000	48,000	0	0%
Kinarot Hishtalmut	8,000	8,000	0	0%
Prisma Pitzueem B	8,000	8,000	0	0%
Prisma Dinamit Menayot	11,200	11,200	0	0%
Prisma Kinarot Menayot	1,600	1,600	0	0%
Prisma Keren Or	264,000	264,000	0	0%
Prisma Gevanim Menayot	3,200	3,200	0	0%
Prisma Yaad Tagmulim	17,600	17,600	0	0%
Prisma Signon Tagmulim Menayot	24,000	24,000	0	0%
Prisma Signon Tagmulim General	28,800	28,800	0	0%
Prisma Rakia Tagmulim	80,000	80,000	0	0%
Prisma Nidbahim Tagmulim	12,800	12,800	0	0%
Prisma Keshet Tagmulim	4,800	4,800	0	0%
Yashir Hishtalmut Klaly	30,400	30,400	0	0%
Yashir Gemel Klaly	48,000	48,000	0	0%
Yashir Hishtalmut Agah	1,600	1,600	0	0%
Yashir Gemel Agah	1,600	1,600	0	0%
Yashir Pitzuim Klally	4,800	4,800	0	0%
KAMUR	222,400	222,400	0	0%
ILD – Nostro	89,600	89,600	0	0%
ILD – Mishtatfot	89,600	89,600	0	0%
Perfect Providence Fund	448,000	448,000	0	0%
Meitav Underwriting Ltd	679,950	679,950	0	0%
Hilit Roth	192,000	192,000	0	0%
ION ISRAEL PARTNERS	164,800	164,800	0	0%
ION ISRAEL FUND	49,600	49,600	0	0%
Meitav Gemel Ltd. A Fund Managed by the corporation Meitav Tagmulim Clali	219,200	219,200	0	0%
Meitav Gemel Ltd. A Fund Managed by the corporation Meitav Histalmut Clali	131,200	131,200	0	0%
Meitav Gemel Ltd. A Fund Managed by the corporation Meitav Pizuim Clali	36,800	36,800	0	0%

Name of Selling Security Holder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Total Number of Shares of Common Stock Owned Being Registered	Number of Shares of Common Stock Beneficially Owned After the Offering (1)	Percentage of Common Stock Beneficially Owned After the Offering (1)

Meitav Gemel Ltd. A Fund Managed by the corporation Meitav Chisachon Gemel	19,200	19,200	0	0%
Meitav Gemel Ltd. A Fund Managed by the corporation Meitav Chisachon Histalmut	12,800	12,800	0	0%
Meitav Gemel Ltd. A Fund Managed by the corporation Meitav Chisachon Pizuim	3,200	3,200	0	0%
Meitav Pension Fund	4,800	4,800	0	0%
Meitav Investment House	89,600	89,600	0	0%
Prisma Provident Funds – Kineret	187,200	187,200	0	0%
Prisma Provident Funds - Mirpa Mercazit	1,600	1,600	0	0%
Prisma Provident Funds – Katzir	48,000	48,000	0	0%
Prisma Provident Funds – Teutza	12,800	12,800	0	0%
Prisma - Provident Funds - Shion Le Atzmaim	105,600	105,600	0	0%
Prisma - Provident Funds -KMP Tagmulim	59,200	59,200	0	0%
Prisma - Provident Funds - Shagie	28,800	28,800	0	0%
Prisma - Provident Funds - Dmey Mahala	1,600	1,600	0	0%
David Redlich	48,000	48,000	0	0%
Ilan Ginun Ve Pituah LTD	48,000	48,000	0	0%
Dov Leizerovitz	4,800	4,800	0	0%
Roni Amrani	3,200	3,200	0	0%
Eldav investments Ltd	88,000	88,000	0	0%
Itzhak Sarfaty	22,400	22,400	0	0%
Rain Land LTD	52,800	52,800	0	0%
BF Holding GmbH	160,000	160,000	0	0%
Alon Mekel	80,000	80,000	0	0%
Skala Funds Management	17,600	17,600	0	0%
PI HATAH ltd	22,400	22,400	0	0%
Clarion Capital Corporation	132,800	132,800	0	0%
Tailor Made Ltd.	2,387,500	2,387,500	0	0%

Total	28,719,250	28,719,250

*	Less than 1%.
(1)	Assumes security holders will resell all the securities registered hereunder.
(2)	Assumes the full amount of debt held by these entities is converted into common stock as described below.
(3)	Sirah Investments LLC is controlled by Amit Haller, our Chief Executive Officer and a member of our Board of Directors, who beneficially owns the shares owned by Sirah Investments LLC.

(4)	Green Aunt Ltd. is controlled by Gideon Barak, who beneficially owns the shares owned by Green Aunt Ltd.
(5)	YAM Investments LLC is controlled by Lihi Segal, our Vice President and Chief Financial Officer, who beneficially owns the shares owned by YAM Investments LLC.
(6)
Mr. Haller is our Chief Executive Officer and a member of our board of directors. Includes 325,519 shares of common stock issuable upon exercise of options exercisable within 60 days of January 14, 2008. Does not include 79,839 shares of common stock issuable upon exercise of options not currently exercisable and that will not become exercisable within 60 days.

(7)
Mr. Barak is the Co-Chairman of our board of directors. Includes 109,873 shares of common stock issuable upon exercise of options exercisable within 60 days of January 14, 2008. Does not include 80,097 shares of common stock issuable upon exercise of options not currently exercisable and that will not become exercisable within 60 days. Does not include 750,000 options subject to vesting upon achieving certain business related milestones.

(8)	Mr. Frieder is the Co-Chairman of our board of directors. Includes 285,000 shares of common stock issuable upon exercise of warrants exercisable within 60 days of January 14, 2008.

We were originally formed as a blank check company organized as a corporation to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business that has manufacturing operations or research and development facilities located in Israel. In connection with our organization, we issued 1,500,000 shares to our officers and directors.

On June 6, 2007, pursuant to an Agreement and Plan of Merger, dated February 28, 2006, as amended, we consummated our merger with IXI. Pursuant to the Merger, the former security holders of IXI were issued an aggregate of 6,553,732 shares of our common stock. The former holders of IXI equity interests will also receive, or have the right to acquire, a pro rata portion of up to an additional 9,000,000 shares of our common stock, contingent upon our meeting certain specified targets.

In order to satisfy IXI’s working capital requirements prior to the completion of the Merger, on June 20, 2006 IXI R&D entered into a bridge loan agreement, referred to in this prospectus as the 2006 Bridge Loan, with Southpoint Masterfund L.P., or Southpoint. Under the terms of the 2006 Bridge Loan, IXI R&D received gross proceeds of $20.0 million and IXI acted as guarantor of the loan. The 2006 Bridge Loan bears interest at 10% per year. In addition, Landa Ventures, Ltd., or Landa, and Gemini Israel Funds, or Gemini, each existing investors in IXI, guaranteed IXI’s existing $8.0 million bank credit facility, consisting of a bank credit line and loan, with Bank Leumi Le’Israel Ltd. Pursuant to the terms of the 2006 Credit Facility Guarantee, Landa and Gemini are entitled to assume all or a portion of the amounts outstanding under the Bank Leumi credit facility.

In consideration of these entities providing the 2006 Bridge Loan and 2006 Credit Facility Guarantee, we issued, in connection with the closing of the Merger, an aggregate of 1,000,000 shares of common stock to Southpoint and an aggregate of 400,000 shares of common stock to Gemini and Landa. Southpoint also received $150,000 as reimbursement of certain legal fees incurred in connection with the 2006 Bridge Loan. The principal of the debt is convertible, at the option of Southpoint with respect to principal owed under the 2006 Bridge Loan, and with respect to amounts assumed by Landa and Gemini under the 2006 Credit Facility Guarantee, into shares of our common stock at a price of $5.50 per share at any time until June 6, 2008. If Southpoint were to convert the entire 2006 Bridge Loan and Gemini and Landa were to assume and convert the entire $8.0 million Bank Leumi credit facility, Southpoint, Gemini and Landa would have received an aggregate of up to 5,818,182 shares of common stock. At January 13, 2008, such shares had an aggregate market value of approximately $20,363,637.00 (based on the closing price of our stock on that date). Additionally, under the terms of the 2006 Bridge Loan and 2006 Credit Facility Guarantee, if these holders of our bridge financing were to have converted at least 50% of the debt, we have agreed to issue to them warrants to purchase an aggregate of 500,000 shares of common stock and may issue to them warrants to purchase up to an additional 500,000 shares of common stock if they convert 100% of the debt. These warrants were to have an exercise price of $5.00 per share (subject to adjustment in case of stock dividends and stock splits) and were to be identical to our public warrants. At January 11, 2008, these warrants, assuming conversion of 100% of the outstanding bridge financing, would have had an aggregate market value of approximately $70,000 (based on the closing price of our warrants on that date). As described below, each of Southpoint, Gemini and Landa has agreed that they will no longer be eligible to receive these warrants as a result of certain transactions entered into in October and November 2007 with each of Southpoint, Gemini and Landa.

Due to the fact that the completion of the Merger took longer than expected and in order to satisfy our working capital requirements prior to receipt of the Merger consideration, in March 2007, we entered into new bridge loan agreements with Gemini, Landa and Southpoint under which IXI received gross proceeds of $6,000,000, with each party loaning the Company a total of $2 million. These loans, referred to in this prospectus as the March 2007 loans, bear interest at the rate of 10% per year. One-half of the March 2007 Loans is due and payable on June 6, 2008 and the balance of the March 2007 Loans are due and payable on June 6, 2009.

On October 25, 2007, we entered into agreements with Gemini, Landa and Southpoint regarding the conversion of a portion of the principal owed to Southpoint under the 2006 Bridge Loan and the assumption and conversion of a portion of the debt guaranteed by Gemini and Landa under the Bank Leumi credit facility, resulting in the conversion of an aggregate of approximately $20.7 million principal amount of debt held or guaranteed by these entities into shares of our common stock at a conversion price of $3.60 per share (instead of the $5.50 per share conversion price applicable under the terms of the 2006 Bridge Loan and 2006 Credit Facility Guarantee) and the issuance of warrants to purchase shares of common stock at an exercise price of $4.10 (subject to adjustment in case of stock dividends and stock splits), expiring 5 years from the date of grant. The conversion price and the exercise price of the warrants were the same as the price per share and exercise price associated with the private placement we closed in November 2007. This conversion resulted in the issuance to Southpoint, Gemini and Landa of an aggregate of 5,752,222 shares of common stock and warrants to purchase an aggregate of up to 3,451,333 shares of common stock. As a result of the conversion of this debt at a per share conversion price of $3.60, as opposed to the $5.50 per share conversion price specified under the terms of the 2006 Bridge Loan and 2006 Credit Facility Guarantee, as amended, Gemini Funds, Landa and Southpoint received an aggregate of 1,987,131 additional shares of our common stock, which also reflected an immediate gain of $0.58 per share, or $3,336,289 in total, when compared to the market price on the date of conversion of $4.18 per share. The warrants issued as a result of this conversion have an estimated aggregate value, based on the Black-Scholes option pricing model, of $9,629,220. As part of these conversion transactions, Gemini Funds, Landa and Southpoint agreed that they would no longer be eligible to receive the up to 1,000,000 warrants that they would otherwise have been eligible to receive upon conversion in the case of Southpoint, and upon assumption and conversion, in the case of Gemini Funds and Landa, of the total debt outstanding under the 2006 Bridge Loan and guaranteed under the 2006 Credit Facility Guarantee. In addition, Southpoint, Gemini and Landa agreed that they would no longer be entitled to receive the up to 1,000,000 warrants referenced above in the event those entities had converted 100% of the debt associated with the bridge financing and the debt guaranteed under the Bank Leumi credit facility. All other terms associated with the agreements with Gemini, Landa and Southpoint regarding the 2006 Bridge Loan and the 2006 Credit Facility Guarantee by Landa and Gemini under the terms of the Bank Leumi credit facility remained unchanged.

On November 14, 2007, we entered into an agreement with Landa regarding the conversion of $2.592 million principal amount of debt consisting of the $2 million loan made by Landa to IXI as part of the March 2007 Loans and the assumption and conversion of $592,000 guaranteed by Landa under the Bank Leumi credit facility, at the conversion price of $3.60 per share (instead of the $5.50 per share conversion price applicable under the terms of the 2006 Credit Facility Guarantee) and the issuance of warrants to purchase shares of our common stock at an exercise price of $4.10 per share(subject to adjustment in case of stock dividends and stock splits), expiring 5 years from the date of grant. The conversion price and the exercise price of the warrants were the same as the price per share and exercise price associated with the October 25, 2007 agreements with Southpoint, Gemini and Landa and with the private placement we closed in November 2007. This conversion resulted in the issuance to Landa of an aggregate of 720,000 shares of common stock and warrants to purchase an aggregate of up to 432,000 shares of common stock. As a result of the conversion of this debt at a per share conversion price of $3.60, as opposed to the $5.50 per share conversion price specified under the terms of the March 2007 Loan and 2006 Credit Facility Guarantee, as amended, Landa received an aggregate of 248,727 additional shares as a result of the conversion, which also reflected an immediate gain of $0.52 per share, or $374,400 in total, when compared to the market price on the date of conversion of $4.12 per share. The warrants issued as a result of this conversion have an estimated aggregate value, based on the Black-Sholes option pricing model, of $1,183,680.

If Southpoint were to convert the remaining $4.16 million principal outstanding under the 2006 Bridge Loan, in addition to all interest that has accrued $2,583,000 and which will accrue through the maturity of the 2006 Bridge Loan $416,000, it would receive an aggregate of 756,364 shares of common stock, with an aggregate market value, based on the closing price of our common stock on January 15, 2008 of $3.50 of $2,647,274.00. If Gemini were assume and convert the remaining $2.54 million principal amount that it has guaranteed under the 2006 Credit Facility Guaranty, it would receive an aggregate of 461,818 shares of common stock, with an aggregate market value, based on the closing price of our common stock on January 15, 2008 of $3.50, of $1,616,363.00. Landa has converted all debt owed by us into shares of common stock and warrants to purchase common stock. To our knowledge, none of Southpoint, Landa or Gemini has a short position in our securities. The warrants issuable to Southpoint and Gemini will not be registered for trading.

We also issued an aggregate of 166,000 shares of our common stock and warrants to purchase an aggregate of 100,000 shares of our common stock (which warrants are identical to our public warrants) to various third parties in accordance with prior contractual commitments for their providing financial and advisory services to us and IXI.

Pursuant to the various contractual obligations, we agreed to file a registration statement with the SEC covering the sale of the foregoing shares of our common stock.

Subsequent to the announcement of the proposed Merger with IXI, Southpoint purchased in the market shares of our common stock and warrants for an aggregate purchase price of $1,579,999.98 as follows:

Date of Transaction	Type of Security	Amount of Security	Purchase Price per Security	Total Purchase Price
3/9/06	Common Stock	250,000	$5.35	$1,337,500.00
3/10/06	Warrant	300,000	$0.81	$241,999.98

Subsequent to these purchases, Southpoint sold shares of our common stock and warrants for an aggregate sales price of $1,345,288.91 as follows:

Date of Transaction	Type of Security	Amount of Security	Sale Price per Security	Total Sales Proceeds
3/12/07	Common Stock	199,100	$5.5077	$1,096,583.07
3/12/07	Warrant	5,000	$0.5000	$2,500.00
3/13/07	Common Stock	18,000	$5.4900	$98,820.00
3/13/07	Warrant	65,000	$0.5000	$32,500.00
3/20/07	Warrant	25,000	$0.4900	$12,250.00
4/02/07	Warrant	5,000	$0.4800	$2,400.00
4/11/07	Warrant	144,000	$0.5000	$72,000.00
4/12/07	Warrant	2,400	$0.5000	$1,200.00
4/16/07	Warrant	53,600	$0.5044	$27,035.84

Accordingly, Southpoint Master Fund made a profit of approximately $23,000 on the stock it has sold and had a loss of approximately $101,000 on the warrants it has sold.

Neither Landa nor the Gemini Funds had purchased any shares of our common stock and warrants prior to the Merger but received shares of our common stock upon the Merger resulting from their ownership interest in IXI and from their participation in the bridge loan and guaranty transaction.

PLAN OF DISTRIBUTION

The shares of common stock offered by this prospectus are being offered by selling security holders and any of their pledgees, assignees and successors-in-interest. The common stock may be sold or distributed from time to time by the selling security holders directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents, at fixed or negotiated prices determined prior to the time of sale. The selling security holders may use any one or more of the following methods when selling the common stock:

•	ordinary brokers’ transactions;
•	transactions involving cross or block trades or otherwise on the Over The Counter Bulletin Board;
•	through brokers, dealers or underwriters who may act solely as agents;
•	in other ways not involving market makers or established trading markets, including direct sales to purchasers;
•	privately negotiated transactions; or
•	a combination of any such methods of sale.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the common stock under this prospectus by the selling security holders.

In order to comply with the securities laws of certain states, if applicable, the shares of common stock may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares of common stock may not be sold unless the securities have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the common stock as agents may receive compensation in the form of commissions, discounts, or concessions from the selling security holders and/or purchasers of the common stock for whom the broker-dealers may act as agents. The compensation paid to a particular broker-dealer may be less than or in excess of customary concessions, but except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440. In no event shall any broker-dealer receive fees, commissions and markups that, in the aggregate, would exceed eight percent (8%). At the time a particular offer of shares of common stock is made, a prospectus supplement will be distributed that will set forth the names of any agents, underwriters, or dealers, any compensation from the selling security holders and any other required information. Neither we nor the selling security holders can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between the selling security holders, any other security holders, broker, dealer, underwriter or agent relating to the sale or distribution of the common stock.

In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Any selling security holder who is a registered broker dealer will be deemed to be an underwriter. Each of EarlyBirdCapital, Inc., Maxim Group, LLC, Clal Finance Underwriting Ltd., Meitav Underwriting Ltd. and Tailor-Made are broker dealers or broker dealer affiliates. Each of Southpoint, Landa, Gemini, EarlyBirdCapital, Inc., Maxim Group, LLC, Clal Finance Underwriting Ltd., Meitav Underwriting Ltd and Tailor-Made and entities associated with or controlled by these entities are underwriters within the meaning of the Securities Act of 1933 in connection with the sale of securities under this prospectus. In addition, each of the other selling security holders may be deemed to be underwriters within the meaning of the Securities Act of 1933. See “Selling Security Holders.” Any profits on the sale of the common stock sold under this prospectus by selling security holders who are or who are deemed to be underwriters, and any discount, commissions or agent’s commissions received by such selling security holders may be deemed to be underwriting discounts and commissions under the Securities Act. Because the selling security holders are or may be deemed to be underwriters, the selling security holders will be subject to prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. Underwriters are subject to certain statutory liabilities, including but not limited to, Section 11, 12 and 17 of the Securities Act. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We are also required to pay certain fees and expenses incurred by us incidental to the registration of the shares of common stock.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the securities offered under this prospectus may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares of common stock may be resold by the selling security holders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the share have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

DESCRIPTION OF OUR COMMON STOCK AND OTHER SECURITIES

General

Our amended and restated certificate of incorporation authorizes the issuance of 60,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001. As of the date hereof, 25,187,932 shares of common stock are outstanding and no shares of preferred stock are outstanding.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by security holders. Our security holders, officers and directors may vote their shares in any manner they determine, in their sole discretion, with respect to any items that come before a vote of our security holders.

Our board of directors consists of seven directors, all of whom are elected at each annual meeting of security holders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Preferred Stock

Our amended and restated certificate of incorporation authorizes the issuance of 1,000,000 shares of a blank check preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without security holder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of our company. There are no shares of preferred stock outstanding, and we do not currently intend to issue any preferred stock.

Warrants

We currently have outstanding 12,736,000 redeemable common stock purchase warrants. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on June 6, 2007. The warrants expire on July 11, 2009 at 5:00 p.m., New York City time. We may call the warrants for redemption,

•	in whole and not in part;
•	at a price of $0.01 per warrant at any time after the warrants become exercisable;
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•
if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below the exercise price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by security holders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, there can be no assurance that we will be able to do so, and if we do not maintain a current prospectus related to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants, such warrants may go unredeemed and we will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

In connection with agreements we entered into with Southpoint, Gemini and Landa in October and November 2007, we issued warrants to purchase an aggregate of 3,883,333 shares of our common stock, at an exercise price of $4.10 per share (subject to adjustment in case of stock dividends and stock splits), expiring in 2012. In connection with our ELOC Arrangement, we issued Tailor-Made warrants to purchase an aggregate of 312,500 shares of our common stock at an exercise price of $4.10 per share (subject to adjustment in case of stock dividends and stock splits), expiring in 2012 (subject to adjustment in case of stock dividends and stock splits). In connection with the private placement we completed in November 2007, we issued to investors in the private placement warrants to purchase an aggregate of 1,621,800 shares of our common stock at an exercise price of $4.10 per share, expiring in 2012. In addition, Meitav Underwriting Ltd. received as an advisory fee associated with the November 2007 private placement consisting of $557,502 in cash and warrants to purchase 135,150 shares of common stock at an exercise price of $3.60 (subject to adjustment in case of stock dividends and stock splits), which warrants will expire in 2012.

LEGAL MATTERS

Morrison & Foerster LLP has passed upon the validity of the common stock offered hereby on behalf of the Company.

EXPERTS

The consolidated financial statements of IXI Mobile Inc. at December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, appearing in this prospectus of the Company, have been audited by Kost, Forer, Gabbay and Kasierer, independent registered public accounting firm in Israel, a member of Ernst & Young Global, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

IXI MOBILE INC. AND ITS SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2006 and 2005	F-3 – F-4
Consolidated Statements of Operations for the Years Ended December 31, 2006, 2005 and 2004	F-5
Consolidated Statements of Changes in Stockholders’ Equity (Deficiency) for the Years Ended December 31, 2006, 2005 and 2004	F-6 – F-8
Consolidated Statements of Cash Flows for the Years Ended December 31, 2006, 2005 and 2004	F-9 – F-10
Notes to Consolidated Financial Statements	F-11 – F-48

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
IXI MOBILE INC.

We have audited the accompanying consolidated balance sheets of IXI Mobile Inc. (“the Company”) and its subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity (deficiency) and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1d, the Company has incurred recurring operating losses and negative cash flows from operating activities. The Company also has a stockholders’ deficiency. These conditions, among other matters described in Note 1d, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1d. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

As discussed in note 2u to the consolidated financial statements, in 2006, the Company adopted Statement of Financial Accounting Standards Board No. 123 (revised 2004) “Share-based Payment”.

Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global

Tel-Aviv, Israel
March 30, 2007, except for the matter discussed in Note 16(b), as to which the date is October 15, 2007.

IXI MOBILE INC. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
U.S. Dollars in Thousands

	December 31,
	2006	2005
ASSETS
Current Assets:
Cash and cash equivalents	$2,729	$184
Restricted cash	269	198
Trade receivables	3,286	2,638
Other receivables and prepaid expenses	682	648
Vendor advance payments	3,947	140
Inventories, net	13,473	7,464
Assets of discontinued operations	—	115
Total current assets	24,386	11,387
Long-term Assets:
Severance pay fund	596	391
Long-term prepaid expenses	93	96
Property and equipment, net	429	335
Deferred charges	—	3,385
Deferred debt and Merger costs	2,287	—
Other assets, net	62	111
Total long-term assets	3,467	4,318
Total assets	$27,853	$15,705

The accompanying notes are an integral part of the consolidated financial statements

IXI MOBILE INC. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
U.S. Dollars in Thousands, Except Share and Per Share Data

	December 31,
	2006		2005
LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities:
Current maturities of long-term loans	$—		$2,193
Short-term bank credit	6,767		750
Trade payables	3,159		1,822
Employees and payroll accruals	1,016		611
Deferred revenues	13,035		4,157
Other payables and accrued expenses	3,446		1,641
Liabilities of discontinued operations	2,431		4,250
Total current liabilities	29,854		15,424
Long-term Liabilities:
Long-term loans net of current maturities	—		328
Long-term convertible loan	20,000		—
Accrued severance pay	721		461
Total long-term liabilities	20,721		789
Commitments and Contingent Liabilities
Convertible Loans	—		6,312
Stockholders’ Deficiency:
Stock capital –
Common Stock of $0.01 par value: Authorized: 7,570,862 and 3,471,844 shares at December 31, 2006 and 2005, respectively; Issued and outstanding: 687,992 and 682,652 shares at December 31, 2006 and 2005, respectively
		*		*
Series A Convertible Preferred Stock of $0.01 par value: Authorized: 90,645 shares at December 31, 2006 and 2005; Issued and outstanding: 77,718 shares at December 31, 2006 and 2005		*		*
Series B Convertible Preferred Stock of $0.01 par value: Authorized: 247,952 shares at December 31, 2006 and 2005; Issued and outstanding: 67,861 shares at December 31, 2006 and 2005		*		*
Series C Convertible Preferred Stock of $0.01 par value: Authorized: 479,627 shares at December 31, 2006 and 2005; Issued and outstanding: 222,426 shares at December 31, 2006 and 2005		*		*
Series D Convertible Preferred Stock of $0.01 par value: Authorized: 5,500,463 shares at December 31, 2006 and 2005; Issued and outstanding: 5,104,902 and 532,815 shares at December 31, 2006 and 2005, respectively
		*		*
Additional paid-in capital(**)	68,715		61,965
Notes receivable	(110)		(110)
Accumulated deficit	(91,327)		(68,675)
Total stockholders’ deficiency	(22,722)		(6,820)
Total liabilities and stockholders’ deficiency	$27,853		$15,705

(*)	Represents an amount lower than $1.

(**)	Net of deferred stock compensation.

Upon the Merger, the shares of IXI stock were canceled and exchanged into the Company’s shares on a ratio of 1:0.15. All share information included in this report has been retroactively adjusted to reflect this exchange.

The accompanying notes are an integral part of the consolidated financial statements

IXI MOBILE INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
U.S. Dollars in Thousands, Except Share and Per Share Data

	Year Ended December 31,
	2006	2005	2004
Revenues	$12,929	$7,967	$872
Operating expenses:
Cost of revenues	16,236	9,629	992
Research and development	6,897	4,271	8,684
Selling and marketing	7,928	3,323	3,030
General and administrative	3,038	1,449	1,285
Total operating expenses	34,099	18,672	13,991
Gain from terminating agreement with CW	—	11,695	—
Operating income (loss)	(21,170)	990	(13,119)
Financial expenses, net	(2,530)	(1,334)	(1,014)
Other income	13	—	—
Loss from continuing operations	(23,687)	(344)	(14,133)
Income (loss) from discontinued operations	1,035	(11,630)	(10,788)
Net loss	$(22,652)	$(11,974)	$(24,921)
Basic and diluted net loss per common stock:
From continuing operations	$(38.55)	$(6.65)	$(115.40)
From discontinued operations	$1.51	$(39.47)	$(86.70)
Basic and diluted net loss per share	$(37.04)	$(46.12)	$(202.10)
Weighted average number of shares of Common Stock used in computing basic and diluted net loss per Common Stock	684,890	294,626	124,423

The accompanying notes are an integral part of the consolidated financial statements

IXI MOBILE INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)
U.S. Dollars in Thousands, Except Share Data

	Common Stock			Series A Convertible Preferred Stock			Series B Convertible Preferred Stock			Series C Convertible Preferred Stock			Series D Convertible Preferred Stock			Additional Paid-in	Notes	Accumulated
	Number	Amount		Number	Amount		Number	Amount		Number	Amount		Number	Amount		Capital	Receivable	Deficit	Total
Balance at January 1, 2004	141,273	—	*	77,986	—	*	247,952	—	*	465,456	—	*	—	—		$35,199	$(378)	$(31,780)	$3,041
Exercise of employee and consultant stock options	709	—	*	—	—		—	—		—	—		—	—		11	—	—	11
Issuance of Series D Convertible Preferred Stock, net of issuance costs	—	—		—	—		—	—		—	—		250,323	—	*	8,159	—	—	8,159
Conversion of convertible loan into Series D Convertible Preferred Stock	—	—		—	—		—	—		—	—		106,613	—	*	3,564	—	—	3,564
Exercise of warrants by investors	—	—		—	—		—	—		3,219	—	*	—	—		150	—	—	150
Detachable warrant costs, issued in connection with short-term loans, long-term loan and convertible loans	—	—		—	—		—	—		—	—		—	—		560	—	—	560
Stock-based compensation	—	—		—	—		—	—		—	—		—	—		16	—	—	16
Comprehensive loss:
Net loss	—	—		—	—		—	—		—	—		—	—		—	—	(24,921)	(24,921)
Total comprehensive loss	—	—		—	—		—	—		—	—		—	—		—	—	—	(24,921)
Balance at December 31, 2004	141,982	—		77,986	—		247,952	—		468,675	—		356,936	—		$47,659	$(378)	$(56,701)	$(9,420)
______________
(*)	Represents an amount lower than $1.
Upon the Merger, the shares of IXI stock were canceled and exchanged into the Company’s shares on a ratio of 1:0.15. All share information included in this report has been retroactively adjusted to reflect this exchange.

The accompanying notes are an integral part of the consolidated financial statements

IXI MOBILE INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY) – (Continued)
U.S. Dollars in Thousands, Except Share Data

	Common Stock			Series A Convertible Preferred Stock			Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Series D Convertible Preferred Stock		Additional Paid-in		Notes	Accumulated
	Number	Amount		Number	Amount		Number	Amount	Number	Amount	Number	Amount	Capital		Receivable	Deficit	Total
Balance at January 1, 2005	141,982	—		77,986	—		247,952	—	468,675	—	356,936	—	$47,659		$(378)	$(56,701)	$(9,420)
Exercise of employee and consultant stock options	986	—	*	—	—		—	—	—	—	—	—	12		—	—	12
Issuance of Series D Convertible Preferred Stock, net	—	—		—	—		—	—	—	—	306,209	—	10,228		—	—	10,228
Cancellation of notes receivable for treasury stock	(17,254)	—		—	—		—	—	—	—	—	—	(268)		268	—	—
Conversion of Preferred Stock to Common Stock	556,938	—		(268)	—	*	(180,091)	—	(246,249)	—	(130,330)	—	—		—	—	—
Costs of Keep Well Agreement	—	—		—	—		—	—	—	—	—	—	3,761		—	—	3,761
Detachable warrant costs, issued in connection with short-term bank credit	—	—		—	—		—	—	—	—	—	—	269		—	—	269
Stock-based compensation	—	—		—	—		—	—	—	—	—	—	304		—	—	304
Comprehensive loss:
Net loss	—	—		—	—		—	—	—	—	—	—	—		—	(11,974)	(11,974)
Total comprehensive loss	—	—		—	—		—	—	—	—	—	—	—		—	—	(11,974)
Balance at December 31, 2005	682,652	—		77,718	—		67,861	—	222,426	—	532,815	—	$61,965	**	$(110)	$(68,675)	$(6,820)

(*)	Represents an amount lower than $1.
(**)	Net of deferred stock compensation in an amount of $540 and $782 as of December 31, 2006 and 2005, respectively.
Upon the Merger, the shares of IXI stock were canceled and exchanged into the Company’s shares on a ratio of 1:0.15. All share information included in this report has been retroactively adjusted to reflect this exchange.

The accompanying notes are an integral part of the consolidated financial statements

IXI MOBILE INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY) – (Continued)
U.S. Dollars in Thousands, Except Share Data

	Common Stock			Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Series D Convertible Preferred Stock			Additional Paid-in		Notes	Accumulated
	Number	Amount		Number	Amount	Number	Amount	Number	Amount	Number	Amount		Capital		Receivable	Deficit	Total
Balance at January 1, 2006	682,652	—		77,718	—	67,861	—	222,426	—	532,815	—		$61,965		$(110)	$(68,675)	$(6,820)
Exercise of employee stock options	5,340	—	*	—	—	—	—	—	—	—	—		2		—	—	2
Issuance of Series D-1 Convertible Preferred Stock, net upon conversion of convertible loans	—	—		—	—	—	—	—	—	2,798,593		*	6,294		—	—	6,294
Issuance of Series D-1 Convertible Preferred Stock, net in respect of Keep Well Agreement	—	—		—	—	—	—	—	—	1,773,494		*		*	—	—	—
Stock-based compensation	—	—		—	—	—	—	—	—	—	—		454		—	—	454
Comprehensive loss:
Net loss	—	—		—	—	—	—	—	—	—	—		—		—	(22,652)	(22,652)
Total comprehensive loss	—	—		—	—	—	—	—	—	—	—		—		—	—	(22,652)
Balance at December 31, 2006	687,992	—		77,718	—	67,861	—	222,426	—	5,104,902	—		$68,715	**	$(110)	$(91,327)	$(22,722)

(*)	Represents an amount lower than $1.

(**)	Net of deferred stock compensation in an amount of $540 and $782 as of December 31, 2006 and 2005, respectively.

Upon the Merger, the shares of IXI stock were canceled and exchanged into the Company’s shares on a ratio of 1:0.15. All share information included in this report has been retroactively adjusted to reflect this exchange.

The accompanying notes are an integral part of the consolidated financial statements

IXI MOBILE INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. Dollars in Thousands

	Year Ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net loss	$(22,652)	$(11,974)	$(24,921)
Loss (income) from discontinued operations	(1,035)	11,630	10,788
Loss from continuing operations	(23,687)	(344)	(14,133)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities from continuing operations:
Depreciation and amortization	359	252	209
Gain from terminating agreement with CW (1)	—	(11,695)	—
Stock-based compensation expenses	454	304	16
Amortization of deferred debt and merger cost	503	—	—
Amortization of discounts attributed to detachable warrant costs and guarantee costs of Keep Well Agreement	3,473	848	338
Increase in trade receivables	(648)	(2,534)	(104)
Increase in other receivables, prepaid expenses and vendor advance payments	(3,841)	(306)	—
Decrease (increase) in inventories, net	(6,009)	15,024	(16,930)
Decrease in long-term prepaid expenses	3	105	11
Increase (decrease) in trade payables	1,285	(1,590)	2,958
Increase (decrease) in employees and payroll accruals	405	68	(5)
Increase (decrease) in deferred revenues	8,878	(13,510)	14,544
Increase in other payables and accrued expenses	458	2,855	568
Increase in accrued severance pay, net	55	20	27
Accrued interest	1,038	173	117
Cash consideration from terminating agreement with CW (1)	—	3,850	—
Net cash used in operating activities from continuing operations	(17,274)	(6,480)	(12,384)
Net cash used in operating activities from discontinued operations	(751)	(8,618)	(9,124)
Net cash used in operating activities	(18,025)	(15,098)	(21,508)
Cash flows from investing activities:
Short-term bank deposit	—	19	(19)
Restricted cash, net	(71)	(25)	17
Purchase of property and equipment	(272)	(218)	(412)
Net cash used in investing activities from continuing operations	(343)	(224)	(414)
Net cash used in investing activities from discontinued operations	—	(20)	(285)
Net cash used in investing activities	(343)	(244)	(699)

The accompanying notes are an integral part of the consolidated financial statements

IXI MOBILE INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS – (Continued)
U.S. Dollars in Thousands

	Year Ended December 31,
	2006	2005	2004
Cash flows from financing activities:
Proceeds from issuance of stock, net of issuance expenses	(18)	10,228	8,159
Payment of deferred debt and merger costs	(2,510)	—	—
Proceeds from exercise of warrants by investors	—	—	150
Proceeds from exercise of employee stock options	2	12	11
Proceeds from short-term bank credit	6,767	750	—
Proceeds from short-term bank loan	—	—	1,250
Payment of short-term bank credit	(750)	—	—
Payment of short-term bank loan	—	(1,256)	—
Proceeds from long-term loans	—	—	6,918
Proceeds from convertible loans	20,000	—	—
Principal payment of long-term loans	(2,578)	(2,917)	(1,420)
Proceeds from convertible loan	—	6,109	3,515
Net cash provided by financing activities from continuing operations	20,913	12,926	18,583
Increase (decrease) in cash and cash equivalents	2,545	(2,416)	(3,624)
Cash and cash equivalents at the beginning of the year	184	2,600	6,224
Cash and cash equivalents at the end of the year	$2,729	$184	$2,600
Supplemental information and disclosure of non-cash investing and financing activities from continuing operations (including other non-cash equity transactions):
Issuance of Convertible Preferred Stock upon conversion of convertible bridge loan and accrued interest	$6,312	$—	$3,564
Purchase of property and equipment by credit	$52	$40	$—
Deferred issuance cost	$280	$—	$—
Cancellation of notes receivable for treasury stock	$—	$268	$—
Issuance of warrants in exchange for guarantee	$—	$3,761	$—
Technology acquired from CW	$—	$146	$—
Cash paid during the year for:
Interest	$748	$580	$474

(1) Cash consideration from terminating agreement with CW:
Gain from terminating agreement with CW	$—	$11,695	$—
Acquired technology	—	(146)	—
Deferred revenues earned upon termination of agreement	—	(7,699)	—
	$—	$3,850	$—

The accompanying notes are an integral part of the consolidated financial statements

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 1 — General

(a)
IXI Mobile Inc. (“the Company”), a company incorporated in Delaware, U.S.A., commenced its operations in July 2000. The Company is engaged in the development, production and marketing of mobile messaging devices and related services, targeting the mass consumer market. The Company also provides, through third parties, hosted services including all necessary gateways and backend servers, as well as related launch and support services. The Company’s major customers include mainly mobile operators, internet service providers and resellers. The Company also provides software solutions which allow a mobile phone or other data device to enable a variety of companion devices to connect to the internet wirelessly (“PMG”). Previously, the Company was also engaged in an operating system business for mobile devices which was discontinued during 2005 (see also f below).

In 2006 and 2005, the Company generated revenues from a few major customers. In 2005, the then largest customer terminated its agreement with the Company. The loss of a major customer, or any event negatively affecting such customer’s financial condition could have a significant adverse effect on the Company’s results of operations and financial position. For further information about major customers, see Note 14c.

(b)
As of December 31, 2006, the Company has four wholly-owned active subsidiaries: IXI Mobile R&D Ltd. (“the Israeli subsidiary” or “IXI Israel”), IXI Mobile (Europe) Limited, IXI Mobile (Asia Pacific) Ltd., IXI Mobile (East Europe) SRL, and three wholly-owned inactive subsidiaries: Neo Mobile Ltd. (which was active as of December 31, 2005), Neo Mobile Telecom and LLC Neo Mobile Inc. (together “the Group”).

(c)
All of the Company’s mobile messaging devices (“Ogo” or “CT Series”) are manufactured by an independent contractor. The Company is and will continue to be dependent upon this contractor to achieve acceptable manufacturing output, quality levels and costs, and to allocate to the Company a sufficient portion of production capacity to meet the Company’s needs in a timely manner. Moreover, the Ogo incorporates a modem that is proprietary of such contractor. Revenues could be materially and adversely affected should this contractor fail to meet the Company’s request for products due to a shortage of production capacity, process difficulties, low output rates or financial instability since the Company would likely experience delays while preparing to work with another contractor. Additionally, certain of the components are obtained from a limited group of suppliers. Disruptions, shortages, or termination of certain of these sources of supply could occur and could negatively affect the Company’s business condition and results of operations.

The Company also currently licenses from third parties certain software used in the manufacture and operation of its products and provision of services. Any supplier may discontinue or restrict licensing software to the Company with or without penalty. If a supplier discontinues or restricts supplying a component or licensing software, the Company’s business may be harmed by the resulting product manufacturing and delivery delays, or by inability to provide services.

In addition, hosting of internet services that the Company provides in connection with the Ogo service is currently outsourced to a single supplier. Should that supplier encounter financial difficulties, technical problems or other adversities, the Company could be required to establish a second hosting relationship or to begin providing such services on its own. Either of these alternatives would require a lengthy period of transition, would cause the Company to incur considerable expense and could result in its service being unavailable or unreliable for a period of time, which could have a significant adverse effect on its business.

(d)
From inception, the Company has generated recurring losses from operations and negative cash flows from operating activities. As of December 31, 2006, the Company has a working capital deficiency and stockholders’ deficiency of $5,468 and $22,722, respectively. The Company plans to continue to finance its operations through raising additional capital and in the longer term, to generate sufficient revenues to finance its operations. There are no assurances, however, that the Company will be successful in obtaining an adequate level of financing needed for current operations and long-term development.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 1 — General – (continued)

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on recoverability and reclassification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty (see also h below).

(e)	Termination of agreement with AT&T Wireless Services:

AT&T Wireless Services, now known as Cingular Wireless Services, Inc. (“CW”) to which the Company sold its CT Series devices under the Ogo brand pursuant to a development and supply agreement (“the Development and Supply Agreement”), accounted for 85% and 60% of the Company’s revenues for the years ended December 31, 2005 and 2004, respectively.

In April 2005, CW and the Company entered into an addendum to the original Development and Supply Agreement (“the Addendum”) which terminated CW’s obligation to purchase devices and resulted in a settlement pursuant to which CW agreed to transfer to the Company all rights and intellectual property rights (“IPR”) associated with the Ogo and marketing materials (including the www.Ogo.com.webstore) and the rights to distribute CT Series device under the “Ogo” brand globally. In addition, CW undertook to pay the Company $3,850 in cash and to transfer to the Company ownership of all unsold Ogo devices at no charge, and without any further obligation of the Company.

The transaction has been accounted for based on the fair values of identifiable assets transferred by CW to the Company and, accordingly, the Company recorded in the year ended December 31, 2005 a gain related to the Addendum in the amount of $11,695 against the recognition of the following at estimated fair values:

Cash	$3,850
Acquired technology (three-year useful life at the acquisition date)	146
Deferred revenue earned upon termination	7,699
Total gain from termination of agreement with CW	$11,695

The loss of CW in 2005 as the Company’s main customer had a significant adverse impact on the Company’s revenues and results of operations.

(f)	Discontinued operations:

On July 25, 2005, the Company’s Board of Directors resolved to dispose of the operating system related activities and to focus on the Ogo device business unit. As a result of this resolution, the Company significantly reduced its research and development group, and restructured the sales and marketing department as well as the management team. The strategic initiatives included the termination of all the operating system business unit employees, termination of certain agreements with subcontractors, closing the portion of its lease facilities that was occupied by the operating system business unit, abandoning assets of the operating system unit business and recognizing a reduction in the operations performed in a part of the leased facilities, recognizing an impairment of under-performing assets and certain other non-recurring charges. During the period covered by the accompanying financial statements, the operating system related activities were classified as discontinued operations. The operating system disposed activity is considered a “component of an entity” since it comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 1 — General – (continued)

Since no significant cash outflows are expected to be recognized by the ongoing entity as a result of the abandonment except for payments for outstanding obligations of the abandoned operating system business, such as the obligation to the Chief Scientist at the Israel Ministry of Industry, Trade and Labor (“OCS”) (see further details in g below), and since the Company has not received and will not receive any fees or other revenues attributable to the operating system business unit after the component was abandoned except from indirect royalties from the third party to which the Company granted the non exclusive license, the Company’s management concluded that since such royalties are considered as indirect cash flow in accordance with EITF 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations” (“EITF 03-13”), the disposed component meets the criteria to be considered as discontinued operations.

The major classes of assets and liabilities of the operating system business unit that was classified as discontinued operations were:

	December 31,
	2006	2005
Assets:
Other receivables and prepaid expenses	$—	$34
Property and equipment – held for sale	—	81
Assets of discontinued operations	—	115
Liabilities:
Trade payables	—	937
Other payables and accrued expenses	2,431	3,313
Liabilities of discontinued operations	2,431	4,250
Net liabilities of discontinued operations	$2,431	$4,135

The results of the discontinued operating system business for the years ended December 31, 2006, 2005 and 2004, are presented below:

	Year Ended December 31,
	2006	2005	2004
Revenues	$600	$—	$1,880
Operating expenses:
Cost of revenues	(105)	(2,410)	(3,421)
Research and development expenses, net	—	(8,109)	(6,058)
Selling and marketing expenses	—	(1,289)	(2,297)
General and administrative income (expenses)	540	(1,432)	(892)
Total operating income (expenses)	435	(13,240)	(12,668)
Operating income (loss)	1,035	(13,240)	(10,788)
Other income	—	1,810	—
Income (loss) before taxes on income	1,035	(11,430)	(10,788)
Taxes on income	—	200	—
Net income (loss)	$1,035	$(11,630)	$(10,788)

In September 2006, the Company reached a settlement with a subcontractor regarding his claim against the Company in the amount of $1,368 (see also Note 11c(3)). The settlement resulted in a total payment of $210. An adjustment of $540 was recorded as general and administrative income against reduction of the liability recorded in this respect previously in the accounts of the discontinued operations.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 1 — General – (continued)

In November 2006, a certain licensee of the Company (“the Licensee”), which had previously sent the Company a demand to pay $300 for failing to deliver its license on time, agreed to release and discharge the Company from any and all claims, liabilities and obligations if the Company agrees to assign all of the licensee rights and obligations to the purchaser that negotiates the agreement terms to purchase the licensee’s communication and application processor business (see also Note 11c(2)). Accordingly, the Company’s management reversed a previously recorded accrual. The adjustment of approximately $600 was recorded as revenue in the statements of operations from discontinued operations against deduction of other payables and accrued expenses in the accounts of the discontinued operations.

(g)
On October 19, 2005, as part of the discontinuing of operations of the operating system business unit, and as a result of the Company’s immediate need to increase its cash flows, the Company granted a foreign company a non exclusive license for the use, development and sale of the operating system that was developed by the Company (“the software” or “the operating system”). The license enables the foreign company to continue the development of the operating system and to market it to its customers and the foreign company will own the intellectual property rights with respect to its developments of the software. In consideration of the software license, the foreign company paid the Company an amount of approximately $1,800, net, which was recognized as other income of the discontinued operations. In addition, for each product unit that will be sold by the foreign company and that contains the software or a derivative of it, in whole or in part, the Company shall receive, without limit as to term, ten cents, up to an aggregate amount of $5,000. As of December 31, 2006, no such royalties have been earned by the Company.

In order to facilitate the engagement with the foreign company, in September 2005, the Israeli subsidiary entered into agreements with certain former employees of the operating system business unit for a period of six months, in order for those former employees to enter into agreements with the foreign company to provide support services.

Part of the consideration was remitted to an escrow agent for the purpose of hiring those former employees of the operating system to act on behalf of the foreign company. As of December 31, 2006, the remitted consideration was fully paid to these former employees by the escrow agent. The Company has no further obligations to these former employees.

The licensed software was partially funded by royalty bearing grants by the OCS. The agreement that was reached between the Company and the foreign company was made without obtaining pre approval from the OCS, thereby effectively breaching the law and the conditions of the commitment with the OCS. Accordingly, the Company is obliged to repay all funds provided by the OCS, including accrued interest at the LIBOR rate.

In addition, there is no assurance that criminal proceedings will not be initiated as a result of the violation of the terms of the OCS funding program. If the Company is required to pay to the OCS amounts which are significantly higher than estimated by the Company’s management, or if criminal proceedings are initiated against the Company or any of its officers, the Company’s business, financial condition and results of operations may be adversely affected (see also Note 11a).

As of December 31, 2006, the Company was in negotiation with the OCS in order to achieve a settlement between the parties regarding the aforesaid breaches. Based on management assessment of the outcome of such negotiations, the Company has provided an accrual of $3,097 and $2,939 of which $1,032 and $987 were attributed to continuing operations and $2,065 and $1,952 were attributed to discontinued operations, as of December 31, 2006 and December 31, 2005, respectively. The allocation of such accrual between continuing operations and discontinued operations was based on the specific grants that the Company was historically granted for PMG (continuing operations) and operating systems (discontinued operations). Such accrual represents all the funds provided by the OCS plus applicable interest at the LIBOR rate, which was included in the statement of operations as cost of revenues.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 1 — General – (continued)

(h)
On June 20, 2006, the Company entered into a bridge loan agreement (“the New Convertible Bridge Loan Agreement” or “the New Convertible Bridge Loan”) with a new venture lender (“the New Lender”) and the Israeli subsidiary. Pursuant to the terms of the New Convertible Bridge Loan Agreement, the Israeli subsidiary received a loan in the amount of $20,000, with the Company acting as guarantor thereto.

In December 2006, the parties to the New Convertible Bridge Loan agreed to amend the New Convertible Bridge Loan (“the New Amendment”) so that after the Amendment becomes effective the terms of the New Convertible Bridge Loan would change (see also Note 9c).

(i)
In November 2005, certain stockholders of the Company entered into a Keep Well Agreement (“the Agreement”) with one of the Company’s customers. Pursuant to the terms of the Agreement, if the customer sustains damages due to failure of the Company to meet its obligations under the agreement with the customer, and such failure is due to a lack of stockholders’ equity (as defined therein), then upon the occurrence of various terms set forth in the agreement, the stockholders will compensate the customer for such damages up to a maximum of $4,000. As a consideration for such undertaking, in February 2006, the Company issued to such stockholders 1,773,494 shares of Convertible Preferred stock at a par value of $0.01 per share.

Accordingly, the value of the shares of Convertible Preferred stock to be issued in an amount of $3,761 was recorded as a deferred charge with a corresponding credit to additional paid-in capital. The value recorded was based on the shares issued, which management assessed as a more reliable measure than the value of the guarantee. The deferred charge was being amortized to the statement of operations over the expected guarantee period of twenty months as selling and marketing expenses. For the years ended December 31, 2006 and 2005, total expenses included in the statements of operations in respect of such guarantee amounted to $3,385 and $376, respectively. The expenses in an amount of $3,385 in 2006 included the full amortization of the remaining balance of the deferred charge in the amount of $2,257 resulting from termination of the Keep Well Agreement due to the New Convertible Bridge Loan Agreement (see also h above).

(j)
On February 28, 2006, the Company entered into a definitive agreement (“the Merger Agreement” or “the Merger”) with Israel Technology Acquisition Corporation (“ITAC”) pursuant to which, and subject to the approval of ITAC’s stockholders, the Company will merge with ITAC Acquisition Subsidiary Corp., a wholly-owned subsidiary of ITAC. As a result of the Merger, the Company will become a wholly-owned subsidiary of ITAC. Immediately following the Merger, the holders of equity interests of the Company (including holders of certain options under the Company’s employee stock option plans and holders of warrants to purchase the Company’s shares of Common Stock) will own or will have the right to acquire approximately 7.8 million shares of ITAC Common stock, of which approximately 1.42 million shares will be available for issuance to the Company’s senior management and optionees under the Company’s employee stock option plans. As further consideration, the holders of equity interests of the Company will receive or have the right to acquire up to an additional 10.0 million shares (“the Contingent Shares”) of ITAC Common stock based on attaining various performance targets. As of December 31, 2006, the Company has not met the first performance target of revenues equal or exceeding $45 million in the year 2006 and therefore will not have the right to acquire 1 million shares out of the Contingent Shares. The Contingent Shares in a reverse acquisition issued to the accounting acquirer are to be accounted for in a manner similar to a stock dividend or equity restructuring. Accordingly, such release will result in reclassifications of the related par value in the shareholders equity section as well as a retrospective change to the earnings per share as if those shares have always been outstanding for all periods presented. The Contingent Shares to be issued to option holders will be accounted for in accordance with the provisions of SFAS123(R) “Share Based payment” (“SFAS 123(R)”). If approved by the ITAC stockholders, the Company’s management expects the transaction to be closed in the second quarter of 2007 since the Company is considered in substance the accounting acquirer upon the Merger consummation, Merger costs have been deterred in an amount of approximately $880 and expected to be recognized upon consummation of the Merger. In addition the Company is expected to incur additional $260 as merger costs upon the consummation of the Merger. Upon closing, ITAC will change its name to IXI Mobile, Inc.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 1 — General – (continued)

(k)	Vendor advance payments:

Vendor advance payments are installments paid to vendors prior to the date the Ogo units are shipped to the Company or designated customers and are required to finance the production of the Ogo devices. The advance payments are based on the progress of the production and are deducted from the total shipment payment which is accrued upon the delivery of the Ogo units.

The Company has no formal agreement with respect to the advances and their terms. Since the Company has long term relationship and accumulated experience with these vendors and since each purchase order and advance payment are done after coordination of both the Company and the vendors operation and finance departments, the Company’s management believes that there is a low risk of loss with respect to these advances.

Note 2 — Significant Accounting Policies

The consolidated financial statements have been prepared according to United States generally accepted accounting principles (“U.S. GAAP”) on a basis consistent for all periods presented.

(a)	Use of estimates:

The preparation of the Company’s consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities as at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant areas requiring the use of management estimates relate to revenue recognition, the determination of reserves for various litigation claims, allowance for doubtful accounts, provision for excess and obsolete inventory, depreciation and amortization expenses, obligation to the OCS, realization of future tax assets and the related components of the valuation allowance, provision for warranty, and the fair values of financial instruments. Actual results could differ from these estimates.

(b)	Financial statements in U.S. dollars:

A portion of the revenues of the Company’s subsidiaries is generated in U.S. dollars (“dollar”). In addition, a substantial portion of the costs of the Company’s subsidiaries is incurred in dollars. The Company’s management believes that the dollar is the primary currency of the economic environment in which the Company’s subsidiaries operate. Thus, the functional currency of the Company’s subsidiaries is the dollar.

Accordingly, monetary accounts maintained in currencies other than the dollar are remeasured into dollars in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52, “Foreign Currency Translation”. All transaction gains and losses of the remeasured monetary balance sheet items are reflected in the statement of operations as financial income or expenses, as appropriate.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 2 — Significant Accounting Policies – (continued)

(c)	Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany balances and transactions not realized outside the Group have been eliminated upon consolidation.

(d)	Cash equivalents:

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with maturities of three months or less at the date acquired.

(e)	Short-term bank deposits:

Bank deposits with maturities of more than three months but less than one year are included in short-term bank deposits. Such short-term bank deposits are stated at cost.

(f)	Restricted cash:

Restricted cash is primarily invested in certificates of deposit, which mature within up to one year, and is used as a security mainly for the lease of the Israeli subsidiary’s offices and for corporate credit cards.

(g)	Inventories:

Inventories are stated at the lower of cost or market value. Inventory write-down provision is provided to cover risks arising from slow-moving items, technological obsolescence, excess inventories, discontinued products and market prices lower than cost. As of December 31, 2006 and 2005, the provision for inventory write-down amounted to $151 and $242, respectively.

Cost is determined as follows:

Raw materials and finished products: based on direct manufacturing and subcontracting costs, using the “first-in, first-out” method.

(h)	Property and equipment:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, at the following annual rates:

%
Computers and peripheral equipment	33
Electronic equipment	15
Office furniture and equipment	6 – 15

Leasehold improvements are depreciated by the straight-line method over the term of the lease or the estimated useful life of the improvements, whichever is shorter.

The Company’s property and equipment are reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”) whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of by sale are reported at the lower of the carrying amount or fair value less costs to sell.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 2 — Significant Accounting Policies – (continued)

In 2005, as part of the disposal of the operating systems related activities, the Company abandoned certain assets. In accordance with SFAS No. 144, when such assets are abandoned, the carrying amount of the assets should be written-off. Accordingly, in 2005, an impairment loss in the amount of $525 was recognized, which was included as part of discontinued operations. During the years ended December 31, 2006 and 2004 no impairment losses have been recognized.

(i)	Intangible assets:

Intangible assets consist of acquired technology. Intangible assets are amortized over their estimate useful life using a method of amortization that reflects the pattern in which the economic benefits of the intangible assets are consumed or otherwise used up, in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). Accordingly, the acquired technology is amortized over three years using the straight-line method.

(j)	Short-term bank credit:

Short-term bank credit matures within less than one year.

(k)	Revenue recognition:

The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement, the product has been delivered or the services have been provided to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. The Company does not grant a right of return to its customers. In addition to this general policy, the following paragraphs describe the specific revenue recognition policies for each major category of revenue.

Multiple-element arrangements — the Company enters into transactions that represent multiple-element arrangements, which may include combination of hardware, service and software. These multiple-element arrangements are assessed to determine whether they can be separated into more than one unit of accounting or element for the purpose of revenue recognition. When the appropriate criteria for separating revenue into more than one unit of accounting are met and there is vendor specific objective evidence of fair value for all undelivered elements in an arrangement, the arrangement consideration is allocated to the separate units of accounting or elements based on the residual value. This vendor specific objective evidence of fair value is established through prices charged for each revenue element when that element is sold separately. The revenue recognition policies described below are then applied to each unit of accounting.

Hardware — generally, revenue from the sale of Ogo devices is recognized upon delivery to the end user when title is transferred to the customer and all significant contractual obligations that affect the customer’s final acceptance have been fulfilled. Revenues from sales of demonstration Ogo devices are recognized upon delivery. Provisions are made at the time of sale for warranties, royalties, sales commissions and estimated price protection, and are recorded as operating expenses or deduction of revenues, as appropriate. Since the embedded software in the Ogo device is deemed not to be incidental, the Company recognizes revenue from such devices in accordance with the American Institute of Certified Public Accountants Statement of Position No. 97-2, “Software Revenue Recognition” (“SOP No. 97-2”).

The Company currently recognizes revenues from non demonstration Ogo devices upon ultimate sale to the end user and activation, since the Company has not yet established sufficient experience to predict the product acceptance in the market in order to recognize revenues upon delivery to the operators, internet service providers, or resellers.

Services — revenues from hosting services (such as email and push email, IM gateways and attachments) are recognized on a monthly basis as the services are provided.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 2 — Significant Accounting Policies – (continued)

Non-recurring engineering contracts — revenue from non-recurring engineering contracts that were bundled with subsequent manufacturing and supply arrangements are initially deferred and then recognized on a pro rata basis over the recognition of subsequent supply of Ogo devices.

Other — revenue from the sale of accessories is recognized when title is transferred to the customer and all significant contractual obligations that affect the customer’s final acceptance have been fulfilled. Provisions are made at the time of sale for applicable warranties, royalties, sales commissions and estimated price protection.

Software — revenue from licensing of software is recognized at the inception of the license term and in accordance with SOP No. 97-2. Revenue from software maintenance, unspecified upgrades and technical support contracts is recognized over the period that such items are delivered or that services are provided. Where vendor specific objective evidence for undelivered elements was not considered substantive, the Company recognized revenues upon delivery of the last undelivered element.

Shipping and handling costs — wherever can be reasonably attributed to certain revenue, shipping and handling costs are included in cost of sales.

Deferred revenues include payments received for devices and for non-recurring engineering contracts for which revenues have not yet been recognized.

(l)	Research and development costs:

Research and development costs net of grants received are charged to the statement of operations as incurred.

(m)	Advertising expenses:

Advertising costs are expensed as incurred. Advertising expenses for the years ended December 31, 2006, 2005 and 2004 amounted to $33, $387 and $141, respectively.

(n)	Warranty costs:

Provisions for warranty costs are made at the time such warranty costs are deemed to be incurred, generally at the time revenue is recognized.

Provision for warranty as of December 31, 2006, 2005 and 2004 amounted to approximately $86, $100, and $100, respectively. A tabular reconciliation of the changes in the Company’s aggregate product warranty liability was not provided due to immateriality.

(o)	Government grants:

Royalty-bearing grants from the OCS for funding approved research and development projects were recognized at the time the Israeli subsidiary was entitled to such grants, on the basis of the costs incurred and were included as a deduction of research and development costs.

No research and development grants were deducted from research and development costs from continuing operations during the years ended December 31, 2006, 2005 and 2004.

Research and development grants that were deducted from research and development costs from discontinued operations amounted to $0, $75 and $800 in the years ended December 31, 2006, 2005 and 2004, respectively (see also Note 1g).

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 2 — Significant Accounting Policies – (continued)

(p)	Income taxes:

The Group accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. This Statement prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Group provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

(q)	Concentrations of credit risk:

Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of cash and cash equivalents, restricted cash and trade receivables.

Cash and cash equivalents are invested in major banks in Israel and the United States. Such deposits in the United States may be in excess of insured limits and are not insured in other jurisdictions. Management believes that the financial institutions that hold the Company’s investments are financially sound and, accordingly, minimal credit risk exists with respect to these investments.

The Company has historically been dependent on a small number of significant customers and on large contracts with respect to sales of the majority of its products, software and services. The Company expects this trend and related increasing trade receivables balances with its large customers to continue as it sells an increasing number of its Ogo devices and service relay access through network carriers and resellers rather than selling directly to end users. The Company evaluates the collectibility of its trade receivables balances based upon a combination of factors on a periodic basis. If the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company, it records a specific bad debt provision to reduce the customer’s related trade receivable to its estimated net realizable value. As of December 31, 2006, no such provision has been recorded.

As of December 31, 2006 and 2005, the Company had no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

(r)	Severance pay:

The Israeli subsidiary’s liability for severance pay is calculated pursuant to Israeli Severance Pay Law based on the most recent monthly salary of the subsidiary’s employees multiplied by the number of years of employment as of the balance sheet date. These employees are entitled to one month’s salary for each year of employment or a portion thereof. The subsidiary’s liability to these employees is fully provided by monthly deposits for insurance policies and by an accrual.

The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli Severance Pay Law or labor agreements. The value of the deposited funds is based on the cash surrendered value of these policies and includes immaterial profits.

Severance expenses for the years ended December 31, 2006, 2005 and 2004 amounted to $330, $217 and $79, respectively.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 2 — Significant Accounting Policies – (continued)

(s)	Fair value of financial instruments:

The following methods and assumptions were used by the Group in estimating fair value and disclosures for financial instruments:

The carrying amount reported in the balance sheet of cash and cash equivalents, restricted cash, trade receivables, other receivables and prepaid expenses, short-term bank credit, trade payables, other payables and accrued expenses approximates their fair values due to the short-term maturities of such instruments.

The fair value of long-term loans is estimated by discounting the future cash flow using the current interest rate for loans of similar terms and maturities. The carrying amount of the long-term loans approximates their fair value.

As of December 31, 2006, the fair value of the New Convertible Bridge Loan was valuated at approximately $19,700.

(t)	Basic and diluted net earnings (loss) per share:

The Company applies the two-class method as required by EITF No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share” (“EITF No. 03-6”). EITF No. 03-6 requires the net earnings (loss) per share for each class of stock (Common stock and Convertible Preferred stock) to be calculated assuming 100% of the Company’s earnings are distributed as dividends to each class of stock based on their contractual rights.

Basic net earnings (loss) per share of Common stock are computed based on the weighted average number of shares of Common Stock outstanding during each period. Diluted net earnings (loss) per share of Common stock are computed based on the weighted average number of shares of Common stock outstanding during each period, plus dilutive potential share of Common stock considered outstanding during the period, in accordance with SFAS No. 128, “Earnings per Share”.

The total weighted average number of share of Common stock related to the outstanding options and shares of Preferred stock excluded from the calculations of diluted net earnings (loss) per share of Common Stock because these securities are anti-dilutive was 5,761,187, 1,138,428, and 475,511 shares for the years ended December 31, 2006, 2005 and 2004, respectively.

(u)	Accounting for stock-based compensation:

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense based on estimated fair values for all share-based payment awards made to employees and directors. SFAS 123(R) supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), for periods beginning in fiscal 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

SFAS 123(R) requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s consolidated statements of operations. Prior to the adoption of SFAS 123(R), the Company accounted for equity-based awards to employees and officers and directors using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”). Under APB 25, compensation expense is equal to the excess, if any, of the market price of the stock over the exercise price on the grant date of the award. Pro forma information regarding net earnings (loss) is required by SFAS No. 123 and had been determined as if the Company has accounted for its employee stock options under the Minimum Value (which assumes an expected volatility of zero).

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 2 — Significant Accounting Policies – (continued)

SFAS 123(R) requires nonpublic companies that used the Minimum Value method of measuring equity share options for pro forma disclosure purposes under SFAS No. 123 to adopt its requirements prospectively to new awards and to awards modified, repurchased, or cancelled after the required effective date. The Company continues to account for any portion of awards outstanding at the date of initial application using the accounting principles originally applied to those awards, the provisions of APB 25 and its related interpretive guidance.

The Company estimates the value of its stock options accounted for under SFAS 123(R) using the calculated value on the grant date. The Company measures compensation cost of employee stock options based on the calculated value instead of fair value because it is not practical to estimate the volatility of its share price. The Company does not maintain an internal market for its shares and its shares are rarely traded privately. The calculated value method requires that the volatility assumption used in an option pricing model be based on the historical volatility of comparable traded companies and an appropriate industry sector indexes.

The Company uses the Black-Scholes formula to estimate the calculated value of its share-based payments. The volatility assumption used in the Black-Scholes-Merton formula is based on the volatility of historical comparable competitors trading results and on the wireless industry index.

The expected option term represents the period that the Company’s stock options are expected to be outstanding and was determined based on historical experience of similar options, giving consideration to the contractual terms of the stock options. The Company has historically not paid dividends and has no foreseeable plans to issue dividends. The risk-free interest rate is based on the yield from U.S. Treasury zero-coupon bonds with an equivalent term.

The Company recognizes compensation expenses for the value of its awards, which have graded vesting based on the straight line method over the requisite service period of each of the awards, net of estimated forfeitures. Estimated forfeitures and retention rate are based on actual historical pre-vesting forfeitures. Since during the year ended December 31, 2006, SFAS 123(R) was applicable only for an award to the Company’s Chairman, it was estimated that all options accounted under SFAS 123(R) would vest.

The fair value of the Company’s stock options granted to employees and directors for the year ended December 31, 2006 was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: expected volatility of 90%, risk-free interest rates of 4.8%, dividend yields of 0% and an expected life of four and a half years.

As a result of adopting SFAS 123(R) on January 1, 2006, the Company’s loss before income taxes and net loss for the year ended December 31, 2006, is $107 lower than if it had continued to account for stock-based compensation under APB 25.

Prior to January 1, 2006, the Company had elected to follow APB 25, and FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation”, in accounting for its employee stock option plan. Under APB 25, when the exercise price of an employee stock option is equivalent to or above the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Additionally, the Company applies EITF No. 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF No. 96-18”), with respect to options granted to non-employees. The fair value of each option granted to non-employees is estimated on the date of grant and at each subsequent vesting date using the Black-Scholes option pricing model with the following weighted average assumptions: expected volatility of 90%, risk-free interest rates of 1.5% - 5.34% dividend yields of 0% and an expected life equal to the options’ contractual life.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 2 — Significant Accounting Policies – (continued)

Pro forma information regarding the Company’s net loss and net loss per share is required by SFAS No. 123, and SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”, and has been determined as if the Company had accounted for its employees, officers and directors stock options under the Minimum Value as allowed under SFAS No. 123.

Pro forma information under SFAS No. 123 is as follows:

	Year Ended December 31,
	2005	2004
Net loss available to Common stockholders — as reported	$(11,974)	$(24,921)
Add stock-based employee compensation — intrinsic value	16	—
Deduct stock-based employee compensation — under SFAS 123	(125)	(11)
Pro forma net loss	$(12,083)	$(24,932)

Pro forma basic and diluted net loss per share of Common Stock	$(46.50)	$(202.19)

The value of each option award granted prior to January 1, 2006 is estimated at the date of grant using the Minimum Value model that uses the assumptions noted in the following table. The Company uses the Black-Scholes formula to estimate the value of its share-based payments. The volatility assumption used in the Black-Scholes formula is based on the volatility of zero. The risk free for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

The value of each option granted to employees is estimated on the date of grant using the Minimum Value model with the following weighted average assumptions

	Year Ended December 31,
	2005	2004
Risk free interest rate	3.5% – 4.5%	3% – 3.5%
Dividend yield	0%	0%
Expected life of the options (years)	4.5%	4.5%
Volatility	0%	0%

(v)	Impact of recently Issued accounting pronouncements

(1)
In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 utilizes a two-step approach for evaluating tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Measurement (step two) is only addressed if step one has been satisfied (i.e., the position is more-likely-than-not to be sustained). Under step two, the tax benefit is measured as the largest amount of benefit, determined on a cumulative probability basis that is more-likely-than-not to be realized upon ultimate settlement.

FIN 48 applies to all tax positions related to income taxes subject to the Financial Accounting Standard Board Statement No. 109, “Accounting for Income Taxes” (“SFAS 109”). This includes tax positions considered to be “routine” as well as those with a high degree of uncertainty.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 2 — Significant Accounting Policies –(continued)

FIN 48 has expanded disclosure requirements, which include a tabular roll forward of the beginning and ending aggregate unrecognized tax benefits as well as specific detail related to tax uncertainties for which it is reasonably possible the amount of unrecognized tax benefit will significantly increase or decrease within twelve months. These disclosures are required at each annual reporting period unless a significant change occurs in an interim period.

FIN 48 is effective for fiscal years beginning after December 15, 2006. The cumulative effect of applying FIN 48 will be reported as an adjustment to the opening balance of retained earnings.

The Company is currently evaluating the effect of the adoption of FIN 48 on its financial statements.

(2)
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). This statement provides a single definition of fair value, a framework for measuring fair value, and expanded disclosures concerning fair value. Previously, different definitions of fair value were contained in various accounting pronouncements creating inconsistencies in measurement and disclosures. SFAS No. 157 applies under those previously issued pronouncements that prescribe fair value as the relevant measure of value, except SFAS No. 123(R) and related interpretations. The statement does not apply to accounting standard that require or permit measurement similar to fair value but are not intended to measure fair value. This pronouncement is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of adopting SFAS 157.

(3)
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This statement provides companies with an option to report selected financial assets and liabilities at fair value. Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. The Standard’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. This Statement is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. The Company is currently evaluating the impact of adopting SFAS 159.

Note 3 — Other Receivables and Prepaid Expenses

	December 31,
	2006	2005
Government authorities	$205	$115
Prepaid expenses	345	484
Others	132	49
	$682	$648

Note 4 — Inventories

	December 31,
	2006	2005
Raw materials	$993	$1,665
Finished products	12,631	6,041
Write-down provision	(151)	(242)
	$13,473	$7,464

As for a commitment to purchase inventories, see Note 11e(5).

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 5 — Property and Equipment

	December 31,
	2006	2005
Cost:
Computers and peripheral equipment	$1,080	$756
Electronic equipment	134	58
Office furniture and equipment	20	20
Leasehold improvements	22	18
	1,256	852
Accumulated depreciation:
Computers and peripheral equipment	756	481
Electronic equipment	43	13
Office furniture and equipment	10	9
Leasehold improvements	18	14
	827	517
Depreciated cost	$429	$335

Depreciation expenses for the years ended December 31, 2006, 2005 and 2004 were $310, $217 and $209, respectively.

Note 6 — Other Assets

(a)	Intangible assets:

	December 31,
	2006	2005
Cost:
Acquired technology	$146	$146
Accumulated amortization	84	35
	$62	$111

(b)	Amortization expenses of intangible assets amounted to $49, $35 and $0 for the years ended December 31, 2006, 2005 and 2004, respectively.

(c)	Estimated amortization expenses for the periods ended December 31:

2007	49
2008	13
Total	$62

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 7 — Short-Term Bank Credit

Short-term bank credit is comprised as follows:

	Weighted Average Interest Rate December 31,
			December 31,
	2006	2005	2006	2005
Short-term bank credit – linked to the dollar	(*) LIBOR % +3	(*) LIBOR % +3	$6,767	$750

(*) As of December 31, 2006, the annual dollar LIBOR rate was 5.3%.

(a)
In December 2004, the Israeli subsidiary received a short-term credit from an Israeli bank in the amount of $1,250, which bears annual interest at a rate of 5.4% and was repaid in full in a single installment on January 3, 2005 (see also Note 12k).

(b)
In October 2005, the Israeli subsidiary received short-term bank credit from an Israeli bank in the amount of $750 which bears annual interest at a rate of LIBOR + 3% (see also Note 12n) to be repaid on January 2006. The bank credit was replaced in January 2006 by a short term bank credit of $2,000 (see c below).

(c)
In January 2006, the Israeli subsidiary received a short-term bank credit from an Israeli bank in the amount of $2,000, which bears annual interest at a rate of 9.3% to be repaid on March 2006. The bank credit was replaced in March 2006 by short-term bank credit of $4,000 (see d below).

(d)
In March 2006, the Israeli subsidiary received a short-term bank credit from an Israeli bank in the amount of $4,000, which bears annual interest at a rate of 9%, to be repaid on April 2006. The bank credit was replaced in April 2006 by a short term bank credit in the amount of $8,000, bearing annual interest at a rate of LIBOR + 3% to be repaid on December 31, 2006.

On December 31, 2006, the Company received an extension of the term of the $8,000 short-term bank, to be repaid on April 2, 2007.

Several stockholders provided a guarantee (“the Guarantors”) to the bank to secure the payment of the short-term bank credit. As a consideration for the guarantee, the Guarantors were entitled to an amount equal to the difference between the basic interest rate (nominal interest of 10% per annum during the first 12 months from the date of closing, and thereafter 20% per annum) and the interest rate owed under the short-term credit (nominal interest of 8.3% as of December 31, 2006). In addition, they may be entitled to an additional contingent consideration of ITAC shares upon the consummation of the Merger (see also Note 9c).

As of December 31, 2006, the Company had a provision in an amount of $99 which reflects the difference between the basic interest rate and the interest owed in cash under the short-term credit. Since an additional consideration is contingent upon the consummation of the Merger, no costs have been recognized in the financial statements.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 8 — Long-Term Loans

(a)	Long-term loans are comprised as follows:

	Interest Rate December 31,		December 31,
	2006	2005	2006	2005
Principal: linked to the dollar		(*) Prime +
(a)	—	9.3%	$—	$1,013
(b)	—	12.1%	—	1,598
Discount			—	(90)
Total long-term loans, net			—	$2,521
Less – current maturities			—	2,193
Total long-term loans, net of current maturities			—	328

(*) U.S. dollar Prime rate. As of December 31, 2005, the annual U.S. dollar prime rate was 7.15%.

(b)
In August 2003, a certain venture lender which has minor stockholding in the Company, and the Israeli subsidiary signed a loan and security agreement (“the August 2003 Agreement”) in the amount of up to $4,500. According to the August 2003 Agreement, in January 2004, loans in the amount of $4,148, net, were received (net of the first and the last installments in the amounts of $352). During 2005 and 2004, principal amounts of $1,813 and $1,335 were repaid by the Company, respectively. The Israeli subsidiary’s assets were pledged by a floating charge to secure the repayment of the loan.

The loans bear interest at an annual rate of the U.S. dollar Prime + 9.2% – 9.4% and were to be repaid in thirty monthly installments (the last installment was scheduled in July 2006).

In August 2003, upon signing the August 2003 Agreement, the Company issued to the lender detachable warrants to purchase 6,652 shares of Series C Convertible Preferred stock of the Company, at an exercise price equal to $46.6 per share (see Note 12i). The Company calculated the fair value of these warrants, using the Black-Scholes Option Valuation Model with the following weighted-average assumptions: expected volatility of 90%, risk free interest rate of 3.7%, dividend yield of 0% and a weighted-average expected life of the warrants of 7.4 years.

Accordingly, the amount of $250, attributed to the issuance of warrants, was recorded as deferred expense against additional paid-in capital. The deferred expense was amortized over the contractual life of the August 2003 Agreement and was included in the statements of operations as financial expense. For the year ended December 31, 2004, a total amount of $71 had been amortized and recorded as financial expenses.

In January 2004, in conjunction with actual withdrawal of the loan, the Company issued to the lender additional warrants to purchase 3,219 shares of Series C Convertible Preferred stock of the Company, at an exercise price equal to $46.6 per share.

The Company calculated the fair value of these warrants, using the Black-Scholes Option Valuation Model with the following weighted-average assumptions: expected volatility of 90%, risk free interest rate of 3.7%, dividend yield of 0% and a weighted-average expected life of the warrants of 7 years, and accordingly, the amount of $119, attributed to the issuance of warrants, was recorded as a discount from the long-term loan balance against additional paid-in capital. The discount is amortized over the loan period as financial expense. For the years ended December 31, 2006, 2005 and 2004, total amounts of $8, $46 and $65 had been amortized and recorded as financial expenses, respectively.

As of December 31, 2006, the loan was fully repaid.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 8 — Long-Term Loans – (continued)

(c)
In October 2004, a certain venture lender which has minor stockholding in the Company and the Israeli subsidiary signed a loan and security agreement (“the October 2004 Agreement”) in the amount of up to $5,000. The loaned funds were available as follows: the first tranche of $3,000 was available through November 2004, the second tranche of $1,500 was available through February 2005, and the third tranche of $500 was available through May 1, 2005. The second and the third tranches were contingent upon achieving revenue goals as described in the October 2004 Agreement. Since the Company did not achieve the revenue goals, it withdrew only $3,000 during 2004.

The loan bore annual interest of 12.1% and was to be repaid in thirty monthly installments. In addition, as part of the October 2004 Agreement, the Company granted the lender, subject to actual utilization of the available funds, warrants to purchase 10,769 shares of Series D Convertible Preferred stock, at a per share exercise price of $33.7. The warrants are exercisable for seven and a half years from the issuance date.

In November 2004, the Company obtained a secured loan in the amount of $2,770, net, through the first tranche of the October 2004 Agreement described above (net of the first and the last installments in the amount of $230). During 2005 and 2004, principal amounts of $1,104 and $86 were repaid by the Company, respectively. The Israeli subsidiary’s assets are pledged as a floating charge (see Note 12j).

The Company calculated the fair value of these warrants, using the Black-Scholes Option Valuation Model with the following weighted-average assumptions: expected volatility of 90%, risk free interest rate of 3.3%, dividend yield of 0% and a weighted-average expected life of the warrants of 7.5 years and accordingly, the value attributed to these warrants in the amount of $249 was recorded as a discount from the long-term loan balance. The discount is amortized over the loan period as financial expense. For the years ended December 31, 2006, 2005 and 2004, $48, $152 and $16 had been amortized and recorded as financial expenses, respectively.

As of December 31, 2006, the loan was fully repaid. Accordingly, upon repayment the Company fully amortized as financial expenses, the unamortized fair value of the warrants in an amount of $33.

Note 9 — Convertible Loans

(a)
In May and July 2004, the Company and certain of its existing stockholders signed pre-round convertible loan agreements in the amount of $3,515. The loans were linked to the dollar and bore interest at an annual rate of 8%.

On August 24, 2004, the loans together with the accrued interest in an amount of $3,564 were converted into shares of Series D Convertible Preferred Stock as part of the investment round (see Note 12i). No beneficial conversion feature was embedded in such transaction.

Upon conversion of the loans, the lender was issued 21,322 detachable warrants fully exercisable into shares of Series D Convertible Preferred Stock.

The fair value attributed to the warrants granted upon conversion of the convertible loan, amounted to $180, and was recorded as financial expense.

(b)
In July 2005, the Company entered into a new convertible loan agreement with certain of its existing stockholders under which it received a convertible loan in the total amount of $6,109 (“the Convertible Loan”). The Convertible Loan bore annual interest at a rate of 8%.

Under the terms of the Convertible Loan, in the event that no investment transaction, liquidity event or asset sale had occurred prior to December 31, 2005 as defined in the Convertible Loan agreement, then at the option of the lenders, the loan amount with the interest accrued thereon through such date shall either: (i) be automatically converted into new shares of Convertible Preferred Stock, but at a per share price providing the lenders with 50% of the equity capital of the Company in the aggregate on a fully diluted basis as of the date of such conversion, or (ii) be paid in cash, in which case the Company will pay the lenders the Convertible Loan amount which was not paid prior to such time together with the interest accrued thereon through such date within 10 days after the repayment date. No beneficial conversion feature was embedded in such transaction.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 9 — Convertible Loans – (continued)

In February 2006, the Company issued 2,798,593 shares of Series D-1 Convertible Preferred stock to the lenders upon the conversion of the Convertible Loan (see also Note 12p).

As of December 31, 2005, the balance amounting to $6.3 million was recorded as a mezzanine balance between long-term liabilities and shareholders equity, rather than a liability, as it was converted into equity before the year end the financial statements were signed and issued.

(c)
On June 20, 2006, the Company entered into the New Convertible Bridge Loan Agreement with the New Lender and the Israeli subsidiary. Pursuant to the original terms of the New Convertible Bridge Loan, the New Lender loaned the Israeli subsidiary $20,000 (of which the Company will pay costs of $1,700 in cash to certain private placement agents and $700 in cash, upon consummation of the Merger, to certain financial institutions providing advisory services to the Company) with the Company acting as guarantor thereto. The New Convertible Bridge Loan bears interest of 10% per annum during the first twelve months from the date of closing, and thereafter will go up to 20% per annum.

The Company has provided to the New Lender and is subject to certain covenants in respect of the New Convertible Bridge Loan Agreement. As of December 31, 2006, the Company complied with these covenants.

Pursuant to the original terms of the New Convertible Bridge Loan, it will be repaid upon the earlier of: (1) sixty business days following the closing of the Merger (“the Repayment Date”); (2) the acceleration of the New Convertible Bridge Loan in accordance with the New Convertible Bridge Loan Agreement, and (3) twenty four months from the date of closing of the New Convertible Bridge Loan, unless prepaid by the Israeli subsidiary (the events in (2) and (3) above being referred to as the “Maturity Date”). The first interest payment will be made on June 30, 2007 and thereafter on a quarterly basis. Should the Merger fail, the Israeli subsidiary has the right at any time to prepay the entire outstanding principal amount of the New Convertible Bridge Loan along with accrued and unpaid interest thereon plus a six months premium interest. All obligations of the Company and the Israeli subsidiary are secured by a first priority security interest on the Company’s and the Israeli subsidiary’s assets (subject to limited exceptions).

In addition, pursuant to the original terms of the New Convertible Loan upon the consummation of the Merger, the New Lender will be entitled to receive 600,000 shares of ITAC Common stock and the Guarantors will be entitled to receive 240,000 shares of ITAC Common stock. Conditional on the closing of the Merger, certain private placement agents will be entitled to receive 18,000 shares of ITAC Common stock. In addition, conditional on the closing of the Merger, certain financial institutions providing advisory services to the Company, will be entitled to receive 36,000 shares of ITAC Common stock and warrants to purchase 100,000 shares of ITAC Common stock at an exercise price of $5.00, expiring in 2009. In addition, each of the New Lender and the Guarantors will be entitled to convert all or part of their respective debt facilities into shares of ITAC within 60 business days following the consummation of the Merger, at a price of $6.50 per share.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 9 — Convertible Loans – (continued)

In addition, the Guarantors that have previously guaranteed the short-term bank credit and a loan received by the Israeli subsidiary from an Israeli bank in the total amount of $8,000 (“the Guarantee”), have undertaken in the letter agreement to extend their Guarantee and to maintain the existing short-term bank credit and loan at $8,000 until the Repayment Date or Maturity Date (as the case may be). Pursuant to the letter agreement, each of the Guarantors is entitled to assume all or any part of any amounts owed by the Israeli subsidiary to the bank under the bank credit or under the loan and in any such event, any such assuming Guarantor shall be entitled to the same rights and benefits conferred to the New Lender by the New Convertible Bridge Loan Agreement. In consideration of the extension of the Guarantee, the Guarantors are entitled to an amount equal to the difference between the basic interest rate set forth in the New Convertible Bridge Loan Agreement (nominal interest of 10% per annum during the first twelve months from the date of closing, and thereafter 20% per annum) and the interest rate owed under the short-term bank credit (nominal interest of 8.3% as of December 31, 2006) and the loan received from the bank calculated on the aggregate principal amount of the short-term bank credit and the bank loan for any period during which the Guarantee has been outstanding (see also Note 7d).

In the event that the Merger is not consummated, the New Convertible Bridge Loan will mature within two years of its effective date. Starting from June 30, 2007, the New Lender shall have a right to convert the New Convertible Bridge Loan into Series E Convertible Preferred stock of the Company at a conversion price of $4.25 per share. Series E Convertible Preferred stock will have the same rights as Series D and D-1 Convertible Preferred stock, but they will have certain preference rights over them.

In addition, should the Merger fail to be consummated, the Guarantors to the short-term bank credit (see also Note 7d) undertook to extend their guarantee to the loan (or repay the debt in case the bank forfeits the loan) for twenty four months.

Furthermore, if each of the above converts 50% or more of its respective debt facility within 60 business days following the closing of the Merger, it will be entitled to receive warrants to purchase ITAC Common Stock at an exercise price of $5.00, expiring in 2009. The maximum total number of shares under the warrants will be 1,000,000, allocated between the New Lender and the Guarantors according to the proportionate amount of their debt facility. The foregoing obligations of the Company and of the Israeli subsidiary will be assumed by ITAC in conjunction with and as part of the Merger. The New Lender agreed to be subject to lock-up arrangements which have been agreed to by the principal stockholders of the Company and will be entitled to registration rights, in respect of ITAC shares on the same terms as those stockholders.

The Company accounted for the New Convertible Bridge Loan under EITF No. 00-27 “Application of Issue 98-5 to Certain Convertible Instruments” (“EITF No. 00-27”) according to which, upon receiving the New Convertible Bridge Loan to the Company, no beneficial conversion feature was recorded. Furthermore, since the conversion of the convertible debt is contingent upon future events, specifically the Merger closing and conversion of the debt, the beneficial conversion feature of the debt, if any, will be recorded to the extent that a triggering event occurs and the contingency is resolved, based on the original fair value of ITAC’s shares on the commitment date of issuance of the convertible debt. In addition, since the issuance of the 1,000,000 warrants is dependent upon the conversion of the debt, in accordance with EITF No. 00-27, the relative fair value of the warrants will be recorded upon conversion of the debt, based on the original fair value of ITAC’s warrants on the commitment date of issuance of the convertible debt.

The New Convertible Bridge Loan is classified as long term loan based on its contractual terms and principal payment dates.

In December 2006, the parties to the New Convertible Bridge Loan agreed to amend the New Convertible Bridge Loan (see also Note 1h) so that after the New Amendment becomes effective, the terms of the New Convertible Bridge Loan would change as detailed below. The New Amendment is only applicable in the event that the Merger is consummated and approved by ITAC’s stockholders. The New Amendment does not affect the terms of the loan in the event that the Merger is not consummated. Following the New Amendment, the new interest rate of the New Convertible Bridge Loan will be a flat interest of 10% per annum throughout its term. The New Repayment Date will be 365 days as of the closing of the Merger. The Lenders shall have a right to convert their respective debt facilities into shares of ITAC at any time within this period, at a price of $5.50 per share (as opposed to $6.50 before the New Amendment). Upon consummation of the Merger, the New Lender will be entitled to receive 1,000,000 (as opposed to 600,000 before the New Amendment) shares of ITAC Common stock and the Guarantors will be entitled to receive 400,000 (as opposed to 240,000 before the New Amendment) shares of ITAC Common stock. All other terms of the New Convertible Bridge Loan remain the same.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 9 — Convertible Loans – (continued)

The modification to the terms of the New Convertible Bridge Loan will be accounted for under the provisions of EITF 06-6, “Debtor’s Accounting For A Modification (or Exchange) of Convertible Debt Instruments” as an extinguishment of the New Convertible Bridge Loan, and the issuance of a new loan under the modified terms, and as such, the Company would be required to record an immediate loss as additional financial expenses upon the effectiveness of the modification, which is contingent upon actual consummation of the Merger. The amount of the loss would depend on the timing of the Merger.

Note 10 — Other Payables and Accrued Expenses

	December 31,
	2006	2005
Accrued expenses	$1,041	$403
Accrued interest on convertible loan	1,067	—
Government authorities	1,032	987
Related parties	306	251
	$3,446	$1,641

Note 11 — Commitments and Contingent Liabilities

(a)	OCS commitment:

The Israeli subsidiary participated in programs sponsored by the OCS for the support of research and development activities.

According to the original terms of the grant, the Israeli subsidiary was obligated to pay royalties to the OCS, at the rate of 3% based on the sales of the products and other related revenues generated by such projects, up to 100% of the grants received.

For the years ended December 31, 2006, 2005 and 2004, the Israeli subsidiary paid and accrued royalties to the OCS in the total amount of approximately $0, $0 and $26, respectively.

Due to the breach of the terms of the grant, as more fully described in Note 1g, as of December 31, 2006, the Company had entered into discussions with the OCS in order to achieve a settlement regarding the breach of the agreement terms by the Company. The Company has provided accruals totaling $3,097 to cover the repayment of all funds provided by the OCS with accrued interest thereon (see also Note 1g).

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 11 — Commitments and Contingent Liabilities – (continued)

(b)	Lease commitments:

The Group leases its office facilities and motor vehicles under various operating leases.

(1)	The Group leases its office facilities under several operating lease agreements for various periods.

Future minimum lease commitments under non-cancelable operating leases are as follows:

December 31,
2007		$556
2008		393
2009		380
	$	(*) 1,329

(*) Net of future sub-leases payments, in the total amount of $393 as of December 31, 2006.

Total rent expenses for the years ended December 31, 2006, 2005 and 2004 were approximately $454, $229 and $293, respectively.

(2)	The Israeli subsidiary leases its motor vehicles under cancelable operating lease agreements, which expire on various dates, the latest of which is in November 2009.

The minimum payment (penalty) under these operative lease agreements upon cancellation of these lease agreements was $27 as of December 31, 2006.

Lease expenses of vehicles for the years ended December 31, 2006, 2005 and 2004 were $336, $243 and $291, respectively.

(c)	Legal:

(1)
On September 18, 2005 and September 27, 2005, the Company received letters from a certain vendor claiming that the Company breached the contractual relationship between the parties. The Company’s management is of the opinion that such claim has no legal basis, as reflected in the Company’s responses to said letters issued by its external legal counsel in corresponding letters, dated September 22, 2005 and October 20, 2005.

(2)
On August 10, 2005, the Company received a demand to pay $300 from the licensee of the Company for failing to deliver its software on time, since the Company did not meet the license agreements terms, following the discontinuing of operations of the operating system business unit. Although the formal demand was in the amount of $300, the Company has anticipated a refund of the total amount of $600 collected from the licensee, which was recognized as deferred revenues.

In November 2006, the licensee agreed to release and discharge the Company from any and all claims, liabilities and obligations if the Company agrees to assign all of the licensee rights and obligations to the purchaser of the licensee’s communication and application processor business.

Accordingly, the Company’s management decided to reverse the liability. The adjustment of $600 was recorded as revenue in the statements of operations from discontinued operations against reduction of other payable and accrued expenses of the discontinued operation. (see also Note 1f).

(3)
The Company received a demand to pay $1,368 from a subcontractor. The Company has recorded a provision which the Company’s management believes to be sufficient to cover the probable costs to resolve such a demand.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 11 — Commitments and Contingent Liabilities – (continued)

In September 2006, the Company reached a settlement with that subcontractor. The settlement resulted in a total payment of $210. An adjustment of approximately $540 was recorded as general and administrative income against reduction of the liability recorded in this respect previously in the accounts of the discontinued operation (see also Note 1f).

(4)
Liabilities related to legal proceedings, demands and claims are recorded when it is probable that a loss has been incurred and the associated amount can be reasonably estimated. The Company’s management, based on its legal counsel opinion, believes that it had provided an adequate accrual to cover the costs to resolve the aforementioned legal proceedings, demands and claims.

(d)	Charges and guarantees:

The Company and the Israeli subsidiary have floating and standing charges on all of their assets pursuant to certain loan and security agreements.

The Israeli subsidiary has pledged in favor of a certain bank all rights and funds for the benefit of the accounts and deposits managed in said bank for the benefit of any substitute accounts and deposits, as well as all accrued income and benefits resulting from the deposit account.

The Company and the Israeli subsidiary have pledged a certain bank account in the amount of $269 and $198 as of December 31, 2006 and 2005, respectively to cover bank guarantees mainly in respect of an office lease agreement and credit line relating to its use of credit cards.

(e)	Other:

(1)
The Company provides a warranty for its products for various periods ranging between twelve months to thirty months. The Company provides an accrual to cover the costs of such commitments, when such costs are estimated by the Company’s management as probable to be incurred.

(2)
The Company is committed to participate in marketing and advertising efforts of a number of its customers through reimbursement of direct expenses actually paid by such customer, up to limited, pre-defined amounts. Such participation costs are recorded as selling and marketing expenses or deduction of revenues, as appropriate. For the years ended December 31, 2006 and 2005, the Company recorded reimbursement costs in a total amount of $274 and $44, respectively as selling and marketing expenses.

(3)	Agreement between IXI Israel and US Leading Corporation (“the Corporation”):

In October 2005, IXI Israel entered into an agreement with the Corporation for a period of two years, following the first commercial deployment of the service enabling IXI Israel to provide to its customers the services that the Corporation provides for mobile devices (“the Service”) provided that the Corporation shall also sign a separate marketing agreement with each cellular or internet service provider the Company is or will be engaged with. The Corporation is entitled, at its own discretion and in accordance with the terms of the agreement, to cancel such marketing agreement with the cellular operators of internet service providers and shall notify IXI Israel on such cancellation. Should the Corporation cancel such marketing agreement, IXI Israel shall have no right to make a claim against the Corporation for losses it may incur, if any, from such cancellation of the marketing agreement, as hereinabove. The agreement provides the Company with the right to use the trademarks of the Corporation.

For the deployment of the Service, IXI Israel paid the Corporation an advance payment of $100. In addition, IXI Israel is required to pay a certain percentage of the monthly revenues derived from each user of the Service, depending on the geographic region in which such Services are provided. The agreement also contains a commitment to pay minimum amounts, based on future estimated revenues from subscribers, to be paid by the Company for the years 2005, 2006 and 2007 of $180, $3,630 and $7,980, respectively. For the years ended December 31, 2006 and 2005 total amount of $3,360 and $180, respectively, were paid and recorded as cost of revenues in the statement of operations.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 11 — Commitments and Contingent Liabilities – (continued)

(4)	As of December 31, 2006, the Company has an obligation to pay an Israeli cellular company an amount of $50 over thirty six months for services rendered by this supplier.

(5)	As of December 31, 2006 and 2005, the Company had open purchase orders for purchasing inventory in a total amount of approximately $3,000 (net of $550 as detailed below) and $1,400, respectively.

As of December 31, 2006, the Company believes that it will not realize $550 from one of its open purchase orders, therefore, the Company has recorded cost of revenues for that amount against Trade Payables.

(6)	Compensation Agreement with the Chairman of the Company (“the Chairman”) and the Chief Executive Officer (“CEO”):

The Chairman’s current employment agreement includes salary based on annual cost for the Company of $210. This will remain unchanged upon closing of the Merger with ITAC. The CEO’s current employment agreement provides for an annual salary of $200, and will be raised to $250 effective upon the closing of the Merger with ITAC.

The Chairman and the CEO are eligible to participate in all applicable Company benefit plans.

Immediately prior to the closing, and as a bonus to the Chairman for his efforts in connection with the consummation of the Merger, he will be issued that number of shares of Common stock of the Company which shall be equal to 216,000 shares of ITAC Common stock upon conversion.

In addition, immediately prior to the closing, and as a bonus to the CEO for his efforts in connection with the consummation of the Merger, he will be issued that number of options to purchase shares of Common stock of the Company which shall equal 216,000 shares of ITAC Common stock upon conversion, at an exercise price equal to fair market value at the grant date.

The CEO shall be entitled, subject to the closing of the Merger, to a one-time lump-sum bonus in the gross amount of $220 payable immediately following the closing (“Closing Bonus”). The Company will deduct from the net amount of the Closing Bonus payable to the CEO the full amount of the note outstanding and owed by the CEO to the Company in the sum of $110.

The Chairman and the CEO will be each granted, upon the consummation of the Merger, options to purchase up to 750,000 shares of ITAC Common stock at an exercise price of $5.00 per share for the Chairman and an exercise price equal to fair market value for the CEO. The options will vest based on the merged entity attaining certain performance or market conditions.

In addition, the Chairman and the CEO are entitled to an “Annual Bonus” and “Target Bonuses.” The Annual Bonus entitles each of the Chairman and the CEO to 2% of the growth of the annual consolidated net income compared to the previous year. The Target Bonuses entitle the Chairman and the CEO, each, to the following payments:

(a)
A cash bonus (“the Share Price Bonus”) of $200, upon the achievement of $8.50 price per share during any twenty trading days during any thirty consecutive trading day period prior to the fourth anniversary of the closing of the Merger;

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 11 — Commitments and Contingent Liabilities – (continued)

(b)
If the Chairman and the CEO become entitled to the Share Price Bonus, they will be eligible to receive additional cash bonuses of up to $800 (“the Second Bonus”) based on certain future events of ITAC’s warrants exercise.

(c)	Five cash bonuses of up to $200 each, for the achievement of certain performance and market conditions.

If the Chairman’s or the CEO’s employment agreement is terminated by the merged entity for any reason other than termination for cause or is terminated by them for justifiable reason, all as defined in the employment agreements, they will be entitled to receive their salary and benefits for 12 months; the vesting of all the options that vest as a function of time will be accelerated and they will get the pro rata share of the Annual Bonuses and the Target Bonuses. In addition, the milestone options, the Share Price Bonus and the Second Bonus shall not expire and shall vest upon their applicable triggering events even if those occur after termination. The exercise period of all options shall be extended to the full term of the options.

If a termination for cause of the Chairman’s and the CEO’s employment is effected by the merged entity or their employment is terminated by them for a reason other than justifiable reason all as defined in the employment agreements, they shall be entitled only to the salary and benefits and the Annual Bonuses, Target Bonuses, Share Price Bonus, Second Bonus and additional options (subject to vesting events and conditions precedent) that would have been due to them in the three-month period following giving of the notice of termination.

(7)
As of December 31, 2006, the total amount of issuance expenses and investments banking fee for the Merger transaction with ITAC and for the New Convertible Bridge Loan is approximately $3,600 out of which a payment of approximately $1,000 is pending on consummation of the Merger transaction with ITAC.

(8)	Covenants:

The Company has provided to ITAC and is subject to certain covenants in respect of the Merger Agreement (see also Note 1j).

Note 12 — Stockholders’ Deficiency

(a)	During September 2005, the Company consolidated its capital at a ratio of 1:30.

The Company’s capital data included in these financial statements for all periods presented have been retroactively adjusted to reflect the 1:30 reverse stock-split.

(b)	Common stock:

Shares of Common Stock entitle holders to voting rights, the right to receive cash dividends and the right to share in excess assets upon liquidation of the Company.

Convertible Preferred stock:

Shares of Preferred stock entitle holders to have all the rights of holders of Common stock and in addition, they have preferences in the event of liquidation, dividend, registration and anti-dilution rights. Each share of Preferred stock is convertible into one share of Common stock (except for Shares of Series A Convertible Preferred stock which will be converted in a ratio of 1:1.76) at any time, at the holder’s discretion, and automatically upon an IPO of the Company’s Common stock. Holders of Series D Convertible Preferred stock have preference over Series C Convertible Preferred stock, Series B Convertible Preferred stock, Series A Convertible Preferred stock and over Common stock, including cumulative dividends at a rate of 8% per share. Holders of Series C Convertible Preferred stock have preference over Series B Convertible Preferred stock, Series A Convertible Preferred stock and over Common stock. Series B Convertible Preferred stock have preference over Common stock and over Series A Convertible Preferred stock. Holders of Series A Convertible Preferred stock have preference over Common stock. The preference is in connection with the abovementioned rights.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 12 — Stockholders’ Deficiency – (continued)

Upon consummation of the Merger, all of the outstanding shares of Preferred stock will be converted into shares of Common stock of the Company.

(c)
In June 2002, the Company signed a stock purchase agreement (“the June 2002 Agreement”) to issue up to 321,890 shares of Series C Convertible Preferred stock of $0.01 par value each, in consideration of up to $15,000.

In accordance with the June 2002 Agreement, in June 2002, the Company granted to the investors warrants to purchase 18,873 shares of Series C Convertible Preferred stock at an exercise price of $46.6 per share.

During December 2003, 13,353 warrants were exercised in consideration of a total amount of $622 and the remaining 5,520 warrants which were issued in June 2002, were forfeited.

(d)
In October 2002, the Company signed an addendum to the June 2002 Agreement. Pursuant to the addendum, the Company issued an additional 28,391 shares (in October 2002) and 32,189 shares (in December 2002) of Series C Convertible Preferred stock in consideration of gross proceeds in the amounts of $1,323 and $1,500, respectively.

In December 2002, as part of the issuance of Series C Convertible Preferred stock, the Company issued to the investor warrants to purchase 3,219 shares of Series C Convertible Preferred stock, at an exercise price of $46.6 per share. These warrants were exercised in June 2004 into shares of Series C Convertible Preferred stock of the Company in consideration of $150.

(e)
The Company is obligated to issue to a legal consultant in consideration of legal services provided to the Company up to 1,488 shares of Common stock at par value with estimated fair value of $3, which were recorded as expenses.

(f)
On July 15, 2003, certain officers of the Company early-exercised options to purchase a total of 24,360 shares of Common stock, paying the exercise price in the form of nine-year full-recourse promissory notes, in an aggregate amount of $378 bearing interest of 2.75% per annum. The restricted stock received by officers in exchange for the payment of the exercise price are subject to a repurchase feature by the Company, which is exercisable upon a voluntary or non-voluntary termination before the end of the remaining vesting period. The notes are presented as a deduction from stockholders’ equity (deficiency).

On August 31, 2005, as part of the termination of their agreement, the Company re-purchased from two employees an aggregate of 17,254 shares of Common stock that were subject to a repurchase feature, by waiving full recourse promissory notes previously provided to the employees by the Company. Accordingly, an expense of $268, representing the difference between the book value of the forgiven loan and the fair value of the repurchased shares, was recorded in operating expenses.

(g)
During October 2003, the Company issued an additional 10,730 shares of Series C Convertible Preferred stock to a certain investor for a total consideration of approximately $500. In addition to these shares, the Company granted to the investor a warrant to purchase 1,073 shares of Series C Convertible Preferred stock at an exercise price of $46.6 per share. This warrant expired during 2005.

(h)	In August 2003, the investor mentioned in h above and IXI Israel signed the August 2003 Agreement (see also Note 8b).

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 12 — Stockholders’ Deficiency – (continued)

In October 2003, as part of the August 2003 Agreement, the Company granted the investor warrants to purchase 6,652 shares of Series C Convertible Preferred stock, at an exercise price of $46.6 per share. These warrants are exercisable at any time prior to the expiration of their term in 2010.

In January 2004, in accordance with the August 2003 Agreement, the Company issued additional warrants to purchase 3,219 shares of Series C Convertible Preferred stock at an exercise price of $46.6 per share. These warrants are exercisable at any time prior to the expiration of their term in 2010.

(i)
In August 2004, the Company signed a stock purchase agreement with some of its current stockholders and a new investor for the sale and issuance of 356,936 shares of Series D Convertible Preferred stock for a total gross amount of $11,932 (prior to $209 of issuance costs and including the conversion of pre-round convertible loans and accrued interest, received in May and July 2004 in the total amount of $3,564).

As part of this agreement, the investors were granted warrants to purchase 5,577 and 140,380 shares of Series D Convertible Preferred stock at an exercise price of $25.9 and $33.7, respectively. These warrants are exercisable at any time until an IPO or a change in control of the Company.

(j)
In November 2004, the Company obtained $2,770 as a secured loan through the first tranche of the agreement described in Note 8c. As a result, the Company granted warrants to purchase 10,769 shares of Series D Convertible Preferred stock, at an exercise price of $33.7 per share.

(k)
In December 2004, the Company obtained a short-term bank loan in the amount of $1,250 as described in Note 7a. Several stockholders provided a guarantee to the bank to secure the payment of the short-term bank loan.

As a consideration for the guarantee, the Company granted to the stockholders warrants to purchase 16,095 shares of Common Stock at an exercise price of $15.5 per share. These warrants are exercisable at any time until an IPO or a change in control of the Company.

The Company calculated the fair value of these warrants, using the Black-Scholes Option Valuation Model with the following weighted-average assumptions: expected volatility of 90%, risk free interest rate of 3.3%, dividend yield of 0% and a weighted-average expected life of the warrants of two years.

Accordingly, the amount of $10 attributed to the issuance of warrants was recorded as deferred expense. The deferred expense was amortized against financial expenses over the contractual life of the loan. For the years ended December 31, 2005 and 2004, total amounts of $5 and $5 have been amortized and recorded as financial expenses, respectively.

(l)
In January and February 2005, the Company signed an addendum to the Series D Convertible Preferred Stock Purchase Agreement originally signed in August 2004. Pursuant to the addendum, the Company issued 306,209 shares of Series D Convertible Preferred stock, in consideration of proceeds in the amount of $10,228 (net of $8 in issuance costs). As part of the addendum, the Company issued to the investors warrants to purchase 107,173 shares of Series D Convertible Preferred stock at an exercise price of $33.7 per share. These warrants are exercisable at any time until an IPO or a change in control of the Company.

(m)
On September 15, 2005, the stockholders of the Company resolved to amend and restate the Company’s Certificate of Incorporation by conversion into shares of Common stock of all the shares of Preferred Stock (and securities convertible into Preferred stock) held by stockholders who did not participate in the convertible loan agreement of July 2005. The conversion of all the other classes of Preferred Stock into shares of Common Stock was at a ratio of 1:1, which was the original conversion ratio.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 12 — Stockholders’ Deficiency – (continued)

(n)	In October 2005, the Company obtained short-term bank credit in the amount of $750 as described in Note 7b. Several stockholders provided a guarantee for the payment of the short-term bank credit.

As consideration for the guarantee, in February 2006, the Company issued the stockholders warrants to purchase 166,262 shares of Common stock at an aggregate exercise price of $0.06 per share. These warrants are exercisable at any time until an IPO or a change in control of the Company. The amount attributed to the issuance of these warrants was $269 and was recorded as financial expenses during 2005 pursuant to the provisions of EITF 96-18 and SFAS No. 123.

The Company calculated the fair value of these warrants, using the Black-Scholes Option Valuation Model with the following weighted-average assumptions: expected volatility of 90%, risk free interest rate of 3.3%, dividend yield of 0% and a weighted-average expected life of the warrants of one year.

(o)	During July 2006, an employee exercised 5,340 options into shares of Common stock in consideration of a total amount of $2.

(p)	Conversion of Convertible Loan and stockholders’ guarantee:

In February 2006, the Company issued 2,798,593 shares of Series D-1 Convertible Preferred stock for the conversion of the Convertible Loan.

In February 2006, the Company issued 1,773,494 shares of Series D-1 Convertible Preferred Stock to those stockholders of the Company that entered, directly or indirectly, into the Keep Well Agreement with one of the Company’s customers for an exercise price of $0.06 per share (see also Note 1i).

(q)	As of December 31, 2006, the amount of outstanding warrants to purchase shares of Series D Convertible Preferred stock and Series C Convertible Preferred stock were 207,828 and 9,871, respectively.

Most warrants to purchase shares of Series D Convertible Preferred stock are exercisable at any time until an IPO or a change in control of the Company, except for warrants to purchase 10,769 shares of Series D Convertible Preferred stock which are exercisable at any time until 2012.

Warrants to purchase shares of Series C Convertible Preferred stock are exercisable at any time prior to the expiration of their term in 2010.

The Company has negotiated with the warrant holders who hold warrants which do not expire upon the Merger so that the exercise price of the warrants will be reduced to $0.06 and the quantity will be reduced by 50% upon the Merger. Simultaneously, the (remaining) warrants will be exercised by said holders. Such changes in the exercise price will be accounted for as a modification to the original award terms. Accordingly, if there is incremental value representing a greater value to the holders immediately after the modification when compared to the warrant value immediately before the modification, such difference will be recognized immediately as a financial expense.

(r)
During June 2006, the Company increased its registered share capital by registering 6,594,828 shares of Series E Convertible Preferred stock of $0.01 par value each. Series E Convertible Preferred stock will have the same rights as Series D Convertible Preferred stock and Series D-1 Convertible Preferred stock, but will have certain preference rights over them.

(s)	Stock option plans:

The Company has authorized, under the Company’s 2000 and 2003 U.S. Stock Incentive Plans and 2000 and 2003 Israeli Option Plans, the grant of options for shares of Common Stock to directors, employees, officers and consultants. The compensation cost that has been charged against income for those plans was $454, $304 and $16 and for the years ended December 31, 2006, 2005 and 2004, respectively. The options granted generally have a four-year vesting schedule and expire ten years subsequent to the date of grant.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 12 — Stockholders’ Deficiency – (continued)

The Company currently operates two option plans. For U.S. employee and non-employee service providers, the 2000 Second Amended and Restated Stock Incentive Plan (“the U.S. Plan”) and the 2003 Israeli Stock Option Plan (“the Israeli Plan”), for Israeli employee and non-employee service providers (the U.S. Plan and the Israeli Plan collectively “the Company’s Plans”).

The Company’s Plans, as were amended and which are shareholder-approved, permit the grant of share options and shares to its employees for up to 919,692 shares of Common stock as of December 31, 2006. The Company’s management believes that such awards better align the interests of its employees with those of the Company and its shareholders. In the past, as a private company, option awards were generally granted with an exercise price equal to the fair market value as determined by the Board of Directors in good faith. Option awards generally vest based on four years of continuous service and have 10-year contractual terms. Certain option awards provide for accelerated vesting if there is a change in control (as defined in the Plans).

As of December 31, 2006 and 2005, 141,880 and 89,599 shares of Common Stock are reserved for future grants to employees, respectively.

A summary of the Company’s option activity and related information with respect to options granted to employees for the years ended December 31, 2006, 2005 and 2004 is as follows:

	Year Ended December 31,
	2005		2004
	Amount	Weighted Average Exercise Price	Amount	Weighted Average Exercise Price
Outstanding at beginning of year	66,949	$15.34	40,847	$14.95
Granted	590,371	$0.39	30,611	$15.53
Exercised	(342)	$15.53	(683)	$12.43
Forfeited	(28,648)	$15.34	(3,826)	$14.76
Outstanding at end of year	628,330	$1.29	66,949	$15.34
Options exercisable	101,395	$4.72	26,881	$13.79

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 12 — Stockholders’ Deficiency – (continued)

	Year Ended December 31, 2006
	Amount	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value
Outstanding at beginning of period	628,330	$1.29
Granted	—	$—
Exercised	(5,340)	$0.33
Change in status	190,359 (*)	$0.33
Forfeited	(46,482)	$7.18
Outstanding at end of period	766,867	$1.07	8.70	1,760
Options exercisable	306,589	$1.36	8.58	704
Vested or expected to be vested as of December 31, 2006	766,867	$1.07	8.70	1,760

(*)   On January 1, 2006, 190,359 options were reclassified from non-employees to employees’ options due to change in status. Prior to December 31, 2005, the Chairman was contracted under a service management agreement as Chairman of the Company. From January 1, 2006, he became an employee while continuing in the same position. The options that were previously accounted for under EITF 96-18, were re-measured and accounted for following the change under SFAS 123(R) guidelines and the value was fixed at that date for an employee award. These options continue to vest over the remaining requisite employment period and accordingly, the compensation costs are amortized on a straight-line basis over the remaining requisite employment period. The fair value for the option was estimated at the date of change in status using the Black and Scholes option pricing model with the following weighted-average assumption: risk-free interest rate of 4.5%, dividend yields of 0%, volatility factor of the expected market price of the Company’s Ordinary shares of 90%, weighted-average expected life of the option of 4.5 years and a forfeiture rate of 0% since those options granted to the Chairman of the Company. The weighted average fair value of the options at the date of change in status was $1.75.

The weighted average grant-date fair values of the options granted during 2006, 2005 and 2004 were $0, $1.36 and $0, respectively.

The aggregate intrinsic value in the table above represents the total intrinsic value that would have been received by the option holders had all option holders exercised their options on December 31, 2006. This amount changes based on the fair market value of the Common stock.

During the year ended December 31, 2006, the Company recognized stock-based compensation expense related to employee stock options in the amount of $414 as follows:

Cost of Revenues	$7
Research and development costs	92
Selling and marketing expenses	38
General and administrative expenses	277
Total stock-based compensation expense	$414

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 12 — Stockholders’ Deficiency – (continued)

The employees’ options outstanding as of December 31, 2006, have been separated into ranges of exercise price, as follows:

	Options Outstanding			Options Exercisable
Exercise Price	Options Outstanding as of December 31, 2006	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Options Exercisable as of December 31, 2006	Weighted Average Exercise Price of Options Exercisable
$0.33	474,082	8.72	$0.33	197,696	$0.33
$1.68	275,189	8.81	$1.68	94,925	$1.68
$7.77	1,012	8.81	$7.77	1,012	$7.77
$15.53	16,584	3.78	$15.53	12,956	$15.53
	766,867		$1.07	306,589	$1.36

During 2005, the Company granted certain options with an exercise price lower than share market price at the grant date. The grant resulted in the recording of $798 as deferred stock compensation with a corresponding increase of additional paid-in capital, and was presented at the net amount. An amount of $242 and $16 was recognized as an amortization of deferred stock compensation during the year ended December 31, 2006 and 2005, respectively.

On January 1, 2006, the Company adopted SFAS 123(R) for options granted or modified effective January 1, 2006. Stock-based compensation expense recognized under SFAS 123(R) for the year ended December 31, 2006 was $172, due to change in status of a non employee that became an employee as discussed above.

Options granted prior to January 1, 2006 are still accounted for under APB 25 since prior to the adoption of SFAS 123(R), the pro forma disclosure of compensation attributed to employees options was accounted for under the Minimum Value method as permitted by SFAS No. 123 for non public entities.

As under U.S. tax law, a person taxed under U.S. law who is granted an option at an exercise price which is less than the fair market value at the date of grant may be subject to a tax liability upon the vesting of such options for the potential gain between the exercise price and the fair market value as well as to 20% penalty tax. In July 2006, the Company’s Board of Directors resolved to offer U.S. employees who so requested to change the exercise price of the options granted to those employees in November 2005 to equal the fair market value as of such date, and to avoid any such tax implications. Such changes in the exercise price were accounted for as a modification under the provisions of SFAS 123(R). Since the new exercise price is designated to equal the fair market value of the Company’s share upon the modification, and given the fact that all other option terms will remain as in the original award, no incremental compensation costs under the provisions of SFAS 123(R) was recognized.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 12 — Stockholders’ Deficiency – (continued)

(t)	Options issued to non-employees:

A summary of the Company’s stock option activity and related information with respect to options granted to non-employees for the years ended December 31, 2006, 2005 and 2004 is as follows:

	Year Ended December 31,
	2006			2005		2004
	Amount		Weighted Average Exercise Price	Amount	Weighted Average Exercise Price	Amount	Weighted Average Exercise Price
Outstanding at the beginning of the year	207,130		$0.97	9,655	$17.35	9,037	$17.48
Granted	166,262		$0.06	200,038	$0.33	824	$15.53
Exercised	—		$—	(644)	$15.53	(26)	$15.53
Change in status	(190,359	) (*)	$0.33	—	$—	—	$—
Forfeited	(5,823)		$15.53	(1,917)	$8.61	(180)	$15.53
Outstanding at the end of year	177,210		$0.33	207,130	$0.97	9,655	$17.48
Options exercisable	173,964		$0.33	9,023	$11.78	7,402	$15.53

(*)
On January 1, 2006, 190,359 options were reclassified from non-employees to employees’ options due to change in status. Prior to December 31, 2005, the Chairman was contracted under a service management agreement as Chairman of the Company. From January 1, 2006, he became an employee while continuing in the same position. The options that were previously accounted for under EITF 96-18, were remeasured and accounted for following the change under SFAS 123(R) guidelines and the value was fixed at that date for an employee award. These options continue to vest over the remaining requisite employment period and accordingly, the compensation costs are amortized on a straight-line basis over the remaining requisite employment period. The fair value for the option was estimated at the date of change in status using the Black and Scholes option pricing model with the following weighted-average assumption: risk-free interest rate of 4.5%, dividend yields of 0%, volatility factor of the expected market price of the Company’s Ordinary shares of 90%, weighted-average expected life of the option of 4.5 years and a forfeiture rate of 0% since those options granted to the Chairman of the Company. The weighted average fair value of the options at the date of change in status was $1.75.

The weighted average fair values of the options granted during 2006, 2005 and 2004 were $1.62, $1.62 and $2.91, respectively.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 12 — Stockholders’ Deficiency – (continued)

During the year ended December 31, 2006, the Company recognized stock-based compensation expense related to non-employees stock options in the amount of $40, as follows:

Research and development costs	$9
Selling and marketing expenses	6
General and administrative expenses	25
Total stock-based compensation expense	$40

The non-employees’ options outstanding as of December 31, 2006, have been separated into ranges of exercise price, as follows (unaudited):

	Options Outstanding			Options Exercisable
Exercise Price	Options Outstanding as of December 31, 2006	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Options Exercisable as of December 31, 2006	Weighted Average Exercise Price of Options Exercisable
Unaudited
$0.06	166,262	1.09	$0.06	166,262	$0.06
$0.33	8,189	8.58	$0.33	4,948	$0.33
$1.94	1,685	3.55	$1.94	1,684	$1.94
$7.77	25	3.67	$7.77	25	$7.77
$15.53	1,049	7.81	$15.53	1,045	$15.53
	177,210		$0.33	173,964	$0.33

The fair value for these options was estimated at the grant date and at each subsequent vesting date using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected volatility of 90%, risk-free interest rates of 1.5% - 5.34%, dividend yields of 0% and an expected life equal to the options’ contractual life.

Compensation expense in respect of options granted to non employees amounted to $40, $20 and $16 for the years ended December 31, 2006, 2005 and 2004, respectively.

(u)
As of December 31, 2006, there was $697 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s stock option plans. That cost is expected to be recognized over a weighted-average period of 2.53 years. Total grant-date fair value of options that vested for the year ended December 31, 2006 was $811.

(v)
The fair values assigned to shares of Common Stock and Preferred Stock, and for options and warrants were determined primarily by management. In determining the fair values, management has considered a number of factors, including valuations and appraisals.

(w)
As of December 31, 2006 the Company’s policy is not to grant options until the consummation of the Merger. However, the Company has an obligation to grant its employees and consultants 93,948 options under the Company’s stock option plan. The options can be exercised either for shares of ITAC common stock, if the Merger becomes effective, or for shares of the Company’s common stock, if the Merger fail to become effective. Since the exercise price was not yet determined and the grants were not yet approved, by the Company’s Board of Directors, the Company did not recognize any expenses relating to these options except for an amount of $25 in respect to an obligation to issue a certain consultant a determinable amount of warrants with an agreed exercise price that was recognized during 2006.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 13 — Income Taxes

(a)	Domestic: U.S income taxes:

The Company was incorporated in Delaware U.S.A. and is taxed according to the tax laws in the U.S.A in which the federal statutory tax rate is 35%. It is also subject to California state tax.

(b)	Foreign: Israeli income taxes:

(1)	Tax benefits under the Law for the Encouragement of Capital Investments, 1959 (“the Law”):

IXI Israel’s production facilities in Israel have been granted an “Approved Enterprise” status under the Law. The main benefit arising from such status is the reduction in tax rates on income derived from “Approved Enterprise” status. According to the provisions of the Law, IXI Israel has been granted the “Alternative Benefit Plan”, under which the main benefits are tax exemption and reduced tax rate.

Therefore, IXI Israel’s income derived from the “Approved Enterprise” and allocated to the IXI Israel’s production facilities in Israel may be entitled to a tax exemption for a period of two years and to an additional period of five to eight years with a reduced tax rate of 10% - 25% (based on percentage of foreign ownership). The duration of tax benefits is subject to limitation of the earlier of 12 years from year of operation, or 14 years from the approval date.

The entitlement to the above benefits is subject to fulfilling the conditions stipulated by the Law, regulations published thereunder and instruments of approval for the specific investments in “Approved Enterprises”.

Should IXI Israel fail to meet such conditions in the future, it could be subject to corporate tax in Israel at the regular tax rate and could be required to refund tax benefits already received.

IXI Israel has filed an application with the Investment Center of the Israeli Ministry of Industry, Trade and Labor to approve production of the Ogo products outside Israel, change the business program of its “Approved Enterprise” and expand the product definition initially approved by the Investment Center, as well as to change the number of IXI Israel’s employees as reported to the Investment Center. There can be no assurance that the Investment Center will approve the changes to the “Approved Enterprise” program as requested by IXI Israel. If IXI Israel’s request is not approved, in whole or in part, IXI Israel may not be entitled to all of the tax benefits described above.

If dividends are distributed out of tax exempt profits, as above, IXI Israel will then become liable for tax at the rate applicable to its profits from the “Approved Enterprise” in the year in which the income was earned, had it not chosen the alternative track of benefits (currently between 10% - 25%).

Income of IXI Israel from sources other than the “Approved Enterprise” during the benefit period will be subject to tax at the effective regular corporate tax rate in Israel.

On April 1, 2005, an amendment to the Investment Law came into effect (“the Amendment”) which significantly changed the provisions of the Investment Law. The Amendment limits the scope of enterprises which may be approved by the Investment Center by setting criteria for the approval of a facility as an “Approved Enterprise”, such as provisions generally requiring that at least 25% of the Approved Enterprise’s income will be derived from export. Additionally, the Amendment enacted major changes in the manner in which tax benefits are awarded under the Investment Law so that companies no longer require Investment Center approval in order to qualify for tax benefits.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 13 — Income Taxes – (continued)

However, the Investment Law provides that terms and benefits included in any certificate of approval already granted will remain subject to the provisions of the law as in effect on the date of such approval. Therefore, IXI Israel’s existing “Approved Enterprise” will generally not be subject to the provisions of the Amendment. As a result of the Amendment, tax-exempt income generated under the provisions of the new law, will subject the Company to taxes upon distribution or liquidation and the Company may be required in the future to record deferred tax liability with respect to such tax-exempt income. As of December 31, 2006, the Company did not generate income under the provisions of the new law.

(2)	Tax rates:

On July 25, 2005, the Knesset (Israeli Parliament) approved the Law of the Amendment of the Income Tax Ordinance (No. 147), 2005, which prescribes, among others, a gradual decrease in the corporate tax rate in Israel to the following tax rates: in 2006 — 31%, in 2007 — 29%, in 2008 — 27%, in 2009 — 26% and in 2010 and thereafter — 25%.

The amendment is not expected to have a material effect on the Company’s financial position and results of operations.

(c)	Net operating loss carryforwards:

Domestic — at December 31, 2006, the Company had U.S. federal net operating loss carryforwards of approximately $18,100 that can be carried forward and offset against taxable income for 15 to 20 years, expiring from 2021 through 2026.

Utilization of U.S. net operating losses may be subject to substantial annual limitations due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization. A full valuation allowance was provided to reduce the benefit of net operating losses, since it is more likely than not that such tax benefits will not be utilized in the foreseeable future.

Foreign — at December 31, 2006, IXI Israel had accumulated losses for tax purposes in the amount of approximately $52,000, which may be carried forward and offset against taxable income in the future for an indefinite period.

The Company’s management expects that during the period in which these tax losses related to IXI Israel are utilized, its income would be substantially tax exempt. Accordingly, no deferred income taxes in respect of such losses have been included in these financial statements.

(d)	Tax reconciliation:

In 2006, 2005 and 2004, the main reconciling item between the statutory tax rate of the Group and the effective tax rate (0%) is carryforward tax losses and other deferred taxes for which a full valuation allowance was provided.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 13 — Income Taxes – (continued)

(e)	Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

	December 31,
	2006	2005
Provided in respect of the following:
Carryforward tax losses	$6,314	$5,461
Temporary differences relating to property and equipment	2	—
Temporary differences relating to Stock-based compensation	51	—
Gross deferred tax assets	6,367	5,461
Valuation allowance	(6,367)	(5,461)
Net deferred tax asset	$—	$—

The Company provided valuation allowances in respect of deferred tax assets resulting principally from the carryforward of tax losses. Management currently believes that it is more likely than not that the deferred tax regarding the carryforward of losses will not be realized in the foreseeable future. The changes in valuation allowance as of December 31, 2006 was $863. Deferred taxes in respect of other temporary differences were immaterial.

(f)	Loss before income taxes is comprised as follows:

	Year Ended December 31,
	2006	2005	2004
Domestic	(2,102)	$(2,500)	$(2,175)
Foreign	(21,585)	2,156	(11,958)
Loss before income taxes	(23,687)	$(344)	$(14,133)

Note 14 — Segments, Customers and Geographic Information

(a)	General:

The Company’s reportable operating segments have been determined in accordance with the Company’s internal management reporting structure, which is organized based on operating activities. The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies.

The Group, subsequent to the discontinuation of the operating systems business, operates in one reportable operating segment and follows the requirements of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS No. 131”).

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 14 — Segments, Customers and Geographic Information – (continued)

(b)	Summary information about geographic areas:

The following table presents revenues (according to end customer location) for the years ended December 31, 2006, 2005 and 2004, and long-lived assets, as of December 31, 2006 and 2005:

	2006		2005		2004
	Revenues	Long-Lived Assets	Revenues	Long-Lived Assets	Revenues
United States	$—	$30	$6,794	$13	$572
Europe and the Middle East	12,645	458	825	427	—
Asia Pacific	100	3	348	6	300
South America	184	—	—	—	—
	$12,929	$491	$7,967	$446	$872

(c)	Revenues from major customers:

	Year Ended December 31,
	2006	2005	2004
Customer A	—	85%	60%
Customer B	46%	—	—
Customer C	45%	8%	—
Customer D	1%	4%	34%

Note 15 — Supplementary Data on Selected Statements of Operations Items

Financial income (expenses), net:

	Year Ended December 31,
	2006	2005	2004
Financial income:
Interest on bank deposits	$172	$8	$57
Exchange rate differences, net	111	—	—
	283	8	57
Financial expenses:
Interest on short-term and long-term loans	(307)	(548)	(536)
Interest on convertible loan	(1,669)	(204)	(49)
Exchange rate differences, net	—	(73)	(63)
Amortization of discount attributed to detachable warrant costs	(460)	(472)	(338)
Other	(377)	(45)	(85)
	(2,813)	(1,342)	(1,071)
	$(2,530)	$(1,334)	$(1,014)
Note 16 — Subsequent Events (Unaudited)

(a)
On March 28, 2007 the Company and the Israeli Subsidiary signed a new convertible bridge loan agreements (“March 2007 Loans”) with the few of its existing shareholders and lenders of the New Convertible Bridge Loan under which the Company will be entitled to receive gross amount of $6,000 in two tranches of $3,000 each. The March 2007 Loans shall bear interest at the rate of 10% per annum. The first tranche is to be disbursed within three business days of signing and the second tranche will be disbursed within three business days of a request therefore by the Company and the Israeli Subsidiary.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, Except Share and Per Share Data

Note 16 — Subsequent Events (Unaudited) – (continued)

(b)
One-half of the March 2007 Loans amount is to be repaid within on the first anniversary of the closing date of Merger and the balance of the March 2007 Loans amount shall be due and payable on the second anniversary of the closing date of the Merger, in each case together with any interest accrued and unpaid thereon. In the event that the Company shall raise additional funds prior to the consummation of the Merger and shall do so from other lenders and on different terms than those set out in the March 2007 Loans, the March 2007 Loans lenders shall have an option to convert the terms of the March 2007 Loans into terms not less favorable than those agreed upon between the Company and the Israeli Subsidiary and such other lenders. In the event the Merger is rejected by ITAC’s shareholders or otherwise fails to become effective, the March 2007 Loans amount together with any interest accrued and unpaid thereon shall be due and payable on June 22, 2008.

(c)
On June 5, 2007, ITAC’s stockholders’ meeting approved the Merger and the Merger has been consummated as of June 6, 2007. ITAC has changed its name to IXI Mobile, Inc. and IXI Mobile, Inc. changed its name to IXI Mobile,(USA) Inc. Pursuant to the merger, the former stockholders of IXI were issued an aggregate of 6,553,732 shares of ITAC common stock.

For accounting purposes, the Merger was treated as the equivalent of recapitalization by the Company’s. The net monetary assets of ITAC were stated at their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets recorded. Accordingly, the accompanying consolidated financial statements have been amended to give retroactive effect to the recapitalization of the Company’s equity accounts pursuant to the exchange ratio from the Merger as well as the related share and per share data. Operations prior to the Merger were those of the Company.

IXI MOBILE INC. (FORMERLY ISRAEL TECHNOLOGY ACQUISITION CORPORATION ("ITAC"))
AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

As of September 30, 2007
U.S. Dollars in Thousands
Unaudited

INDEX

Page
Condensed Consolidated Balance Sheets	F-50 – F-52
Condensed Consolidated Statements of Operations	F-53
Condensed Consolidated Statements of Changes in Shareholders Deficiency	F-54
Condensed Consolidated Statements of Cash Flows	F-55 – F-56
Notes to Condensed Consolidated Financial Statements	F-57 – F-73

IXI MOBILE, INC.
(Formerly: ISRAEL TECHNOLOGY ACQUISITION CORPORATION ("ITAC"))
AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands

	September 30,	December 31,
	2007	2006
	Unaudited
ASSETS

Current Assets:
Cash and cash equivalents	$18,575	$2,729
Restricted cash	180	269
Trade receivables	3,299	3,286
Other receivables and prepaid expenses	1,301	682
Vendor advance payments	6,823	3,947
Inventories, net (Of which $ 9,139 and $ 9,946 delivered to customers but not yet recognized as revenues as of September 30, 2007 and December 31, 2006, respectively)	13,989	13,473

Total current assets	44,167	24,386

Long-Term Assets:
Severance pay fund	849	596
Long-term prepaid expenses	28	93
Property and equipment, net	574	429
Deferred debt costs	1,778	1,411
Deferred Merger costs	—	876
Other assets, net	—	62

Total long-term assets	3,229	3,467

Total assets	$47,396	$27,853

The accompanying notes are an integral part of the condensed consolidated financial statements.

IXI MOBILE, INC.
(Formerly: ISRAEL TECHNOLOGY ACQUISITION CORPORATION ("ITAC"))
AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands, except share and per share data

	September 30,	December 31,
	2007	2006
	Unaudited
LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current Liabilities:
Current maturities of long-term loans and long-term convertible loan	$6,879	$—
Short-term bank credit	7,992	6,767
Trade payables	4,608	3,159
Employees and payroll accruals	1,326	1,016
Deferred revenues	11,877	13,035
Other payables and accrued expenses	4,814	3,446
Liabilities of discontinued operations	2,497	2,431

Total current liabilities	39,993	29,854

Long-Term Liabilities:
Long-term loans, net of current maturities	2,000	—
Long-term convertible loan	—	4,160
Other long-term liabilities	201	—
Accrued severance pay	1,005	721

Total long-term liabilities	3,206	4,881

Commitments And Contingent Liabilities

Long-Term Convertible Loan	19,680	15,840

Stockholders' Deficiency ***):
Stock capital -
Common stock of $ 0.0001 par value - Authorized: 60,000,000 and 7,570,862 at September 30, 2007 and December 31, 2006, respectively; Issued and outstanding: 15,937,732 and 687,992 shares as of September 30, 2007 and December 31, 2006, respectively	2	*)—
Series A Convertible Preferred stock of $ 0.01 par value - Authorized: 0 and 90,645 shares at September 30, 2007 and December 31, 2006, respectively; Issued and outstanding: 0 and 77,718 shares at September 30, 2007 and December 31, 2006, respectively	—	*)—
Series B Convertible Preferred stock of $ 0.01 par value - Authorized: 0 and 247,952 shares at September 30, 2007 and December 31, 2006, respectively; Issued and outstanding: 0 and 67,861 shares at September 30, 2007 and December 31, 2006, respectively	—	*)—

The accompanying notes are an integral part of the condensed consolidated financial statements.

IXI MOBILE, INC.
(Formerly: ISRAEL TECHNOLOGY ACQUISITION CORPORATION ("ITAC"))
AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands, except share and per share data

Series C Convertible Preferred stock of $ 0.01 par value - Authorized: 0 and 479,627 shares at September 30, 2007 and December 31, 2006, respectively; Issued and outstanding: 0 and 222,426 shares at September 30, 2007 and December 31, 2006, respectively	—	*)—
Series D Convertible Preferred stock of $ 0.01 par value - Authorized: 0 and 5,500,463 shares at September 30, 2007 and December 31, 2006, respectively; Issued and outstanding: 0 and 5,104,902 shares at September 30, 2007 and December 31, 2006, respectively	—	*)—
Preferred stock of $0.0001 par value -Authorized: 1,000,000 and 0 shares at September 30, 2007 and December 31,2006, respectively; Issued and outstanding 0 at September 30, 2007 and at December 31, 2006	—	—
Additional paid-in capital **)	112,526	68,715
Notes receivable	—	(110)
Accumulated deficit	(128,011)	(91,327)

Total stockholders' deficiency	(15,483)	(22,722)

Total liabilities and stockholders' deficiency	$47,396	$27,853

*)	Represents an amount lower than $ 1.

**)	Net of deferred stock compensation.

***)
Upon the Merger, the shares of IXI stock were canceled and exchanged into the Company's stock on a ratio of 1:0.15. All share and per share data included in this report has been retroactively adjusted to reflect this exchange.

All series of IXI stock, including IXI Common stock, IXI series A, B, C, D and D-1 convertible Preferred stock have been retroactively presented on an as if converted basis into equivalent ITAC Common and Preferred stock.

The accompanying notes are an integral part of the condensed consolidated financial statements.

IXI MOBILE, INC.
(Formerly: ISRAEL TECHNOLOGY ACQUISITION CORPORATION ("ITAC"))
AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 U.S. dollars in thousands, except share and per share data

	Nine months ended September 30,
	2007	2006
	Unaudited

Revenues	$11,058	$9,043
Operating expenses:
Cost of revenues	11,556	10,764
Research and development	11,824	4,278
Selling and marketing	5,468	6,529
General and administrative	6,233	2,229

Total operating expenses	35,081	23,800

Operating loss	(24,023)	(14,757)
Financial expenses, net	(12,578)	(1,767)
Other income	—	13
Loss from continuing operations	(36,601)	(16,511)
Income (loss) from discontinued operations	(83)	461

Net loss	$(36,684)	$(16,050)

Basic and diluted net earnings (loss) per share of Common stock:
From continuing operations	$(5.26)	$(27.46)
From discontinued operations	(0.01)	0.67
Basic and diluted net loss per share	$(5.27)	$(26.79)
Weighted average number of shares of Common stock used in computing basic and diluted net earnings (loss) per share of Common stock	7,111,875	683,845

The accompanying notes are an integral part of the condensed consolidated financial statements.

IXI MOBILE, INC.
(Formerly: ISRAEL TECHNOLOGY ACQUISITION CORPORATION ("ITAC"))
AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS DEFICIENCY
U.S. dollars in thousands, except share and per share data

	Common stock			Series A Convertible Preferred Stock			Series B Convertible Preferred Stock			Series C Convertible Preferred Stock			Series D Convertible Preferred stock			Additional Paid-In Capital		Notes Receivable	Accumulated Deficit	Total
	Number	Amount		Number	Amount		Number	Amount		Number	Amount		Number	Amount

Balance at January 1, 2006	682,652	$	*)—	77,718	$	*)—	67,861	$	*)—	222,426	$	*)—	532,815	$	*)—	$	**)61,965	$(110)	$(68,675)	$(6,820)
Exercise of employee stock options	5,340		*)—	—		—	—		—	—		—	—		—		2	—	—	2
Issuance of Series D-1 convertible Preferred stock, net	—		—	—		—	—		—	—		—	2,798,593		*)—		6,294	—	—	6,294
Issuance of Series D-1 convertible Preferred stock, net in respect of Keep Well Agreement	—		—	—		—	—		—	—		—	1,773,494		*)—		*)—	—	—	*)—
Stock-based compensation	—		—	—		—	—		—	—		—	—		—		294	—	—	294
Comprehensive loss:
Net loss	—		—	—		—	—		—	—		—	—		—		—	—	(16,050)	(16,050)
Total comprehensive loss	—		—	—		—	—		—	—		—	—		—		—	—	—	(16,050)
Balance at September 30, 2006 (unaudited)	687,992	$	*)—	77,718	$	*)—	67,861	$	*)—	222,426	$	*)—	5,104,902	$	*)—	$	**)68,555	$(110)	$(84,725)	$(16,280)
Balance at January 1, 2007	687,992	$	*)—	77,718	$	*)—	67,861	$	*)—	222,426	$	*)—	5,104,902	$	*)—	$	**)68,715	$(110)	$(91,327)	$(22,722)
Exercise of warrants to Common stock	166,262		*)—	—		—	—		—	—		—	—		—		—	—	—	—
Issuance of stock to Co-Chairman	216,000		*)—	—		—	—		—	—		—	—		—		—	—	—	—
Conversion of warrants to Preferred stock	—			—		—	—		—	4,936		—	5,384		—		17	—	—	17
Conversion of convertible Preferred stock into Common stock	5,483,478		1	(77,718)		*)—	(67,861)		*)—	(227,362)		*)—	(5,110,286)		*)—		—	—	—	1
Issuance of Common stock in connection with the Merger, net of acquisition costs	7,818,000		1	—		—	—		—	—		—	—		—		33,744	—	—	33,745
Issuance of stock following the merger	1,566,000		*)—	—		—	—		—	—		—	—		—		7,927	—	—	7,927
Repayment of notes receivable	—		—	—		—	—		—	—		—	—		—		—	110	—	110
Stock-based compensation	—		—	—		—	—		—	—		—	—		—		2,123	—	—	2,123
Comprehensive loss:
Net loss	—		—	—		—	—		—	—		—	—		—		—	—	(36,684)	(36,684)
Total comprehensive loss	—		—	—		—	—		—	—		—	—		—		—	—	—	(36,684)
Balance at September 30, 2007 (unaudited)	15,937,732		$2	—		$—	—		$—	—		$—	—		$—		$112,526	$—	$(128,011)	$(15,483)

*)	Represents an amount lower than $ 1.

**)	Net of deferred stock compensation in an amount of $ 782, $ 633, $ 540 and $ 489 as of January 1, 2006, September 30, 2006, January 1, 2007 and September 30, 2007, respectively.

***)
The shares of IXI stock were canceled and exchanged with the Company's stock on a ratio of 1:0.15. All share and per share data included in these financial statements have been retroactively adjusted to reflect this exchange.

The accompanying notes are an integral part of the condensed consolidated financial statements.

IXI MOBILE, INC.
(Formerly: ISRAEL TECHNOLOGY ACQUISITION CORPORATION ("ITAC"))
AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands

	Nine months ended September 30,
	2007	2006
	Unaudited

Cash flows from operating activities :
Net loss	$(36,684)	$(16,050)
Net loss (income) from discontinued operations	83	(461)
Loss from continuing operations	(36,601)	(16,511)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities from continuing operations:
Depreciation and amortization	284	213
Stock-based compensation expense	2,123	294
Merger related expenses, included in the general and administrative and financial expenses and modification of long-term convertible loan	10,164	—
Amortization of discounts attributed to detachable warrant costs and guarantee costs of Keep Well Agreement	—	3,473
Amortization of deferred Merger costs	1,411	262
Increase in trade receivables	(13)	(4,070)
Decrease (increase) in other receivables and prepaid expenses	(619)	116
Increase in vendor advance payments	(2,876)	(4,161)
Increase in inventories, net	(450)	(3,976)
Decrease (increase) in long-term prepaid expenses	65	(8)
Increase in trade payables	1,209	3,603
Increase in employees and payroll accruals	310	106
Increase (decrease) in deferred revenues	(1,158)	7,307
Increase (decrease) in other payables and accrued expenses	(407)	768
Increase in other long-term liabilities	201	-
Increase in accrued severance pay, net	31	19
Increase in accrued interest	1,715	517
Net cash used in operating activities from continuing operations	(24,611)	(12,048)
Net cash used in operating activities from discontinued operations	(17)	(752)
Net cash used in operating activities	(24,628)	(12,800)
Cash flows from investing activities:
Restricted cash, net	89	13
Purchase of property and equipment	(310)	(128)
Net cash used in investing activities	(221)	(115)

The accompanying notes are an integral part of the condensed consolidated financial statements.

IXI MOBILE, INC.
(Formerly: ISRAEL TECHNOLOGY ACQUISITION CORPORATION ("ITAC"))
AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands

	Nine months ended September 30,
	2007	2006
	Unaudited
Cash flows from financing activities :
Proceeds from issuance of Common stock in the Merger, net of issuance costs (1)	$33,373	$—
Proceeds from issuance of stock, net of issuance expenses	—	(18)
Payment of deferred debt and Merger costs	(24)	(2,495)
Proceeds from exercise of employee stock options	—	2
Proceeds from exercise of warrants by investors	11	—
Proceeds from short-term bank credit	1,225	8,053
Collection of notes receivable	110	—
Payment of short-term bank credit	(5,000)	(750)
Proceeds from short-term loans	5,000	—
Principal payment of long-term loans	—	(2,578)
Proceeds from long-term loans	6,000	—
Proceeds from convertible loan	—	20,000
Net cash provided by financing activities from continuing operations	40,695	22,214
Increase in cash and cash equivalents	15,846	9,299
Cash and cash equivalents at the beginning of the period	2,729	184
Cash and cash equivalents at the end of the period	$18,575	$9,483
Supplemental information and disclosure of non-cash investing and financing activities from continuing operations (including other non-cash equity transactions):
Issuance of Convertible Preferred stock upon conversion of convertible bridge loan and accrued interest	$—	$6,312
Purchase of property and equipment on credit	$57	$17
Purchase of inventories on credit	$66	$—
Acquisition costs and deferred debt and Merger costs	$1,706	$157
Cash paid during the period for:
Interest	$814	$583
(1) Cash consideration from issuance of Common stock in reverse acquisition of ITAC, net of issuance costs:
Working capital, excluding cash	$183	$—
Issuance of Common stock in connection with the Merger	35,038	—
Merger costs	(1,848)	—

	$33,373	$—

The accompanying notes are an integral part of the condensed consolidated financial statements.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, except share and per share data

Note 1. — General

(a)
IXI Mobile, Inc. (formerly Israel Technology Acquisition Company) (the “Company”) is a Delaware holding company operating through a wholly-owned subsidiary, IXI Mobile (USA), Inc. (“IXI”). Israel Technology Acquisition Corporation was originally formed on February 22, 2005 as a blank check company to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business that had manufacturing operations or research and development facilities located in Israel. On June 6, 2007, pursuant to an Agreement and Plan of Merger, dated February 28, 2006, as amended, the Company completed the merger with IXI Mobile (USA), Inc. (“Merger”). Prior to the Merger, the Company had no substantial operations as it was a blank check company. Therefore, the Financial Statements and accompanied notes represent the historical results of IXI Mobile (USA), Inc., unless otherwise stated.

In accordance with the guidance applicable to these circumstances, the Merger was deemed to be a capital transaction in substance. Accordingly, for accounting purposes, the Merger was treated as the equivalent of IXI issuing stock for the net monetary assets of the Company. The net monetary assets of the Company were stated at their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets recorded. The accumulated deficit of IXI is carried forward after the Merger. The shares of IXI stock were canceled and converted into the Company's shares in a ratio of 1:0.15. accordingly, for accounting purposes, the Merger was treated as the equivalent of recapitalization by IXI. All historical share and per share amounts have been retroactively adjusted to give effect to the reverse acquisition of the Company and related recapitalization. Total cash received in the Merger with ITAC was approximately $33.4 million, net of Merger expenses.

(b)
The Company is engaged, through its subsidiaries IXI, IXI Mobile (R&D) Ltd. (the “Israeli subsidiary” or “IXI R&D”), and IXI Mobile (East Europe) SRL, in the development, production and marketing of mobile messaging devices and related services, targeting the mass consumer market. The Company also provides, through third parties, hosted services including all necessary gateways and backend servers, as well as related launch and support services. The Company's major customers include mainly mobile operators, internet service providers and resellers.

(c)
As of September 30, 2007, the Company has five wholly-owned active subsidiaries: IXI Mobile (USA), Inc., IXI Mobile (R&D) Ltd., IXI Mobile (Europe) Limited, IXI Mobile (Asia Pacific) Ltd., IXI Mobile (East Europe) SRL, and three wholly-owned inactive subsidiaries: Neo Mobile Ltd., Neo Mobile Telecom and LLC Neo Mobile, Inc. (together “the Group”).

(d)
From inception, the Company has generated recurring losses from operations and negative cash flows from operating activities. As of September 30, 2007, the Company has stockholders' deficiency of $15,483. As of December 31, 2006, the Company had a working capital deficiency and stockholders' deficiency of $5,468 and $22,722, respectively. The Company plans to continue to finance its operations through long term loans (see also Notes 5,6 and 13), by raising additional capital and in the longer term, to generate sufficient revenues to finance its operations. There are no assurances, however, that the Company will be successful in obtaining an adequate level of financing needed for current operations and long-term development, or that it will ever reach profitability or will generate sufficient revenues to finance its operations.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on recoverability and reclassification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, except share and per share data

Note 1. — General – (continued)

(e)
In April 2007, IXI R&D and a leading U.S. corporation (“the Corporation”) have signed an amendment (“the 2007 Amendment”) to the original agreement between the parties dated October 2005, enabling the Company to provide its customers the services that the Corporation provides for mobile devices.

The main terms of the 2007 Amendment are as follows: (i) the minimum amount to be paid has been reduced to $85 per month beginning January 2007 and (ii) the term of the agreement has been extended until September 30, 2009.

The 2007 Amendment is effective as of January 1, 2007 and has been given retrospective effect in the accompanying unaudited condensed financial statements.

(f)	Vendor advance payments.

Vendor advance payments are installments paid to vendors prior to the date the Ogo units are shipped to the Company or designated customers and are required to finance the production of the Ogo devices. The advance payments are mainly to enable the Company's vendors to purchase raw materials with long supply period, are based on the progress of the production and are deducted from the total shipment payment which is accrued upon the delivery of the Ogo units.

During the nine months ended September 30, 2007, the Company’s management believes, that due to technology obsolescence and due to the commercial launch of new products during the quarter it will be able to sell smaller quantities of its older products than it has previously anticipated. Accordingly, it believes that it will not realize $680 from the advance payments and has recorded an impairment in cost of revenues of $680 for advance payments to suppliers.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, except share and per share data

Note 2 — Significant Accounting Policies

(a)
The accompanying unaudited condensed consolidated balance sheet as of September 30, 2007, the unaudited condensed consolidated statements of operations for the three and nine month periods ended September 30, 2007 and 2006, the unaudited condensed statement of changes in stockholders' deficiency for the nine months period ended September 30, 2007 and 2006, and the unaudited condensed consolidated statements of cash flows for the nine months periods ended September 30, 2007 and 2006 have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) applicable to interim financial information and the rules and regulations promulgated by the Securities and Exchange Commission. Accordingly, such unaudited condensed consolidated financial statements do not include all of the information and footnotes disclosures required in annual audited financial statements. In the opinion of the Company’s management, the unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of such condensed consolidated financial statements. The results of operations for the three and nine months ended September 30, 2007 are not necessarily indicative of the results to be expected for the entire year.

These unaudited condensed financial statements should be read in conjunction with the audited financial statements and accompanying notes for the year ended December 31, 2006, of the Company and IXI, included in the Definitive Proxy Statement of the Company (formerly Israeli Technology Acquisition Corp.).

(b)	Merger and Accounting treatment

In accordance with the guidance applicable to these circumstances, the Merger was deemed to be a capital transaction in substance. Accordingly, for accounting purposes, the Merger was treated as the equivalent of IXI issuing stock for the net monetary assets of the Company. The net monetary assets of the Company were stated at their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets recorded. The accumulated deficit of IXI is carried forward after the Merger. The shares of IXI stock were canceled and converted into the Company's shares in a ratio of 1:0.15. Accordingly, for accounting purposes, the Merger was treated as the equivalent of recapitalization by IXI. All historical share and per share amounts have been retroactively adjusted to give effect to the reverse acquisition of the Company and related capitalization.

(c)	Adoption of new accounting pronouncement

1.
In July 2006, the FASB issued FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority. The recently issued literature also provides guidance on derecognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. FIN 48 also includes guidance concerning accounting for income tax uncertainties in interim periods and increases the level of disclosures associated with any income tax uncertainties.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, except share and per share data

Note 2 — Significant Accounting Policies – (continued)

Pursuant to the provisions of FIN 48, the differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption would be accounted for as a cumulative-effect adjustments recorded to the beginning balance of retained earnings. FIN 48 is effective for fiscal years beginning after December 15, 2006.

The Company files U.S. federal income tax returns as well as income tax returns in Israel and in various foreign jurisdictions. The Company may be subject to examination by the U.S. Internal Revenue Service (“IRS”) for calendar years 2003 through 2006. The Israeli subsidiary may be subject to examination by the Israel tax authorities for calendar years 2003 through 2006.

Effective January 1, 2007, the Company adopted the provisions of FIN 48. The adoption of FIN 48 had no cumulative effect on tax provisions or on the accumulated deficit in the Company’s financial statements.

2
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements ("SFAS No. 157"). This statement provides a single definition of fair value, a framework for measuring fair value, and expanded disclosures concerning fair value. Previously, different definitions of fair value were contained in various accounting pronouncements creating inconsistencies in measurement and disclosures. SFAS No. 157 applies under those previously issued pronouncements that prescribe fair value as the relevant measure of value, except SFAS No. 123(R) and related interpretations. The statement does not apply to accounting standard that require or permit measurement similar to fair value but are not intended to measure fair value. This pronouncement is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of adopting SFAS 157.

3
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities ("SFAS No. 159"). This statement provides companies with an option to report selected financial assets and liabilities at fair value. Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. The Standard's objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. This Statement is effective as of the beginning of an entity's first fiscal year beginning after November 15, 2007. The Company is currently evaluating the impact of adopting SFAS 159.

4
In December 2007, the FASB issued SFAS 141(R), Business Combinations ("SFAS No. 141(R)"). This Statement replaces SFAS 141, Business Combinations ("SFAS No. 141"),and requires an acquirer to recognize the assets acquired, the liabilities assumed, including those arising from contractual contingencies, any contingent consideration, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. SFAS 141(R) also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS 141(R)). In addition, SFAS 141(R)'s requirement to measure the noncontrolling interest in the acquiree at fair value will result in recognizing the goodwill attributable to the noncontrolling interest in addition to that attributable to the acquirer. SFAS 141(R) amends SFAS No. 109, Accounting for Income Taxes ("SFAS No. 109"),to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. It also amends SFAS 142, Goodwill and Other Intangible Assets ("SFAS No. 142"), to, among other things, provide guidance on the impairment testing of acquired research and development intangible assets and assets that the acquirer intends not to use. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently assessing the potential impact that the adoption of SFAS 141(R) could have on our financial statements.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, except share and per share data

Note 2 — Significant Accounting Policies – (continued)

5
In December 2007, the FASB issued SFAS 160 ("SFAS No. 160"), Noncontrolling Interests in Consolidated Financial Statements. SFAS 160 amends Accounting Research Bulletin 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS 160 also changes the way the consolidated income statement is presented by requiring consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. SFAS 160 requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent owners and the interests of the noncontrolling owners of a subsidiary. SFAS 160 is effective for fiscal periods, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company is currently assessing the potential impact that the adoption of SFAS 141(R) could have on our financial statements.

Note 3 — Inventories

	September 30, 2007	December 31, 2006
	Unaudited
Raw materials	$3,762	$993
Finished products	1,354	2,685
Finished products at customers *)	9,139	9,946
Write-down provision	(266)	(151)
	$13,989	$13,473

*)
Represent costs of inventory that was delivered to customers but not yet recognized as revenues.

Total write-down expenses in the nine months ending September 30, 2007 and for the year ended December 31,2006 amounted to approximately $280 and 240$, respectively.

As for a commitment to purchase inventories, see Note7b.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, except share and per share data

Note 4 — Short-Term Bank Loan

On May 17, 2007 IXI signed a short-term loan agreement with a new lender and with its existing shareholders (the “Lenders”) whereby the Lenders extended a $5,000 short-term loan with the following terms: (i) annual interest of 15%; (ii) maturity date is 60 days from the closing of the Merger; and (iii) 2% including VAT cash fee has been paid on the date in which the Merger was consummated.

During July and August, 2007, the short-term loan has been repaid in full.

Note 5 — Long-Term Loans

IXI and IXI R&D entered into new bridge loan agreements in March 2007 (“March 2007 Loans”) with certain existing IXI shareholders and existing lenders of the Convertible Bridge Loan under which IXI received a gross amount of $6,000 in two tranches of $3,000 each. The March 2007 Loans bear interest at the rate of 10% per annum. One-half of the March 2007 Loans is to be repaid on June 6, 2008 and the balance of the March 2007 Loans shall be due and payable on June 6, 2009, in each case together with any interest accrued and unpaid thereon.

During November 2007, the agreement with one of the March 2007 Loans lenders was amended, see also Note (13f)

Note 6 — Convertible Loan

On June 20, 2006, IXI R&D entered into a New Convertible Bridge Loan Agreement (“the Convertible Bridge Loan Agreement” or “the Convertible Bridge Loan”) with a New Venture Lender (“the Convertible Loan Lender”). The Convertible Loan Lender loaned IXI R&D $20,000 (of which IXI paid costs of $1,700 in cash to certain private placement agents and $700 in cash, upon consummation of the Merger, to certain financial institutions providing advisory services to IXI) with IXI acting as guarantor thereto. The Convertible Bridge Loan bears interest of 10% per annum during the first twelve months from the date of closing, and thereafter will go up to 20% per annum.

Pursuant to the original terms of the Convertible Bridge Loan Agreement, it will be repaid upon the earlier of: (1) sixty business days following the closing of the Merger (“the Repayment Date”); (2) the acceleration of the Convertible Bridge Loan in accordance with the Convertible Bridge Loan Agreement; and (3) twenty four months from the date of closing of the Convertible Bridge Loan, unless prepaid by IXI R&D (the events in (2) and (3) above being referred to as the “Maturity Date”). The first interest payment will be made on June 30, 2007 and thereafter on a quarterly basis.

The first interest payment is yet to be paid as the parties agreed to allow the Convertible Loan Lender, according to the Convertible Bridge Loan Agreement, to realize, if requested, the option to convert the interest amount into common stock shares of the Company.

All obligations of the Company and IXI R&D are secured by a first priority security interest on the Company's and IXI R&D's assets (subject to limited exceptions).

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, except share and per share data

Note 6 — Convertible Loan – (continued)

In addition, pursuant to the original terms of the Convertible Bridge Loan, upon the consummation of the Merger, the Convertible Loan Lender was entitled to receive 600,000 shares of the Company's Common stock and the several stockholders that provided a guarantee (“the Guarantors”) were entitled to receive 240,000 shares of the Company's Common stock. Also, upon the consummation of the Merger, certain private placement agents received 18,000 shares of the Company's Common stock. In addition, certain financial institutions providing advisory services to IXI received 36,000 shares of the Company's Common stock and warrants to purchase 100,000 shares of the Company's Common stock at an exercise price of $5.00, expiring in 2009.

Furthermore, if each of the above converts 50% or more of its respective debt facility, it will be entitled to receive warrants to purchase the Company's Common stock at an exercise price of $5.00, expiring in 2009. The maximum number of shares issuable under the warrants will be 1,000,000, allocated between the Convertible Loan Lender and the Guarantors according to the proportionate amount of their debt facility. The Convertible Loan Lender is subject to lock-up arrangements which have been agreed to by the principal stockholders of IXI and will be entitled to registration rights, in respect of the Company's shares on the same terms as those stockholders.

IXI accounted for the Convertible Bridge Loan under EITF No. 00-27, “Application of Issue 98-5 to Certain Convertible Instruments” (“EITF No. 00-27”) according to which, upon receiving the Convertible Bridge Loan to IXI, no beneficial conversion feature was recorded.

In December 2006, the parties to the Convertible Bridge Loan agreed to amend the Convertible Bridge Loan effective at the Merger effective date (“the New Amendment”). Following the New Amendment, the new interest rate of the Convertible Bridge Loan is a flat interest of 10% per annum throughout its term. The new repayment date will be June 6, 2008. The Convertible Loan Lender has a right to convert its respective debt facilities into shares of the Company at any time within this period, at a price of $5.50 per share (as opposed to $6.50 before the New Amendment). Upon consummation of the Merger, the Convertible Loan Lender received 1,000,000 (as opposed to 600,000 before the New Amendment) shares of the Company's common stock and the Guarantors received 400,000 (as opposed to 240,000 before the New Amendment) shares of the Company's common stock. All other terms of the Convertible Bridge Loan remain the same.

The modification to the terms of the Convertible Bridge Loan was accounted for under the provisions of EITF 06-6, “Debtor's Accounting For a Modification (or Exchange) of Convertible Debt Instruments”, as an extinguishment of the Convertible Bridge Loan, and the issuance of a new loan under the modified terms, and as such, the Company recorded an immediate loss of approximately $8,800 for the extinguishment of the original Convertible Bridge Loan as additional financial expenses in the nine months ended September 30, 2007. Additional financial expenses of approximately $ 1,200 were recognized due to the full amortization of various deferred charges related to the loan. The amended Convertible Bridge Loan was recorded in the balance sheet based on its fair value which amounted to approximately $26,000. As the fair value of the amended Convertible Bridge Loan is greater than its contractual repayment schedule, such premium will be amortized over the contractual term of the loan using the effective interest method and recognized as financial income. As of September 30, 2007, the Company recorded finance income of approximately $2,500 as amortization of premium representing the difference between the amended Convertible Bridge Loan carrying amount and its contractual repayment schedule.

During October 2007, the Convertible Bridge Loan was converted (see also Note13b)

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, except share and per share data

Note 7 — Commitments and Contingent Liabilities

(a)	Litigation:

From time to time, the Company may become involved in legal proceedings and claims, which arise in the ordinary course of business. The Company considers that the ultimate liability with respect to any known action will not materially affect the business, financial position, results of operations or cash flows of the Company.

(b)	Other:

As of September 30, 2007 and December 31, 2006, the Company had open purchase orders with third party suppliers, mainly for development costs of various products and the manufacturing of Ogo devices, in a total amount of approximately $5,800 and $3,000, respectively.

Note 8 — Stockholders' Deficiency

(a)
In May 2007, certain stockholders of IXI have provided IXI with an exercise notice warrants for the purchase of 166,262 common stock shares of the Company in consideration of approximately $10. All the information relating to shares and options was amended to present the Company's shares and options following the consummation of the Merger.

Upon the merger, the shares of IXI stock were canceled and converted with the Company's shares in a ratio of 1:0.15. All share and earnings (loss) per share information included in this report have been retroactively adjusted to reflect this conversion.

(b)	Stock option plans:

After the Merger, the Company has adopted IXI's Option plans. The Company has authorized, under the Company's 2000 and 2003 U.S. Stock Incentive Plans and 2000 and 2003 Israeli Option Plans, as amended, the grant of options for shares of common stock to directors, employees, officers and consultants. The compensation cost that has been charged against income for those plans was $2,123 and $294 for the nine months ended September 30, 2007 and 2006, respectively. The options granted generally have a four-year vesting schedule and expire ten years subsequent to the date of grant.

The Company currently operates two option plans. For U.S. employee and non-employee service providers, the 2000 Second Amended and Restated Stock Incentive Plan (“the U.S. Plan”) and the 2003 Israeli Stock Option Plan, as amended (“the Israeli Plan”), for Israeli employee and non-employee service providers (the U.S. Plan and the Israeli Plan collectively “the Company's Plans”).

After the consummation of the Merger and as of September 30, 2007, the Company has no approved pool of options for future grant to its directors, employees, officers and consultants.

The Company intends to create a new pool of options for allocation to its directors, employees, officers and consultants. The Company applied for a pre-ruling from the Israeli Tax Authorities in connection with the Merger and the assumption of IXI's plans by the Company; such pre-ruling is in process and is yet to be approved by the Israeli Tax Authorities.

As of September 30, 2007 and December 31, 2006, 0 and 918,276 shares of common stock were reserved for future grants to directors, employees, officers and consultants, respectively.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, except share and per share data

Note 8 — Stockholders' Deficiency – (continued)

	Nine Months Ended September 30, 2007 (Unaudited)
	Amount	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at beginning of period	766,867	$1.07
Granted	479,188	$5.82
Exercised	—	—		—
Forfeited	(23,580)	$6.22
Outstanding at end of period	1,222,475	$2.83	8.41	18,537
Options exercisable	716,829	$2.95	8.48	10,601
Vested or expected to be vested as of September 30, 2007 (unaudited)	1,222,475	$2.79	8.41	18,537

The weighted average grant-date fair values of the options granted during the nine month period ended September 30, 2007 and 2006 were $4.06 and $0, respectively.

The aggregate intrinsic value in the table above represents the total intrinsic value that would have been received by the option holders had all option holders exercised their options on September 30, 2007. This amount changes based on the fair market value of the common stock.

The following table shows the total stock-based compensation charge related to employee stock options included in the condensed consolidation statement of operations:

	Nine Months Ended September 30,
	2007	2006
	Unaudited
Cost of revenues	$169	$4
Research and development costs	315	52
Selling and marketing expenses	139	23
General and administrative expenses	1,443	199
Total stock-based compensation expense	$2,066	$278

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, except share and per share data

Note 8 — Stockholders' Deficiency – (continued)

The employees' options outstanding as of September 30, 2007, have been separated into ranges of exercise price, as follows:

Exercise Price	Options Exercisable		Options Outstanding
	Weighted Average Exercise Price of Options Exercisable	Options Exercisable as of September 30, 2007	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Options Outstanding as of September 30, 2007
$ 0.33	$0.33	304,859	$0.33	7.97	522,061
1.68	1.68	134,130	1.68	8.06	250,931
6.06	6.06	265,620	6.06	9.24	435,849
7.77	7.77	1,010	7.77	3.03	1,010
15.53	15.53	11,210	15.53	5.68	12,624
	$2.95	716,829	$2.83		1,222,475

During 2005, the Company granted certain options with an exercise price lower than the share market price at the grant date. The grant resulted in the recording of $798 as deferred stock compensation cost. An amount of $149 and $149 was recognized as an amortization of deferred stock compensation during the nine months ended September 30, 2007 and 2006, respectively .

On January 1, 2006, the Company adopted SFAS 123(R) for options granted or modified effective January 1, 2006. Stock-based compensation expense recognized under SFAS 123(R) for the nine months ended September 30, 2007, and the year ended December 31, 2006 was $1,917 and $172, respectively.

Options granted prior to January 1, 2006 are still accounted for under APB 25 since prior to the adoption of SFAS 123(R), the pro forma disclosure of compensation attributed to employee options was accounted for under the Minimum Value method as permitted by SFAS No. 123 for non public entities.

As under U.S. tax law, a person taxed under U.S. law who is granted an option at an exercise price which is less than the fair market value at the date of grant may be subject to a tax liability upon the vesting of such options for the potential gain between the exercise price and the fair market value as well as to a 20% penalty tax. In July 2006, the Company's Board of Directors resolved to offer U.S. employees who so requested to change the exercise price of the options granted to those employees in November 2005 to equal the fair market value as of such date, and to avoid any such tax implications. Such changes in the exercise price were accounted for as a modification under the provisions of SFAS 123(R). Since the new exercise price is designated to equal the fair market value of the Company's share upon the modification, and given the fact that all other option terms will remain as in the original award, no incremental compensation costs under the provisions of SFAS 123(R) was recognized.

(c) Options issued to non-employees;

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, except share and per share data

Note 8 — Stockholders' Deficiency - (continued)

A summary of the Company's stock option activity and related information with respect to options granted to non-employees for the nine month ended September 30, 2007 is as follows:

	Nine Months Ended September 30, 2007
	Amount	Weighted Average Exercise Price Amount
	Unaudited
Outstanding at beginning of period	177,210	$0.33
Granted	41,012	$5.15
Exercised	(166,262)	$0.06
Change in status	-	-
Forfeited	-	-
Outstanding at end of period	51,960	$4.51
Options exercisable	20,943	$2.47

The weighted average fair values of the options granted during the nine month periods ended Nine 30, 2007 and 2006 were $4.65 and $1.62, respectively and during the three month periods ended September 30, 2007 and 2006 were $4.26 and $1.62, respectively.

The following table shows the total stock-based compensation charge related to non-employee stock options included in the condensed consolidated statement of operations.

	Nine Months Ended September 30,
	2007	2006
	Unaudited
Research and development costs	$2	$8
Selling and marketing expenses	___	6
General and administrative expenses	55	2
Total stock-based compensation expense	$57	$16

The non-employees' options outstanding as of September 30, 2007, have been separated into ranges of exercise price, as follows:

Exercise Price	Options Exercisable		Options Outstanding
	Weighted Average Exercise Price of Options Exercisable	Options Exercisable as of September 30, 2007	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Options Outstanding as of September 30, 2007
$ 0.33	$0.33	16,466	$0.33	3.60	18,343
1.94	1.94	1,681	1.94	2.80	1,681
6.06	6.06	0	6.06	9.68	28,672
7.77	7.77	26	7.77	2.92	26
15.53	15.53	2,770	15.53	7.06	3,238
$	$2.47	20,943	$4.51		51,960

The fair value for these options was estimated at the grant date and at each subsequent vesting date using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected volatility of 75% – 90%, risk-free interest rates of 1.5% – 5.34%, dividend yields of 0% and an expected life equal to the options' contractual life.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, except share and per share data

Note 8 — Stockholders' Deficiency – (continued)

(d) Outstanding warrants

The Company has outstanding warrants that may be exercised in the future, which would increase the number of shares eligible for future resale in the public market and result in dilution to the Company's stockholders. Total outstanding redeemable warrants to purchase an aggregate of 12,736,000 are comprised of 12,636,000 warrants originally issued in the IPO of the Company and 100,000 shares that were issued to financial institutions upon the IPO and were assumed by the Company upon the Merger. All warrants are exercisable following the consummation of the merger. The warrants exercise price is $5.00, and they expire in 2009.

The Company has outstanding warrants that may be exercised in the future, which would increase the number of shares eligible for future resale in the public market and result in dilution to the Company's stockholders. Total outstanding redeemable warrants to purchase an aggregate of 12,736,000 are comprised of 12,636,000 warrants originally issued in the IPO of the Company and 100,000 shares that were issued to financial institutions upon the IPO and were assumed by the Company upon the Merger. All warrants are exercisable following the consummation of the merger. The warrants exercise price is $5.00, and they expire in 2009.

Note 9 — Merger Related Expenses

In accordance with the consummation of the Merger the Company recorded the detailed below amounts:

(a)	Finance expenses of approximately $2,400 for the issuance of additional 400,000 shares of common stock to the Convertible Loan Lender against common stock and Additional Paid-in Capital.
(b)
Deferred debt costs of approximately $2,400 for the issuance of 400,000 shares of common stock to the Guarantors against Additional Paid-in Capital, of which approximately $770 were recognized as financial expenses for the period ended September 30, 2007.

(c)
Finance expenses of approximately $8500 for extinguishment of the original Convertible Bridge Loan, that include issuance of 600,000 shares of common stock, under EITF 06-6 against Additional Paid in Capital. This amount was offset in the period from the Merger until September 30, 2007 by finance income of approximately $3,400.

(d)	Finance expenses of approximately $8,800 due to the full amortization of various deferred charges related to the convertible debt extinguishment accounting.
(e)	General and administrative expenses of approximately $1,300 for issuance of shares of common stock to the Co-Chairmen of the Board (“Co-Chairmen”) against Additional Paid-in Capital.
(f)	General and administrative expenses of approximately $830 for issuance of fully vested options to the Chief Executive Officer (“CEO”) against Additional Paid-in Capital.
(g)
Approximately $125 finance expenses and deferred debt costs of approximately $180 of which approximately $60 were recorded as financial expenses in the period ended September 30, 2007, for issuance of shares of common stock and warrants for various financial institutions against common stock and Additional Paid-in Capital.

(h)
In addition, upon consummation of the Merger the employment agreement between IXI and the Co-Chairman and between IXI and the CEO, came into effect. The agreements include various bonuses, in options and in cash, that may be granted and paid subject to the achievement of certain market conditions and performance conditions, as well as other terms related to their employment and its termination;

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, except share and per share data

Note 9 — Merger Related Expenses – (continued)

In accordance thereof, the Company recorded the detailed below amounts as expenses in General and Administrative expenses:

(1)
General and Administration expenses in the aggregate amount of approximately $2,000 will be incurred in connection with the issuance to the Co-Chairman, of options to purchase 450,000 shares of the Company’s common stock, at an exercise price of $5.00, which vest upon reaching various price per share targets; these expenses will be recorded over a period of approximately 42 months from the consummation of the Merger; an amount of $179 was recorded as an expense as of September 30, 2007;

(2)
General and Administration expenses in the aggregate amount of approximately $1,900 will be incurred in connection with the issuance to the CEO of options to purchase 450,000 shares of the Company’s common stock, at an exercise price of $6.06, which vest upon reaching various price per share targets; these expenses will be recorded over a period of approximately 42 months from the consummation of the Merger; an amount of $166was recorded as expense as of September 30, 2007;

(3)
General and Administration expenses of up to approximately $670 in connection with cash bonuses in the amount of up to $1,400 that may be paid to each of the co-Chairman and the CEO upon reaching various price per share targets. These expenses will be recorded over a period of approximately 42 months from the consummation of the Merger; an amount of $60 was recorded as expense as of September 30, 2007;

Note 10 — Net Loss Per Share

(a)
Basic net loss per share of common stock is computed based on the weighted average number of shares of common stock outstanding during each period. Diluted net loss per share of common stock is computed based on the weighted average number of shares of common stock outstanding during each period, plus dilutive potential share of common stock considered outstanding during the period, in accordance with SFAS No. 128, “Earnings per Share”. The shares of IXI stock were canceled and converted with the Company's shares in a ratio of 1:0.15. All share and earnings (loss) per share information included in this report have been retroactively adjusted to reflect this conversion.

(b)	The calculation of basic and diluted net loss per share for the nine months period ended September 30, 2007 and 2006 and for the three months period ended Nine 30, 2007 and 2006 was as follows:

	Nine Months Ended September 30,
	2007	2006
	Unaudited
Numerator:
Numerator for basic and diluted net income (loss) per share from continuing operations	$(37,428)	$18,778
Numerator for basic and diluted net income (loss) per share from discontinued operations	(83)	461
Denominator:
Weighted-average number of shares of Common Stock	7,111,875	638,845
Denominator for basic net income (loss) per share	7,111,875	638,845
Basic and diluted net earnings (loss) per common stock:
From continuing operations	$(5.26)	$(27.46)
From discontinued operations	$(0.01)	$0.67
Basic and diluted net loss per share	$(5.27)	$(26.79)

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, except share and per share data

Note 10 — Net Loss Per Share – (continued)

The total weighted average number of share of Common stock related to the outstanding options and shares of Preferred stock excluded from the calculations of diluted net earnings (loss) per share of Common stock because these securities are anti-dilutive, was 5,559,682 and shares for the nine months ended September 30, 2006.

Note 11 — Segments, Customers and Geographic Information

(a) General.

The Company's reportable operating segments have been determined in accordance with the Company's internal management reporting structure, which is organized based on operating activities. The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies.

The Group, subsequent to the discontinuation of the operating systems business operates in one reportable operating segment and follows the requirements of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS No. 131”).

(b) Summary information about geographic areas:

The following table presents revenues (according to end customer location) for the nine months ended September 30, 2007 and 2006 and long-lived assets as of September 30, 2007 and December 31, 2006:

(1) Revenues:

	Nine Months Ended September 30,
	2007	2006
	Unaudited

Europe Middle east and Africa	$10,647	$8,845
Asia pacific	–	100
South America	411	98
	$11,058	$9,043

(2) Long-lived assets:

	September 30, 2007	December 31, 2006
	Unaudited
United States	$22	$30
Europe Middle east and Africa	550	458
Asia Pacific	2	3
	$574	$491

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, except share and per share data

Note 11 — Segments, Customers and Geographic Information – (continued)

(c) Revenues from major customers:

	Nine Months Ended September 30,
	2007	2006
	Unaudited

Customer A	8%	9%
Customer B	52%	41%
Customer C	34%	48%

Note 12 — Finance Expenses

Financial income (expenses), net:

	Nine Months Ended September 30,
	2007	2006

Financial income:
Interest on bank deposits	$374	$97
Exchange rate differences, net	181	—
	555	97
Financial expenses:
Interest on short-term and long-term loans	(857)	(369)
Interest on convertible loan	(1,838)	(1,066)
Exchange rate differences, net		(73)
Merger related expenses and loan modification	(10,246)	—
Other	(192)	(356)
	(13,133)	(1,864)
	$(12,578)	$(1,767)

Note 13 — Subsequent Events

a.
On October 2, 2007 the Company's Board of Directors approved an increase in the number of options available for future grant of 800,000 options for the retention of directors, employees, officers and consultants

b.
In October 2007, the Company has reached an agreement with the Guarantors and with the New Lender of the New Convertible Bridge Loan amending the New Convertible Bridge Loan with respect of the conversion of approximately $ 20,700 principal amount of the New Convertible Bridge Loan and with respect of the assumption and the conversion of a short term bank credit from an Israeli bank by the Guarantors into shares of the Company's Common stock at a conversion price of $3.60 per share (this being an amendment to the previously agreed conversion price of $5.5) and issuance warrants to purchase shares of Common stock at an exercise price of $4.10, expiring five years from the date of grant. This conversion will result in the issuance of 5,752,222 shares of Common stock and warrants to purchase 3,451,333 shares of Common stock. In November 2007, the Company has reached an additional agreement with one of the Guarantors for conversion an additional principle amount of the New Convertible Bridge Loan of approximately $592 at the same terms as above. This additional conversion will result in the issuance of additional 164,445 shares of the Company's Common stock and warrants to purchase 98,667 shares of Common stock.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, except share and per share data

Note 13 — Subsequent Events – (continued)

The Company may be required to record a non-recurring loss upon conversion of the New Convertible Bridge Loan into equity. A portion of the deferred charges related to the converted amounts will be charged to the statement of operations at a proportional rate of the principal amount converted.

As of September 30, 2007, the balance amounting to $17.680 million was recorded as a mezzanine balance between long-term liabilities and shareholders equity, rather than a liability, as it was converted into equity before the financial statements were signed and issued.

c.
In October, 2007, the Company has received and accepted binding subscriptions for a private placement of $ 5,123 (“First Tranche”). In November 2007 the Company has received and accepted binding subscriptions for an additional amount of $ 4,608 (“Second Tranche”) in the same terms as identical those of the First Tranche.

Upon closing, the Company issued 2,703,000 shares of Common stock at a price of $3.60 per share. The investors were also issued warrants to purchase an aggregate of 1,621,800 shares of Common stock at a price of $4.10, expiring five years from the date of grant. Total net proceeds to the Company in the private placement were $ 9,164.

d.
In October 2007, the Company signed an agreement with a certain advisor to assist the company in its investment efforts. Under this agreement the Company agreed to pay the advisor an annual fee and a success fee in the event that the advisor assists the Company in fund raising. The success fee will be combined of a cash fee and Company’s warrants according to the actual funds raised by the Company.

.
Consequently, as a result of the private placement investment, this advisor is entitled to $558 cash payment and 135,150 warrants to purchase shares of Common stock at a conversion price of $3.60 per share. The net proceeds received in this private placement will be recorded as stockholders' equity.

e.
In November, 2007, the Company entered into an equity line of credit (“ELOC”) arrangement with a certain investor .Pursuant to the terms of the ELOC arrangement, the company have the right to sell and investor is obligated to purchase up to an aggregate of $5,000,000 of shares of our common stock at a discount to their market price ranging between 5% and 10% depending on the market price of the common stock at the time of sale. The ELOC arrangement will remain in effect until the earlier of 24 month following the date that this registration statement is declared effective and November 10, 2010, unless otherwise terminated by the company or the investor pursuant to the terms of the ELOC Arrangement. In connection with the ELOC arrangement, the company issued investor as a commitment fee 75,000 shares of common stock and a five year warrant to purchase up to 312,500 shares of our common stock at an exercise price of $4.10 per share (subject to adjustment in case of stock dividends and splits). The warrant issued to investor will vest proportionally to the value of the shares purchased by investor under the ELOC Arrangement at the time of purchase.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
U.S. Dollars in Thousands, except share and per share data

Note 13 — Subsequent Events – (continued)

f.
In November 2007, the Company has reached an agreement with one of its existing shareholders amending the terms of its non-convertible loan into convertible debt and the immediate conversion of $2,000 principal amount of debt related to the March 2007 Loans, into shares of the Company's common stock at a conversion price of $3.60 per share (this being an amendment to the previously agreed conversion price of $5.5) and issuance warrants to purchase shares of common stock at an exercise price of $4.10, expiring five years from the date of grant. This amount represents the entire amount of the principal debt held by the specific existing shareholder from the March 2007 Loans. This conversion will result in the issuance of 555,556 shares of common stock and warrants to purchase 333,334 shares of common stock. As of September 30, 2007, the balance amounting to $2 million was recorded as a mezzanine balance between long-term liabilities and shareholders equity, rather than a liability, as it was converted into equity before the financial statements were signed and issued.

g.
In December 2007, The Company entered into an agreement with a major IM provider, enabling the Company for a period of two years to provide end-users of the Ogo device with access to IM and email services for mobile devices The Company is required to pay a certain percentage of the monthly revenues derived from each user of the IM services, depending on the geographic region in which the IM service is provided. The agreement also requires the Company to make minimum payments in the amount of approximately $1 million through the two year term of the agreement.

IXI MOBILE, INC.

28,719,250 Shares of Common Stock

PROSPECTUS

______________________, 2008

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 1. Other Expenses of Issuance and Distribution

Expenses payable in connection with the registration and distribution of the securities being registered hereunder, all of which will be borne by the Registrant, are as follows. All amounts are estimates, except the SEC registration fee.

Securities and Exchange Commission registration fee	$3,950.85
Printer expenses	$5,000.00
Legal fees and expenses	$5,000.00
Accounting fees and expenses	$35,000.00
Total	$48,950.85

Item 2. Indemnification of Directors and Officers

The Registrant’s Amended and Restated Certificate of Incorporation provides that all directors, officers, employees and agents of the Registrant shall be entitled to be indemnified by the Company to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the security holders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of security holders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of security holders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Item 3. Recent Sales of Unregistered Securities

In February 2005, the Company issued 750,000 shares of common stock to the individuals set forth below for $25,000 in cash, at a purchase price of approximately $0.033 per share, as follows:

Security Holders	Number of Shares
Israel Frieder	225,000
Glen Shear	225,000
Dael Schnider	225,000
Victor Halpert	75,000

On April 14, 2005, the Company’s board of directors authorized a stock dividend of one share of common stock for each outstanding share of common stock, effectively lowering the purchase price to approximately $0.0167 per share. The Company relied on the exemption from registration under Section 4(2) of the Securities Act of 1933.

On June 6, 2007, the Company consummated its Merger with IXI Mobile (USA), Inc. Upon the closing of the Merger, the former IXI security holders were issued an aggregate of 6,553,732 shares of common stock. Additionally, 1,264,268 shares of common stock were reserved for issuance upon exercise of outstanding employee options and warrants. Additionally, the former holders of IXI equity interests will receive, or have the right to acquire, a pro rata portion of up to an additional 9,000,000 shares of common stock (“contingent shares”), contingent upon the combined company meeting specified targets. These shares were issued into escrow at the closing. The Company also issued an aggregate of 1,566,000 shares of common stock and warrants to purchase an aggregate of 100,000 shares of common stock with an exercise price of $5.00 per share (which warrants are identical to the Company’s public warrants) to various third parties in accordance with prior contractual commitments. The Company relied on the exemption from registration under Section 4(2) of the Securities Act of 1933 for the shares issued in the Merger.

On October 25, 2007, the Company entered into agreements with Gemini, Landa and Southpoint regarding the conversion of a portion of the principal owed to Southpoint under the 2006 Bridge Loan and the assumption and conversion of a portion of the debt guaranteed by Gemini and Landa under the Bank Leumi credit facility, resulting in the conversion of an aggregate of approximately $20.7 million principal amount of debt held or guaranteed by these entities into shares of our common stock at a conversion price of $3.60 per share (instead of the $5.50 per share conversion price applicable under the terms of the 2006 Bridge Loan and 2006 Credit Facility Guarantee) and the issuance of warrants to purchase shares of common stock at an exercise price of $4.10, expiring 5 years from the date of grant. The conversion price and the exercise price of the warrants were the same as the price per share and exercise price associated with the private placement we closed in November 2007. This conversion resulted in the issuance to Southpoint, Gemini and Landa of an aggregate of 5,752,222 shares of common stock and warrants to purchase an aggregate of up to 3,451,333 shares of common stock. As a result of the conversion of this debt at a per share conversion price of $3.60, as opposed to the $5.50 per share conversion price specified under the terms of the 2006 Bridge Loan and 2006 Credit Facility Guarantee, as amended, Gemini Funds, Landa and Southpoint received an aggregate of 1,987,131 additional shares of our common stock, which also reflected an immediate gain of $0.58 per share, or $3,336,289 in total, when compared to the market price on the date of conversion of $4.18 per share. The warrants issued as a result of this conversion have an estimated aggregate value, based on the Black-Scholes option pricing model, of $9,629,220. As part of these conversion transactions, Gemini Funds, Landa and Southpoint agreed that they would no longer be eligible to receive the up to 1,000,000 warrants that they would otherwise have been eligible to receive upon conversion in the case of Southpoint, and upon assumption and conversion, in the case of Gemini Funds and Landa, of the total debt outstanding under the 2006 Bridge Loan and guaranteed under the 2006 Credit Facility Guarantee.  All other terms associated with the agreements with Gemini, Landa and Southpoint regarding the 2006 Bridge Loan and the 2006 Credit Facility Guarantee by Landa and Gemini under the terms of the Bank Leumi credit facility remained unchanged. The Company relied on the exemption from registration under Section 4(2) of the Securities Act of 1933 as the shares were issued to accredited investors.

On November 14, 2007, the Company entered into an agreement with Landa regarding the conversion of $2.592 million principal amount of debt consisting of the $2 million loan made by Landa to IXI as part of the March 2007 Loans and the assumption and conversion of $592,000 guaranteed by Landa under the Bank Leumi credit facility, at the conversion price of $3.60 per share (instead of the $5.50 per share conversion price applicable under the terms of the 2006 Bridge Loan and 2006 Credit Facility Guarantee) and the issuance of warrants to purchase shares of our common stock at an exercise price of $4.10 per share expiring 5 years from the date of grant. The conversion price and the exercise price of the warrants were the same as the price per share and exercise price associated with the October 25, 2007 agreements with Gemini, Southpoint and Landa and with the private placement we closed in November 2007. The conversion of this debt resulted in the issuance to Landa of an aggregate of 720,000 shares of common stock and warrants to purchase up to an aggregate of 432,000 shares of common stock. This conversion resulted in the issuance to Landa of an aggregate of 720,000 shares of common stock and warrants to purchase an aggregate of up to 432,000 shares of common stock. As a result of the conversion of this debt at a per share conversion price of $3.60, as opposed to the $5.50 per share conversion price specified under the terms of the March 2007 Loan and 2006 Credit Facility Guarantee, as amended, Landa received an aggregate of 248,727 additional shares as a result of the conversion, which also reflected an immediate gain of $0.52 per share, or $374,400 in total, when compared to the market price on the date of conversion of $4.12 per share. The warrants issued as a result of this conversion have an estimated aggregate value, based on the Black-Sholes option pricing model, of $1,183,680. The Company relied on the exemption from registration under Section 4(2) of the Securities Act of 1933.

In late November we closed a two tranche private placement of our securities to certain accredited investors, raising an aggregate of $9.7 million and resulting in the issuance of an aggregate of 2,703,000 shares of common stock at a purchase price of $3.60 per share and the issuance of warrants to purchase an aggregate of up to 1,621,800 shares of common stock at an exercise price of $4.10, which warrants expire five years from the date of grant. The Company relied on the exemption from registration under Section 4(2) of the Securities Act of 1933.

As a result of the completion of the private placement in November 2007, Meitav received a success fee consisting of a $557,502 in cash and warrants to purchase 135,150 shares of common stock at an exercise price of $3.60, which warrants will expire in 2012. The Company relied on the exemption from registration under Section 4(2) of the Securities Act of 1933.

We have issued an aggregate of 166,000 shares of our common stock and warrants to purchase an aggregate of up to 100,000 shares of our common stock (which warrants are identical to our public warrants) to EarlyBirdCapital, Inc., Maxim Group, LLC, Clal Finance Underwriting Ltd. and Meitav Underwriting in accordance with prior contractual commitments for providing financial and advisory services to us and IXI. The Company relied on the exemption from registration under Section 4(2) of the Securities Act of 1933.

Item 4. Exhibits

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit	Description
2.01
Agreement and Plan of Merger, dated as of February 28, 2006 by and among Israel Technology Acquisition Corp., IXI Mobile, Inc. and ITAC Acquisition Subsidiary Corp. (incorporated by reference to Exhibit 2.01 to Form S-4/A filed with the SEC on November 13, 2006)

3.01
Form of Amended and Restated Certificate of Incorporation of Israel Technology Acquisition Corp. to be effective following the merger (incorporated by reference to Exhibit 3.01.01 to Form S-4 filed with the SEC on July 28, 2006)

3.02	Amended and Restated Bylaws of the Corporation, effective as of October 31, 2007 (incorporated by reference to Exhibit 3.01 to Form 8-K filed with the SEC on October 31, 2007)
4.01	Specimen Unit Certificate (incorporated by reference to Exhibit 4.01 to Form S-1 filed with the SEC on March 15, 2005)
4.02	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.02 to Form S-1 filed with the SEC on March 15, 2005)
4.03	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.03 to Form S-1 filed with the SEC on March 15, 2005)
4.04	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.05 to Form S-1 filed with the SEC on March 15, 2005)
4.05
Warrant Clarification Agreement, dated September 14, 2006, between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.01 to Form 8-K filed with the SEC on September 15, 2006)

4.06
Amendment to Unit Purchase Options, dated September 14, 2006, between the Company and the holders of Unit Purchase Options (incorporated by reference to Exhibit 4.02 to Form 8-K filed with the SEC on September 15, 2006)

4.07	Form of Unit Purchase Option issued to EarlyBirdCapital, Inc. and its designees (incorporated by reference to Exhibit 4.04 to Form S-4/A filed with the SEC on November 13, 2006)
4.08
Warrant Clarification Agreement, dated November 13, 2006, between Continental Stock Transfer and Trust Company and Israel Technology Acquisition Corp. (incorporated by reference to Exhibit 4.06 to Form S-4/A filed with the SEC on November 13, 2006)

Exhibit	Description
4.09	Specimen Unit Certificate (incorporated by reference to Exhibit 4.01 to Form 8-K filed with the SEC on June 12, 2007)
4.10	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.02 to Form 8-K filed with the SEC on June 12, 2007)
4.11	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.03 to Form 8-K filed with the SEC on June 12, 2007)
4.12	Form of Subscription Agreement (incorporated by reference to Exhibit 4.01 to Form 8-K filed with the SEC on October 29, 2007)
4.13	Form of Warrant issued in debt conversion and private placement (incorporated by reference to Exhibit 4.02 to Form 8-K filed with the SEC on October 29, 2007)
4.14	Form of Warrant issued to Tailor-Made Capital Ltd. (incorporated by reference to Exhibit 4.04 to Form 8-K filed with the SEC on November 15, 2007)
4.15	2000 Stock Incentive Plan (incorporated by reference to Exhibit 4.01 to Form S-8 filed with the SEC on November 21, 2007)
4.16	2000 Israeli Employee Stock Option Plan (incorporated by reference to Exhibit 4.02 to Form S-8 filed with the SEC on November 21, 2007)
4.17	2000 Second Amended and Restated Stock Incentive Plan (incorporated by reference to Exhibit 4.03 to Form S-8 filed with the SEC on November 21, 2007)
4.18	2003 Israeli Stock Option Plan (incorporated by reference to Exhibit 4.04 to Form S-8 filed with the SEC on November 21, 2007)
4.19	2007 Stock Plan (incorporated by reference to Exhibit 4.05 to Form S-8 filed with the SEC on November 21, 2007)
5.1	Opinion of Morrison & Foerster LLP ***
10.01	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Israel Frieder (incorporated by reference to Exhibit 10.01 to Form S-1 filed with the SEC on March 15, 2005)
10.02	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and the Glen Shear (incorporated by reference to Exhibit 10.02 to Form S-1 filed with the SEC on March 15, 2005)
10.03	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Dael Schnider (incorporated by reference to Exhibit 10.03 to Form S-1 filed with the SEC on March 15, 2005)
10.04	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Victor Halpert (incorporated by reference to Exhibit 10.04 to Form S-1 filed with the SEC on March 15, 2005)
10.05
Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 10.05 to Form S-1 filed with the SEC on March 15, 2005)

10.06
Form of Stock Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Stockholders (incorporated by reference to Exhibit 10.06 to Form S-1 filed with the SEC on March 15, 2005)

10.07	Form of Letter Agreement between A.F. Services Ltd. and Registrant regarding administrative support (incorporated by reference to Exhibit 10.07 to Form S-1 filed with the SEC on March 15, 2005)
10.08
Form of Promissory Note, dated February 28, 2005, issued to each of Israel Frieder, Glen Shear, Dael Schnider and Victor Halpert (incorporated by reference to Exhibit 10.08 to Form S-1 filed with the SEC on March 15, 2005)

10.09	Form of Registration Rights Agreement among the Registrant and the Initial Stockholders (incorporated by reference to Exhibit 10.09 to Form S-1 filed with the SEC on March 15, 2005)
10.10
Form of Warrant Purchase Agreements among each of Israel Frieder, Glen Shear, Dael Schnider and Victor Halpert and EarlyBirdCapital, Inc. (incorporated by reference to Exhibit 10.10 to Form S-1 filed with the SEC on March 15, 2005)

10.11
Merger Agreement dated February 28, 2006, among Israel Technology Acquisition Corp, IXI Mobile, Inc. and ITAC Acquisition Subsidiary Corp. (incorporated by reference to Exhibit 10.01 to Form 8-K filed with the SEC on March 1, 2006)

10.12	Form of Stockholder Lock-Up Agreement to be executed by certain stockholders of IXI Mobile, Inc. (incorporated by reference to Exhibit 10.02 to Form 8-K filed with the SEC on March 1, 2006)
10.13	Form of Executive Lock-Up Agreement to be executed by certain executive officers of IXI Mobile, Inc. (incorporated by reference to Exhibit 10.03 to Form 8-K filed with the SEC on March 1, 2006)

Exhibit	Description
10.14	Form of Registration Rights Agreement to be executed by ITAC and certain stockholders of IXI (incorporated by reference to Exhibit 10.04 to Form 8-K filed with the SEC on March 1, 2006)
10.15	Personal Employment Agreement effective January 1, 2006, between IXI Mobile (R&D) Ltd. and Gideon Barak (incorporated by reference to Exhibit 10.05 to Form 8-K filed with the SEC on March 1, 2006)
10.16	Addendum to Employment Agreement between IXI Mobile (R&D) Ltd. and Gideon Barak dated February 28, 2006 (incorporated by reference to Exhibit 10.06 to Form 8-K filed with the SEC on March 1, 2006)
10.17
Employment Agreement effective March 1, 2001, between IXI Mobile, Inc. and Amit Haller, together with addenda thereto effective June 1, 2001 and January 1, 2006 (incorporated by reference to Exhibit 10.07 to Form 8-K filed with the SEC on March 1, 2006)

10.18	Addendum to Employment Agreement between IXI Mobile, Inc. and Amit Haller dated February 28, 2006 (incorporated by reference to Exhibit 10.08 to Form 8-K filed with the SEC on March 1, 2006)
10.19	Amendment, dated April 4, 2006, between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.01 to Form 8-K filed with the SEC on April 4, 2006)
10.20
Loan Agreement, dated as of June 19, 2006, by and among IXI Mobile (R&D) Ltd., IXI Mobile, Inc. and the lenders named therein (incorporated by reference to Exhibit 10.01 to Form 8-K filed with the SEC on June 26, 2006)

10.21
Certification, executed June 20, 2006 and effective June 19, 2006, by Israel Technology Acquisition Corp. to Southpoint Master Fund LP (incorporated by reference to Exhibit 10.02 to Form 8-K filed with the SEC on June 26, 2006)

10.22
Certification, executed June 20, 2006 and effective June 19, 2006 by Israel Technology Acquisition Corp. to Gemini Israel Funds, Landa Ventures Ltd. and the investors named therein (incorporated by reference to Exhibit 10.03 to Form 8-K filed with the SEC on June 26, 2006)

10.22
Letter Agreement, executed June 20, 2006 and effective June 19, 2006 by and among IXI Mobile, Inc, IXI Mobile (R&D) Ltd. Gemini Israel Funds and Landa Ventures (incorporated by reference to Exhibit 10.04 to Form 8-K filed with the SEC on June 26, 2006)

10.23
First Amendment to the Loan Agreement, dated as of June 26, 2006, by and among IXI Mobile (R&D) Ltd., IXI Mobile, Inc. and Southpoint Master Fund LP (incorporated by reference to Exhibit 10.05 to Form 8-K filed with the SEC on June 26, 2006)

10.24
Loan Agreement dated June 19, 2006, by and among IXI Mobile (R&D) Ltd., IXI Mobile, Inc. and the lenders named therein (incorporated by reference to Exhibit 10.01 to Form 8-K/A filed with the SEC on June 26, 2006)

10.25
Amendment to Addendum to Employment Agreement, dated July 23, 2006, between IXI Mobile, Inc. and Amit Haller (incorporated by reference to Exhibit 10.17 to Form S-4 filed with the SEC on July 28, 2006)

10.26
Escrow Agreement, dated July 20, 2006, between Israel Technology Acquisition Corp, Continental Stock Transfer & Trust Company and IXI Shareholder Representative (incorporated by reference to Exhibit 10.19 to Form S-4 filed with the SEC on July 28, 2006)

10.27
Management Services Agreement, dated April 11, 2006, between Israel Technology Acquisition Corp. and A.A. Pearl Investments Ltd. (incorporated by reference to Exhibit 10.20 to Form S-4 filed with the SEC on July 28, 2006)

10.28	Advisory Agreement, dated November 15, 2005, between IXI Mobile, Inc. and Andre Dahan (incorporated by reference to Exhibit 10.21 to Form S-4 filed with the SEC on July 28, 2006)
10.29	Finder Agreement, dated November 6, 2005, between ITAC and Itzhak Wulkan Ventures Ltd. (incorporated by reference to Exhibit 10.22 to Form S-4 filed with the SEC on July 28, 2006)
10.30
Letter Agreement, dated July26, 2006, between Israel Technology Acquisition Corp., IXI Mobile, Inc., EarlyBirdCapital, Inc. and Maxim Group LLC (incorporated by reference to Exhibit 10.27 to Form S-4/A filed with the SEC on September 29, 2006)

10.31
Second Amendment to Loan Agreement dated December 5, 2006, by and among IXI Mobile (R&D) Ltd., IXI Mobile, Inc. and the lenders named therein (incorporated by reference to Exhibit 10.01 to Form 8-K filed with the SEC on December 11, 2006)

Exhibit	Description
10.32
Certification dated December 7, 2006, by Israel Technology Acquisition Corp. to Southpoint Master Fund LP (incorporated by reference to Exhibit 10.02 to Form 8-K filed with the SEC on December 11, 2006)

10.33
First Amendment to Agreement and Plan of Merger, dated as of December 8, 2006, by and among Israel Technology Acquisition Corp., ITAC Acquisition Subsidiary Corp. and IXI Mobile, Inc. (incorporated by reference to Exhibit 10.01 to Form 8-K/A filed with the SEC on December 12, 2006)

10.34
First Amendment to Letter Agreement, executed December 21, 2006, by and among IXI Mobile, Inc, IXI Mobile (R&D) Ltd. Gemini Israel Funds and Landa Ventures (incorporated by reference to Exhibit 10.01 to Form 8-K filed with the SEC on December 26, 2006)

10.35
Certification dated December 21, 2006, by Israel Technology Acquisition Corp. to Gemini Israel Funds and Landa Ventures (incorporated by reference to Exhibit 10.02 to Form 8-K filed with the SEC on December 26, 2006)

10.36
Second Amendment to Agreement and Plan of Merger, dated as of December 8, 2006, by and among Israel Technology Acquisition Corp., ITAC Acquisition Subsidiary Corp. and IXI Mobile, Inc. (incorporated by reference to Exhibit 10.01 to Form 8-K/A filed with the SEC on January 5, 2007)

10.37
Personal Employment Agreement, dated September 20, 2005, by and between IXI Mobile (R&D) Ltd. and Lihi Segal (incorporated by reference to Exhibit 10.11 to Form 8-K filed with the SEC on June 12, 2007)

10.38
Form of Amended and restated Personal Employment Agreement by and between IXI Mobile (R&D) Ltd. and Gadi Meroz (incorporated by reference to Exhibit 10.12 to Form 8-K filed with the SEC on June 12, 2007)

10.39	Cooperation Agreement (incorporated by reference to Exhibit 10.15 to Form 8-K/A filed with the SEC on July 30, 2007) **
10.40	Frame Agreement (incorporated by reference to Exhibit 10.16 to Form 8-K/A filed with the SEC on July 30, 2007) **
10.41	Commercial Agreement (incorporated by reference to Exhibit 10.17 to Form 8-K/A filed with the SEC on July 30, 2007) **
10.42	Amendment No. 1 to Cooperation Agreement (incorporated by reference to Exhibit 10.18 to Form 8-K/A filed with the SEC on July 30, 2007) **
10.43	Amendment No. 2 to Cooperation Agreement (incorporated by reference to Exhibit 10.19 to Form 8-K/A filed with the SEC on July 30, 2007) **
10.44	Addendum No. 3 to Cooperation Agreement (incorporated by reference to Exhibit 10.20 to Form 8-K/A filed with the SEC on July 30, 2007) **
10.45	Amendment No. 4 to Cooperation Agreement (incorporated by reference to Exhibit 10.21 to Form 8-K/A filed with the SEC on July 30, 2007) **
10.46	Amendment No. 6 to Coopration Agreement (incorporated by reference to Exhibit 10.22 to Form 8-K/A filed with the SEC on July 30, 2007) **
10.47	Letter of Intent (incorporated by reference to Exhibit 10.23 to Form 8-K/A filed with the SEC on July 30, 2007) **
10.48	Mobile Services Reseller Agreement (incorporated by reference to Exhibit 10.24 to Form 8-K/A filed with the SEC on July 30, 2007) **
10.49	First Amendment to Mobile Services Reseller Agreement (incorporated by reference to Exhibit 10.25 to Form 8-K/A filed with the SEC on July 30, 2007) **
10.50	Mobile Developer Program Agreement (incorporated by reference to Exhibit 10.26 to Form 8-K/A filed with the SEC on July 30, 2007) **
10.51	Service Level Agreement (incorporated by reference to Exhibit 10.27 to Form 8-K/A filed with the SEC on July 30, 2007) **
10.52	Software License Agreement (incorporated by reference to Exhibit 10.28 to Form 8-K/A filed with the SEC on July 30, 2007) **
10.53	Gateway ASP Reseller License Agreement (incorporated by reference to Exhibit 10.29 to Form 8-K/A filed with the SEC on July 30, 2007) **
10.54	Hosted Services Agreement (incorporated by reference to Exhibit 10.30 to Form 8-K/A filed with the SEC on July 30, 2007) **

Exhibit	Description
10.55	Letter Agreement for Conversion of Debt for Gemini Funds and Landa Ventures, dated October 25, 2007 (incorporated by reference to Exhibit 10.01 to Form 8-K filed with the SEC on October 29, 2007)
10.56	Letter Agreement for Conversion of Debt for Southpoint Master Fund, dated October 25, 2007 (incorporated by reference to Exhibit 10.02 to Form 8-K filed with the SEC on October 29, 2007)
10.57	Letter Agreement for Conversion of Debt, dated November 14, 2007 (incorporated by reference to Exhibit 10.01 to Form 8-K filed with the SEC on November 15, 2007)
10.58	Stock Purchase Agreement with Tailor-Made Capital Ltd. (incorporated by reference to Exhibit 10.02 to Form 8-K filed with the SEC on November 15, 2007)
10.59	Registration Rights Agreement with Tailor-Made Capital Ltd. (incorporated by reference to Exhibit 10.03 to Form 8-K filed with the SEC on November 15, 2007)
10.60	Amendment to employment agreement for Lihi Segal (incorporated by reference to Exhibit 10.02 to Form 8-K filed with the SEC on November 19, 2007)
10.61	Amendment to employment agreement for Gadi Meroz (incorporated by reference to Exhibit 10.01 to Form 8-K filed with the SEC on November 19, 2007)
10.62	Employment Agreement among the Company and Amnon Shachar (incorporated by reference to Exhibit 99.01 to Form 8-K filed with the SEC on December 3, 2007)
21.01	List of Subsidiaries (incorporated by reference to Exhibit 21.01 to Form 8-K filed with the SEC on June 12, 2007)
23.1	Consent of Kost, Forer, Gabbay and Kasierer, a member of Ernst & Young Global *
23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)***
24.1	Powers of Attorney (Included on Signature Page).

_____________
*	Filed herewith
**	Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a confidential treatment request.
***	To be filed by amendment.

Item 5. Undertakings

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(c)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relaying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to the date of first use.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Belmont, State of California, on January, 16, 2008.

IXI Mobile, Inc.

By:	/s/ Amit Haller
Amit Haller
Chief Executive Officer, Director

KNOW ALL PERSONS BY THESE PRESENT that each person whose signature appears below constitutes and appoints Gideon Barak, Israel Frieder, Amit Haller and each of them his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement on Form S-1, and to any registration statement filed by the registrant under the Securities and Exchange Commission Rule 462(b) of the Securities Act of 1933 which relates to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Amit Haller	Chief Executive Officer and Director
Amit Haller	(Principal Executive Officer)	January, 16, 2008

/s/ Lihi Segal	Vice President and Chief Financial Officer
Lihi Segal	(Principal Accounting and Financial Officer)	January, 16, 2008

/s/ Israel Frieder
Israel Frieder	Co-Chairman of the Board	January, 16, 2008

/s/ Gideon Barak
Gideon Barak	Co-Chairman of the Board	January, 16, 2008

/s/ Yossi Sela
Yossi Sela	Director	January, 16, 2008

/s/ Shlomo Shalev
Shlomo Shalev	Director	January, 16, 2008

/s/ Shmuel M. Gitlin
Shmuel M. Gitlin	Director	January, 16, 2008

/s/ Matthew Hills
Matthew Hills	Director	January, 16, 2008